As filed with the Securities and Exchange Commission on November 23, 2009
Registration No. 333-159607

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4 to
FORM F-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

AUTOCHINA INTERNATIONAL LIMITED
(Exact name of registrant as specified in its charter)

Cayman Islands	5500	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

No.322, Zhongshan East Road
Shijiazhuang, Hebei
People’s Republic of China
Tel: +86 311 8382 7688
Fax: +86 311 8381 9636
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Yong Hui Li
No.322, Zhongshan East Road
Shijiazhuang, Hebei
People’s Republic of China
Tel: +86 311 8382 7688
Fax: +86 311 8381 9636
(Address, including zip code, and telephone number,
including area code, of agent for service)

With copies to:

Mitchell S. Nussbaum, Esq.
Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
(212) 407-4000
(212) 407-4990 — Facsimile

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE CHART

Title of Each Class of Security Being Registered	Amount Being Registered (1)		Proposed Maximum Offering Price Per Security(2)		Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Ordinary Shares, par value $0.001 (3)	3,298,716	Shares	$7.39	(4)	$24,377,511.24	$1,360.27
Ordinary Shares, par value $0.001 (5)	1,030,314	Shares	$7.39	(4)	$7,614,020.46	$424.86
Ordinary Shares, par value $0.001 (6)	705,790	Shares	$7.39	(4)	$5,215,788.10	$291.04
Ordinary Shares, par value $0.001 (7)	279,000	Shares	$7.39	(4)	$2,061,810.00	$115.05
Ordinary Shares underlying warrants, par value $0.001 (8)	1,430,000	Shares	$7.39	(9)	$10,567,700.00	$589.68
Warrants (8)	1,430,000	Warrants	$-		$-	$-	(10)

Total					$49,836,829.80	$2,780.90	(11)

(1)
Pursuant to Rule 416 of the Securities Act of 1933, as amended, the ordinary shares and warrants offered hereby also include such presently indeterminate number of shares of the Registrant’s ordinary shares and warrants as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee.

(3)	Represents ordinary shares of the Registrant being registered for resale that have been issued to Honest Best Int’l Ltd., as described in this registration statement.

(4)
Calculated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average high and low price of the ordinary shares as quoted through the Over-The-Counter Bulletin Board on May 26, 2009.

(5)	Represents ordinary shares of the Registrant being registered for resale that have been issued to the founding shareholders named in this registration statement.

(6)	Represents ordinary shares of the Registrant being registered for resale that have been issued in connection with the exercise of certain call options as described in this registration statement.

(7)
Represents ordinary shares of the Registrant being registered for resale that have been issued in connection with the cashless exercise of the underwriters unit purchase options and the underlying warrants as described in this registration statement.

(8)	Represents warrants and ordinary shares underlying the warrants of the Registrant being registered for resale that were originally issued in a private placement to the founding shareholders.

(9)
Calculated pursuant to Rule 457(c) and Rule 457(g) under the Securities Act of 1933, as amended, based on the average high and low price of the ordinary shares as quoted through the Over-The-Counter Bulletin Board on May 26, 2009.

(10)	Pursuant to Rule 457(i) of the Securities Act of 1933, as amended, no additional fee is due since a fee was already paid for registration of the ordinary shares underlying the warrants.

(11)	Previously paid.

Pursuant to Rule 429 under the Securities Act of 1933, the prospectus included in this registration statement is a combined prospectus relating to registration statement no. 333-147284 previously filed by the registrant on Form S-1 and declared effective February 27, 2008.  This registration statement, which is a new registration statement, also constitutes post-effective amendment no. 1 on Form F-1 to registration statement 333-147284, and such post-effective amendment shall hereafter become effective concurrently with the effectiveness of this registration statement in accordance with Section 8(c) of the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED NOVEMBER 23, 2009

9,485,928 Ordinary Shares
1,430,000 Warrants

AutoChina International Limited

This prospectus relates to 6,743,820 ordinary shares and 1,430,000 warrants of AutoChina International Limited (“AutoChina”), a Cayman Island exempted company, that may be sold from time to time by the Selling Shareholders named in this prospectus. This includes (i) 3,298,716 ordinary shares held by Honest Best Int’l Ltd., (ii) 1,030,314 ordinary shares purchased by AutoChina’s founding shareholders, (iii) 705,790 ordinary shares issued in connection with the exercise of certain call options, (iv) 279,000 ordinary shares issued in connection with the cashless exercise of the underwriter unit purchase option (v) 1,430,000 warrants, and (vi) 1,430,000 ordinary shares underlying the warrants. The warrants and ordinary shares underlying the warrants registered for resale hereunder were originally issued in a private placement to Autochina’s founding shareholders, and were subsequently exchanged for warrants identical to those warrants issued in the Registrant’s initial public offering. Such exchanged warrants were then partially sold to insiders of AutoChina, as is further described in this registration statement.

This prospectus also relates to 2,742,108 ordinary shares of AutoChina, which are issuable upon the exercise of outstanding warrants issued in our initial public offering pursuant to a prospectus dated February 28, 2008.

The prices at which the Selling Shareholders may sell their shares will be determined by the prevailing market price for the shares or pursuant to privately negotiated transactions. Information regarding the Selling Shareholders and the times and manner in which they may offer and sell the shares or warrants under this prospectus is provided under “Selling Shareholders” in this prospectus.

AutoChina will not receive any of the proceeds from the sale of the shares or warrants under this prospectus, although AutoChina could receive up to $7,150,000 upon the exercise of all of the warrants held by the founding shareholders and $13,710,540 upon the exercise of all of the outstanding warrants issued in our initial public offering pursuant to a prospectus dated February 28, 2008.  Any amounts we receive from such exercises will be used for general working capital purposes.

AutoChina’s ordinary shares, warrants and units (defined as consisting of one ordinary share and one warrant to purchase one ordinary share) are traded on the NASDAQ Stock Market under the symbols AUTC, AUTCW, and AUTCU, respectively. On November 20, 2009, the closing sale price of the ordinary shares, warrants and units was $24.05, $18.00 and $40.10, respectively. You are urged to obtain current market quotations of AutoChina’s ordinary shares and warrants before purchasing any of the shares and warrants being offered for sale pursuant to this prospectus.

The Selling Shareholders, and any broker-dealer executing sell orders on behalf of the Selling Shareholders, may be deemed to be “underwriters” within the meaning of the Securities Act of 1933. Commissions received by any broker-dealer may be deemed to be underwriting commissions under the Securities Act of 1933.

INVESTING IN OUR SECURITIES IS HIGHLY RISKY. YOU SHOULD INVEST IN OUR SECURITIES ONLY IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. FOR A DISCUSSION OF SOME OF THE RISKS INVOLVED, SEE “RISK FACTORS” BEGINNING ON PAGE 7 OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                          , 2009.

This prospectus is not an offer to sell any securities other than the ordinary shares and warrants offered hereby. This prospectus is not an offer to sell securities in any circumstances in which such an offer is unlawful.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus from publicly available information. While we believe that the statistical data, industry data, forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information.

ENFORCEABILITY OF CIVIL LIABILITIES	1

PROSPECTUS SUMMARY	2

SUMMARY FINANCIAL DATA	6

RISK FACTORS	7

THE OFFERING	30

PER SHARE MARKET INFORMATION	33

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	34

REASONS FOR THE OFFER AND USE OF PROCEEDS	35

EXPENSES RELATED TO THIS OFFERING	35

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	36

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS	63

CAPITALIZATION	70

BUSINESS	71

DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES	95

PRINCIPAL SHAREHOLDERS	108

SHARES ELIGIBLE FOR FUTURE SALE	110

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	112

DESCRIPTION OF SECURITIES	119

SELLING SHAREHOLDERS	124

PLAN OF DISTRIBUTION	128

TAXATION	130

LEGAL MATTERS	136

EXPERTS	137

WHERE YOU CAN FIND ADDITIONAL INFORMATION	137

ii

ENFORCEABILITY OF CIVIL LIABILITIES

AutoChina International Limited is a Cayman Islands exempted company and most of its executive offices are located outside of the United States in the People’s Republic of China. Most of its directors, officers and some of the experts named in this prospectus reside outside the United States. In addition, a substantial portion of its assets and the assets of its directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon AutoChina International Limited or any of these persons. AutoChina International Limited intends to abide by judgments issued in U.S. courts based upon the civil liability provisions of U.S. federal or state securities laws. Notwithstanding, you may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against AutoChina International Limited or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws.

Furthermore, there is substantial doubt that the courts of the Cayman Islands or the People’s Republic of China would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws.

We have appointed CT Corporation System located at 111 Eighth Avenue, 13/F, New York, New York 10011 as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

PROSPECTUS SUMMARY

This summary highlights key information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus. It may not contain all of the information that is important to you. You should read the entire prospectus, including “Risk Factors,” our consolidated financial statements and the related notes thereto and condensed consolidated financial statements and the related notes thereto, and the other documents to which this prospectus refers, before making an investment decision.

Unless otherwise stated in this prospectus,

•	references to “we,” “us” or “our company” refer to AutoChina International Limited;

•	references to “ACG” refer to AutoChina Group Inc. (together with its subsidiaries and affiliated entities);

•
references to “founding shareholders” refer collevtively to James Cheng-Jee Sha, Diana Chia-Huei Liu, William Tsu-Cheng Yu, Jimmy (Jim) Yee-Ming Wu and Gary Han Ming Chang, each of whom purchased AutoChina shares and warrants prior to our initial public offering;

•	references to “PRC” or “China” refer to the People’s Republic of China;

•	references to “dollars” or “$” refer to the legal currency of the United States;

•	references to “Renminbi” or “RMB” refer to the legal currency of China;

•	references to “public shareholders” refer to the holders of shares purchased in AutoChina’s initial public offering; and

•
references to “business combination” refer to AutoChina’s transaction with AutoChina Group Inc. on April 9, 2009 pursuant to which AutoChina acquired all of the outstanding securities of ACG, resulting in ACG becoming a wholly owned subsidiary of AutoChina.

Overview

AutoChina International Limited (“AutoChina”) is a holding company whose primary business operations are conducted through its wholly owned subsidiary, AutoChina Group Inc. (together with its subsidiaries and affiliated entities, “ACG”).

AutoChina was incorporated in the Cayman Islands on October 16, 2007 under the name “Spring Creek Acquisition Corp.” as a blank check company for the purpose of acquiring, through a stock exchange, asset acquisition or other similar business combination, or controlling, through contractual arrangements, an operating business, that had its principal operations in Greater China (including Hong Kong, Macau and Taiwan).

On April 9, 2009, we acquired all of the outstanding securities of ACG from Honest Best Int’l Ltd., resulting in ACG becoming a wholly owned subsidiary of AutoChina. Promptly after the business combination with ACG, we changed our name to “AutoChina International Limited.”

Prior to the business combination with ACG, AutoChina had no operating business.

ACG was incorporated on July 27, 2007 in the Cayman Islands by Chairman and CEO, Yong Hui Li. Prior to the business combination, ACG operated in two primary business segments: (i) the commercial vehicle sales and leasing segment, which provides financing to customers to purchase commercial vehicles, and (ii) the automotive dealership segment, which sells of branded automobiles through its nationally recognized dealer network.

On June 15, 2009, ACG agreed to sell its automotive dealership segment pursuant to the terms of an acquisition agreement entered into between Kaiyuan Real Estate Development Co., Ltd. (“Hebei Kaiyuan”) and Xinjiang Guanghui Industry Investment (Group) Co. (“Xinjiang”). ACG controls Hebei Kaiyuan through certain contractual arrangements. In consideration of the acquisition, Xinjiang will pay Hebei Kaiyuan approximately RMB470 million ($68.8 million). ACG expects the sale to be consummated by the end of December 2009. If the transaction is consummated, then ACG’s business will consist solely of its commercial vehicle sales and leasing segment. Although ACG anticipates that the transaction will be consummated, if the transaction is not consummated, ACG will continue to own and operate the automotive dealership segment.

AutoChina’s principal executive office is located at No. 322, Zhongshan East Road; Shijiazhuang, Hebei; People’s Republic of China. Its telephone number is +86 311 8382 7688.

The Offering

Ordinary shares offered:	9,485,928 (1) shares
Warrants offered:	1,430,000 (2) warrants
Exercisability	Each warrant is exercisable for one ordinary share.
Exercise price	$5.00 per share
Exercise period

The warrants became exercisable on October 9, 2009, six months after the completion of our initial business combination, subject to there being an effective registration statement relating to such warrants.

The warrants will expire at 5:00 p.m., New York City time, on February 26, 2013 or earlier upon redemption.

However, no warrant will be exercisable and we will not be obligated to issue ordinary shares unless at the time a holder seeks to exercise such warrant, a prospectus relating to the ordinary shares issuable upon exercise of the warrant is current and the ordinary shares have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Accordingly, such warrants could expire worthless if we fail to maintain an effective registration statement relating to the ordinary shares issuable upon exercise of the warrants or fail to obtain an exemption under the securities laws of the state of residence of the holder of the warrants.

Redemption

As provided in the Warrant Agreement governing the warrants, we may redeem the outstanding warrants with the prior consent of EarlyBirdCapital (the underwriter of our initial public offering). AutoChina does not believe that this provision is unusual in initial public offerings for special purpose acquisition companies.

(1) Consists of: (i) 3,298,716 ordinary shares held by Honest Best Int’l Ltd., (ii) 1,030,314 ordinary shares purchased by AutoChina’s founding shareholders, (iii) 705,790 ordinary shares issued in connection with the exercise of certain call options as described in this registration statement, (iv) 279,000 ordinary shares issued in connection with the cashless exercise of the representatives unit purchase option and (v) 1,430,000 ordinary shares underlying warrants purchased by AutoChina’s founding shareholders, together with (vi) 2,742,108 ordinary shares issuable upon the exercise of outstanding warrants issued in our initial public offering pursuant to a prospectus dated February 28, 2008.

(2) Consists of 1,430,000 warrants purchased by AutoChina’s founding shareholders in connection with our initial public offering pursuant to a prospectus dated February 28, 2008.

● in whole and not in part,

● at a price of $0.01 per warrant at any time while the warrants are exercisable (which will only occur if a registration statement relating to the ordinary shares issuable upon exercise of the warrants is effective and current),

● upon a minimum of 30 days’ prior written notice of redemption, and

● if, and only if, the last sales price of our ordinary shares equals or exceeds $11.50 per share for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption.

The redemption criteria for our warrants were established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price (since the redemption price is $11.50, as compared to a $5.00 exercise price) and provide a sufficient degree of liquidity to cushion the market reaction to our redemption call (since the trading price must be at or above $11.50 for 20 trading days within a 30 trading day period). AutoChina does not believe that the requirement that Earlybird consent to AutoChina calling the warrants for redemption is unusual for special purpose acquisition companies.

If we call the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise our warrants to do so on a “cashless basis,” though the warrant holders are not eligible to do so at their own option. In such event, each holder would pay the exercise price by surrendering the warrants for that number of our ordinary shares equal to the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the fair market value of an ordinary share by (y) the fair market value of an ordinary share. The “fair market value” is the average reported last sale price of the ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

Since we may redeem the warrants only with the prior consent of EarlyBirdCapital and EarlyBirdCapital may hold warrants subject to redemption, EarlyBirdCapital may have a conflict of interest in determining whether or not to consent to such redemption. We cannot assure you that EarlyBirdCapital will consent to such redemption if it is not in its best interests even if it is in our best interests.

NASDAQ symbol: Ordinary Shares Warrants	“AUTC” “AUTCW”
Use of proceeds:

AutoChina will not receive any of the proceeds from the sale of the shares or warrants under this prospectus, although AutoChina could receive up to $7,150,000 upon the exercise of all of the warrants held by the founding shareholders and $13,710,540 upon the exercise of all of the outstanding warrants issued in our initial public offering pursuant to a prospectus dated February 28, 2008.  Any amounts we receive from such exercises will be used for general working capital purposes.

Ordinary share outstanding as of June 30, 2009:	10,995,720 (1) shares
Warrants outstanding as of June 30, 2009:	4,172,108 warrants
Risk factors:	Prospective investors should carefully consider the Risk Factors beginning on Page 7 before buying the ordinary shares and warrants offered hereby.

(1)
The number of outstanding ordinary shares excludes 4,172,108 ordinary shares issuable upon the exercise of outstanding warrants issued prior to our initial public offering. The warrants are all exerciseable at an exercise price of $5.00 per share.

Risks Affecting AutoChina

In evaluating the resale of the shares of AutoChina’s ordinary shares, you should carefully read this prospectus and especially consider the factors discussed in the section titled “Risk Factors” commencing on page 7.

SUMMARY FINANCIAL DATA

The following selected consolidated statements of operations data for AutoChina for the years ended December 31, 2006, 2007 and 2008 of ACG and the selected consolidated balance sheet data for our company as of December 31, 2007 and 2008 have been derived from our audited financial statements included elsewhere in this registration statement. The following selected consolidated statements of operations data for AutoChina for the six months ended June 30, 2008 and 2009 and the selected consolidated balance sheet data for our company as of June 30, 2008 and 2009 have been derived from our unaudited financial statements included elsewhere in this registration statement. You should read the selected consolidated financial data in conjunction with those financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The following selected consolidated statements of operations data for AutoChina, for the year ended December 31, 2005 and 2004, and the selected consolidated balance sheet data for AutoChina as of December 31, 2006, 2005 and 2004 have been derived from ACG’s audited financial statements that are not included in this registration statement.

The consolidated financial statements are prepared and presented in accordance with U.S. GAAP. The historical results do not necessarily indicate the Company’s or ACG’s results expected for any future periods.

AUTOCHINA INTERNATIONAL LIMITED AND SUBSIDIARIES
Selected Consolidated Financial Data
(In thousands of U.S. Dollars, except per share amounts)

	June 30,	As of December 31,
	2009	2008	2007	2006	2005	2004
Balance Sheet Data -
Cash and cash equivalents	$21,404	$17,406	$12,820	$7,449	$4,529	$3,256
Restricted cash	$53,348	$40,824	$24,734	$25,885	$8,486	$-
Total current assets	$204,566	$143,476	$109,907	$88,327	$33,175	$14,425
Total assets	$263,044	$180,045	$128,883	$103,723	$43,113	$18,529
Total current liabilities	$189,311	$112,052	$84,617	$75,200	$31,132	$31,132
Total liabilities	$190,284	$112,457	$84,617	$75,210	$31,137	$14,576
Total stockholders' equity	$64,889	$60,638	$37,805	$22,535	$9,145	$3,953
Noncontrolling interests	$7,871	$6,950	$6,461	$5,978	$2,831	$2,397
Total equity	$72,760	$67,588	$44,266	$28,513	$11,976	$6,350

	Six Months Ended June 30,		For the Years Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
Statement of Operations Data -
Revenues	$323,225	$217,405	$442,824	$294,665	$152,696	$84,826	$37,586

Cost of sales	303,071	205,160	414,672	277,181	144,646	81,035	35,867

Gross profit	20,154	12,245	28,152	17,484	8,050	3,791	1,719

Operating expenses
Selling and marketing	4,908	3,280	6,692	3,944	2,439	1,285	38
General and administrative	4,766	3,198	7,506	5,402	2,444	1,200	369
Other income, net	(532)	(237)	(836)	(355)	(97)	(8)	4
Total operating expenses	9,142	6,241	13,362	8,991	4,786	2,477	411

Income from operations	11,012	6,004	14,790	8,493	3,264	1,314	1,308

Other income (expense)
Interest income	219	228	560	288	125	41	3
Interest expense	(1,572)	(1,315)	(2,805)	(2,111)	(723)	(208)	(69)
Accretion of share repurchase obligation	(310)	-	-	-	-	-	-
Equity in earnings (loss) of unconsolidated subsidiaries	37	(17)	(40)	139	417	365	(6)
Acquisition-related costs	(295)	-	-	-	-	-	-

Income from continuing operations before income taxes	9,091	4,900	12,505	6,809	3,083	1,512	1,236

Income tax provision (benefit)	2,539	1,065	3,009	983	(29)	(62)	-

Income from continuing operations	6,552	3,835	9,496	5,826	3,112	1,574	1,236

Income (loss) from discontinued operations, net of taxes	-	(151)	(144)	209	(87)	-	-

Net income	6,552	3,684	9,352	6,035	3,025	1,574	1,236

Net income attributable to the noncontrolling interests	(1,059)	(617)	(1,309)	(1,260)	(283)	(158)	(406)

Net income attributable to shareholders	$5,493	$3,067	$8,043	$4,775	$2,742	$1,416	$830

Earnings (loss) per ordinary share (1) -
Basic
Continuing operations	$0.67	$0.42	$1.06	$0.59	$0.37	$0.18	$0.11
Discontinued operations	$-	$(0.02)	$(0.02)	$0.03	$(0.01)	$-	$-
Diluted
Continuing operations	$0.62	$0.42	$1.06	$0.59	$0.37	$0.18	$0.11
Discontinued operations	$-	$(0.02)	$(0.02)	$0.03	$(0.01)	$-	$-

Weighted average number of ordinary shares outstanding (1) -
Basic	8,246,541	7,745,625	7,745,625	7,745,625	7,745,625	7,745,625	7,745,625
Diluted	8,809,069	7,745,625	7,745,625	7,745,625	7,745,625	7,745,625	7,745,625

Amounts attributable to shareholders
Income from continuing operations, net of taxes	5,493	3,218	8,187	4,566	2,829	1,416	830
Discontinued operations, net of taxes	-	(151)	(144)	209	(87)	-	-
Net income	$5,493	$3,067	$8,043	$4,775	$2,742	$1,416	$830

(1)
The calculation of weighted average number of ordinary shares outstanding and earnings (loss) per ordinary share reflects the retroactive restatement of the Company’s shareholders’ equity to account for the effect of the reverse merger.

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this prospectus.

Prior to the business combination, ACG consisted of two primary reportable segments: (i) the commercial vehicle sales and leasing segment, which provides financing to customers to acquire commercial vehicles, and (ii) the automotive dealership segment. On June 15, 2009, ACG agreed to sell its automotive dealership segment pursuant to the terms of an acquisition agreement entered into between Kaiyuan Real Estate Development Co., Ltd. (“Hebei Kaiyuan”) and Xinjiang Guanghui Industry Investment (Group) Co. (“Xinjiang”). ACG controls Hebei Kaiyuan through certain contractual arrangements. In consideration of the acquisition, Xinjiang will pay Hebei Kaiyuan approximately RMB470 million ($68.8 million). ACG expects the sale to be consummated by the end of December 2009.

If the transaction is consummated, then ACG’s business will consist solely of its commercial vehicle sales and leasing segment. Although ACG anticipates that the transaction will be consummated, if the transaction is not consummated, ACG will continue to own and operate the automotive dealership segment. The risk factors pertaining to each segment are discussed under separate headings below.

Risks Relating to our Business

ACG’s growth is dependent upon the availability of suitable sites, without which it may not be able to continue to increase revenues.

ACG leases a majority of the properties where its commercial vehicle financing centers are located. If and when ACG decides to open new commercial vehicle financing centers, the inability to acquire suitable real estate, either through lease or purchase, at favorable terms could limit the expansion of its commercial vehicle financing center base and could limit its expansion strategy.

Any security breach involving the misappropriation, loss or other unauthorized disclosure of confidential information, whether by ACG or by third-party service providers, could damage its reputation, expose it to the risks of litigation and liability, disrupt its business or otherwise harm its results of operations.

In the normal course of business, ACG collects, processes and retains sensitive and confidential customer information. Despite the security measures it has in place, its facilities and systems, and those of third-party service providers, could be vulnerable to security breaches, acts of vandalism, computer viruses, misplaced or lost data, programming or human errors or other similar events. Any security breach involving the misappropriation, loss or other unauthorized disclosure of confidential information, whether by ACG or by third-party service providers, could damage its reputation, expose it to the risks of litigation and liability, disrupt its business or otherwise harm its results of operations.

Claims that the software products and information systems that ACG relies on are infringing on the intellectual property rights of others could increase its expenses or inhibit it from offering certain services.

A number of entities, including some of ACG’s competitors, have sought, or may in the future obtain, patents and other intellectual property rights that cover or affect software products and other components of information systems that ACG relies on to operate its business.

While ACG is not aware of any claims that the software products and information systems that it relies upon are infringing on the intellectual property rights of others, litigation may be necessary to determine the validity and scope of third-party rights or to defend against claims of infringement. If a court determines that one or more of the software products or other components of information systems ACG uses infringe on intellectual property owned by others or ACG agrees to settle such a dispute, it may be liable for money damages. In addition, ACG may be required to cease using those products and components unless it obtains licenses from the owners of the intellectual property, redesign those products and components in such a way as to avoid infringement or cease altogether the use of those products and components. Each of these alternatives could increase ACG’s expenses materially or impact the marketability of its services. Any litigation, regardless of the outcome, could result in substantial costs and diversion of resources and could have a material adverse effect on ACG’s business. In addition, a third-party intellectual property owner might not allow ACG to use its intellectual property at any price, or on terms acceptable to it, which could compromise ACG’s competitive position.

Store closings result in unexpected costs that could result in write downs and expenses relating to the closings.

From time to time, in the ordinary course of ACG’s business, it closes certain stores, generally based on considerations of store profitability, competition, strategic factors and other considerations. Closing a store could subject ACG to costs including the write-down of leasehold improvements, equipment, furniture and fixtures. In addition, ACG could remain liable for future lease obligations.

The loss of any key members of the management team may impair ACG’s ability to identify and secure new contracts with customers or otherwise manage its business effectively.

ACG’s success depends, in part, on the continued contributions of its senior management. In particular, Mr. Yong Hui Li, our Chief Executive Officer, has been appointed by the Board of Directors to oversee and supervise the strategic direction and overall performance of ACG.

ACG relies on its senior management to manage its business successfully. In addition, the relationships and reputation that members of ACG’s management team have established and maintained with its customers contribute to ACG’s ability to maintain good customer relations, which is important to the direct selling strategy that ACG adopts. Employment contracts entered into between ACG and its senior management cannot prevent its senior management from terminating their employment, and the death, disability or resignation of Mr. Yong Hui Li or any other member of ACG’s senior management team may impair ACG’s ability to maintain business growth and identify and develop new business opportunities or otherwise to manage its business effectively.

ACG relies on its information technology, billing and credit control systems, and any problems with these systems could interrupt ACG’s operations, resulting in reduced cash flow.

ACG’s business cannot be managed effectively without its integrated information technology system. Accordingly, ACG runs various “real time” integrated information technology management systems for its financing business.

In addition, sophisticated billing and credit control systems are critical to ACG’s ability to increase revenue streams, avoid revenue loss and potential credit problems, and bill customers in a proper and timely manner. If adequate billing and credit control systems and programs are unavailable, or if upgrades are delayed or not introduced in a timely manner, or if ACG is unable to integrate such systems and software programs into its billing and credit systems, ACG may experience delayed billing which may negatively affect ACG’s cash flow and the results of its operations.

In case of a failure of ACG’s data storage system, ACG may lose critical operational or billing data or important email correspondence with its customers and suppliers. Any such data stored in the core data center may be lost if there is a lapse or failure of the disaster recovery system in backing up these data, or if the periodic offline backup is insufficient in frequency or scope, which may result in reduced cash flow and reduce revenues.

Natural disasters and adverse weather events can disrupt ACG’s business, which may result in reduced cash flow and reduce revenues.

ACG’s stores are concentrated in provinces and regions in China, including primarily Hebei, Shanxi, Shandong, Henan, Inner Mongolia Autonomous Region and Tianjin, in which actual or threatened natural disasters and severe weather events (such as severe snowstorms, earthquakes, fires and landslides) may disrupt store operations, which may adversely impact its business, results of operations, financial condition, and cash flows. Although ACG has, subject to certain deductibles, limitations, and exclusions, substantial insurance, it cannot assure you that it will not be exposed to uninsured or underinsured losses that could have a material adverse effect on its business, financial condition, results of operations, or cash flows. Additionally, ACG generally relies on third-party transportation operators and distributors for the delivery of vehicles from the manufacturer to ACG’s stores. Delivery may be disrupted for various reasons, many of which are beyond ACG’s control, including natural disasters, weather conditions or social unrest and strikes, which could lead to delayed or lost deliveries. For example, recently the southern regions of China experienced the most severe winter weather in nearly 50 years, causing, among other things, severe disruptions to all forms of transportation for several weeks in late January and early February 2008. This natural disaster also impacted the delivery of vehicles to stores. In addition, transportation conditions are often generally difficult in some of the regions where ACG sells automobiles and commercial vehicles. ACG currently does not have business interruption insurance to offset these potential losses, delays and risks, so a material interruption of its business operations could severely damage its business.

ACG may not succeed in identifying suitable acquisition targets, which could limit its ability to expand its operations and service offerings and enhance its competitiveness.

ACG has pursued and may in the future pursue strategic acquisition opportunities to increase its scale and geographic presence and expand the number of its product offerings. However, ACG may not be able to identify suitable acquisition or investment candidates, or, even if it does identify suitable candidates, it may not be able to complete those transactions on terms commercially favorable to it or at all, which could limit its competitiveness and its growth prospects.

ACG may face unforeseen liabilities and have difficulty integrating the operations of companies it acquires in the future.

If ACG acquires other companies in the future, it could face the following risks:

•	difficulty in assimilating the target company’s personnel, operations, products, services and technology into its operations;

•	the presence of unforeseen or unrecorded liabilities;

•	disrupting its ongoing business;

•	impairing relationships with employees, manufacturers and customers; and

•	failing to obtain or retain key personnel at new or acquired finance centers.

These difficulties could disrupt ACG’s ongoing business, distract its management and current employees and increase its expenses, including write-offs or impairment charges. Acquired companies also may not perform to ACG’s expectations for various reasons, including the loss of key personnel, key distributors, key suppliers or key customers, and its strategic focus may change. As a result, ACG may not realize the benefits it anticipated from the acquisition. If ACG fails to integrate acquired businesses or realize the expected benefits, it may lose the return on the investment in these acquisitions or incur additional transaction costs and its operations may be negatively impacted as a result. Further, any acquisition or investment that ACG attempts, whether or not completed, or any media reports or rumors with respect to any such transactions, may adversely affect its competitiveness, its growth prospects, and the value of its ordinary shares.

ACG requires various approvals, licenses, authorizations, certificates, filings and permits to operate its business and the loss of or failure to obtain or renew any or all of these approvals, licenses, authorizations, certificates, filings and permits could limit its ability to conduct its business.

In accordance with the laws and regulations of the PRC, ACG is required to maintain various approvals, licenses, authorizations, certificates, filings and permits in order to operate ACG’s business. ACG’s business could be affected by the promulgation of new laws and regulations introducing new requirements (such as new approvals, licenses, authorizations, certificates filings and/or permits). In addition, companies incorporated in the PRC will be required to pass an annual inspection conducted by the respective Administration of Industry and Commerce in order to retain valid business approvals, license, authorizations, certificates, filings and permits for their operations. As the PRC’s legislative system evolves, it is also not uncommon for new laws and regulations to be promulgated and put into effect on short notice. Failure to comply with these laws and regulations, pass these inspections, or the loss of or failure to renew its licenses, permits and certificates or any change in the government policies, could lead to temporary or permanent suspension of some of ACG’s business operations or the imposition of penalties on ACG, which could limit its ability to conduct its business.

AutoChina’s ability to pay dividends and utilize cash resources of its subsidiaries is dependent upon the earnings of, and distributions by, AutoChina’s subsidiaries and jointly-controlled enterprises, which could result in AutoChina having only little if any available for dividends.

AutoChina is a holding company with substantially all of ACG’s business operations conducted through its subsidiaries and jointly-controlled enterprises. AutoChina’s ability to make dividend payments depends upon the receipt of dividends, distributions or advances from its subsidiaries and jointly-controlled enterprises. The ability of its subsidiaries and jointly-controlled enterprises to pay dividends or other distributions may be subject to their earnings, financial position, cash requirements and availability, applicable laws and regulations and to restrictions on making payments to AutoChina or ACG contained in financing or other agreements. These restrictions could reduce the amount of dividends or other distributions that AutoChina receives from its subsidiaries and jointly-controlled enterprises, which could restrict its ability to fund its business operations and to pay dividends to its shareholders. AutoChina’s future declaration of dividends may or may not reflect its historical declarations of dividends and will be at the absolute discretion of the Board of Directors.

Wang Yan, the wife of Yong Hui Li, the chairman and chief executive officer of ACG and a director and the chairman and chief executive officer of AutoChina, is the beneficial owner of a substantial amount of AutoChina’s ordinary shares and Ms. Wang may take actions with respect to such shares which are not consistent with the interests of the other shareholders.

Wang Yan, the wife of Yong Hui Li, the chairman and chief executive officer of ACG and a director and the chairman and chief executive officer of AutoChina, beneficially owns approximately 80.31% of the outstanding ordinary shares of AutoChina as of the date of this registration statement, without taking into account AutoChina’s outstanding warrants and assuming that there are no other changes to the number of ordinary shares outstanding. Under SEC rules, Mr. Li may be deemed to beneficially own such shares. Ms. Wang may take actions with respect to such shares without the approval of other shareholders and which are not consistent with the interests of the other shareholders, including the election of the directors and other corporate actions of AutoChina such as:

•	its merger with or into another company;

•	a sale of substantially all of its assets; and

•	amendments to its memorandum and articles of incorporation.

The decisions of Ms. Wang may conflict with AutoChina’s interests or the interests of AutoChina’s other shareholders.

Prior to AutoChina’s business combination with ACG on April 9, 2009, AutoChina had not had operations, and ACG had not operated as a public company. Fulfilling AutoChina’s obligations incident to being a public company will be expensive for AutoChina and time consuming for its management, which may be distracted from the operations of the business.

Prior to AutoChina’s business combination with ACG on April 9, 2009, AutoChina had not had operations, and ACG had not operated as a public company. Although AutoChina has maintained disclosure controls and procedures and internal control over financial reporting as required under the federal securities laws with respect to its limited activities, it has not been required to maintain and establish these disclosure controls and procedures and internal control as will be required with respect to businesses such as ACG with substantial operations. Compliance with these obligations will require significant management time, place significant additional demands on AutoChina’s and ACG’s finance and accounting staffs and on their financial, accounting and information systems, and increase their insurance, legal and financial compliance costs. AutoChina may also need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge.

ACG may be subject to broad liabilities arising from environmental protection laws, which could result in significant expenses for ACG.

ACG may be subject to broad liabilities arising out of contamination at its currently and formerly owned or operated facilities, at locations to which hazardous substances were transported from such facilities, and at such locations related to entities formerly affiliated with it. Although for some such liabilities ACG believes it is entitled to indemnification from other entities, ACG cannot assure you that such entities will view their obligations as it does, or will be able to satisfy them.  If ACG is liable for environmental claims, ACG could be required to pay significant penalties.

ACG’s business is capital intensive and ACG’s growth strategy may require additional capital that may not be available on favorable terms or at all, which could limit its ability to continue its operations.

ACG has, in the past, entered into loan agreements in order to raise additional capital. ACG’s business requires significant capital and although it believes that its current cash, cash flow from operations and the cash of AutoChina will be sufficient to meet its present and reasonably anticipated cash needs, it may, in the future, require additional cash resources due to changed business conditions, implementation of its strategy to expand its store network or other investments or acquisitions it may decide to pursue. If ACG’s own financial resources are insufficient to satisfy its capital requirements, it may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities could result in dilution to ACG’s shareholders. The incurrence of indebtedness would result in increased debt service obligations and could require ACG to agree to operating and financial covenants that would restrict its operations. Financing may not be available in amounts or on terms acceptable to ACG, if at all. Any failure by ACG to raise additional funds on terms favorable to it, or at all, could limit its ability to expand its business operations and could harm its overall business prospects.

Risks Relating to ACG’s Commercial Vehicle Sales and Leasing Business

Current economic conditions may result in reduced revenues for ACG.

ACG  believes that many factors affect sales of new commercial vehicles and automotive retailers’ gross profit margins in China and in its particular geographic markets, including the economy, inflation, recession or economic slowdown, consumer confidence, housing markets, fuel prices, credit availability, the level of manufacturers’ production capacity, interest rates, product quality, affordability and innovation, employment/unemployment rates, the number of consumers whose vehicle leases are expiring, and the length of consumer loans on existing vehicles. Changes in interest rates could significantly impact industry new vehicle sales and vehicle affordability, due to the direct relationship between interest rates and monthly loan payments, a critical factor for many vehicle buyers, and the impact interest rates can have on customers’ borrowing capacity and disposable income.

 The overall demand for vehicles increased significantly in China from 2001 to 2008. However, recently, certain adverse financial developments have impacted the global financial markets. Theses developments include a general slowing of economic growth both in China and globally, substantial volatility in equity securities markets, and volatility and tightening of liquidity in credit markets.

If this economic downturn continues, ACG’s business, financial condition and results of operations would likely be adversely affected, its cash position may further erode and it may be required to seek new financing, which may not be obtainable on acceptable terms or at all. ACG may also be required to reduce its capital expenditures, which in turn could hinder its ability to implement its business plan and to improve its productivity.

ACG’s operations, including, without limitation, its sales of finance and insurance, are subject to extensive governmental laws and regulations, the violation of which could lead to sanctions including termination of operations.

The automotive retailing industry, including ACG’s facilities and operations, is subject to a wide range of central and local laws and regulations, such as those relating to retail installment sales, leasing, sales of finance and insurance, licensing, consumer protection, consumer privacy, escheatment, health and safety, wage-hour and other employment practices. Specifically with respect to the sale of finance and insurance at its stores, ACG is subject to various laws and regulations, the violation of which could subject it to lawsuits or governmental investigations and adverse publicity, in addition to administrative, civil, or criminal sanctions. The violation of other laws and regulations to which ACG is subject also can result in administrative, civil, or criminal sanctions against it, which may include a cease and desist order against the subject operations or even revocation or suspension of its license to operate the subject business, as well as significant fines and penalties. Please refer to the section titled “Business–Governmental Regulations” in this Registration Statement for more information about the governmental regulations applicable to ACG.

Significant defaults by financing customers could significantly reduce ACG’s revenues.

ACG’s commercial vehicle sales and leasing business generates income from financing customers. ACG is acting as a primary lender to its customers and assuming the credit risk associated with the potential loan defaults of these customers. Although ACG does extensive pre-sale credit research on its customers and has a security interest in its leased vehicles, if customers fail to make payments when due, ACG may not be able to fully recover the outstanding fee and it could significantly reduce ACG’s revenues.

ACG’s ongoing expansion into commercial vehicle sales and leasing may be costly, time-consuming and difficult. If ACG does not successfully expand this business, its results of operations and prospects would not be as positive as anticipated.

ACG’s future success is dependent upon its ability to successfully expand its commercial vehicle sales and leasing business which it commenced in April 2008. ACG opened 103 commercial vehicle financing centers in 2008 and 2 additional commercial vehicle financing centers in January 2009, and it plans to open an additional 45 centers in China in 2009. ACG has limited experience with this business and may not be able to expand its sales in its existing or new markets due to a variety of factors, including the risk that customers in some areas may be unfamiliar with its brand or the commercial vehicle sales and leasing business model. Furthermore, ACG may fail to anticipate and address competitive conditions in the commercial vehicle sales and lease market. These competitive conditions may make it difficult or impossible for ACG to effectively expand this business. If ACG’s expansion efforts in existing and new markets are unsuccessful, its results of operations and prospects would be materially and adversely affected.

If required financing for ACG’s commercial leasing business were not available or not available on acceptable terms, the commercial leasing business might not be able to expand as quickly as expected, reducing ACG’s operating results.

ACG’s ability to expand its commercial truck financing business is dependent on its ability to purchase commercial trucks for resale. Presently, such financing is arranged through financing arrangements with Beiguo Commercial Building Limited (“Beiguo”). The terms provided by Beiguo are on terms which are more favorable than ACG has historically been able to obtain from PRC commercial banks. However there can be no assurance that ACG can continue to receive such financing from Beiguo on such commercially favorable terms, or at all.

If financing from Beiguo were not available, ACG would fund its commercial vehicle purchases from its own cash reserves or financing provided by third-party financial institutions. There can be no assurance that ACG will have sufficient resources or be able to obtain adequate third party financing on as commercially favorable terms as that provided by Beiguo or at all. If suitable financing were not available, ACG would not be able to expand its commercial leasing business in as quickly as expected.

Our commercial vehicle sales and leasing segment has only been operating since 2008, and after the proposed sale of our automotive dealership business it will constitute our only operations.  Therefore, our historical operating results do not provide sufficient information regarding our ongoing business in the future.

We put our commercial vehicle sales and licensing business in place in 2008.  While this business has experienced significant growth, it is still substantially smaller than our dealership business.  Therefore, our historical results will not be reflective of ongoing operations.

Our commercial vehicle sales and leasing segment has only been operating since 2008, and after the proposed sale of our automotive dealership business it will constitute our only operations.  We cannot provide you with any comfort that we will be successful in operating this business.

We put our commercial vehicle sales and licensing business in place in 2008.  While this business has experienced significant growth, it is still significantly smaller than our dealership business was and is a new and evolving market in China.  Since, after the sale of our dealership business, we will be solely reliant on our commercial vehicle sales and leasing business, if the market for the type of services we offer does not develop as we expect or if we are unable to successfully manage our growth and development, we may go out of business.

Fuel shortages and fluctuations in fuel prices may adversely affect the demand for commercial vehicles.

Fuel prices are inherently volatile and have experienced significant rise from 2001 to 2008. Any surge in fuel prices will have an adverse effect on world economies and, in particular, on the world’s automobile industries. For example, in 2007, rising global oil prices and rising demand for fuel have led to fuel shortages in China. This is due in part to increased automobile ownership as well as government controls over fuel prices.

If the PRC central government continues to control the price of domestic refined oil to stabilize the market and demand for fuel in China continues to increase in line with rising annual GDP, it is possible that further shortages will occur. If the cost of fuel in the China continues to increase, consumers may elect to use alternative means of transportation, and demand for automobiles, particularly those with larger engine capacities, may decline.

We may fail to successfully implement our new commercial vehicle financing structure resulting in increased administrative costs without the anticipated cost savings.

We are in the process of implementing a new commercial vehicle financing structure which we expect will reduce certain costs associated with our commercial vehicle financing business.  This new structure involves a significant increase in administrative overhead which, if we fail to implement successfully, may increase our administrative expenses beyond the anticipated cost reductions.

We may have difficulty relating to the administration of the trust component of our new commercial vehicle financing structure resulting in additional costs and the loss of the benefit of the new structure.

As part of our new commercial vehicle financing structure we have established a trust fund which requires a third party trustee.  We have, through Chuangjie Auto Trade our new wholly owned subsidiary, engaged Citic Trust Co. Ltd., a division of the Citic Group to act as trustee for this trust fund.  The agreements governing the trust fund place certain obligations on us and the trustee in connection with the new commercial vehicle financing structure, however we or the trustee may encounter difficulties in performing these obligations which could result in Citic Trust being unable or unwilling to continue in its role as trustee.  We may not be able to find a replacement for Citic Trust in a timely fashion, if at all.  As a result, we may experience additional costs and delays in finding a replacement trustee and may lose the benefit of the new commercial vehicle financing structure temporarily or permanently.

Risks Relating to ACG’s Automotive Dealership Business

On June 15, 2009, ACG agreed to sell its automotive dealership segment pursuant to the terms of an acquisition agreement entered into between Kaiyuan Real Estate Development Co., Ltd. (“Hebei Kaiyuan”) and Xinjiang Guanghui Industry Investment (Group) Co. (“Xinjiang”). ACG controls Hebei Kaiyuan through certain contractual arrangements. Although ACG anticipates that the transaction will be consummated, if the transaction is not consummated, ACG will continue to own and operate the automotive dealership segment. The risk factors discussed under the heading “Risks Relating to ACG’s Automotive Dealership Business” are only related to the automotive dealership business.

ACG depends on its ability to enter into and renew leases for most of its properties, which may lead to disruptions of the business in the business if such leases are terminated.

ACG requires substantial storage facilities to store its inventory for motor vehicles (i.e. cars and commercial vehicles). ACG rents or leases most of its storage facilities and dealership lots from third parties under tenancy or lease agreements. Depending on market conditions for real estate, landlords or lessors may increase rentals to a rate not acceptable by ACG and which may lead to ACG not renewing the tenancies or leases upon their expirations. If these tenancies or leases are terminated and if there are no ready alternative locations of storage facilities and dealership lots for ACG to store its inventory and/or sell motor vehicles or if ACG is forced to accept the increased rentals or are not able to relocate to a suitable place, ACG’s business, results of operations and financial conditions could be materially and adversely affected.

Approximately 24 of 25 parcels of land and/or buildings in China leased and occupied by ACG for its automotive dealership facilities have certain title defects or lack documentation supporting claim to title and the use of the leased premises may be challenged and ACG may need to relocate its existing business operations. The Company estimates that the cost of relocating an automotive dealership would be approximately $850,000. As of the date of this registration statement, the Company is not, to its knowledge, facing any challenges to such titles which may result in relocation of the business operations.

Furthermore, if such plots of land leased to ACG are collectively-owned land and ACG operates its business on them for non-agricultural uses without special permission, subject to the Land Administration Law of the People’s Republic of China, the administrative departments at or above county level may order the termination of such leases.

In any of the above events, ACG may be required to terminate the existing leases and relocate its existing business operations. There can be no assurance that ACG can replace the existing leases with other comparative alternative premises without any material adverse effect on its operations.

The dealership business is substantially dependent on new vehicle sales levels in China and in its particular geographic markets and the level of gross profit margins that it can achieve on its sales of new vehicles, all of which are very difficult to predict.  If new vehicle sales decline, ACG will experience poor operation results.

ACG  believes that many factors affect sales of new vehicles and automotive retailers’ gross profit margins in China and in its particular geographic markets, including the economy, inflation, recession or economic slowdown, consumer confidence, housing markets, fuel prices, credit availability, the level of manufacturers’ production capacity, manufacturer incentives (and consumers’ reaction to such offers), intense industry competition, interest rates, the level of personal discretionary spending, product quality, affordability and innovation, employment/unemployment rates, the number of consumers whose vehicle leases are expiring, and the length of consumer loans on existing vehicles. Changes in interest rates could significantly impact industry new vehicle sales and vehicle affordability, due to the direct relationship between interest rates and monthly loan payments, a critical factor for many vehicle buyers, and the impact interest rates can have on customers’ borrowing capacity and disposable income. If there is a decline in the availability of credit for car purchasers provided by third-party financing companies, the ability of certain customers to purchase vehicles could be limited, resulting in a decline in sales or profits.

ACG is dependent upon the success and continued financial viability of the vehicle manufacturers and distributors with which it holds franchises.  If such manufactures or distributors suffer reputational or financial harm, there may be fewer sales from our dealership business.

The success of ACG’s stores is dependent on vehicle manufacturers in several key respects. First, ACG relies exclusively on the various vehicle manufacturers for its new vehicle inventory. ACG’s ability to sell new vehicles is dependent on a vehicle manufacturer’s ability to produce and allocate to its stores an attractive, high quality, and desirable product mix at the right time in order to satisfy customer demand. Second, manufacturers generally support their franchisees by providing direct financial assistance in various areas, including, among others, inventory financing assistance and advertising assistance. Third, manufacturers provide product warranties and, in some cases, service contracts, to customers. ACG’s stores perform warranty and service contract work for vehicles under manufacturer product warranties and service contracts, and directly bill the manufacturer as opposed to invoicing the store customer. At any particular time, it has significant receivables from manufacturers for warranty and service work performed for customers. In addition, ACG relies on manufacturers to varying extents for original equipment manufactured replacement parts, training, product brochures and point of sale materials, and other items for its stores.

The core brands of vehicles that ACG sells are manufactured by BMW, Audi, Hyundai, Ford, General Motors (Chevrolet, Buick and Cadillac), ROEWE, Mazda, Ruida Kia, FAW Car, Qingling, Peugeot and FAW Toyota. In particular, Audi represented over 24% of ACG’s new vehicle revenue in 2008. ACG is subject to a concentration of risk in the event of financial distress, including potential bankruptcy, of a major vehicle manufacturer. In the event of such a bankruptcy, among other things, (i) the manufacturer could attempt to terminate all or certain of its franchises, and ACG may not receive adequate compensation for them, (ii) ACG may not be able to collect some or all of its significant receivables that are due from such manufacturers and it may be subject to preference claims relating to payments made by manufacturers prior to bankruptcy, (iii) ACG may not be able to obtain financing for its new vehicle inventory, or arrange financing for its customers for their vehicle purchases and leases, with the manufacturer’s captive finance subsidiary, which may cause ACG to finance its new vehicle inventory, and arrange financing for its customers, with alternate finance sources on less favorable terms, and (iv) consumer demand for their products could be reduced. These events may result in receivables due from such manufacturers and adversely impact its results of operations.

ACG’s new vehicle sales are impacted by the consumer incentive and marketing programs of vehicle manufacturers.  Any reduction in those incentives could reduce sales and revenues.

Most vehicle manufacturers from time to time have established various incentive and marketing programs designed to spur consumer demand for their vehicles. In addition, certain manufacturers offer extended product warranties or free service programs to consumers. From time to time, manufacturers modify and discontinue these dealer assistance and consumer incentive and marketing programs, which could significantly reduce ACG’s new vehicle and aftermarket product sales, consolidated results of operations, and cash flows.

ACG is subject to restrictions imposed by, and significant influence from, vehicle manufacturers that may adversely impact its business, financial condition, results of operations, cash flows, and prospects, including its ability to acquire additional stores.

Vehicle manufacturers and distributors with whom ACG holds franchises have significant influence over the operations of ACG’s stores. The terms and conditions of its framework, franchise, and related agreements and the manufacturers’ interests and objectives may, in certain circumstances, conflict with its interests and objectives.

ACG’s framework, franchise, and related agreements also grant the manufacturer the right to terminate or compel ACG to sell its franchise for a variety of reasons (including uncured performance deficiencies, any unapproved change of ownership or management, or any unapproved transfer of franchise rights or impairment of financial standing or failure to meet capital requirements), subject to applicable franchise laws. From time to time, certain major manufacturers assert sales and customer satisfaction performance deficiencies under the terms of such framework and franchise agreements. Additionally, ACG’s framework agreements contain restrictions regarding a change in control, which may be outside of its control. While ACG believes that it will be able to renew all of its franchise agreements, it cannot guarantee that all of its franchise agreements will be renewed or that the terms of the renewals will be favorable to it. ACG cannot assure you that its stores will be able to comply with manufacturers’ sales, customer satisfaction performance, and other requirements in the future, which may affect its ability to acquire new stores or renew its franchise agreements, or subject it to other adverse actions, including termination or compelled sale of a franchise, any of which would significantly impact its ability to sell affected vehicles. Furthermore, ACG relies on the protection of state franchise laws in the states in which it operates and if those laws are repealed or weakened, its framework and related agreements may become more susceptible to termination, non-renewal, or renegotiation.

ACG’s operations are subject to extensive governmental laws and regulations, the violation of which could result in civil or criminal fines and/or sanctions.

The automotive retailing industry, including ACG’s facilities and operations, is subject to a wide range of central and local laws and regulations, such as those relating to motor vehicle sales, retail installment sales, leasing, licensing, consumer protection, consumer privacy, escheatment, environmental, vehicle emissions and fuel economy, health and safety, wage-hour and other employment practices. Specifically with respect to motor vehicle sales, retail installment sales, and leasing, ACG is subject to various laws and regulations, the violation of which could subject it to lawsuits or governmental investigations and adverse publicity, in addition to administrative, civil, or criminal sanctions. The violation of other laws and regulations to which ACG are subject also can result in administrative, civil, or criminal sanctions against it, which may include a cease and desist order against the subject operations or even revocation or suspension of its license to operate the subject business, as well as significant fines and penalties.

If ACG doesn’t locate suitable sites on which to expand its business its financial results could stagnate.

ACG leases a majority of the properties where its stores are located. If and when ACG decides to open new stores, the inability to acquire suitable real estate, either through lease or purchase, at favorable terms could limit the expansion of its lot base and could limit its expansion strategy and revenues could stagnate.

ACG’s business is subject to seasonal fluctuations. Disruptions to our business during usually busy quarters will  lead to poor operating results for the year.

The third quarter has historically been the slowest period for vehicle sales. Conversely, the fourth quarter has historically been the busiest time for vehicle sales.Therefore, ACG generally realizes a higher proportion of its revenue and operating profit during the fourth quarter. If conditions arise that impair vehicle sales during the fourth quarter, revenues for that year will be significantly reduced.

ACG imports some vehicles for sale, and changes in taxes, duties, trade restrictions and other items may result in reduced sales of such vehicles.

ACG’s business involves the sale of new and used vehicles, vehicle parts or vehicles composed of parts that are manufactured outside China. As a result, ACG’s operations are subject to customary risks associated with imported merchandise, including fluctuations in the value of currencies, import duties, exchange controls, differing tax structures, trade restrictions, transportation costs, work stoppages and general political and economic conditions in foreign countries.

The countries from which ACG’s vehicles and/or parts are imported may, from time to time, impose new quotas, duties, tariffs or other restrictions, or adjust presently prevailing quotas, duties or tariffs on imported merchandise. Any of those impositions or adjustments could affect ACG’s operations and its ability to purchase imported vehicles and parts at reasonable prices.

Substantial competition in automotive sales and services may adversely affect ACG’s profitability due to its need to lower prices to sustain sales and profitability.

ACG may face significant competition as it strives to gain market share. Some of ACG’s competitors may have greater financial, marketing and personnel resources and lower overhead and sales costs than it has. ACG typically relies on advertising, merchandising, sales expertise, service reputation and dealership location in order to sell new vehicles. Although its franchise agreements with manufacturers grant ACG the right to sell their products within certain geographic areas, its revenues and profitability may be materially and adversely affected if competing dealerships expand their market share or are awarded additional franchises by manufacturers that supply its dealerships. Additionally, market practice in the PRC allows multiple non-exclusive dealerships distributing the same brand of motor vehicles in the same city or region.

ACG also competes with other independent dealers, and to a lesser degree with (i) the used vehicle retail operations of franchised automotive dealerships, (ii) independent used vehicle dealers, and (iii) individuals who sell used vehicles in private transactions. ACG competes for both the purchase and resale of used vehicles. ACG’s competitors may sell the same or similar makes of vehicles that it offers in the same or similar markets at competitive prices. Increased competition in the market, including new entrants to the market, could result in increased wholesale costs for used vehicles and lower-than expected vehicle sales and margins. Further, if any of ACG’s competitors seek to gain or retain market share by reducing prices for used vehicles, it would likely reduce its prices in order to remain competitive, which may result in a decrease in its sales and profitability and require a change in its operating strategies.

In addition to competition for vehicle sales, ACG’s dealerships compete with independent garages for non-warranty repair and routine maintenance business. ACG’s dealerships compete with other automotive dealers, service stores and automobile parts retailers in their parts operations. ACG believes that the principal competitive factors in service and parts sales are the quality of customer service, the use of factory-approved replacement parts, familiarity with a manufacturer’s brands and models, convenience, the competence of technicians, location, and price.

If ACG loses its skilled field personnel and is unable to replace them, its financial results may be negatively impacted.

In order to continue to provide high quality repair and maintenance services, ACG requires an adequate supply of skilled field managers and technicians. Trained and experienced automotive field personnel are in high demand, and may be in short supply in some areas. ACG cannot assure that it will be able to attract, motivate and maintain an adequate skilled workforce necessary to operate its existing and future stores efficiently, or that labor expenses will not increase as a result of a shortage in the supply of skilled field personnel, thereby adversely impacting its financial performance. While the automotive repair industry generally operates with high field employee turnover, any material increases in employee turnover rates in ACG’s stores or any widespread employee dissatisfaction could also have a material adverse effect on its business, financial condition and results of operations.

The need for ACG’s repair and maintenance services may decline, reducing revenue.

The demand for ACG’s parts and repair and maintenance services could be adversely affected by continuing developments in automotive technology. Automotive manufacturers are producing cars that last longer and require service and maintenance at less frequent intervals in certain cases. Quality improvement of manufacturers’ original equipment parts has in the past reduced, and may in the future reduce, demand for ACG’s products and services, adversely affecting its sales. For example, manufacturers’ use of stainless steel exhaust components has significantly increased the life of those parts, thereby decreasing the demand for exhaust repairs and replacements. Longer and more comprehensive warranty or service programs offered by automobile manufacturers and other third parties also could adversely affect the demand for ACG’s non-warranty repair and maintenance services. In addition, advances in automotive technology continue to require ACG to incur additional costs to update its diagnostic capabilities and technical training programs.

A loss of distribution rights granted by ACG's suppliers, or any material disputes between ACG and its suppliers , may reduce revenues or increase expenses.

ACG relies on dealership rights granted by motor vehicle manufacturers for distribution of their products. All of these dealership or supply agreements are not on an exclusive basis and have an expiration date.

These dealership contracts are generally for one to three year terms and are subject to termination by ACG or the principal with prior written notice in accordance with the terms of such contracts. Complete or partial termination of these distribution rights agreements could materially and adversely affect ACG's business operations and financial performance. For example, such termination could result from disagreements regarding differences between sales targets and actual achievements, disputes regarding advertising and promotion expenses or changes in business strategy. There can be no assurance that any particular supplier will not terminate these distribution rights in the future. ACG may also be unable to obtain or renew these dealership supply agreements on commercially acceptable terms and may not be able to continue to distribute these products after the expiration date.

In addition, there may be a material dispute between ACG and a supplier in connection with the performance of a party's obligations or the scope of a party's responsibilities under the relevant dealership or supply agreements with its motor vehicle principals or consumer product supplier.

If any of the above happens, the business and operations of ACG may suffer and the dealership agreements may even be terminated by mutual consent of the parties, unilaterally or as a result of a material breach by one of them.

Due to ACG’s rapid growth in recent years, its past results may not be indicative of its future performance and evaluating its business and prospects may be difficult.

ACG’s automotive dealership segment has grown and evolved rapidly in recent years as demonstrated by its growth in net income for the year ended December 31, 2008 to $6.8 million, from $4.8 million for the prior period in 2007. ACG may not be able to achieve similar growth in future periods, and its historical operating results may not provide a meaningful basis for evaluating its business, financial performance and prospects in the future. Therefore, you should not rely on AutoChina’s past results or its historical rate of growth as an indication of its future performance.

Failure by ACG’s suppliers to introduce new models that are accepted by the market may cause it to lose market share and fail to gain the anticipated economic benefits of such new products.

ACG’s future success will be largely dependent on the ability of ACG’s motor vehicles suppliers to launch new models to suit changing customers’ needs in China and to continually enhance the performance and reliability of their existing automobile models. If the vehicles manufactured by ACG’s suppliers do not receive the anticipated market reception or customer preferences or the market for its products change, ACG’s future development and market share in the industry, and therefor its overall financial condition, may be materially and adversely affected.

Risks Relating to the Motor Vehicle Industry in China

Excess supply in the PRC automobile market could reduce ACG’s profits and growth.

Automobile sales in the PRC have been growing rapidly between 2001 and 2007, and this growth has encouraged industry participants to enter the automobile retail market through import or expansion of production capacities. This may have resulted, and may continue to result, in an excess supply of automobiles in the market, particularly in light of the recent economic slowdown in China and around the world, which in turn can reduce ACG’s car and truck sales.

Imposition of fuel economy standards on PRC automotive manufacturers and the proposed imposition of higher automobile consumption taxes may have a negative effect on the revenues and profits of PRC automobile importers, dealers and distributors, including ACG.

The PRC government adopted new automobile consumption taxes on April 1, 2006 which increased the consumption tax rate on passenger cars with cylinder capacity of more than 2.0 litres. In particular, the tax on passenger cars with a cylinder capacity of more than 2.0 litres and up to 2.5 litres has been increased by 1%; those with a cylinder capacity of more than 2.5 litres and up to 3.0 litres has been increased by 4%; those with a cylinder capacity of more than 3.0 litres and up to 4.0 litres has been increased by 7%; and those with a cylinder capacity of more than 4.0 litres has been increased by 12%. AutoChina cannot assure you that the automobile consumption tax rate will not be raised in the future, which would increase the costs of vehicles with relatively large cylinder capacity. Car importers, dealers and distributors in the PRC might not be able to successfully pass on the tax increase as higher prices to customers. Even if such increased costs are added to selling prices, such increase in prices could result in a decline in vehicle sales. Such an increase in cost of good sold or decline in demand may have an adverse effect on the revenues and profits of car importers, dealers and distributors in the PRC, including ACG.

Automobile importers, dealers and distributors in the PRC, including ACG, may expend considerable resources in order to comply with the Regulations on Recall of Defective Automotive Products, which took effect in October 2004.

The PRC’s Regulations on Recall of Defective Automotive Products came into effect on October 1, 2004. This regulation requires automotive distributors to assist automobile manufacturers to undertake service actions or recall campaigns. Any such actions or campaigns may require automotive distributors to expend considerable resources in detecting and reporting to the regulatory authorities of any potential design defects, defective component parts or assembly defects in the automobile-related products distributed, which could influence purchasing decisions of potential purchasers of the vehicles distributed by ACG or adversely affect the reputation of the products distributed by ACG, thereby negatively affecting sales and profitability of ACG. Material failures by automobile distributors to perform their obligations under such regulations may also subject the distributors to certain penalties and fines.

The proposed adoption of the “three guarantees” policy on vehicles sold in the PRC may have a negative effect on the revenues and profits of ACG.

The PRC government is considering adopting the Regulations on Non-Commercial Passenger Vehicle Repair, Exchange and Return Responsibilities (commonly referred to as the “three guarantees” policy) in the near future. The new regulations are designed to make it easier for buyers of vehicles which are to be used for non-commercial purposes to hold the dealers primarily responsible for quality defects in motor vehicles, regardless of the contractual allocation of such liabilities between the manufacturers and dealers. These regulations provide, among other things, that a purchaser can return a vehicle to the dealers at no cost or, in some circumstances, at a nominal cost, if (i) a major quality problem occurs within 30 days of the purchase or, (ii) such vehicle has the same quality problem after five repair attempts or (iii) the aggregate time for all quality-related repairs of such vehicle exceeds 35 days over a specified term (usually two years).

If these regulations are introduced as described above or in a similar form, the costs of compliance with such regulations and the potential product defect liability, if it occurs, could reduce ACG’s profitability. Even if ACG passes along such costs to consumers in the form of higher selling prices, the increase in sales prices could cause a decline in market demand and result in a material adverse effect on the revenues and profits of ACG.

Any trade or other political disputes between countries may affect ACG’s selection of motor vehicles to be imported and sales turnover.

Approximately 2.1% of the motor vehicles sold by ACG are imported from Japan, Europe and U.S. There may be occasions when trade or other political disputes or tensions arise between countries of imports and the countries of exports which are beyond ACG’s control. Depending on the response of society to the government’s stance to such disputes, the demand for the products imported from the countries which are subject to the trade disputes may be affected, and hence affect ACG’s selection of the product as well as the overall sales turnover. There is no assurance that the customers would prefer one brand over the other or the vehicles made by one country over the other country. In any of such events, this will cause a decline in ACG’s sales turnover and affect ACG’s financial condition and results of operations.

Fuel shortages and fluctuations in fuel prices may adversely affect the demand for automobiles, which would negatively impact our financial results.

Fuel prices are inherently volatile and have experienced significant rise from 2001 to 2008. Any surge in fuel prices will have an adverse effect on world economies and, in particular, on the world’s automobile industries. For example, in 2007, rising global oil prices and rising demand for fuel have led to fuel shortages in China. This is due in part to increased automobile ownership as well as government controls over fuel prices.

If the PRC central government continues to control the price of domestic refined oil to stabilize the market and demand for fuel in China continues to increase in line with rising annual GDP, it is possible that further shortages will occur. If the cost of fuel in the China continues to increase, consumers may elect to use alternative means of transportation, and demand for automobiles, particularly those with larger engine capacities, may decline.

Risks to AutoChina’s Shareholders

If outstanding warrants are exercised, the underlying ordinary shares will be eligible for future resale in the public market. “Market overhang” from the warrants results in dilution and could reduce the market price of the ordinary shares.

Outstanding warrants to purchase an aggregate of 4,172,108 ordinary shares issued in connection with AutoChina’s initial public offering and the private placement that took place immediately prior to the initial public offering became exercisable after AutoChina’s business combination with ACG on April 9, 2009. If they are exercised, a substantial number of additional shares of AutoChina’s ordinary shares will be eligible for resale in the public market, which may reduce the market price.

Because AutoChina does not intend to pay dividends on its ordinary shares, shareholders will benefit from an investment in AutoChina’s ordinary shares only if it appreciates in value.

AutoChina has never declared or paid any cash dividends on its ordinary shares. AutoChina currently intends to retain all future earnings, if any, for use in the operations and expansion of the business. As a result, AutoChina does not anticipate paying cash dividends in the foreseeable future. Any future determination as to the declaration and payment of cash dividends will be at the discretion of AutoChina’s Board of Directors and will depend on factors AutoChina’s Board of Directors deems relevant, including among others, AutoChina’s results of operations, financial condition and cash requirements, business prospects, and the terms of AutoChina’s credit facilities and other financing arrangements. Accordingly, realization of a gain on shareholders’ investments will depend on the appreciation of the price of AutoChina’s ordinary shares. There is no guarantee that AutoChina’s ordinary shares will appreciate in value.

AutoChina may choose to redeem its outstanding warrants at a time that is disadvantageous to the warrant holders.

Subject to there being a current prospectus under the Securities Act of 1933, AutoChina may redeem all of its outstanding warrants at any time at a price of $.01 per warrant, upon a minimum of 30 days prior written notice of redemption if, and only if, the last sale price of AutoChina’s ordinary shares equals or exceeds $11.50 per share for any 20 trading days within a 30 trading day period ending three business days before AutoChina sends the notice of redemption. Calling all of AutoChina’s outstanding warrants for redemption could force the warrant holders:

•	to exercise the warrants and pay the exercise price for such warrants at a time when it may be disadvantageous for the holders to do so;

•	to sell the warrants at the then current market price when they might otherwise wish to hold the warrants; or

•	to accept the nominal redemption price which, at the time the warrants are called for redemption, is likely to be substantially less than the market value of the warrants.

AutoChina’s warrant holders may not be able to exercise their warrants, which may create liability for AutoChina.

Holders of the warrants AutoChina issued in its initial public offering and private placement will be able to receive shares upon exercise of the warrants only if (i) a current registration statement under the Securities Act of 1933 relating to the shares of its ordinary shares underlying the warrants is then effective and (ii) such shares are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of warrants reside. Although AutoChina has agreed to use its best efforts to maintain a current registration statement covering the shares underlying the warrants to the extent required by federal securities laws, and AutoChina intends to comply with such agreement, AutoChina cannot assure you that it will be able to do so. In addition, some states may not permit AutoChina to register the shares issuable upon exercise of its warrants for sale. The value of the warrants will be greatly reduced if a registration statement covering the shares issuable upon the exercise of the warrants is not kept current or if the securities are not qualified, or exempt from qualification, in the states in which the holders of warrants reside. Holders of warrants who reside in jurisdictions in which the shares underlying the warrants are not qualified and in which there is no exemption will be unable to exercise their warrants and would either have to sell their warrants in the open market or allow them to expire unexercised. If and when the warrants become redeemable by AutoChina, AutoChina may exercise its redemption right even if AutoChina is unable to qualify the underlying securities for sale under all applicable state securities laws. Since AutoChina’s obligations in this regard are subject to a “best efforts” standard, it is possible that, even if AutoChina is able to successfully assert a defense to a claim by warrant holders due to the impossibility of registration, a court may impose monetary damages on AutoChina to compensate warrant holders due to the change in circumstances that led to AutoChina being unable to fulfill its obligations.

Risks Related to AutoChina’s Corporate Structure and Restrictions on its Industry

Contractual arrangements in respect of certain companies in the PRC may be subject to challenge by the relevant governmental authorities and may affect ACG’s investment and control over these companies and their operations.

According to Foreign Investment Industries Guidance Catalogue, which was introduced in 1995 and was later amended in 1997 (the “1995 Catalogue”), ACG’s motor vehicle distribution business was classified as “restricted,” and foreign enterprises were not allowed to own controlling equity stakes in restricted businesses.  Because ACG is a Cayman Islands company and it holds the equity interests of its PRC subsidiaries indirectly through Fancy Think, a Hong Kong company, its PRC subsidiaries are treated as foreign invested enterprises under PRC laws and regulations. To comply with PRC laws and regulations, ACG conducts its operations in China through a series of contractual arrangements entered into with the Auto Kaiyuan Companies and their shareholder (the “Enterprise Agreements”). Pursuant to the Enterprise Agreements, ACG has exclusive rights to obtain the economic benefits and assume the business risks of the Auto Kaiyuan Companies from their shareholders, and generally has control of the Auto Kaiyuan Companies. The Auto Kaiyuan Companies are considered variable interest entities, and AutoChina is the primary beneficiary. ACG’s relationships with the Auto Kaiyuan Companies and their shareholder are governed by the Enterprise Agreements between Chuanglian, a wholly owned subsidiary of ACG, and each of the Auto Kaiyuan Companies, which are the operating companies of ACG in the PRC. The Auto Kaiyuan Companies hold and its subsidiaries hold the relevant business licenses to carry out the business.  The Enterprise Agreements generally profollowing rights:

           (i)           the right to enjoy the economic benefits of these companies, to exercise management control over the operations of these companies, and to prevent leakages of assets and values to the registered owners of these companies; and

           (ii)           the right to acquire, if and when permitted by PRC law, the equity interests in these companies at no consideration or for a nominal price.

Pursuant to these Enterprise Agreements, ACG is able to consolidate the financial results of Huiyin Investment, Hua An Investment, Kaiyuan Logistics and Kaiyuan Auto Trade (collectively referred to as the “the Auto Kaiyuan Companies”), which are accounted for as subsidiaries of ACG under the prevailing accounting principles. There can be no assurance that the relevant governmental authority will not challenge the validity of these contractual arrangements or that the governmental authorities in the PRC will not promulgate laws or regulations to invalidate such arrangements in the future.

If AutoChina’s ownership structure, contractual arrangements and businesses, its PRC subsidiaries and Auto Kaiyuan Companies are found to be in violation of any existing or future PRC laws or regulations, the relevant regulatory authorities would have broad discretion in dealing with such violations, including:

•	revoking the business and operating licenses of AutoChina’s PRC subsidiaries or Auto Kaiyuan Companies, which business and operating licenses are essential to the operation of AutoChina’s business;

•	levying fines;

•	confiscating AutoChina’s or ACG’s income or the income of its PRC subsidiaries or Auto Kaiyuan Companies;

•	shutting down its commercial vehicle sales and leasing and sales of branded automobiles businesses;

•	discontinuing or restricting its operations or the operations of AutoChina’s PRC subsidiaries or Auto Kaiyuan Companies;

•	imposing conditions or requirements with which AutoChina, ACG, AutoChina’s PRC subsidiaries or Auto Kaiyuan Companies may not be able to comply;

•	requiring AutoChina, AutoChina’s PRC subsidiaries or Auto Kaiyuan Companies to restructure their relevant ownership structure, operations or contractual arrangements;

•	restricting or prohibiting AutoChina’s use of the proceeds from AutoChina’s initial public offering to finance its business and operations in China; and

•	taking other regulatory or enforcement actions that could be harmful to the business of the Auto Kaiyuan Companies.

In March 2002, the State Development and Reform Commission and the Ministry of Commerce jointly promulgated a revised “Foreign Investment Industries Guidance Catalogue” (the “2002 Catalogue”) to replace the 1995 Catalogue. The 2002 Catalogue came into effect on April 1, 2002. In the 2002 Catalogue, general trading (excluding dealerships) and logistics businesses were added to the encouraged category. Enterprises falling under this category can be wholly owned by foreign enterprises. The 2002 Catalogue allows motor vehicle distribution businesses to be wholly owned by foreign enterprises by the end of 2006. In November 2004, a newly revised “Foreign Investment Industries Guidance Catalogue” (the “2004 Catalogue”) was promulgated to replace the 2002 Catalogue. The 2004 Catalogue came into effect on January 1, 2005 and did not amend the provisions in the 2002 Catalogue with respect to motor vehicle distribution. ACG intends to and is in the process of converting the existing contractual arrangements into direct equity interests owned by ACG.

ACG’s PRC Counsel, Zhong Lun Law Firm, advised that there is no foreseeable legal impediment to the conversion of these contractual arrangements to a direct ownership structure, or to the conversion of all of ACG’s other contractual arrangements since the applicable foreign investment restrictions have been lifted and conversion of all such arrangements would not adversely affect the tax payments and other financial matters of ACG. Due to the various necessary submission and approval procedures, the conversion for the above-mentioned companies is still in process. If before the completion of such conversion, any of these contractual arrangements is challenged by the governmental authorities, or the contracts for such arrangements are breached by the counterparties and ACG is unable to obtain a judgment to its favor to enforce its contractual rights, or if there is any change of the PRC laws or regulations to explicitly prohibit such arrangements, ACG may lose control over, and revenues from, these companies, which will materially affect ACG’s financial condition and results of operations. Such conversion may include various approvals from governmental authorities and submissions of related documents (e.g. proper land use rights certificates and/or tenancy agreements for buildings), therefore there can be no assurance that such approval may be obtained in due course.

The shareholder of the Auto Kaiyuan Companies may have potential conflicts of interest with AutoChina, which may materially and adversely affect AutoChina’s business and financial condition.

ACG has contractual arrangements with respect to operating the business with the Auto Kaiyuan Companies, and the shareholder of Auto Kaiyuan Companies is Kaiyuan Real Estate, a company registered in the PRC and wholly owned by ACG’s Chairman and CEO, Mr. Yong Hui Li. Although Auto Kaiyuan Companies and Kaiyuan Real Estate have given undertakings to act in the best interests of ACG, AutoChina cannot assure you that when conflicts arise, these individuals will act in AutoChina’s best interests or that conflicts will be resolved in AutoChina’s favor.

AutoChina may lose the ability to use and enjoy assets held by the Auto Kaiyuan Companies that are important to the operation of its business if such entity goes bankrupt or becomes subject to a dissolution or liquidation proceeding.

As part of ACG’s contractual arrangements with the Auto Kaiyuan Companies and their shareholders, the Auto Kaiyuan Companies hold certain assets that are important to the operation of AutoChina’s business. If the Auto Kaiyuan Companies go bankrupt and all or part of its assets become subject to liens or rights of third-party creditors, ACG may be unable to continue some or all of its business activities, which could materially and adversely affect ACG’s or AutoChina’s business, financial condition and results of operations. If the Auto Kaiyuan Companies undergo a voluntary or involuntary liquidation proceeding, the unrelated third-party creditors may claim rights to some or all of these assets, thereby hindering ACG’s ability to operate ACG’s business, which could materially and adversely affect ACG’s and AutoChina’s business, financial condition and results of operations.

Contractual arrangements ACG has entered into among its subsidiaries and the Auto Kaiyuan Companies may be subject to scrutiny by the PRC tax authorities and a finding that AutoChina, ACG or the Auto Kaiyuan Companies owe additional taxes could substantially reduce AutoChina’s consolidated net income and the value of your investment.

Under PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities. AutoChina or ACG could face adverse tax consequences if the PRC tax authorities determine that the contractual arrangements and transactions among its subsidiaries and the Auto Kaiyuan Companies do not represent an arm’s length price and adjust the income of AutoChina’s subsidiaries or that of the Auto Kaiyuan Companies in the form of a transfer pricing adjustment. A transfer pricing adjustment could, among other things, result in a reduction, for PRC tax purposes, of expense deductions recorded by the Auto Kaiyuan Companies, which could in turn increase its respective tax liabilities. In addition, the PRC tax authorities may impose late payment fees and other penalties on AutoChina’s affiliated entity for underpayment of taxes. AutoChina’s consolidated net income may be materially and adversely affected if its affiliated entities’ tax liabilities increase or if it is found to be subject to late payment fees or other penalties.

General Risks Relating to Conducting Business in China

Adverse changes in political and economic policies of the PRC government could impede the overall economic growth of China, which could reduce the demand for automobiles and trucks and damage AutoChina’s business and prospects.

ACG conducts substantially all of its operations and generates most of its sales in China. Accordingly, AutoChina’s business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China. The PRC economy differs from the economies of most developed countries in many respects, including:

•	the higher level of government involvement and regulation;

•	the early stage of development of the market-oriented sector of the economy;

•	the rapid growth rate;

•	the higher rate of inflation;

•	the higher level of control over foreign exchange; and

•	government control over the allocation of many resources.

As the PRC economy has been transitioning from a planned economy to a more market-oriented economy, the PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. While these measures may benefit the overall PRC economy, they may also have a negative effect on AutoChina.

Although the PRC government has in recent years implemented measures emphasizing the utilization of market forces for economic reform, the PRC government continues to exercise significant control over economic growth in China through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and imposing policies that impact particular industries or companies in different ways.

In the past 20 years, the PRC has been one of the world’s fastest growing economies measured in gross domestic product. However, in conjunction with recent slowdowns in economies of the United States and European Union, the growth rate in China has declined in recent quarters. Any further adverse change in the economic conditions or any adverse change in government policies in China could have a material adverse effect on the overall economic growth and the level of consumer spending in China, which in turn could lead to a reduction in demand for automobiles and consequently have a material adverse effect on AutoChina’s business and prospects.

The PRC legal system embodies uncertainties that could limit the legal protections available to AutoChina and its shareholders.

Unlike common law systems, the PRC legal system is based on written statutes and decided legal cases have little precedential value. In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation since then has been to significantly enhance the protections afforded to various forms of foreign investment in China. AutoChina’s PRC operating subsidiary, Chuanglian, is a wholly foreign-owned enterprise, and both will be subject to laws and regulations applicable to foreign investment in China in general and laws and regulations applicable to wholly foreign-owned enterprises in particular. AutoChina’s PRC affiliated entities, the Auto Kaiyuan Companies, will be subject to laws and regulations governing the formation and conduct of domestic PRC companies. Relevant PRC laws, regulations and legal requirements may change frequently, and their interpretation and enforcement involve uncertainties. For example, AutoChina may have to resort to administrative and court proceedings to enforce the legal protection that AutoChina enjoys either by law or contract. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection AutoChina enjoys than under more developed legal systems. Such uncertainties, including the inability to enforce AutoChina’s or ACG’s contracts and intellectual property rights, could materially and adversely affect AutoChina’s or ACG’s business and operations. In addition, confidentiality protections in China may not be as effective as in the United States or other countries. Accordingly, AutoChina cannot predict the effect of future developments in the PRC legal system, particularly with respect to the automobile sales and financing sectors, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws. These uncertainties could limit the legal protections available to AutoChina and other foreign investors, including you.

Fluctuations in exchange rates could result in foreign currency exchange losses.

Because substantially all of ACG’s revenues and expenditures are denominated in Renminbi and the cash of AutoChina is denominated in U.S. dollars, fluctuations in the exchange rate between the U.S. dollar and Renminbi will affect the relative purchasing power of such amounts and the amount ACG will spend in importing automobiles from overseas and ACG’s balance sheet and earnings per share in U.S. dollars. In addition, AutoChina and ACG report their financial results in U.S. dollars, and appreciation or depreciation in the value of the Renminbi relative to the U.S. dollar would affect their financial results reported in U.S. dollars terms without giving effect to any underlying change in their business or results of operations. Fluctuations in the exchange rate will also affect the relative value of earnings from and the value of any U.S. dollar-denominated investments AutoChina or ACG make in the future.

Since July 2005, the Renminbi has no longer been pegged to the U.S. dollar. Although currently the Renminbi exchange rate versus the U.S. dollar is restricted to a rise or fall of no more than 0.5% per day and the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the Renminbi may appreciate or depreciate significantly in value against the U.S. dollar in the medium- to long-term. Moreover, it is possible that in the future, PRC authorities may lift restrictions on fluctuations in the Renminbi exchange rate and lessen intervention in the foreign exchange market.

Very limited hedging transactions are available in China to reduce AutoChina’s exposure to exchange rate fluctuations. To date, neither AutoChina nor ACG have entered into any hedging transactions in an effort to reduce their exposure to foreign currency exchange risk. While AutoChina may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedging transactions may be limited and AutoChina may not be able to successfully hedge AutoChina’s exposure at all. In addition, AutoChina’s currency exchange losses may be magnified by PRC exchange control regulations that restrict AutoChina’s ability to convert Renminbi into foreign currency.

The discontinuation of any of the preferential tax treatments currently available to AutoChina’s PRC subsidiaries and the Auto Kaiyuan Companies could materially increase AutoChina’s tax liabilities.

Prior to January 1, 2008, under applicable PRC tax laws, companies established in China were generally subject to a state and local enterprise income tax, or EIT, at statutory rates of 30% and 3%, respectively. Under the then applicable PRC tax laws, certain of AutoChina’s dealership subsidiaries were granted tax incentives in connection with compliance with the Employment Promotion Law and the Regulation for the Employment of Disabled Persons whereby the qualified subsidiaries were exempted from paying any income taxes for a period of two to three years or enjoyed a 50% discounted income tax rate. Effective January 1, 2008, the National People’s Congress of China enacted a new PRC Enterprise Income Tax Law (the “EIT Law”), under which foreign invested enterprises and domestic companies are subject to enterprise income tax at a uniform rate of 25%. Any increase in the enterprise income tax rate applicable to AutoChina could adversely affect AutoChina’s business, operating results and financial condition.

Under the EIT Law, AutoChina and ACG each may be classified as a “resident enterprise” of the PRC. Such classification could result in unfavorable tax consequences to AutoChina, ACG and AutoChina’s non-PRC shareholders.

Under the EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes, although the dividends paid to one resident enterprise from another may qualify as “tax-exempt income.” The implementing rules of the EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise. The EIT Law and its implementing rules are relatively new and ambiguous in terms of some definitions, requirements and detailed procedures, and currently no official interpretation or application of this new “resident enterprise” classification is available; therefore, it is unclear how tax authorities will determine tax residency based on the facts of each case.

If the PRC tax authorities determine that either AutoChina or ACG is a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, either AutoChina or ACG may be subject to enterprise income tax at a rate of 25% on its worldwide taxable income, as well as PRC enterprise income tax reporting obligations. Second, although under the EIT Law and its implementing rules, dividends paid to AutoChina from ACG’s PRC subsidiaries through ACG’s Hong Kong sub-holding company, assuming each such company is a “resident enterprise,” should qualify as “tax-exempt income,” AutoChina cannot guarantee that such dividends will not be subject to withholding tax. Finally, the new “resident enterprise” classification could result in a situation in which a 10% withholding tax is imposed on dividends AutoChina pays to its non-PRC shareholders and with respect to gains derived by AutoChina’s non-PRC shareholders from transferring AutoChina’s shares, if such income is considered PRC-sourced income by the relevant PRC authorities.

If any such PRC taxes apply, a non-PRC shareholder may be entitled to a reduced rate of PRC taxes under an applicable income tax treaty and/or a foreign tax credit against such shareholder’s domestic income tax liability (subject to applicable conditions and limitations). You should consult with your own tax advisors regarding the applicability of any taxes, the effects of any applicable income tax treaties, and any available foreign tax credits.

In addition to the uncertainty in how the new “resident enterprise” classification could apply, it is also possible that the rules may change in the future, possibly with retroactive effect. AutoChina and ACG are actively monitoring the possibility of “resident enterprise” treatment for the 2008 tax year and AutoChina and ACG are evaluating appropriate organizational changes to avoid this treatment, to the extent possible.

PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent AutoChina from using the proceeds AutoChina received from its business combination with ACG to make loans to AutoChina’s PRC subsidiaries and PRC affiliated entity or to make additional capital contributions to AutoChina’s PRC subsidiaries, which could materially and adversely affect AutoChina’s liquidity and AutoChina’s ability to fund and expand its business.

AutoChina is a Cayman Islands holding company conducting its operations though ACG, which is a Cayman Islands holding company conducting its operations in China through its PRC subsidiaries and its PRC affiliated entity, the Auto Kaiyuan Companies. Any loans AutoChina or ACG make to the PRC subsidiaries cannot exceed statutory limits and must be registered with the State Administration of Foreign Exchange, or SAFE, or its local counterparts. Under applicable PRC law, the government authorities must approve a foreign-invested enterprise’s registered capital amount, which represents the total amount of capital contributions made by the shareholders that have registered with the registration authorities. In addition, the authorities must also approve the foreign-invested enterprise’s total investment, which represents the total statutory capitalization of the company, equal to the company’s registered capital plus the amount of loans it is permitted to borrow under the law. The ratio of registered capital to total investment cannot be lower than the minimum statutory requirement and the excess of the total investment over the registered capital represents the maximum amount of borrowings that a foreign invested enterprise is permitted to have under PRC law. AutoChina or ACG might have to make capital contributions to the PRC subsidiaries to maintain the statutory minimum registered capital and total investment ratio, and such capital contributions involve uncertainties of their own, as discussed below. Furthermore, even if AutoChina or ACG make loans to their PRC subsidiaries that do not exceed their current maximum amount of borrowings, AutoChina or ACG will have to register each loan with SAFE or its local counterpart for the issuance of a registration certificate of foreign debts. In practice, it could be time-consuming to complete such SAFE registration process.

Any loans AutoChina or ACG make to the PRC affiliated entity, which is treated as a PRC domestic company rather than a foreign-invested enterprise under PRC law, are also subject to various PRC regulations and approvals. Under applicable PRC regulations, international commercial loans to PRC domestic companies are subject to various government approvals.

AutoChina cannot assure you that it will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans by AutoChina or ACG to the PRC subsidiaries or PRC affiliated entity or with respect to future capital contributions by AutoChina to its PRC subsidiaries. If AutoChina fails to complete such registrations or obtain such approvals, AutoChina’s ability to capitalize or otherwise fund its PRC operations may be negatively affected, which could adversely and materially affect its liquidity and its ability to fund and expand its business.

A failure by AutoChina’s shareholders or beneficial owners who are PRC citizens or residents to comply with certain PRC foreign exchange regulations could restrict AutoChina’s ability to distribute profits, restrict AutoChina’s overseas and cross-border investment activities or subject AutoChina to liability under PRC laws, which could adversely affect AutoChina’s business and financial condition.

In October 2005, SAFE issued the Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents Engaging in Financing and Roundtrip Investments via Overseas Special Purpose Vehicles, or SAFE Circular 75. SAFE Circular 75 states that PRC citizens or residents must register with SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas equity financing involving a roundtrip investment whereby the offshore entity acquires or controls onshore assets or equity interests held by the PRC citizens or residents. In addition, such PRC citizens or residents must update their SAFE registrations when the offshore SPV undergoes material events relating to increases or decreases in investment amount, transfers or exchanges of shares, mergers or divisions, long-term equity or debt investments, external guarantees, or other material events that do not involve roundtrip investments. To further clarify the implementation of SAFE Circular 75, SAFE issued SAFE Circular 106 on May 29, 2007. Under SAFE Circular 106, PRC subsidiaries of an offshore company governed by SAFE Circular 75 are required to coordinate and supervise the filing of SAFE registrations in a timely manner by the offshore holding company’s shareholders who are PRC residents. If these shareholders fail to comply, the PRC subsidiaries are required to report to the local SAFE authorities. If AutoChina’s shareholders who are PRC citizens or residents do not complete their registration with the local SAFE authorities, AutoChina’s PRC subsidiaries will be prohibited from distributing their profits and proceeds from any reduction in capital, share transfer or liquidation to AutoChina, and AutoChina may be restricted in its ability to contribute additional capital to its PRC subsidiaries.

AutoChina is committed to complying, and to ensuring that AutoChina’s shareholders, who are PRC citizens or residents, comply with the SAFE Circular 75 requirements. AutoChina believes that all of its PRC citizen or resident shareholders and beneficial owners have completed their required registrations with SAFE, or are otherwise in the process of registering. However, AutoChina may not at all times be fully aware or informed of the identities of all AutoChina’s beneficial owners who are PRC citizens or residents, and AutoChina may not always be able to compel AutoChina’s beneficial owners to comply with the SAFE Circular 75 requirements. As a result, AutoChina cannot assure you that all of its shareholders or beneficial owners who are PRC citizens or residents will at all times comply with, or in the future make or obtain any applicable registrations or approvals required by, SAFE Circular 75 or other related regulations. Failure by any such shareholders or beneficial owners to comply with SAFE Circular 75 could subject AutoChina to fines or legal sanctions, restrict AutoChina’s overseas or cross-border investment activities, limit AutoChina’s subsidiaries’ ability to make distributions or pay dividends or affect AutoChina’s ownership structure, which could adversely affect AutoChina’s business and prospects.

Restrictions on currency exchange may limit ACG’s ability to utilize ACG’s revenues effectively and the ability of ACG’s PRC subsidiaries to obtain financing.

Substantially all of ACG’s revenues and operating expenses are denominated in Renminbi. Restrictions on currency exchange imposed by the PRC government may limit ACG’s ability to utilize revenues generated in Renminbi to fund ACG’s business activities outside China, if any, or expenditures denominated in foreign currencies. Under current PRC regulations, Renminbi may be freely converted into foreign currency for payments relating to “current account transactions,” which include among other things dividend payments and payments for the import of goods and services, by complying with certain procedural requirements. ACG’s PRC subsidiaries may also retain foreign exchange in their respective current account bank accounts, subject to a cap set by SAFE or its local counterpart, for use in payment of international current account transactions.

However, conversion of Renminbi into foreign currencies, and of foreign currencies into Renminbi, for payments relating to “capital account transactions,” which principally includes investments and loans, generally requires the approval of SAFE and other relevant PRC governmental authorities. Restrictions on the convertibility of the Renminbi for capital account transactions could affect the ability of ACG’s PRC subsidiaries to make investments overseas or to obtain foreign exchange through debt or equity financing, including by means of loans or capital contributions from the parent entity.

Any existing and future restrictions on currency exchange may affect the ability of ACG’s PRC subsidiaries or affiliated entity to obtain foreign currencies, limit ACG’s ability to utilize revenues generated in Renminbi to fund ACG’s business activities outside China that are denominated in foreign currencies, or otherwise materially and adversely affect ACG’s business.

You may experience difficulties enforcing foreign judgments or bringing original actions in China based on U.S. judgments against AutoChina, ACG, their subsidiaries and variable interest entities, officers, directors and shareholders, and others.

We have appointed CT Corporation System located at 111 Eighth Avenue, 13/F, New York, New York 10011 as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York, and intend to abide by judgments entered by such courts in such actions.

Notwithstanding, substantially all of AutoChina’s assets are located outside of the United States, and most of AutoChina’s current directors and executive officers reside outside of the United States. In addition, the PRC does not have treaties providing for reciprocal recognition and enforcement of judgments of courts with the United States or many other countries. As a result, recognition and enforcement in the PRC of these judgments in relation to any matter, including United States securities laws and the laws of the Cayman Islands, may be difficult or impossible. Furthermore, an original action may be brought in the PRC against AutoChina’s assets, its subsidiaries, officers, directors, shareholders and advisors only if the actions are not required to be arbitrated by PRC law and the facts alleged in the complaint give rise to a cause of action under PRC law. In connection with such an original action, a PRC court may award civil liabilities, including monetary damages.

AutoChina may qualify as a passive foreign investment company, or “PFIC,” which could result in adverse U.S. federal income tax consequences to U.S. investors.

In general, AutoChina will be classified as a PFIC for any taxable year in which either (1) at least 75% of its gross income (looking through certain corporate subsidiaries) is passive income or (2) at least 50% of the average value of its assets (looking through certain corporate subsidiaries) is attributable to assets that produce, or are held for the production of, passive income. Passive income generally includes, without limitation, dividends, interest, rents, royalties, and gains from the disposition of passive assets. If AutoChina is determined to be a PFIC for any taxable year (or portion thereof) of AutoChina that is included in the holding period of a U.S. Holder (as defined in the section of this registration statement captioned ‘‘Taxation–United States Federal Income Taxation–General’’) for AutoChina’s ordinary shares or warrants, the U.S. Holder may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements. AutoChina’s actual PFIC status for the 2009 taxable year or any subsequent taxable year will not be determinable until after the end of such taxable year. Accordingly, there can be no assurance with respect to AutoChina’s status as a PFIC for the 2009 taxable year or any future taxable year. We urge U.S. investors to consult their own tax advisors regarding the possible application of the PFIC rules. For a more detailed explanation of the tax consequences of PFIC classification to U.S. Holders, see the section of this registration statement captioned ‘‘Taxation—United States Federal Income Taxation—Tax Consequences to U.S. Holders of Ordinary Shares and Warrants—Passive Foreign Investment Company Rules.’’

THE OFFERING

This prospectus relates to 6,743,820 ordinary shares and 1,430,000 warrants of AutoChina International Limited (“AutoChina”), a Cayman Island exempted company, that may be sold from time to time by the Selling Shareholders named in this prospectus. This includes (i) 3,298,716 ordinary shares held by Honest Best Int’l Ltd., (ii) 1,030,314 ordinary shares purchased by AutoChina’s founding shareholders, (iii) 705,790 ordinary shares issued in connection with the exercise of certain call options, (iv) 279,000 ordinary shares issued in connection with the cashless exercise of the underwriter unit purchase option (v) 1,430,000 warrants, and (vi) 1,430,000 ordinary shares underlying the warrants. The warrants and ordinary shares underlying the warrants registered for resale hereunder were originally issued in a private placement to Autochina’s founding shareholders, and were subsequently exchanged for warrants identical to those warrants issued in the Registrant’s initial public offering. Such exchanged warrants were then partially sold to insiders of AutoChina, as is further described in the sections entitled “Business—AutoChina's History—The Warrant Exchange” and “Shares Eligible for Future Sale” described in this registration statement.

This prospectus also relates to 2,742,108 ordinary shares of AutoChina, which are issuable upon the exercise of outstanding warrants issued in our initial public offering pursuant to a prospectus dated February 28, 2008.

The prices at which the Selling Shareholders may sell their ordinary shares and warrants (sometimes referred to as “AutoChina’s securities”) will be determined by the prevailing market price for AutoChina’s securities or pursuant to privately negotiated transactions. Information regarding the Selling Shareholders and the times and manner in which they may offer and sell AutoChina’s securities under this prospectus is provided under “Selling Shareholders” in this prospectus.

AutoChina will not receive any of the proceeds from the sale of the shares or warrants under this prospectus, although AutoChina could receive up to $7,150,000 upon the exercise of all of the warrants held by the founding shareholders and $13,710,540 upon the exercise of all of the outstanding warrants issued in our initial public offering pursuant to a prospectus dated February 28, 2008.  Any amounts we receive from such exercises will be used for general working capital purposes.

Ordinary Shares

AutoChina is authorized to issue 50,000,000 ordinary shares, par value $.001, and 1,000,000 shares of preferred stock, par value $.001. As of the date of this registration statement, 10,995,720 ordinary shares are outstanding, held by 38 holders of record. No shares of preferred stock are currently outstanding. Our shareholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the ordinary shares.

Warrants

As of the date of this registration statement, 4,172,108 warrants are outstanding, held by 12 holders of record. Such warrants include 1,430,000 warrants being offered for resale which were issued prior to our initial public offering, as further described under “Business—AutoChina’s History—The Initial Public Offering and Private Placements” and “Business—AutoChina’s History—The Warrant Exchange.”  Each warrant entitles the registered holder to purchase one ordinary share at a price of $5.00 per share, subject to adjustment as discussed below.  The warrants became exercisable on October 9, 2009, six months after the completion of our initial business combination.

However, no warrant will be exercisable and we will not be obligated to issue ordinary shares unless at the time a holder seeks to exercise such warrant, a prospectus relating to the ordinary shares issuable upon exercise of the warrant is current and the ordinary shares have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Accordingly, such warrants could expire worthless if we fail to maintain an effective registration statement relating to the ordinary shares issuable upon exercise of the warrants or fail to obtain an exemption under the securities laws of the state of residence of the holder of the warrants.

The warrants will expire at 5:00 p.m., New York City time, on February 26, 2013 or earlier upon redemption.

As provided in the Warrant Agreement governing the warrants, we may call the warrants for redemption with the prior consent of EarlyBirdCapital:

•	in whole and not in part,

•
at a price of $0.01 per warrant at any time while the warrants are exercisable (which will only occur if a registration statement relating to the ordinary shares issuable upon exercise of the warrants is effective and current),

•	upon a minimum of 30 days’ prior written notice of redemption, and

•
if, and only if, the last sales price of our ordinary shares equals or exceeds $11.50 per share for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption.

The redemption criteria for our warrants were established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price (since the redemption price is $11.50, as compared to a $5.00 exercise price) and provide a sufficient degree of liquidity to cushion the market reaction to our redemption call (since the trading price must be at or above $11.50 for 20 trading days within a 30 trading day period). AutoChina does not believe that the requirement that Earlybird consent to AutoChina calling the warrants for redemption is unusual for special purpose acquisition companies.

If we call the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise our warrants to do so on a “cashless basis,” though the public shareholders are not eligible to do so at their own option. In such event, each holder would pay the exercise price by surrendering the warrants for that number of our ordinary shares equal to the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the fair market value of an ordinary share by (y) the fair market value of an ordinary share. The “fair market value” is the average reported last sale price of the ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.  If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of ordinary shares to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption because a portion of the shares of the warrants would be cancelled to pay for the exercise price of the warrants. For example, if the exercise price of the common stock were $20.00 at the time we called the warrants for redemption on a cashless basis, a holder of 100 warrants would receive 75 ordinary shares (100(20-5)/20). We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after a business combination.

Since we may redeem the warrants only with the prior consent of EarlyBirdCapital and EarlyBirdCapital may hold warrants subject to redemption, EarlyBirdCapital may have a conflict of interest in determining whether or not to consent to such redemption. We cannot assure you that EarlyBirdCapital will consent to such redemption if it is not in its best interests even if it is in our best interests.

The exercise price and number of ordinary shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of ordinary shares at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive ordinary shares. After the issuance of ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No warrants will be exercisable unless at the time of exercise a prospectus relating to ordinary shares issuable upon exercise of the warrants is current and the ordinary shares have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to meet these conditions and use our best efforts to maintain a current prospectus relating to ordinary shares issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so, and if we do not maintain a current prospectus related to the ordinary shares issuable upon exercise of the warrants, holders will be unable to exercise their warrants and we will not be required to net cash settle or cash settle any such warrant exercise. If the prospectus relating to the ordinary shares issuable upon the exercise of the warrants is not current or if the ordinary shares are not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.  Because the warrants will not be exercisable without an effective registration statement covering the shares underlying the warrants, we will not call the warrants for redemption unless there is an effective registration statement in place.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of ordinary shares to be issued to the warrant holder.

PER SHARE MARKET INFORMATION

AutoChina

AutoChina’s ordinary shares, warrants and units have been traded on the NASDAQ Stock Market since October 5, 2009 under the symbols AUTC, AUTCW, and AUTCU, respectively. Prior to October 5, 2009, the units had been quoted on the OTC Bulletin Board since February 28, 2008 and the ordinary shares and warrants since March 28, 2008. AutoChina’s securities did not trade on any market or exchange prior to February 28, 2008.

The table below reflects the high and low bid prices for AutoChina’s units for the period from February 28, 2008 through October 5, 2009 and AutoChina’s ordinary shares and warrants for the period from March 28, 2008 through October 5, 2009. The OTC Bulletin Board quotations reflect inter-dealer prices, are without retail markup, markdowns or commissions, and may not represent actual transactions.  The table below also reflects the high and low sales prices on the NASDAQ Stock Market for the period from October 5, 2009 through November 20, 2009.

	Ordinary shares		Warrants		Units
	High	Low	High	Low	High	Low
Annual Highs and Lows
2008	$7.30	$6.50	$0.75	$0.13	$8.15	$6.75
2009 (through November 20)	35.99	6.50	21.99	0.10	40.10	6.85

Quarterly Highs and Lows
2008
First Quarter	$7.30	$7.20	$0.75	$0.75	$8.15	$7.92
Second Quarter	7.30	7.15	0.75	0.60	7.99	7.76
Third Quarter	7.18	7.00	0.73	0.40	7.90	7.50
Fourth Quarter	7.15	6.50	0.40	0.13	7.35	6.75
2009
First Quarter	$8.00	$6.60	$0.42	$0.10	$12.00	$6.85
Second Quarter	14.00	6.50	2.90	0.35	7.95	7.95
Third Quarter	15.00	7.70	5.90	2.75	7.95	7.95

Monthly Highs and Lows
November 2008	$6.87	$6.55	$0.40	$0.13	$7.25	$6.90
December 2008	6.60	6.50	0.14	0.13	7.00	6.75
January 2009	8.00	6.60	0.16	0.14	6.95	6.85
February 2009	7.80	7.00	0.15	0.10	12.00	6.95
March 2009	7.87	7.00	0.42	0.16	7.95	7.50
April 2009	14.00	6.50	1.01	0.35	7.95	7.95
May 2009	7.39	7.00	1.48	0.70	7.95	7.95
June 2009	11.00	7.39	2.90	1.03	7.95	7.95
July 2009	11.00	7.70	3.00	2.75	7.95	7.95
August 2009	9.50	8.50	4.89	3.00	7.95	7.95
September 2009	15.00	9.50	5.72	4.98	7.95	7.95
October 2009	35.99	11.00	21.99	5.70	40.10	7.95
November (through November 20)	30.10	23.07	19.20	13.28	40.10	40.10

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus that are not purely historical are forward-looking statements. Our forward-looking statements include, but are not limited to, statements regarding our or our management’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

Important factors that could cause actual results or events to differ materially from the forward-looking statements include, among others: changing principles of generally accepted accounting principles; outcomes of government reviews, inquiries, investigations and related litigation; compliance with government regulations; legislation or regulatory environments, requirements or changes adversely affecting the automobile business in China; fluctuations in customer demand; management of rapid growth; changes in government policy; the fluctuations in sales of consumer and commercial vehicles in China; China’s overall economic conditions and local market economic conditions; ACG’s ability to expand through strategic acquisitions and establishment of new locations; and geopolitical events.

The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws and/or if and when management knows or has a reasonable basis on which to conclude that previously disclosed projections are no longer reasonably attainable.

REASONS FOR THE OFFER AND USE OF PROCEEDS

This prospectus relates to 6,743,820 ordinary shares and 1,430,000 of our warrants that may be sold from time to time by the Selling Shareholders named in this prospectus. This includes (i) 3,298,716 ordinary shares held by Honest Best Int’l Ltd., (ii) 1,030,314 ordinary shares purchased by AutoChina’s founding shareholders, (iii) 705,790 ordinary shares issued in connection with the exercise of certain call options as described in this registration statement, (iv) 279,000 ordianry shares issued in connection with the cashless exercise of the underwriters unit purchase option and (v) 1,430,000 ordinary shares underlying warrants purchased by AutoChina’s founding shareholders, and (vi) 1,430,000 warrants.

This prospectus also relates to 2,742,108 ordinary shares of AutoChina, which are issuable upon the exercise of outstanding warrants issued in our initial public offering pursuant to a prospectus dated February 28, 2008.

AutoChina will not receive any of the proceeds from the sale of the shares or warrants under this prospectus, although AutoChina could receive up to $7,150,000 upon the exercise of all of the warrants held by the founding shareholders and $13,710,540 upon the exercise of all of the outstanding warrants issued in our initial public offering pursuant to a prospectus dated February 28, 2008.  Any amounts we receive from such exercises will be used for general working capital purposes.

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of the estimated total expenses that we expect to incur in connection with this distribution.

SEC registration fee	$4,969.52
Legal fees and expenses	$85,000.00
Accounting fees and expenses	$75,000.00
Miscellaneous	$2,000.00
Total	$166,969.52

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

AutoChina International Limited (“AutoChina”) is a holding company whose primary business operations are conducted through its wholly owned subsidiary, AutoChina Group Inc. (together with its subsidiaries and affiliated entities, “ACG”).

AutoChina was incorporated in the Cayman Islands on October 16, 2007 under the name “Spring Creek Acquisition Corp.” as a blank check company for the purpose of acquiring, through a stock exchange, asset acquisition or other similar business combination, or controlling, through contractual arrangements, an operating business, that had its principal operations in Greater China (including Hong Kong, Macau and Taiwan).

On April 9, 2009, we acquired all of the outstanding securities of ACG from Honest Best Int’l Ltd., resulting in ACG becoming a wholly owned subsidiary of AutoChina. Promptly after the business combination with ACG, we changed our name to “AutoChina International Limited.”

Prior to the business combination with ACG, AutoChina had no operating business.

ACG was incorporated on July 27, 2007 in the Cayman Islands by Chairman and CEO, Yong Hui Li. Prior to the business combination, ACG operated in two primary business segments: (i) the commercial vehicle sales and leasing segment, which provides financing to customers to purchase commercial vehicles, and (ii) the automotive dealership segment, which sells of branded automobiles through its nationally recognized dealer network.

On June 15, 2009, ACG agreed to sell its automotive dealership segment pursuant to the terms of an acquisition agreement entered into between Kaiyuan Real Estate Development Co., Ltd. (“Hebei Kaiyuan”) and Xinjiang Guanghui Industry Investment (Group) Co. (“Xinjiang”). ACG controls Hebei Kaiyuan through certain contractual arrangements. In consideration of the acquisition, Xinjiang will pay Hebei Kaiyuan approximately RMB470 million ($68.8 million). ACG expects the sale to be consummated by the end of December 2009. If the transaction is consummated, then ACG’s business will consist solely of its commercial vehicle sales and leasing segment. Although ACG anticipates that the transaction will be consummated, if the transaction is not consummated, ACG will continue to own and operate the automotive dealership segment.

The business combination was accounted for as a reverse recapitalization since, immediately following completion of the transaction, the shareholders of ACG immediately prior to the transaction had effective control of the Company through (1) their majority shareholder interest in the combined entity, (2) significant representation on the Board of Directors (initially two out of five members), with three other board members being independent of both the Company and ACG, and (3) being named to all of the senior executive positions. For accounting purposes, ACG was deemed to be the accounting acquirer in the transaction and, consequently, the business combination was treated as a recapitalization of ACG (i.e., a capital transaction involving the issuance of stock by the Company for the stock of AutoChina). Accordingly, the combined assets, liabilities and results of operations of ACG became the historical financial statements of the Company at the closing of the transaction, and the Company’s assets (primarily cash and cash equivalents), liabilities and results of operations were consolidated with ACG beginning on the closing date. No step-up in basis or intangible assets or goodwill was recorded in this transaction. All direct costs of the transaction were charged to operations in the period that such costs were incurred.

From its inception until April 2008, ACG’s business consisted solely of an automotive dealership engaged in sales of automobiles and spare parts and after sales services consisting of automobile franchises located primarily in Hebei Province of China. During this time period, ACG offered an extensive range of automotive products and services, including new automobiles, automobile maintenance, replacement parts, collision repair services, financing, and insurance consulting and other aftermarket service contracts. In April 2008, ACG commenced providing commercial vehicle sales and leasing services, which provided financing to customers to acquire heavy trucks in China. As of September 30, 2008, ACG operated 48 commercial vehicle financing centers and 26 automotive dealership stores located primarily in various cities and towns throughout the Northern regions of China. By December 31, 2008, ACG’s commercial vehicle financing facilities expanded to 103 centers primarily located in major areas in Hebei, Henan, Shanxi and Shandong provinces, Inner Mongolia Autonomous Region and Tianjin. An additional two centers opened in the first six months of 2009, and an additional 45 centers opened during the third quarter of 2009, bringing the total number of centers to 150 as of September 30, 2009.

Although ACG was incorporated in 2007, its automotive dealership business (through predecessor entities) has been in operation since 2000. ACG’s automotive dealership revenues grew between 80% and 93% per annum over the past three years. In 2000, Hebei Liantuo Auto Trade Co., Ltd. (“Liantuo”) was incorporated in China and started to engage in the automobile dealership businesses. AutoChina’s Chairman and CEO, Mr. Yong Hui Li, was at the time an indirect minority investor (a beneficial owner of approximately 40% equity interest) of Liantuo. Since 2003, Mr. Li invested in majority equity interests of 5 other dealership stores, namely Hebei Meifeng Auto Sales and Service Co., Ltd, Hebei Shenkang Auto Trade Co., Ltd, Yuhua Fengtian Auto Sales and Service Co., Ltd, Hebei Shenwen Auto Trade Co., Ltd. and Hebei Shengjie Auto Trade Co., Ltd through Kaiyuan Real Estate, a company registered in the PRC and wholly owned by Mr. Yong Hui Li. In August 2005, Hua An Investment was formed and became the holding company to own and operate all of the Group’s dealership business. In December 2006, Hua An Investment acquired additional 30% interests in Liantuo and Liantuo became ACG’s subsidiary.

As of June 30, 2009, ACG’s commercial vehicle financing network consisted of the following facilities in the indicated regions: (i) Hebei Province (43 commercial vehicle financing centers), (ii) Shanxi Province (30 commercial vehicle financing centers), (iii) Shandong Province (30 commercial vehicle financing centers), (iv) Henan Province (28 commercial vehicle financing centers), (v) Shaanxi Province (5 commercial vehicle financing centers), (vi) Tianjin (2 commercial vehicle financing centers), (vii) Beijing (2 commercial vehicle financing centers) and (viii) Inner Mongolia Autonomous Region (10 commercial vehicle financing centers). Each region (except for Shaanxi Province, which is currently managed by Inner Mongolia Autonomous Region) is managed by a regional general manager reporting directly to the vice president of the commercial vehicle financing business and a regional financial controller reporting directly to ACG’s Chief Financial Officer. In addition, all dealership stores located in Hebei province are managed by the general manager of dealerships, who reports to the Chief Executive Officer directly. The finance manager in charge of dealerships also reports to ACG’s Chief Financial Officer directly.

During the past years, ACG grew its dealership business primarily through acquisitions. ACG typically sought to acquire large, profitable, well-established and well-managed dealerships that are leaders in their respective market areas. From January 1, 2005 through December 31, 2008, ACG acquired 23 dealership stores and disposed of or terminated 3 dealership stores. All of the 150 commercial vehicle financing centers are newly established in 2008 and 2009.

ACG opened an aggregate of 103 commercial vehicle financing centers in 2008. From January 1, 2009 through June 30, 2009, ACG opened two additional financing centers, one in Beijing and one in the Inner Mongolia Autonomous Region. In the third quarter of 2009, an additional 45 centers were opened, bringing the total number of centers to 150 as of September 30, 2009. ACG plans to continue the opening of the new commercial vehicle financing centers to increase market share in the Northern region of China. ACG expects to have at least 150 financing centers by the end of 2009 even though it plans to close under-performing stores, and believes that its current financing arrangements including the expected proceeds from the planned sale of the consumer vehicle dealership business would be sufficient to meet its planned expansion of financing operations in the foreseeable future.

Each acquisition has been accounted for as a purchase and the corresponding results of operations of these dealerships are included in ACG’s financial statements from the date of acquisition.

ACG’s operating results reflect the combined performance of each of its business activities, which include the sale of vehicles, commercial vehicle sales and leasing and insurance products, and parts, service and collision repair services. Historically, each of these activities has been directly or indirectly impacted by a variety of supply/demand factors, including vehicle inventories, consumer confidence, discretionary spending, availability and affordability of consumer credit, manufacturer incentives, fuel prices and interest rates. For example, during periods of sustained economic downturn or significant supply/demand imbalances, new vehicle sales may be negatively impacted as consumers tend to shift their purchases to used vehicles. Some consumers may even delay their purchasing decisions altogether, electing instead to repair their existing vehicles. In such cases, however, ACG believes the new vehicle sales impact on ACG’s overall business is mitigated by its ability to offer other products and services, such as used vehicles and parts, service and collision repair services.

ACG generally experienced higher volumes of vehicle sales for dealerships in the first and fourth calendar quarters of each year. This seasonality is generally attributable to consumer buying trends and the timing of manufacturer new vehicle model introductions.

As a result, ACG’s revenues, cash flows and operating income are typically lower in the second and third quarters and higher in the first and fourth quarters. Other factors unrelated to seasonality, such as changes in economic condition and manufacturer incentive programs, may exaggerate seasonality or cause counter-seasonal fluctuations in ACG’s revenues and operating income.

The recent global economic downturn resulted in lower than expected sales in the first quarter of 2009 in both of ACG’s business segments. However, the trend of sales in both business segments improved in the second quarter of 2009 primarily as a result of the Chinese Economic Stimulation Plan promulgated at the beginning of 2009 by the Chinese government in response to the global economic downturn. The Chinese Economic Stimulation Plan reduced the sales taxes of consumer vehicles which encourage customers to purchase consumer vehicles in the second quarter. The increased level of inventories during the first quarter reached a normal level when the sales improved in the second quarter. The selling prices were relatively stable over the period. Similarly, the Chinese Economic Stimulation Plan enabled the increase of capital investments throughout China. The resultant increased demand for commercial vehicles used in transportation and construction provided an opportunity for the Company to expand its commercial vehicle sales and leasing business. Prior to the introduction of the Chinese Economic Stimulation Plan, commercial vehicle sales had slowed, but in the second quarter of 2009 sales returned to normal levels. Throughout the period selling prices remained constant.

Pending Sale of Automotive Dealership Business

On June 15, 2009, ACG agreed to sell its automotive dealership business pursuant to the terms of an acquisition agreement entered into between Kaiyuan Real Estate Development Co., Ltd. (“Hebei Kaiyuan”) and Shanghai Dexin Investment and Xinjiang Guanghui Industry Investment (Group) Co. (“Xinjiang”). ACG controls Hebei Kaiyuan through certain contractual arrangements. In consideration of the acquisition, Xinjiang will pay Hebei Kaiyuan approximately RMB470 million ($68.8 million). ACG expects the sale to be consummated during December 2009.

If the sale of ACG’s automotive dealership business is consummated, then ACG’s business will consist solely of its commercial vehicle sales and leasing business. Although ACG anticipates that the transaction will be consummated, if the transaction is not consummated, ACG will continue to own and operate the automotive dealership business.

At June 30, 2009, the assets and liabilities of the automotive dealership business were approximately $145.8 million and $103.4 million, or approximately 55% and 54% of total assets and total liabilities, respectively. For the six months ended June 30, 2009 and the year ended December 31, 2008, revenues of the automotive dealership business were approximately $249.4 million and $404.3 million, respectively, or approximately 77% and 92%, respectively, of total revenues for each period. The automotive dealership business provided net income of approximately $3.6 million and $6.9 million for the six months ended June 30, 2009 and the year ended December 31, 2008, respectively, or approximately 66% and 85%, respectively, of total net income for each period.

Additional information showing the financial impact of the pending sale of the automotive dealership business (a pro forma balance sheet as of June 30, 2009 and pro forma statements of income for the six months ended June 30, 2009 and the year ended December 31, 2008) are included in Note 25 to the condensed consolidated financial statements for the three months and six months ended June 30, 2009 and 2008 included elsewhere in this prospectus, to present the automobile dealership business segment as a discontinued operation, assuming that the sale of such segment had been completed subsequent to June 30, 2009.

The Company expects to utilize the net proceeds from the sale of the automotive dealership business to expand the Company’s commercial vehicle sales and financing business in China. The Company expects to initially generate lower revenues following the sale of the automotive dealership business, although the Company believes that its commercial vehicle business model provides a significant platform for growth, and this capital will allow for the Company to accelerate this process.

Since entering the commercial vehicle sales and financing business in March 2008, the Company has achieved significant scale via the opening of 150 branches through the first nine months of 2009. The proceeds from the sale of the dealership business are expected to allow the Company to substantially improve the profit margins of the commercial business by allowing the Company to internally fund vehicle purchases instead of using external borrowings. After closing this transaction, the Company expects gross margins to improve from current levels of approximately 4 - 7% to approximately 15 - 20% by the end of 2009.

New Commercial Vehicle Financing Structure

Commencing in late September 2009, we began to implement a new commercial vehicle financing structure through our new wholly owned subsidiary, Hebei Chuangjie Auto Trade Co., Ltd. (“Chuangjie Auto Trade”).  Under the new commercial vehicle financing structure, Chuangjie Auto Trade has engaged Citic Trust Co. Ltd. (“Trustee”), a division of the Citic Group, to act as trustee for a trust fund set up for the benefit of Chuangjie Auto Trade (the “Trust Fund”).  The Trustee is responsible for the management of the funds invested in the Trust Fund, and the Trust Fund will be used in purchasing commercial vehicles from Kaiyuan Auto Trade (our existing subsidiary).  Pursuant to the Trust Fund documents each use of the Trust Fund (e.g. to purchase of a commercial vehicle) requires a written order to the Trustee from Chuangjie Auto Trade.

Under the existing commercial vehicle financing model, after a customer lessee initiates an application for financing by selecting a vehicle they would like to purchase, our local commercial vehicle financing centers (each a “Local Center”) conducts the relevant credit checks and issues an internal purchase order directly to Kaiyuan Auto Trade (our existing subsidiary).  Under the new commercial vehicle financing structure the commercial vehicle purchase order will be issued (upon completion of credit checks) by a Local Center to Chuangjie Auto Trade who will then instruct the Trustee to place the order for the vehicle with Kaiyuan Auto Trade.  Upon the issuance of a commercial vehicle purchase order, the Trustee, Kaiyuan Auto Trade and the relevant Local Center will enter into a Sale and Management Agreement, and the Trustee, relevant Local Center and customer lessee will enter into a Lease and Management Agreement governing each commercial vehicle purchase.  Under the Sale and Management Agreements and Lease and Management Agreements, the parties agree that: (1) the Trustee will deliver the funds for the purchase of the commercial vehicle and instruct Kaiyuan Auto Trade to have the vehicle delivered directly to the lessee; (2) the Local Center will hold title to the commercial vehicle for the benefit of the Trustee for the term of the lease and will provide services to the lessee including maintaining the vehicle legal records (registration, tax invoices, etc.), assisting the end user in performing annual inspections, renewing the vehicle’s license, purchasing insurance, and making insurance claims; (3) the lessee will be responsible for the costs associated with the lease of the truck and with the maintenance and administrative services contracted out by the Local Center; and (4) upon the completion of the lease and payment in full by the lessee of all fees, the Local Center will transfer title to the vehicle to the lessee upon the lessee’s request.

ACG’S FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The discussion and financial information for the three years ended December 31, 2008 relates to periods prior to our business combination with ACG on April 9, 2009.

Overview

For the years ended December 31, 2008, 2007 and 2006, and the six months ended June 30, 2009, ACG realized net income of $8.0 million, $4.8 million, $2.7 million, and $6.5 million, respectively.

ACG’s total sales for the year ended December 31, 2008 increased 49.5% to $440.5 million from $294.7 million for the year ended December 31, 2007 and 93.0% from 152.7 million for the prior year ended December 31, 2006.  ACG's total sales for the six months ended June 30, 2009 increased 48.7% to $323.2 million from $217.4 million for the six months ended June 30, 2008. The increases in total sales for the three years ended December 31, 2008 are primarily due to increased volume of new vehicles sold in each year.

ACG’s gross margins as a percentage of sales have been fairly consistent from year to year. Over the last three fiscal years, ACG’s gross margins as a percentage of sales have ranged between approximately 5.3% and 5.9%. ACG’s gross margins are set based upon the cost of the vehicle purchased, with higher-priced vehicles typically having higher gross margin percentages. In recent years, ACG’s gross margins have been improved by the increase in the average retail sales price (a function of a higher purchase price) and the tightened operating costs, mostly related to economies of scale and the tightened vehicle repair costs. Additionally, the newly commenced commercial vehicle sales and leasing business has enjoyed a gross margin of approximately 5.8%. ACG expects that the gross margin percentage will not change significantly in the near term.

Hiring, training and retaining qualified associates are critical to ACG’s success. The rate at which ACG adds new stores and is able to implement operating initiatives is limited by the number of trained managers ACG has at its disposal. Excessive turnover, particularly at the store/center manager level, could impact the ability to add new stores and to meet operational initiatives. ACG has added resources to recruit, train and develop personnel, especially manager positions. ACG expects to continue to invest in the development of ACG’s workforce in fiscal 2009 and beyond to meet the growth of the business network.

Very limited hedging transactions are available in China to reduce AutoChina’s exposure to exchange rate fluctuations. To date, neither AutoChina nor ACG have entered into any hedging transactions in an effort to reduce their exposure to foreign currency exchange risk. While AutoChina may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedging transactions may be limited and AutoChina may not be able to successfully hedge AutoChina’s exposure at all. In addition, AutoChina’s currency exchange losses may be magnified by PRC exchange control regulations that restrict AutoChina’s ability to convert Renminbi into foreign currency.

Six months ended June 30, 2009 Compared to six months ended June 30, 2008

Overview

The Company’s revenues and earnings increased significantly during the six months ended June 30, 2009 despite weak economic conditions during the beginning of the period.

Commercial Vehicle Sales and Leasing Business

Heading into 2009, commercial vehicle sales in China had faced six months of consecutive monthly declines according to the China Association of Automobile Manufacturers (CAAM). However, in February 2009, nationwide commercial vehicle sales rebounded and posted their first monthly increase since July 2008. This was in part due to the effects of economic stimulus measures implemented by the Chinese government. The Company’s commercial vehicles sales and leasing businesses benefitted from a recovering market for commercial vehicles in China during the rest of the period.

In January 2009, the Company established 2 additional commercial vehicle financing centers in Beijing and the Inner Mongolia Autonomous Region, bringing the total number of locations to 105. These were the only new locations opened during the six months ended June 30, 2009.

Dealership Business

Sales of passenger cars in China fell in October and November of 2008, in part due to weak consumer confidence in a slowing economy. In January 2009, the Chinese government implemented stimulus measures, such as tax cuts and subsidies, to help spur passenger vehicle sales. These stimulus measures, as well as a recovering economy, have helped the dealership business to realize increased vehicle sales, especially for smaller, more fuel-efficient cars.

On June 15, 2009, ACG agreed to sell its automotive dealership business pursuant to the terms of an acquisition agreement entered into between Kaiyuan Real Estate Development Co., Ltd. (“Hebei Kaiyuan”) and Shanghai Dexin Investment and Xinjiang Guanghui Industry Investment (Group) Co. (“Xinjiang”). ACG controls Hebei Kaiyuan through certain contractual arrangements. In consideration of the acquisition, Xinjiang will pay Hebei Kaiyuan approximately RMB470 million (approximately $68.8 million). ACG expects the sale to be consummated in December 2009.

If the sale of ACG’s automotive dealership business is consummated, then ACG’s business will consist solely of its commercial vehicle sales and leasing business.

Since the dealership business constituted the vast majority of our operations in 2008, its sale will result in us earning significantly less revenue.  In 2008, revenues from our dealership business accounted for 92% of our revenues (77% of our revenues in the first six months of 2009), 85% of our net income attributable to shareholders in 2008 came from our dealership business (66% of our net income attributable to shareholders in the first six months of 2009), and 85% of our gross margin in 2008 (70% of our gross margin in the first six months of 2009).  However, the sale will increase the amount of cash available to us to expand our leasing business.

Although ACG anticipates that the transaction will be consummated, if the transaction is not consummated, ACG will continue to own and operate the automotive dealership business.

Revenues

The table below sets forth certain line items from the Company’s Statement of Income as a percentage of revenues:

(in thousands)	Six months ended June 30, 2009		Six months ended June 30, 2008
	(unaudited)		(unaudited)
	Amount	% of Revenue	Amount	% of Revenue	Y-O-Y % CHANGE
New automobiles	$225,094	69.6%	$178,337	82.0%	26.2%
Commercial vehicles	70,958	22.0%	21,674	10.0%	227.4%
Parts and service	24,041	7.4%	16,575	7.6%	45.0%
Finance and insurance	3,132	1.0%	819	0.4%	282.4%
Total revenues	$323,225	100.0%	$217,405	100.0%	48.7%

Revenues for the six months ended June 30, 2009 of $323.2 million, increased 48.7% from $217.4 million in the comparable prior year period.  The Company’s revenues by category were as follows:

•	$225.1 million, or 69.6% of revenues, related to new automobiles;
•	$71.0 million, or 22.0%, related to commercial vehicles;
•	$24.0 million, or 7.4%, related to parts and service; and
•	$3.1 million, or 1.0%, related to finance and insurance.

The Company’s commercial vehicle sales and leasing business recorded 1,758 vehicle financing agreements and sales in the first half of 2009, compared to 622 vehicle financing agreements and sales in the first half of 2008. In addition, the Company did not realize any losses on any lease-to-own loans on its commercial vehicles during the first half of 2009. The increase in commercial vehicle sales was in part due to the effects of economic stimulus measures implemented by the Chinese government and improving investment sentiment from businesses.

Cost of Sales

The table below sets forth certain line items from the Company’s Statement of Income as a percentage of cost of sales:

(in thousands)	Six months ended June 30, 2009		Six months ended June 30, 2008
	(unaudited)		(unaudited)
	Amount	% of Total	Amount	% of Total	Y-O-Y % CHANGE
New automobiles	$216,439	71.4%	172,108	83.9%	25.8%
Commercial vehicles	67,782	22.4%	20,676	10.1%	227.8%
Parts and service	18,850	6.2%	12,376	6.0%	52.3%
Total cost of sales	$303,071	100.0%	$205,160	100.0%	47.7%

Cost of sales in the first half of 2009 totaled $303.1 million, as compared to $205.2 million in the prior year, 47.7% higher than the same period of 2008, mainly due to the increased sales in commercial vehicle sales and leasing business, with 105 leasing branches during the first half of 2009, while the Company commenced this business in March 2008 with 48 leasing branches.  Additionally, the increase in consumer auto sales and parts and service revenues generated by the dealership business contributed to an increase in the respective costs of sales throughout the first half of 2009, as compared with that of the corresponding period in 2008.

Gross Profit

The Company’s gross profit was $20.2 million in the first half of 2009, representing a gross margin of 6.2%, a slight increase from 5.6% for the prior period in 2008, which is in line with the increase in revenues and the change in the revenue mix.

Operating Expenses

Operating expenses for the six months ended June 30, 2009 were $9.1 million, which was $2.9 million or 46.4% higher than the same period of 2008. This was mainly due to the growth in the number of employees, commercial vehicle sales and leasing branches, and the expenses incurred in operating as a public company since April 2009.

Interest Expense

Interest expense totaled $1.6 million in the first half of 2009 compared to $1.3 million in the first half of 2008, reflecting an increase of 19.5%. The commercial vehicle sales and leasing business had interest expense of $0.2 million to an affiliate, Beiguo, for the purchase of commercial vehicles for leasing. In additional, there was a $0.1 million increase in interest expenses resulting from the increase in the average borrowing balance to support improved dealership sales.

Interest Income

Interest income totaled $0.2 million in the first half of 2009, and remained flat as compared with the same period in 2008.

Other Income (Expense)

Other expense in the first half of 2009 was $0.6 million, as compared to $0.0 million in the same period of 2008, mainly as a result of the accretion of the share repurchase obligation costs related to the business combination, which were incurred in 2009 in conjunction with the April 2009 business combination, as described above.

Income Tax Expense

In the first half of 2009, the Company recorded income tax expense of $2.5 million, as compared to an income tax expense of $1.1 million in the first half of 2008. This increase was due to the expiration of income tax concessions available to certain Chinese subsidiaries of the Company.

Net Income Attributable to Shareholders

Net income attributable to shareholders in the first half of 2009 was $5.5 million, as compared to $3.1 million in the first half of 2008, representing an increase of 79.1% from the first half of 2008. The increase primarily resulted from the significant increase in revenues generated from both the commercial vehicle sales and leasing and dealership businesses.

Three months ended June 30, 2009 as compared to three months ended June 30, 2008

Revenues

The table below sets forth certain line items from the Company’s Statement of Income as a percentage of revenues:

(in thousands)	Three months ended June 30, 2009		Three months ended June 30, 2008
	(unaudited)		(unaudited)
	Amount	% of Revenue	Amount	% of Revenue	Y-O-Y % CHANGE
New automobiles	$120,189	61.3%	$85,863	74.2%	40.0%
Commercial vehicles	61,022	31.1%	20,193	17.5%	202.2%
Parts and service	12,832	6.5%	8,773	7.6%	46.3%
Finance and insurance	2,174	1.1%	819	0.7%	165.4%
Total revenues	$196,217	100.0%	$115,648	100.0%	69.7%

Revenues for the second quarter 2009 of $196.2 million, up 69.7% year-over-year from $115.6 million in the second quarter of 2008.  The Company’s revenues by category were as follows:

•	$120.2 million, or 61.3%, related to new automobiles;
•	$61.0 million, or 31.1%, related to commercial vehicles;
•	$12.8 million, or 6.5%, related to parts and service; and
•	$2.2 million, or 1.1%, related to parts and services.

The Company’s commercial vehicle sales and leasing business recorded 1,535 vehicle financing agreements and sales in the second quarter of 2009, compared to 580 vehicle financing agreements and sales in the second quarter of 2008. In addition, the Company did not realize any losses on any lease-to-own loans on its commercial vehicles during the first half of 2009. The increase in commercial vehicle sales was in part due to the effects of economic stimulus measures implemented by the Chinese government and improving investment sentiment from businesses.

Cost of Sales

The table below sets forth certain line items from the Company’s Statement of Income as a percentage of cost of sales:

(in thousands)	Three months ended June 30, 2009		Three months ended June 30, 2008
	(unaudited)		(unaudited)
	Amount	% of Total	Amount	% of Total	Y-O-Y % CHANGE
New automobiles	$115,409	62.7%	$83,415	76.4%	38.4%
Commercial vehicles	58,241	31.7%	19,275	17.7%	202.2%
Parts and service	10,332	5.6%	6,435	5.9%	60.6%
Total cost of sales	$183,982	100.0%	$109,125	100.0%	68.6%

Cost of sales in the second quarter of 2009 totaled $184.0 million, as compared to $109.1 million in the second quarter of 2008, which was $74.9 million or 68.6% higher than the same period last year, mainly due to the increase in quantity of sales. In particular, the cost associated with the growth of the commercial vehicle sales and leasing segment that launched in March 2008 contributed to an increase of $39.0 million. Additionally, the increase in sales of new automobiles contributed to the increase in costs for consumer auto sales by $32.0 million, as compared with the same period in the prior year.

Gross Profit

The Company’s gross profit was $12.2 million in the second quarter of 2009, resulting in a gross margin of 6.2%, as compared to 5.6% for the prior fiscal year period, which was in line with the Company’s increase in revenues and change in the revenue mix.  The Company expects continued improvement in margins due to the increased contribution to sales from the commercial vehicle sales and leasing business, which has higher margins than the dealership business.

Operating Expenses

Operating expenses in the second quarter of 2009 were $4.4 million, which was $0.7 million or 18.9% higher than the second quarter of 2008. This was mainly due to the growth in the number of employees, commercial vehicle sales and leasing branches, and additional expenses incurred to operate as a public company since April 2009.

Interest Expense

Interest expense totaled $1.1 million in the second quarter of 2009, as compared to $0.6 million in the second quarter of 2008, reflecting an 83.3% increase. The increase of $0.3 million was mainly due to the increase in the average borrowing balance to support improved dealership sales. In addition, the commercial vehicle sales and leasing business generated additional interest expenses of $0.2 million to an affiliate, Beiguo, incurred for the purchase of commercial vehicles for leasing.

Interest Income

Interest income totaled $0.1 million in the second quarter of 2009, and remained flat as compared to the second quarter of 2008.

Other Income (Expense)

Other expense in the second quarter of 2009 was $0.6 million, as compared to $0.0 million in the same period in 2008,  mainly due to the accretion of the share repurchase obligation and costs related to the business combination, which were incurred in 2009 in conjunction with the April 2009 business combination, as described above.

Income Tax Expense

In the second quarter of 2009, the Company recorded an income tax expense of $1.9 million, as compared to an income tax expense of $0.3 million in the second quarter of 2008. This increase was due to the expiration of income tax concessions available to certain Chinese subsidiaries of the Company.

Net Income Attributable to Shareholders

Net Income attributable to shareholders in the second quarter of 2009 was $3.8 million, as compared to $1.8 million in the second quarter of 2008, representing an increase of 108.0% from the second quarter of 2008. The increase primarily resulted from the significant increase in revenues generated from both the commercial vehicle sales and leasing and dealership businesses.

Financing arrangements

Since inception, the Company’s sources of cash were mainly from borrowings from affiliates, financial institutions and capital contributed by the Company’s shareholders.

From 2008 to the first half of 2009, the Company’s capital expenditures were financed primarily through short-term borrowings from financial institutions and affiliates. The interest rates of short-term borrowings during the periods ranged from 4.00% to 9.36% per annum.

As of June 30, 2009, the Company had incurred accounts payable of $27.8 million from an affiliate, Beiguo, for the purchase of commercial vehicles for leasing as part of the commercial vehicle sales and leasing business, an increase of $25.5 million during the six months ended June 30, 2009. As of December 31, 2008, the amount due Beiguo was $2.3 million.  According to the financing arrangement between the Company and Beiguo, the accounts payable is at an interest rate of 4% per annum for the funds obtained.  Such financing arrangement is guaranteed by Mr. Li, who has a long term business relationship with Beiguo, on behalf of the Company. In addition, the payable balances of each loan are unsecured and due in 180 days.  Such costs are accounted for as interest expense, related parties.  The Company expects to continue to rely on this financing arrangement with Beiguo for the foreseeable future.

As of June 30, 2009, the Company also had notes payable of $21.8 million with various financial institutions in the PRC.

We expect to utilize the net proceeds from the sale of the automotive dealership business to expand our commercial vehicle sales and financing business in China. We expect to initially generate lower revenues following the sale of the automotive dealership business, although we believe that its commercial vehicle business model provides a significant platform for growth, and the capital from the sale of the dealership business will allow us to accelerate this process.

After taking into consideration our present banking facilities, our financing arrangement with our affiliate, our existing cash resources, the cash flows expected to be generated from operations, the net proceeds expected from the sale of the automotive dealership business, and the settlement of the put and call agreements, we believe we have adequate sources of liquidity to meet our short-term obligations and working capital requirements. Further, while ACG has no specific plans to issue debt or equity securities, ACG believes, if necessary, it could raise additional capital through the issuance of such securities or loans.

2008 Compared to 2007

Revenues increased $145.9 million, or 49.5%, in fiscal 2008 as compared to fiscal 2007, principally as a result of (i) revenue growth from an additional five automotive dealership stores acquired during the period ($27.1 million), (ii) increased demand for automobiles ($84.7 million), and (iii) revenues from the newly commenced commercial vehicle sales and leasing business ($34.1 million).

Cost of sales increased 49.6% ($114.9 million) in fiscal 2008 as compared to fiscal 2007. Gross margins are set based upon the cost of the vehicle purchased, with higher-priced vehicles typically having higher gross margin percentages. Gross margins were maintained at similar level in recent periods as the average retail sales price of vehicles (a function of a higher purchase price) were considered stable and to a lesser extent by reduced operating costs resulted from economies of scale and ACG’s effort to reduce vehicle repair costs. Furthermore, $32 million of costs relates to the newly commenced commercial vehicle sales and leasing business.

Selling and marketing expenses, as a percentage of sales, increased 0.2% to 1.5% in fiscal 2008 as compared to 1.3% in the same period in 2007. In dollar terms, the selling and marketing expenses increased by $2.7 million. ACG incurred additional $1.0 million in selling and marketing expenses for the newly launched commercial vehicle sales and leasing business, it included the promotion costs in association with the opening of new branch/stores, advertising costs and the commission expenses to the sales teams. ACG also incurred an additional $1.7 million of promotion and advertising costs in the automotive dealership business to attract higher sales volumes.

General and administrative expense, as a percentage of sales, slightly decreased 0.1% to 1.7% in fiscal 2008 from 1.8% in the same period in 2007. The percentage decrease was principally the result of higher sales levels as a large majority of ACG’s general and administrative expenses in dealership businesses are generally fixed in nature. In dollar terms, overall expenses increased $2.1 million under which entirely arisen from the commercial vehicle sales and leasing business. In particular, it consisted primarily of increased payroll costs that increased mainly due to increased office staff and increasing need of rental and office expenses.

Interest expense, as a percentage of sales, slightly decreased 0.1% to 0.6% in fiscal 2008 from 0.7% in the same period in 2007, although the total amount increased by $0.7 million (32.9%). The decrease in interest expense as a percentage of sales principally resulted from the result of lower average borrowing levels and lower average interest rates on the credit during the year.

Interest income, as a percentage of sales, increased 0.5% to 0.6% in fiscal 2008 from 0.1% in the same period in 2007. In dollar terms, it increased by $2.5 million, of which $2.2 million was due to the interest income derived from the commercial vehicle sales and leasing business commenced in April 2008.

The effective income tax rate in fiscal 2008 was 26.9%. This rate is higher than the fiscal 2007 of 17.7% because effective January 1, 2008, the National People’s Congress of China enacted a new PRC Enterprise Income Tax Law, under which most enterprises are subject to an income tax rate of 25%, and discontinued all the income tax exemptions enjoyed by AGC’s dealership subsidiaries.

2007 Compared to 2006

Revenues increased $142.0 million, or 93.0%, in fiscal 2007 as compared to fiscal 2006, principally as a result of (i) increased demand for automobiles ($122.8 million), (ii) revenues from dealerships established in fiscal 2006 that operated a full 12 months in fiscal 2007 ($17.6 million), and (iii) revenue growth from four automotive dealership stores acquired during fiscal 2007 ($1.6 million).

Cost of sales increased 91.6% ($119.2 million) in fiscal 2007 as compared to fiscal 2006. ACG’s gross margins are set based upon the cost of the vehicle purchased, with higher-priced vehicles typically having higher gross margin percentages. ACG’s gross margins have been slightly improved by the increase in the average retail sales price (a function of a higher purchase price) and to a lesser extent by reduced operating costs resulting primarily from economies of scale and cost control initiatives. This resulted in gross margins increasing from 5.3% in fiscal 2006 to 5.9% in fiscal 2007.

Selling and marketing expenses, as a percentage of sales, decreased 0.3% to 1.3% in fiscal 2007 as compared to 1.6% in fiscal 2006. In dollar terms, the selling and marketing expenses increased by $1.5 million. ACG experienced an increase in expenditures associated with additional promotional activities due to the increase number of dealership stores in fiscal 2007.

General and administrative expense, as a percentage of sales, was 1.6% in fiscal 2006 and 1.8% in fiscal 2007. In dollar terms, overall expenses increased $3.0 million, which consisted primarily of increased payroll and office costs. Payroll costs increased due to the increase number of staff and related costs, in relation to the increased number of dealership stores.

Interest expense, as a percentage of sales, increased 0.2% to 0.7% in fiscal 2007 from 0.5% in fiscal 2006. In dollar terms, it has been increased by $1.4 million (192.0%). The increase was principally the result of increased average borrowing levels and increased average interest rates on the credit during the period. Interest income, as a percentage of sales, remained at 0.1% for both years.

The effective income tax rate in fiscal 2007 was 17.7%, while it was (1.0%) in fiscal 2006. This rate is higher than historical rates since most of the income generated prior to 2007 was non-taxable because in 2005, all of the ACG’s dealership subsidiaries were granted tax incentives in connection with the Employment Promotion Law and the Regulation for the Employment of Disabled Persons whereby the qualified subsidiaries were fully exempted from paying income taxes for a period of 2-3 years. In 2007, the full exemption incentives expired for certain subsidiaries and thereafter such subsidiaries received a 50% discounted income tax rate.

Put and Call Agreements

In connection with the April 2009 business combination, on April 7, 2009, AutoChina entered into certain Put and Call Agreements with four of its shareholders. Pursuant to such agreements, AutoChina agreed to be obligated to purchase (the “put option”) from the shareholders, and the shareholders agreed to be obligated to sell (the “call option”) to AutoChina, an aggregate of 156,990 ordinary shares at an exercise price of $9.05 per ordinary share, less the per share portion of any cash dividend or other cash distribution paid to AutoChina’s shareholders prior to the exercise of the put option or the call option. The put options were exercisable during the two week period commencing on October 9, 2009. The call options were exercisable until October 9, 2009, subject to certain limitations. In connection with these agreements, AutoChina entered into an Escrow Agreement, dated April 7, 2009, with the shareholders, Honest Best Int’l Ltd., the sole shareholder of ACG prior to the business combination, and Loeb & Loeb LLP, as the escrow agent, pursuant to which the escrow agent held 7,745,625 ordinary shares of AutoChina issued to Honest Best Int’l Ltd. in connection with the business combination, together with $377,000 in cash provided by AutoChina, to secure payment of the exercise price by AutoChina. These put options were terminated on September 2, 2009.

On April 7, 2009, AutoChina entered into certain Put and Call Agreements with four of its shareholders. Pursuant to the agreements, AutoChina agreed to be obligated to purchase (the “put option”) from the shareholders, and the shareholders have agreed to be obligated to sell (the “call option”) to AutoChina, an aggregate of 299,000 ordinary shares at an exercise price of $8.50 per share, less the per share portion of any cash dividend or other cash distribution paid to AutoChina’s shareholders prior to the exercise of the put option or the call option. The put options were exercisable during the two week period commencing on October 9, 2009. The call options are exercisable until October 9, 2009, subject to certain limitations. On October 9, 2009, the call options expired without being exercised, and on October 23, 2009, the put options expired without being exercised.

On April 8, 2009, AutoChina entered into a Put and Call Agreement with two of its shareholders. Simultaneously with the execution of the agreement, the shareholders purchased an aggregate of 548,800 ordinary shares of AutoChina at a purchase price of $7.865 per ordinary share. Pursuant to the agreement, AutoChina agreed to be obligated to purchase (the “put option”) from the shareholders, and the shareholders have agreed to be obligated to sell (the “call option”), an aggregate of 548,800 ordinary shares at an exercise price of $8.40 per share, less the per share portion of any cash dividend or other cash distribution paid to AutoChina’s shareholders prior to the exercise of the put option or the call option. AutoChina also paid the shareholders an aggregate of approximately $58,000 in connection with the agreement. The put options were exercisable during the two week period commencing on October 9, 2009. The call options were exercisable until October 9, 2009, subject to certain limitations. In connection with the agreements, AutoChina entered into an Escrow Agreement, dated April 8, 2009 with the shareholders, ACG and Loeb & Loeb LLP, as the escrow agent, pursuant to which the escrow agent held approximately $4.6 million in cash provided by AutoChina to secure payment of the exercise price by AutoChina. These put options were terminated on August 17, 2009.

A summary of the Put and Call Agreements is presented below.

(in thousands, except for share or per share amounts )
Commitment Description	Per Share Amount	Number of Shares	Total Commitment	Funded Commitment	Unfunded Commitment

Fully funded commitment	$8.40	548,800	$4,610	$4,610	$-
Unfunded commitment	$8.50	299,000	2,541	-	2,541
Partially funded commitment	$9.05	156,990	1,421	377	1,044
Total commitment		1,004,790	8,572	$4,987	$3,585
Less market value of shares on commitment dates (April 7-8, 2009)	$7.87		7,908
Accretion to be recorded over the life of the commitment as a charge to operations			$664

On August 17, 2009 and September 2, 2009, the Company entered into various agreements with certain holders of the Put and Call Agreements and third party transferees (the “Transferees”), pursuant to which the Company agreed to assign and transfer the call options to acquire 705,790 previously issued ordinary shares to the Transferees.  Subsequently, the Transferees exercised such options and the Company’s commitment on the put option under the Put and Call Agreements was released.  As a result, during August and September 2009, a total of $4,986,696 of restricted cash held in escrow was released to the Company. The remainder of the put and call options expired without being exercised in October 2009.

Operating Activities

Net cash flows used in operating activities for the six months ended June 30, 2009 were $32.6 million, as compared to $5.7 million for the six months ended June 30, 2008, representing an increase of $26.9 million. This increase in cash flows used from operating activities was attributable primarily to the increase of net investment in sales-type leases which was related to the growing commercial vehicle sales and leasing business.

Working Capital

As of June 30, 2009 and December 31, 2008, the Company had working capital of $15.3 million and $31.4 million, respectively.

In conjunction with the April 2009 business combination, the Company and ACG entered into agreements reflecting immediate or short-term cash commitments as summarized below, which were in excess of the amount in the Company’s trust account at December 31, 2008 ($40.9 million) and a portion of which were unpaid at the closing of the business combination. In order to ensure that the business combination was approved by the shareholders, the Company, ACG and their respective affiliates entered into various transactions to purchase or facilitate the purchase of ordinary shares of the Company from shareholders who had indicated their intention to vote against the business combination and seek redemption of their shares for cash, including price protective agreements with various investors in the form of puts and calls. The put and call agreements were settled at no cost to the Company in August through October 2009. The Company expects to account for the settlements as capital transactions.

Purchase of shares	$24,218
Payment of deferred underwriting and advisory fees -
Cash	1,200
Short-term note payable	429
Short-term put and call agreements -
Fully funded	4,987
Partially funded	1,044
Unfunded	2,541
Redemption of shares	8,182
Repurchase of warrants	1,026
Legal fees and other	410
Total	$44,037

As a result of the aforementioned agreements, at the closing of the business combination, the unrestricted cash acquired in the transaction was $1,697,000.  Accordingly, the Company will seek to finance its operations in the future through various sources, including the possible issuance of debt and equity.  The release of $4,986,696 of restricted cash held in escrow in August 2009 pursuant to the put and call arrangements described above will also provide additional funds to finance the Company’s operations.  The pending sale of the Company’s automotive dealership business, which is expected to close in December 2009, is also expected to provide additional capital to support operations.

The Company anticipates that it will have adequate sources of working capital in the foreseeable future. However, the Company may elect in the future to obtain addition funding to expand and grow its operations, which may include borrowings from financial institutions and/or the sale of equity.

Financial Condition

The following table sets forth the major balance sheet accounts of ACG at December 31, 2008, 2007 and 2006 and at June 30, 2009 (unaudited) (in thousands):

	June 30,	December 31,
	2009	2008	2007	2006
Assets:
Restricted cash	$53,348	$40,824	$24,734	$25,885
Inventories	35,032	37,463	26,910	24,807
Net investment in sales-type leases	72,637	23,359	–	–
Property, equipment and improvements, net	28,541	26,907	18,030	14,359
Liabilities:
Floor plan notes payable—manufacturer affiliated	$12,010	$12,379	$10,808	$7,238
Trade notes payable	70,368	60,134	35,828	32,318

Restricted cash increased in line with the trade notes payable, as ACG used financing to purchase vehicles. In December 31, 2008, restricted cash increased by $16.1 million (65.1%) compared with December 31, 2007. The increment of the trade notes payables was slightly higher, increasing $24.3 million (67.8%). At June 30, 2009, restricted cash increased by $12.5 million (30.7%) compared with December 31, 2008. The increase was due to the need to secure the new note payables by the commercial vehicle leasing segment.

Inventory balances continuously increased throughout the period. As of December 31, 2008, inventory was $37.4 million as compared to $26.9 million on December 31, 2007 (39.2%), while revenue increased 49.5%. The growth was due to the increased number of dealerships (from 21 to 25). Inventory balances slightly decreased $2.4 million from December 31, 2008 to June 30, 2009. The decrease was due to seasonal factors.

Net investment in leases began in April 2008 as a result of the commercial vehicle sales and leasing business under which ACG enters into monthly installment arrangements with customers for a 2-year period.

Property, equipment and improvements increased to $28.5 million in June 30, 2009, an increase of $1.6 million (6.07%) as compared with December 31, 2008, and had previously increased significantly to $26.9 million in December 31, 2008, an increase of $8.9 million (49.2%) as compared with December 31, 2007. The increased expenditures primarily relate to costs associated with expanding a number of existing dealership stores and the commercial vehicle financing centers.

Floor plan notes payable—manufacturer affiliated relates to the committed facility lines entered into with several financial institutions affiliated with automobile manufacturers to finance most of the new automobile inventories. It was $12.4 million at December 31, 2008 (an increase of $1.6 million (14.5%) compared with December 31, 2007). This increased as a result of the increased level of automobile inventories.

Trade notes payable were promissory notes which were secured by cash deposits with banks (restricted cash) and certain automobile inventories. Trade notes payable was $60.1 million in December 31, 2008, which increased by $24.3 million (67.8%) compared with December 31, 2007 and $70.4 million in June 30, 2009, which increased by $10.2 million (17.0%) compared with December 31, 2008. These increases were a result of the increased level of automobile inventories and revenue growth.

ACG’s borrowings fluctuate primarily based upon a number of factors including (i) revenues, (ii) changes in account and notes receivables, (iii) capital expenditures, and (iv) inventory changes. Historically, income from continuing operations, as well as borrowings on the revolving credit facilities, has funded account and notes receivables growth, inventory growth and capital expenditures.

Liquidity and Capital Resources

The following table sets forth certain historical information with respect to ACG’s statements of cash flows (in thousands):

	Six months ended June 30,		Years Ended December 31,
	2009	2008	2008	2007	2006
	(unaudited)
Net cash provided by (used in) operating activities	$(32,574)	$(5,726)	$19,053	$(732)	$3,498
Net cash used in investing activities	(11,467)	(16,234)	(26,349)	(3,315)	(16,425)
Net cash provided by financing activities	47,928	18,221	10,441	9,768	16,132
Effect of exchange rate change	$111	$(1)	$1,441	$(350)	$(285)
Net increase (decrease) in cash and cash equivalents	$3,998	$(3,740)	$4,586	$5,371	$2,920

Operating Activities. ACG generated $19.0 million from operating activities in fiscal 2008 and $3.5 million in fiscal 2006, while it used $32.6 million in the first six months of 2009, and $0.7 million in fiscal 2007. In the first six months of 2009, ACG had net income of $5.5 million, increased the net investment in sales-type leases by $49.3 million, decreased inventory by $2.4 million, and decreased the prepaid expense and other current assets by $0.6 million. However, there were increases in the trade note payable by $10.2 million, a decrease in customer deposits, related party by $1.4 million, and an increase in accounts payable by $4.1 million. The remaining balance of $4.7 million arises from changes in floor plan note payables, customer deposits, income tax payable, deposits for inventories, depreciation and amortization and other items. In fiscal 2008, ACG had net income of $8.0 million, increased the net investment in sales-type leases by $23.7 million, increased the inventories by $6.6 million, decreased the prepaid expense and other current assets by $5.8 million. However, there were increases in the trade note payable by $22.8 million, an increase in customer deposits, related party by $16.1 million, and a decrease in accounts payable by $4.6 million. The remaining balance of $1.2 million arises from changes in floor plan note payables, customer deposits, income tax payable, deposits for inventories, depreciation and amortization and other items.

In fiscal 2007, ACG had net income of $4.8 million, increased deposits for inventories by $9.0 million. On the other hand, there was increase in the floor plan notes payables – manufacturing affiliated by $3.6 million, increase in trade note payables by $3.5 million and decrease in other payables and accrued liabilities by $3.5 million. The remaining balance of $0.1 million arose from changes in inventories, prepaid expense and other current assets, depreciation and amortizations and other items.

In fiscal 2006, ACG had net income of $2.7 million, increased inventories by $10.6 million, increased prepaid expense and other current assets by $4.6 million and decreased deposits for inventories by $5.3 million. On the other hand, there was an increase in the trade note payables by $12.1 million, increase in floor plan notes payables – manufacturing affiliated by $2.4 million, and decrease in accounts payable by $4.8 million. The remaining balance of $1.0 million arisen from changes in accounts receivables, depreciation and amortizations and other items.

Since ACG continued to expand its automotive dealership business since 2006 and commenced its commercial vehicle sales and leasing business in 2008, cash flow from operating activities fluctuated throughout the period.

Investing Activities. Net cash used in investing activities was $11.5 million in the first six months of 2009,  $26.3 million in fiscal 2008, $3.3 million in fiscal 2007 and $16.4 million in fiscal 2006.

In addition to purchase of property, equipment and improvement, capital expenditures for all periods included the cash paid for the acquisition of the automotive dealerships. Furthermore, the change in restricted cash, which was pledged to banks for borrowings, has also affected the net cash used in investing activities.

Financing Activities. Net cash provided by financing activities was $47.9 million in the first six months of 2009, $10.4 million in fiscal 2008, $9.8 million in fiscal 2007 and $16.1 million in fiscal 2006. In the first six months of 2009, ACG increased the total net borrowings by $17.9 million, obtained proceeds through the financing arrangement with Beiguo by $25.5 million and proceeds from affiliates by $4.5 million (which proceeds from affiliates were received prior to the consummation of the business combination). It has also acquired cash of $1.7 million from the reverse merger, while it paid $0.4 million for repurchasing warrants subsequent to the closing of the reverse merger and paid dividends to the minority shareholders by $1.3 million. In fiscal 2008, ACG increased total net borrowings and floor plan borrowings by $0.5 million and had a capital contribution of $11.4 million from its shareholders. It has also obtained proceed from the financing arrangement with an affiliate for $2.3 million in fiscal 2008 and paid dividends to the minority shareholders by $3.8 million. ACG increased total net borrowings by $0.6 million and $5.4 million during fiscal 2007 and 2006, respectively. In addition, it had capital contributions of $8.4 million and $10.0 million from its shareholders, during the fiscal 2007 and 2006, respectively.

Historically, most or all of available cash is used to fund notes receivable, inventory growth and for capital expenditures. To the extent notes receivables and inventory growth and capital expenditures exceed income from operations, generally ACG increases the borrowings under facilities and from affiliates.

ACG leased most of the properties where the dealership stores and commercial vehicle financing centers are located. ACG expects to continue to lease the majority of the properties where ACG’s stores or centers are located.

ACG expanded dealerships significantly in 2006, and the capital expenditures have continuously increased thereafter. After ACG restructured its dealerships in 2007, cash used in investing activities declined. Since April 2008, a significant amount of capital ($2.1 million) has been used in connection with the commencement of ACG’s commercial vehicle sales and leasing business. Additional capital expenditures were also required to update existing dealerships.

At June 30, 2009, ACG had $21.4 million of cash on hand, with $20.9 million of cash held in Renminbi. On a short-term basis, ACG’s principal sources of liquidity include income from operations and short-term borrowings from financial institutions including notes payables and trade notes payable. On a longer-term basis, ACG expects its principal sources of liquidity to consist of income from operations, borrowings from financial institutions and/or fixed interest term loans. Further, while ACG has no specific plans to issue debt or equity securities, ACG believes, if necessary, it could raise additional capital through the issuance of such securities or shareholders loans.

ACG expects to use cash to (i) increase its notes receivables in line with its revenue growth, and (ii) purchase property and equipment and make improvements on existing property in the next 12 months in connection with adding 45 commercial vehicle financing centers. ACG believes that it has adequate liquidity to satisfy its capital needs for the foreseeable future.

ACG’s borrowings primarily consisted of (i) Floor plan notes payable—manufacturer affiliated; and (ii) Trade notes payable.

Floor plan notes payable—manufacturer affiliated relates to the committed facility lines entered into with several financial institutions affiliated with automobile manufacturers to finance most of the new automobile inventories. It was $12.0 million at June 30, 2009, (an increase of $1.2 million (11.1%) compared with December 31, 2007). It increased as a result of the increased level of automobile inventories. The floor plan notes payables bear interest at rates in the range of 6.64% to 9.36% as of June 30, 2009 and are generally for a term in a range of 6 months to 1 year.  However, certain floor plan notes payable are interest free in the event the note is repaid in 60-90 days.

Trade notes payable were bank guaranteed promissory notes which were secured by cash deposits with banks (restricted cash) and certain automobile inventories. It was $70.4 million on June 30, 2009, which increased by $10.2 million (17.0%) as compared with December 31, 2008. The increase resulted from the increased level of automobile inventories and revenue growth. The trade notes payable are non-interest bearing and generally mature within six months.  As the Company expects to continue to grow the business, the trade note payable will likely increase accordingly.

ACG’s borrowings fluctuate primarily based upon a number of factors including (i) revenues, (ii) account and notes receivables changes, (iii) capital expenditures, and (iv) inventory changes. Historically, income from continuing operations, as well as borrowings on the revolving credit facilities, have driven account and notes receivables growth, inventory growth and capital expenditures.

Cash and cash equivalents as of June 30, 2009 are held by ACG’s subsidiaries and variable interest entities. These cash balances cannot be transferred to AutoChina by loan or advance according to existing PRC laws and regulations. However, these cash balances can be utilized by AutoChina for its normal operations pursuant to the Enterprise Agreements.

Regulations on Dividend Distribution

The principal laws and regulations in China governing distribution of dividends by foreign-invested companies include:

•	The Sino-foreign Equity Joint Venture Law (1979), as amended;

•	The Regulations for the Implementation of the Sino-foreign Equity Joint Venture Law (1983), as amended;

•	The Sino-foreign Cooperative Enterprise Law (1988), as amended;

•	The Detailed Rules for the Implementation of the Sino-foreign Cooperative Enterprise Law (1995), as amended;

•	The Foreign Investment Enterprise Law (1986), as amended; and

•	The Regulations of Implementation of the Foreign Investment Enterprise Law (1990), as amended.

Under these regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, wholly foreign-owned enterprises in China are required to set aside at least 10% of their respective accumulated profits each year, if any, to fund certain reserve funds unless such reserve funds have reached 50% of their respective registered capital. These reserves are not distributable as cash dividends.

Contractual Payment Obligations

The following is a summary of ACG’s contractual obligations as of June 30, 2009 (in thousands):

	Payments due by period
	Total	Less than 1 Year	1 to 3 Years	3 to 5 Years	More than 5 Years
Trade notes payable (1)	$70,368	$70,368	$-	$-	$-
Operating leases	20,598	1,462	2,561	2,138	14,437
Floor plan notes payable - manufacturer affiliated(2)	12,010	12,010	-	-	-
Notes payable	21,814	21,814	-	-	-
Accounts payable, related party	27,761	27,761	-	-	-
Share repurchase obligations	8,218	8,218	-	-	-
Capital commitments	9	9	-	-	-
Total	$160,778	$141,642	$2,561	$2,138	$14,437

(1)	Trade notes payable are presented to automotive manufactures as payment against outstanding trade payables, are non-interest bearing and generally mature within 6 months.

(2)	Relate to dealership business that is pending disposal, and which is not expected to be continued after December 31, 2009

The Company leases certain facilities under long-term, non-cancelable leases and month-to-month leases. These leases are accounted for as operating leases.

Off-Balance Sheet Arrangements

The Company has entered into operating leases for all of its dealership and commercial vehicle financing stores and office facilities. Generally, the leases for its commercial vehicle financing stores are for periods of one to three years. The leases for its dealership stores and office facilities are typically for periods over ten years. The Company uses leasing arrangements to maintain flexibility in its commercial vehicle financing store locations and to preserve capital. The Company expects to continue to lease the majority of its store and office facilities under arrangements substantially consistent with the past.  Other than its operating leases, the Company is not a party to any off-balance sheet arrangement.

Recently Adopted Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements”, which establishes a framework for measuring fair value in accordance with generally accepted accounting principles, clarifies the definition of fair value within that framework and expands disclosures about fair value measurements. SFAS No. 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value, except for the measurement of share-based payments. The Company adopted SFAS No. 157 on January 1, 2008.  However, since the issuance of SFAS No. 157, the FASB has issued several FASB Staff Positions (FSPs) to clarify the application of SFAS No. 157.  In February 2008, the FASB released FSP No. 157-2, “Effective Date of FASB Statement No. 157”, which delayed the effective date of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually).  In October 2008, the FASB issued FSP No. 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active”, which clarifies the application of SFAS No. 157 in a market that is not active and provides guidance in key considerations in determining the fair value of a financial asset when the market for that financial asset is not active.  FSPs apply to financial assets within the scope of accounting pronouncements that require or permit fair value measurements in accordance with SFAS No. 157.  In April 2009, the FASB issued FSP No. 157-4, “Determining the Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly”, which provides additional guidance for estimating fair value in accordance with SFAS No. 157, when the volume and level of activity for the asset or liability have significantly decreased.  FSP No. 157-4 also provides guidance on identifying circumstances that indicate a transaction is not orderly.  The Company adopted FSP No. 157-4 on June 30, 2009. The adoption of SFAS No. 157 and the related FSPs did not have any impact on the Company’s financial statement presentation or disclosures.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”, which provides companies with an option to report selected financial assets and liabilities at fair value. SFAS No. 159’s objective is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. Generally accepted accounting principles have required different measurement attributes for different assets and liabilities that can create artificial volatility in earnings. SFAS No. 159 helps to mitigate this type of accounting-induced volatility by enabling companies to report related assets and liabilities at fair value, which would likely reduce the need for companies to comply with detailed rules for hedge accounting. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 requires companies to provide additional information that will help investors and other users of financial statements to more easily understand the effect of the Company’s choice to use fair value on its earnings. SFAS No. 159 also requires companies to display the fair value of those assets and liabilities for which the Company has chosen to use fair value on the face of the balance sheet. SFAS No. 159 does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in SFAS No. 157 and SFAS No. 107.  The Company adopted SFAS No. 159 on January 1, 2008, but did not elect the fair value option for any financial assets or liabilities. The adoption of SFAS No. 159 did not have any impact on the Company’s condensed consolidated financial statement presentation or disclosures.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations”, which requires an acquirer to recognize in its financial statements as of the acquisition date (i) the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree, measured at their fair values on the acquisition date, and (ii) goodwill as the excess of the consideration transferred plus the fair value of any non-controlling interest in the acquiree at the acquisition date over the fair values of the identifiable net assets acquired. Acquisition-related costs, which are the costs an acquirer incurs to effect a business combination, are to be accounted for as expenses in the periods in which the costs are incurred and the services are received, except that costs to issue debt or equity securities will be recognized in accordance with other applicable GAAP. SFAS No. 141(R) made significant amendments to other Statement of Financial Accounting Standards and other authoritative guidance to provide additional guidance or to conform the guidance in that literature to that provided in SFAS No. 141(R). SFAS No. 141(R) also provided guidance as to what information is to be disclosed to enable users of financial statements to evaluate the nature and financial effects of a business combination. SFAS No. 141(R) is effective for financial statements issued for fiscal years beginning on or after December 15, 2008. The Company adopted SFAS No. 141(R) on January 1, 2009. The adoption of SFAS No. 141(R) affected how the Company accounted for the business combination with of ACG.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51”, which requires that ownership interests in subsidiaries held by parties other than the parent, and the amount of consolidated net income, be clearly identified, labeled and presented in the consolidated financial statements. SFAS No. 160 also requires that once a subsidiary is deconsolidated, any retained non-controlling equity investment in the former subsidiary be initially measured at fair value. Sufficient disclosures are required to clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. SFAS No. 160 amends FASB No. 128 to provide that the calculation of earnings per share amounts in the consolidated financial statements will continue to be based on the amounts attributable to the parent. This statement also includes expanded disclosure requirements regarding the interests of the parent and its non-controlling interest. SFAS No. 160 is effective for financial statements issued for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008, and requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. All other requirements are applied prospectively. The Company adopted SFAS No. 160 on January 1, 2009. The adoption of SFAS No. 160 affected how the Company accounts for its noncontrolling interests.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133”. SFAS No. 161 amends and expands the disclosure requirements of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”. The objective of SFAS No. 161 is to provide users of financial statements with an enhanced understanding of how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations, and how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS No. 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. SFAS No. 161 applies to all derivative financial instruments, including bifurcated derivative instruments (and non-derivative instruments that are designed and qualify as hedging instruments pursuant to paragraphs 37 and 42 of SFAS No. 133) and related hedged items accounted for under SFAS No. 133 and its related interpretations. SFAS No. 161 also amends certain provisions of SFAS No. 133. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. SFAS No. 161 encourages, but does not require, comparative disclosures for earlier periods at initial adoption. The Company adopted SFAS No. 161 on January 1, 2009. The adoption of SFAS No. 161 did not have any impact on the Company’s condensed consolidated financial statement presentation or disclosures.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events”.  SFAS No. 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued.  SFAS No. 165 also sets forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. SFAS No. 165 is effective for interim or annual financial periods ending after June 15, 2009, and shall be applied prospectively.  The Company adopted SFAS No. 165 on June 30, 2009.

In June 2008, the FASB ratified EITF Issue No. 07-05, “Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock” (“EITF 07-05”). EITF 07-05 mandates a two-step process for evaluating whether an equity-linked financial instrument or embedded feature is indexed to the entity’s own stock. Warrants that a company issues that contain a strike price adjustment feature, upon the adoption of EITF 07-05, results in the   instruments no longer being considered indexed to the company’s own stock. Accordingly, adoption of EITF 07-05 will change the current classification (from equity to liability) and the related accounting for such warrants outstanding at that date. EITF 07-05 is effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The Company adopted EITF 07-05 on January 1, 2009. The adoption of EITF 07-05 did not have any impact on the Company’s condensed consolidated financial statement presentation or disclosures.

In April 2009, the FASB issued FSP 107-1, “Interim Disclosures about Fair Value of Financial Instruments”, which requires disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. FSP 107-1 also amends APB Opinion No. 28, “Interim Financial Reporting”, to require those disclosures in summarized financial information at interim reporting. FSP 107-1 is effective for interim reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The Company adopted FSP 107-1 on June 30, 2009.  The adoption of FSP 107-1 did not have any impact on the Company’s consolidated financial statement presentation or disclosures.

Recently Issued Accounting Pronouncements

In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets – an amendment of FASB Statement No. 140”.  SFAS No. 166 removes the concept of a qualifying special-purpose entity from SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities – a replacement of FASB Statement No. 125” (“SFAS No. 140”).  SFAS No. 166 eliminates (1) the exceptions for qualifying special-purpose entities from the consolidation guidance and (2) the exception that permitted sale accounting for certain mortgage securitizations when a transferor has not surrendered control over the transferred financial assets.  SFAS No. 166 also clarifies the requirements for isolation and limitations on portions of financial assets that are eligible for sale accounting.  SFAS No. 166 requires that enhanced information be provided to financial statement users to provide greater transparency about transfers of financial assets and a transferor’s continuing involvement, if any, with transferred financial assets, and enhanced disclosures about the risks that a transferor continues to be exposed to because of its continuing involvement in transferred financial assets.  SFAS No. 166 also clarifies and improves certain provisions in SFAS No. 140 that have resulted in inconsistencies in the application of the principles on which SFAS No. 140 is based.  SFAS No. 166 is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter.  Earlier application is prohibited.  The Company expects to adopt SFAS No 166 on January 1, 2010.  The Company has not determined the impact, if any, on the Company’s consolidated financial statement presentation or disclosures.

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)”.  SFAS No. 167 amends certain requirements of FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities” (“Interpretation No. 46(R)”).  SFAS No. 167 retains the scope of Interpretation No. 46(R) with the addition of entities previously considered qualifying special-purpose entities, as the concept of these entities was eliminated in SFAS No. 166, “Accounting for Transfers of Financial Assets – an amendment of FASB Statement No. 140”.  SFAS No. 167 amends Interpretation No. 46(R) to replace the quantitative-based risks and rewards calculation for determining which enterprise, if any, has a controlling financial interest in a variable interest entity with an approach focused on identifying which enterprise has the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and (1) the obligation to absorb losses of the entity or (2) the right to receive benefits from the entity.  SFAS No. 167 requires an additional reconsideration event when determining whether an entity is a variable interest entity when any changes in facts and circumstances occur such that the holders of the equity instrument at risk, as a group, lose the power from voting rights or similar rights of those investments to direct the activities of the entity that most significantly impact the entity’s economic performance.  SFAS No. 167 also requires ongoing assessments of whether an enterprise is the primary beneficiary of a variable interest entity.  SFAS No. 167 amends Interpretation No. 46(R) to require additional disclosures about an enterprise’s involvement in variable interest entities.  SFAS No. 167 is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009.  Earlier adoption is prohibited.  The Company expects to adopt SFAS No. 167 on January 1, 2010.  The Company has not determined the impact, if any, on the Company’s consolidated financial statement presentation or disclosures.

In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles – a replacement of FASB Statement No. 162”.  SFAS No.168 establishes the “FASB Accounting Standards Codification” (“Codification”), which will become the source of authoritative generally accepted accounting principles (“GAAP”) to be recognized by the FASB and to be applied by nongovernmental entities.  Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants.  The Codification will supersede all then-existing non-SEC accounting and reporting standards. All other non-SEC accounting literature which is not grandfathered or not included in the Codification will no longer be authoritative. Once the Codification is in effect, all of its content will carry the same level of authority.  SFAS No. 168 is effective for financial statements issued for interim or annual reporting periods ending after September 15, 2009.  The Company expects to adopt SFAS No. 168 on September 30, 2009.

Management does not believe that any other recently issued, but not yet effective, accounting standards or pronouncements, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

Critical Accounting Policies and Estimates

The discussion and analysis of the Company’s financial condition and results of operations is based upon its consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, the Company evaluates its estimates, including those related to accounts receivable and the related provision for doubtful accounts, tangible and intangible long-lived assets, the assessment of the valuation allowance on deferred tax assets, the purchase price allocation on acquisitions, and contingencies and litigation, among others. The Company bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The Company believes that the following critical accounting policies affect the more significant judgments and estimates used in the preparation of its consolidated financial statements: goodwill, intangible assets and long-lived assets, income taxes and accounts receivable.

Goodwill, Intangible Assets and Long-Lived Assets.  Statement of Financial Accounting Standards No. 142,”Goodwill and Other Intangible Assets” (“SFAS No. 142”), requires purchased intangible assets other than goodwill to be amortized over their useful lives unless these lives are determined to be indefinite. SFAS No. 142 requires goodwill to be tested for impairment at least on an annual basis and more often under certain circumstances, and written down when impaired. An interim impairment test is required if an event occurs or conditions change that would more likely than not reduce the fair value of the reporting unit below the carrying value.

Impairment losses are limited to the carrying value of the goodwill, which represents the excess of the carrying amount of a reporting unit’s goodwill over the implied fair value of that goodwill. In determining the estimated future cash flows, ACG considers current and projected future levels of income based on management’s plans for that business, as well as business trends, prospects and market and economic conditions.

The Company accounts for the impairment of long-lived assets, such as property and equipment and intangible assets, under the provisions of Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment of Long-Lived Assets” (“SFAS No. 144”). SFAS No. 144 establishes the accounting for impairment of long-lived tangible and intangible assets other than goodwill and for the disposal of a business. Pursuant to SFAS No. 144, the Company periodically evaluates, at least annually, whether facts or circumstances indicate that the carrying value of its depreciable assets to be held and used may not be recoverable. If such circumstances are determined to exist, an estimate of undiscounted future cash flows produced by the long-lived asset, or the appropriate grouping of assets, is compared to the carrying value to determine whether impairment exists. In the event that the carrying amount of long-lived assets exceeds the undiscounted future cash flows, then the carrying amount of such assets is adjusted to their fair value. The Company reports an impairment cost as a charge to operations at the time it is recognized.

Income Taxes. The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS No. 109”). SFAS No. 109 requires recognition of deferred tax assets and liabilities for the expected future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of operations in the period that includes the enactment date. A valuation allowance is established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Accounts Receivable. Accounts receivable, which are unsecured, are stated at the amount the Company expects to collect. The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. The Company evaluates the collectability of its accounts receivable based on a combination of factors, including customer credit-worthiness and historical collection experience. Management reviews the receivable aging and adjusts the allowance based on historical experience, financial condition of the customer and other relevant current economic factors. As of June 30, 2009 and December 31, 2008, a majority of the trade receivable balances were due from governmental agencies, which the Company believes are collectible in full and a majority of the accounts receivable related to warranty claims are primarily due from manufacturers. Therefore, management determined no allowance for uncollectible amounts was required. Concentrations of credit risk with respect to accounts receivables from the sale of automobiles are limited because a large number of diverse customers comprise the Company’s customer base, thus spreading the trade credit risk.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

AutoChina’s exposure to interest rate risk primarily relates to its outstanding debts and interest income generated by excess cash, which is mostly held in interest-bearing bank deposits. AutoChina has not used derivative financial instruments in its investment portfolio. Interest-earning instruments carry a degree of interest rate risk. As of March 31, 2009, AutoChina’s total outstanding loans amounted to $29.9 million with interest rates in the range of 6.6% to 9.1% per annum.  AutoChina has not been exposed, nor does it anticipate being exposed, to material risks due to changes in market interest rates.

Foreign Currency Risk

Substantially all of AutoChina’s revenues and expenditures are denominated in Renminbi. As a result, fluctuations in the exchange rate between the U.S. dollars and Renminbi will affect AutoChina’s financial results in U.S. dollars terms without giving effect to any underlying change in AutoChina’s business or results of operations. The Renminbi’s exchange rate with the U.S. dollar and other currencies is affected by, among other things, changes in China’s political and economic conditions. The exchange rate for conversion of Renminbi into foreign currencies is heavily influenced by intervention in the foreign exchange market by the People’s Bank of China. From 1995 until July 2005, the People’s Bank of China intervened in the foreign exchange market to maintain an exchange rate of approximately 8.3 Renminbi per U.S. dollar. On July 21, 2005, the PRC government changed this policy and began allowing modest appreciation of the Renminbi versus the U.S. dollar. However, the Renminbi is restricted to a rise or fall of no more than 0.5% per day versus the U.S. dollar, and the People’s Bank of China continues to intervene in the foreign exchange market to prevent significant short-term fluctuations in the Renminbi exchange rate. Nevertheless, under China’s current exchange rate regime, the Renminbi may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. There remains significant international pressure on the PRC government to adopt a substantial liberalization of its currency policy, which could result in a further and more significant appreciation in the value of the Renminbi against the U.S. dollar.

Net income for the three months ended June 30, 2009 of RMB25.9 million is reported as $3,792,362 based on the 2009 year-to-date average Renminbi to U.S. dollar exchange rate of 6.8326.  Net income would decrease $6,975 to $3,785,387 based on the December 31, 2008 exchange rate of 6.8430, or increase $1,432 to $3,793,794 based on the June 30, 2009 exchange rate of 6.8305 Renminbi per U.S. dollar.  However, net income would decrease $813,431 to $2,978,931 based on the pre-July 2005 exchange rate of 8.3000 Renminbi per U.S. dollar.

Net income for the six months ended June 30, 2009 of RMB 37.5 million is reported as $5,493,373 based on the 2009 year-to-date average Renminbi to U.S. dollar exchange rate of 6.8329.  Net income would decrease $9,447 to $5,483,926 based on the December 31, 2008 exchange rate of 6.8430, or increase $2,249 to $5,495,622 based on the June 30, 2009 exchange rate of 6.8305 Renminbi per U.S. dollar.  However, net income would decrease $1,131,419 to $4,361,954 based on the pre-July 2005 exchange rate of 8.3000 Renminbi per U.S. dollar.

Net income for the year ended December 31, 2008 of RMB 55.9 million is reported as $8,043,256 based on the 2008 year-to-date average Renminbi to U.S. dollar exchange rate of 6.9464.  Net income would increase $121,731 to $8,164,987 based on the December 31, 2008 exchange rate of 6.8430, or increase $136,697 to $8,179,953 based on the June 30, 2009 exchange rate of 6.8305 Renminbi per U.S. dollar.  However, net income would decrease $1,313,834 to $6,729,422 based on the pre-July 2005 exchange rate of 8.3000 Renminbi per U.S. dollar.

Net income for the year ended December 31, 2007 of RMB 36.3 million is reported as $4,774,381 based on the 2007 year-to-date average Renminbi to U.S. dollar exchange rate of 7.6079.  Net income would increase $198,254 to $4,972,635 based on the December 31, 2007 exchange rate of 7.3046, or increase $543,401 to $5,317,782 based on the June 30, 2009 exchange rate of 6.8305 Renminbi per U.S. dollar.  However, net income would decrease $398,102 to $4,376,279 based on the pre-July 2005 exchange rate of 8.3000 Renminbi per U.S. dollar.

Very limited hedging transactions are available in China to reduce AutoChina’s exposure to exchange rate fluctuations. To date, AutoChina has not entered into any hedging transactions in an effort to reduce its exposure to foreign currency exchange risk. While AutoChina may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedging transactions may be limited and it may not be able to successfully hedge its exposure at all. In addition, AutoChina’s currency exchange losses may be magnified by PRC exchange control regulations that restrict its ability to convert Renminbi into foreign currency.

Seasonality

ACG’s second and third fiscal quarters (April through September) have historically been slower for dealership sales. Conversely, ACG’s first and fourth fiscal quarters (January through March and October through December) have historically been the busiest times for car sales. Therefore, ACG generally realize a higher proportion of its revenue and operating profit during the first and fourth fiscal quarters. ACG expects this trend to continue in future periods. If conditions arise that impair vehicle sales during the first or fourth fiscal quarters, the adverse effect on ACG’s revenues and operating profit for the year could be disproportionately large.

Impact of Inflation

Inflation has not historically been a significant factor impacting ACG’s results.

Unaudited Pro Forma Condensed Consolidated Financial Information –  Reclassified for Discontinued Operations

The following unaudited pro forma condensed consolidated financial information has been prepared based on the Business Combination being accounted for as a reverse recapitalization.  As a result, the historical financial statements of ACG became the financial statements of AutoChina effective as of closing of the Business Combination on April 9, 2009, for all periods presented.  Such historical financial information of ACG is presented in Column A.  In addition, the financial information presented in Column B has been prepared assuming that the sale of the consumer automotive dealership business had been completed and was therefore reclassified out of continuing operations.  Finally, the financial information presented in Column C in the pro forma condensed consolidated balance sheet has been prepared assuming that the sale of the consumer automotive dealership business had occurred on June 30, 2009. The unaudited pro forma condensed consolidated statement of operations presents continuing operations only. The unaudited pro forma condensed consolidated financial statements have been prepared under United States generally accepted accounting principles (“U.S. GAAP”) and presented in U.S. dollars.

Basic and diluted weighted average ordinary shares outstanding for the six months ended June 30, 2009 present shares outstanding based on the retroactive adjustment of the capital structure of the legal parent, AutoChina, to reflect the accounting for the acquisition of ACG as a reverse recapitalization.

The unaudited pro forma condensed consolidated financial information is provided for illustrative purposes only.  See “Risk Factors” elsewhere in this document for further details.  Additional information with respect to the preparation of the pro forma financial information is provided at “Unaudited Pro Forma Condensed Combined Financial Information” elsewhere in this document.

AUTOCHINA INTERNATIONAL LIMITED AND SUBSIDIARIES
Unaudited Pro Forma Condensed Consolidated Statement of Operations
Six Months Ended June 30, 2009
(In thousands of U.S. Dollars, except per share amounts, and U.S. GAAP, unless otherwise noted)

	(A)					(B)
	AutoChina International Limited and	Pro Forma Adjustments and Eliminations to Reclassify the Consumer Automotive Dealership Business as Discontinued Operations				Pro Forma Consolidated Companies Reclassified to Eliminate Discontinued
	Subsidiaries	Debit		Credit		Operations

Revenues	$323,225	249,351	(1)			$73,874

Cost of sales	303,071			235,289	(1)	67,782

Gross profit	20,154					6,092

Operating expenses
Selling and marketing	4,908			3,988	(1)	920
General and administrative	4,766			2,775	(1)	1,991
Other income, net	(532)	482	(1)			(50)
Total operating expenses	9,142					2,861

Income from operations	11,012					3,231

Other income (expense)
Interest income	219	207	(1)			12
Interest expense	(1,572)			1,144	(1)	(428)
Accretion of share repurchase obligations	(310)					(310)
Equity in earnings of unconsolidated subsidiaries	37	37	(1)			-
Acquisition-related costs	(295)					(295)

Income from continuing operations before income taxes	9,091					2,210

Income tax provision	2,539			2,197	(1)	342

Income from continuing operations	6,552					1,868

Net income attributable to noncontrolling interests	(1,059)			1,059	(1)	-

Net income from continuing operations attributable to shareholders	$5,493					$1,868

Net income from continuing operations per ordinary share -
Basic	$0.67					$0.23

Diluted	$0.62					$0.21

Weighted average ordinary shares outstanding -
Basic	8,246,541					8,246,541
Diluted	8,809,069					8,809,069

Pro Forma Adjustments and Eliminations (In thousands of U.S. Dollars, except for share and per share data, unless otherwise noted):
(1)	To reclassify the discontinued operations of the consumer automotive dealership business.

AUTOCHINA INTERNATIONAL LIMITED AND SUBSIDIARIES
Unaudited Pro Forma Condensed Consolidated Balance Sheet
June 30, 2009
(In thousands of U.S. Dollars, except per share amounts, and U.S. GAAP, unless otherwise noted)

	(A)					(B)					(C)
	AutoChina International Limited and	Pro Forma Adjustments and Eliminations to Reclassify the Consumer Automotive Dealership Business as Discontinued Operations				Pro Forma Consolidated Companies Reclassified to Eliminate Discontinued	Pro Forma Adjustments and Eliminations Relating to the Sale of the Consumer Automotive Dealership Business				Pro Forma Consolidated Companies after the Sale of the Consumer Automotive Dealership
	Subsidiaries	Debit		Credit		Operations	Debit		Credit		Business

Assets
Current assets
Cash and cash equivalents	$21,404			15,815	(1)	$5,589	71,147	(3)	22,985	(2)	$53,751
Restricted cash	53,348			40,904	(1)	12,444					12,444
Restricted cash held in escrow	4,987					4,987					4,987
Note receivable	769					769					769
Accounts receivable	3,238			1,655	(1)	1,583					1,583
Inventories	35,032			34,787	(1)	245					245
Deposits for inventories	34,640			20,308	(1)	14,332					14,332
Prepaid expenses and other current assets	4,955			3,761	(1)	1,194					1,194
Due from unconsolidated subsidiary	220			220	(1)	-					-
Current maturities of net investment in sales-type leases	43,907					43,907					43,907
Deferred income tax assets	2,066			366	(1)	1,700					1,700
Assets of the consumer automotive dealership business	-	145,816	(1)			145,816	22,985	(2)	168,801	(3)	-
Total current assets	204,566					232,566					134,912
Investment in unconsolidated subsidiaries	266			266	(1)	-					-
Property, equipment and leasehold improvements, net	28,541			26,793	(1)	1,748					1,748
Net investment in sales-type leases, net of current maturities	28,730					28,730					28,730
Goodwill	941			941	(1)	-					-
Total assets	$263,044					$263,044					$165,390

Liabilities
Current liabilities
Floor plan notes payable - manufacturer affiliated	$12,010	12,010	(1)			$-					$-
Notes payable	21,814	21,814	(1)			-					-
Trade notes payable	70,368	57,924	(1)			12,444					12,444
Note payable to EarlyBird Capital	429					429					429
Accounts payable	5,364	1,795	(1)			3,569					3,569
Accounts payable, related parties	27,761					27,761					27,761
Other payables and accrued liabilities	8,867	3,831	(1)			5,036					5,036
Share repurchase obligations	8,218					8,218					8,218
Due to affiliates	10,592			250	(1)	10,842					10,842
Customer deposits	6,269	4,110	(1)			2,159					2,159
Customer deposits, related party	14,696					14,696					14,696
Income tax payable	2,923	2,214	(1)			709			3,416	(3)	4,125
Liabilities of the consumer automotive dealership business	-			111,319	(1)	111,319	111,319	(3)			-
Total current liabilities	189,311					197,182					89,279
Long term debt
Net deferred income tax liabilities	973					973					973
Total liabilities	190,284					198,155					90,252

Equity
Preferred shares, $0.001 par value	-					-					-
Ordinary shares, $0.001 par value	11					11					11
Additional paid-in capital	34,625					34,625					34,625
Statutory reserves	741					741					741
Retained earnings	23,284					23,284			10,249	(3)	33,533
Accumulated other comprehensive income	6,228					6,228					6,228
Total stockholders' equity	64,889					64,889					75,138
Noncontrolling interests	7,871	7,871	(1)			-					-
Total equity	72,760					64,889					75,138
Total liabilities and equity	$263,044					$263,044					$165,390

Pro Forma Adjustments and Eliminations (In thousands of U.S. Dollars, except for share and per share data, unless otherwise noted):
(1)	To reclassify and combine assets, liabilities and noncontrolling interests of the consumer automotive dealership business to be sold.
(2)	To record intercompany settlement of amount due to the consumer automotive dealership group.
(3)	To record the sale of the consumer automotive dealership business as if it had occurred on June 30, 2009 as follows:
Cash received		$69,195
Income tax reimbursement		1,952
Plus liabilities transferred		111,319
Total sales price		182,466
Less assets sold		168,801
Pre-tax gain from sale		13,665
Less tax on gain:
Maximum amount to be absorbed by the Company	$1,464
Income tax reimbursement	1,952
Less tax on gain at the statutory rate of 25%		3,416
After-tax gain from sale		$10,249

AUTOCHINA’S FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and financial information relates to periods prior to the business combination with ACG.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Deferred income taxes are provided for the differences between bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

Results of Operations for the year ended December 31, 2008

AutoChina reported a net loss of $145,541 for the year ended December 31, 2008. Prior to acquiring ACG, AutoChina’s only significant income was from interest generated in the trust account.

Overall, for the year ended December 31, 2008, AutoChina incurred fees and expenses of $492,355 in connection with the business combination with ACG and general and administrative expenses of $327,935. For the year ended December 31, 2008, AutoChina’s trust account earned interest of $733,745 before the allocation of $58,996 in interest to shares subject to possible redemption.

Results of Operations for the year ended December 31, 2007

AutoChina had a net loss of $23,428 for the year ended December 31, 2007 as a result of formation and operating costs. Additionally, deferred offering costs of $199,957 were incurred in 2007. These costs consisted of professional fees of $189,437 and regulatory and filing fees of approximately $10,520. AutoChina had no income in 2007. Prior to acquiring ACG, AutoChina had no revenues and incurred losses due to management’s expenses relating to locating a target business to acquire.

Liquidity and Capital Resources

On February 27, 2008, AutoChina completed a private placement of 1,430,000 warrants to James Cheng-Jee Sha, AutoChina’s former Chief Executive Officer and Chairman and current director, Diana Chia-Huei Liu, AutoChina’s former President and current director, William Tsu-Cheng Yu, AutoChina’s former Chief Financial Officer and director, Jimmy (Jim) Yee-Ming Wu, AutoChina’s former Chief Operating Officer and director and Gary Han Ming Chang, AutoChina’s former Special Advisor, collectively referred to as AutoChina’s “founding shareholders,” and received net proceeds of $1,430,000. On March 4, 2008, AutoChina consummated its initial public offering of 4,500,000 units. On March 13, 2008, the underwriters of AutoChina’s initial public offering exercised their overallotment option in full, for a total of an additional 675,000 units (over and above the 4,500,000 units sold in the initial public offering) for an aggregate offering of 5,175,000 units. Each unit in the public offering consisted of one ordinary share and one redeemable ordinary share purchase warrant. Each warrant entitles the holder to purchase from AutoChina one ordinary share at an exercise price of $5.00. AutoChina’s ordinary shares and warrants started trading separately as of March 28, 2008.

The net proceeds from the sale of AutoChina’s warrants and units, after deducting certain offering expenses of approximately $3,458,000, including underwriting discounts of approximately $2,898,000, were approximately $39,372,000. Approximately $40,671,000 of the proceeds from the initial public offering and the private placement was placed in a trust account for AutoChina’s benefit. The trust account contained $1,449,000 of the underwriter’s compensation which was paid to them upon the consummation of the business combination. Except for up to $1,050,000 in interest that was earned on the funds contained in the trust account that was able to be released to AutoChina to be used as working capital, of which approximately $450,000 had been released as of December 31, 2008, AutoChina was not otherwise able to access the amounts held in the trust until AutoChina consummated a business combination. The amounts held outside of the trust account were available to be used by AutoChina to provide for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. From October 16, 2007 (the date of AutoChina’s inception) through December 31, 2007, AutoChina had operating expenses of $23,428 and deferred offering costs of $199,957. From January 1, 2008 through March 4, 2008 (the date on which AutoChina consummated its initial public offering), AutoChina had operating expenses of $356 and offering costs of $196,659, exclusive of the $2,898,000 in underwriting discounts. As of December 31, 2007, AutoChina had no amount held in the trust account and as of December 31, 2008 there was approximately $40,855,000 held in the trust account, which included deferred underwriting fees of $1,449,000. Additionally, as of December 31, 2008, AutoChina held approximately $77,000 outside of the trust account to fund its working capital requirements.

AutoChina used substantially all of the net proceeds of the initial public offering to acquire ACG, including identifying and evaluating prospective acquisition candidates, selecting the target business, and structuring, negotiating and consummating the business combination including various equity based transactions that utilized most of the amounts held in trust at the closing.  AutoChina used approximately $24,218,000 for purchase of shares and approximately $8,182,000 in connection with shareholders’ share redemptions. Shares were repurchased by AutoChina because if such shares had not been repurchased, the holder of such shares would have voted against the business combination and AutoChina would not have been able to complete the business combination. In addition, approximately $6,101,000 of the trust fund was used to support the fully funded and partially funded short-term put and call agreements with certain of AutoChina’s shareholders immediately prior to the business combination. Approximately $1,200,000 was to be used for the payment of deferred underwriting and advisory fees upon the closing of the business combination.

Commencing on February 27, 2008 through April 9, 2009, AutoChina incurred a fee of $7,500 per month for office space. The office space was provided by LiveABC of Beijing, China, an affiliate of James Cheng-Jee Sha, AutoChina’s then-Chief Executive Officer and director.

Off-Balance Sheet Arrangements

Prior to its business combination with ACG on April 9, 2009, AutoChina never entered into any off-balance sheet financing arrangements, never established any special purpose entities, and had not guaranteed any debt or commitments of other entities or entered into any options on non-financial assets.

Contractual Obligations

Prior to its business combination with ACG on April 9, 2009, AutoChina did not have any long term debt, capital lease obligations, operating lease obligations, purchase obligations or other long term liabilities. However, as discussed above, AutoChina had entered into a lease with the landlord of AutoChina’s office facilities at a monthly rental of approximately $7,500, which lease terminated upon the business combination with ACG on April 9, 2009.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial information has been prepared assuming that the Business Combination had occurred (i) at January 1, 2008 for the pro forma condensed combined statement of operations and (ii) at December 31, 2008 for the pro forma condensed combined balance sheet.  The financial information presented in the column entitled “Pro Forma Combined Companies after Sale of the Consumer Automotive Dealership Business” has been prepared assuming that the sale of the consumer automotive dealership business had occurred (i) at January 1, 2008 for the pro forma condensed combined statement of operations, and (ii) at December 31, 2008 for the pro forma condensed combined balance sheet.  The unaudited pro forma condensed combined financial statements are prepared under United States generally accepted accounting principles (“U.S. GAAP”) and presented in U.S. dollars.

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only.  The historical financial information in the unaudited pro forma condensed combined balance sheet has been adjusted to give effect to pro forma events that are directly attributable to the Business Combination and are factually supportable.  The historical financial information in the unaudited pro forma condensed combined statement of operations has been adjusted to give effect to the pro forma events that are directly attributable to the Business Combination, are factually supportable, and are expected to have a continuing impact on the combined results.

You should not rely on the unaudited pro forma condensed combined balance sheet as being indicative of the historical financial position that would have been achieved had the Business Combination been consummated as of December 31, 2008, or the unaudited pro forma condensed combined statement of operations as being indicative of the historical financial results of operations that would have been achieved had the Business Combination been consummated on January 1, 2008.  See “Risk Factors” elsewhere in this document for further details.

We are providing the following information to aid you in your analysis of the financial aspects of the business combination.  We derived the historical financial information of AutoChina Group, Inc. (“AutoChina”) from the audited consolidated financial statements of AutoChina for the year ended December 31, 2008 and the notes thereto included elsewhere in this document.  We derived the historical financial information of AutoChina from the audited financial statements of AutoChina for the year ended December 31, 2008 and the notes thereto included elsewhere in this document.  The historical financial statements of AutoChina and ACG have been prepared under U.S. GAAP and presented in U.S. dollars.  This information should be read together with AutoChina’s and ACG’s audited financial statements and related notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations" for AutoChina and ACG, and other financial information included elsewhere in this document.

In conjunction with the Business Combination, AutoChina and ACG entered into agreements reflecting immediate or short-term cash commitments as summarized below, which were in excess of the amount in AutoChina’s trust account at December 31, 2008 ($40,855,363) and at the closing of the Business Combination. In order to ensure that the Business Combination was approved by the shareholders, AutoChina, ACG and their respective affiliates entered into various transactions to purchase or facilitate the purchase of ordinary shares of AutoChina from shareholders who had indicated their intention to vote against the Business Combination and seek redemption of their shares for cash, including price protective agreements with various investors in the form of puts and calls. The put and call agreements were settled at no cost to the Company in August through October 2009. The Company expects to account for the settlements as capital transactions.

Purchase of shares	$24,217,506
Payment of deferred underwriting and advisory fees -
Cash	1,200,000
Short-term note payable	429,000
Short-term put and call agreements -
Fully funded	4,986,696
Partially funded	1,043,984
Unfunded	2,541,500
Redemption of shares	8,181,741
Repurchase of warrants	1,026,425
Legal fees and other	410,124
Total	$44,036,976

Such transactions resulted in substantially all of AutoChina’s trust fund being expended at the closing, which resulted in ACG not receiving any significant amount of working capital from the trust account to fund its post-transaction business operations.  The lack of trust funds available to fund ACG’s business operations could have a material adverse effect on ACG’s future operations and business prospects.

A substantial portion of the funds held in the AutoChina’s trust account were used to purchase ordinary shares of AutoChina from holders who would have otherwise voted against the Business Combination.  However, AutoChina does not believe that holders of its public stock who purchased such shares in its February 2008 initial public offering have grounds to seek rescission of the purchase of the units the holder acquired in the initial public offering, since most of such holders participated in the various transactions summarized above at the closing.

The Business Combination will be accounted for as a reverse recapitalization since, immediately following completion of the transaction, the shareholders of ACG immediately prior to the Business Combination will have effective control of AutoChina through (1) their majority shareholder interest in the combined entity, (2) significant representation on the Board of Directors (initially two out of five members), with three other board members being independent of both AutoChina and ACG, and (3) being named to all of the senior executive positions.  For accounting purposes, ACG will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of ACG, i.e., a capital transaction involving the issuance of stock by AutoChina for the stock of ACG.  Accordingly, the combined assets, liabilities and results of operations of ACG will become the historical financial statements of AutoChina at the closing of the transaction, and AutoChina’s assets (primarily cash and cash equivalents), liabilities and results of operations will be consolidated with ACG beginning on the closing date.  No step-up in basis or intangible assets or goodwill will be recorded in this transaction.  All direct costs of the transaction are being charged to operations in the period that such costs are incurred.

Actual results could differ from the pro forma information presented and depend on several variables, including, pursuant to an earn-out provision in the share exchange agreement, the issuance to ACG’s prior shareholders of between 5% and 20% of the number of ordinary shares of AutoChina’s outstanding as of December 31 of the fiscal year immediately prior to such earn-out issuance for achieving a minimum EBITDA and certain Targeted EBITDA Growth (each as defined in the share exchange agreement) in each of the five fiscal years ending December 31, 2009 through December 31, 2013.  Upon issuance, such shares will be recorded as an adjustment to the accounting acquiree’s basis in the reverse acquisition (i.e., as an adjustment at par value to ordinary shares and additional paid-in capital), and will be included in the calculations of earnings per share from that date.

As used in the share exchange agreement, the terms EBITDA, EBITDA Growth and Targeted EBITDA Growth have the following meanings:

•
“EBITDA” means earnings before interest, taxes, depreciation, amortization and any adjustment for minority interests. on a consolidated basis calculated based on the audited financial statements in accordance with US GAAP for any twelve (12) month period ended December 31, but for the purposes of the share exchange agreement excluding from any such calculation of EBITDA, any EBITDA (a) generated by the operations of any entities acquired by or merged with AutoChina following the closing or from one-time gains or one-time losses, including, but not limited to, one-time gains or losses from the divestiture of any assets or entities and (b) any impacts on such financial statements as a result of any change of US GAAP occurring after the date such final statements were prepared.  For purposes of the share exchange agreement, EBITDA for FY2009 shall exclude the losses of AutoChina in FY2009 incurred prior to the closing and shall be calculated on the assumption that the ACG companies became subsidiaries of AutoChina as of January 1, 2009.

•	“EBITDA Growth” means year-over-year EBITDA growth.

•	“Targeted EBITDA Growth” means EBITDA Growth of the percentages set forth in the schedule set forth below.

Earn-Out Consideration Percentage is equivalent to the percentage set forth below for each of the respective thresholds for each of the applicable fiscal years ended December 31.  Notwithstanding the foregoing, such Earn-Out Consideration Percentage is only applicable in the event that AutoChina achieves EBITDA of at least the amount set forth in parenthesis immediately following each of the applicable fiscal years ended December 31 set forth below.  For purposes of this schedule, “G” means Targeted EBITDA Growth.

FY ending 12/31	G > 30%	G > 40%	G > 50%	G > 60%	G > 70%	G > 80%	G > 90%
2009 (US$22.50MM)	5.0%	7.5%	10.0%	12.5%	15.0%	17.5%	20.0%
2010 (US$29.25MM)	5.0%	7.5%	10.0%	12.5%	15.0%	17.5%	20.0%
2011 (US$38.03MM)	5.0%	7.5%	10.0%	12.5%	15.0%	17.5%	20.0%
2012 (US$49.44MM)	5.0%	7.5%	10.0%	12.5%	15.0%	17.5%	20.0%
2013 (US$64.27MM)	5.0%	7.5%	10.0%	12.5%	15.0%	17.5%	20.0%

AUTOCHINA INTERNATIONAL LIMITED AND AUTOCHINA GROUP INC.
Unaudited Pro Forma Condensed Combined Statement of Operations
Year Ended December 31, 2008
(In thousands of U.S. Dollars, except per share amounts, and U.S. GAAP, unless otherwise noted)

	AutoChina International	AutoChina Group	Pro Forma Adjustments and Eliminations Relating to the Business Combination				Pro Forma Combined Companies (With Actual Stock	Pro Forma Adjustments and Eliminations Relating to the Sale of the Consumer Automotive Dealership Business				Pro Forma Combined Companies after Sale of the Consumer Automotive Dealership
	Limited	Inc.	Debit		Credit		Redemption)	Debit		Credit		Business

Revenues	$-	$440,585			2,239	(2)	$442,824	406,526	(3)			$36,298

Cost of sales	-	414,672					414,672			382,702		31,970

Gross profit	-	25,913					28,152					4,328

Operating expenses
Selling and marketing	-	6,692					6,692			5,727	(3)	965
General and administrative	328	7,506			328	(1)	7,506			5,329	(3)	2,177
Other income, net	-	(836)					(836)	674	(3)			(162)
Total operating expenses	328	13,362					13,362					2,980

Income (loss) from operations	(328)	12,551					14,790					1,348

Other income (expense)
Interest income	734	2,799	734	(1)			560	546	(3)			14
			2,239	(2)
Interest expense	-	(2,805)					(2,805)			2,800	(3)	(5)
Equity in loss of unconsolidated subsidiaries	-	(40)					(40)			40	(3)	-
Acquisition-related costs	(492)	-			492	(1)	-					-

Income (loss) before income taxes	(86)	12,505					12,505					1,357

Income tax provision	-	3,009					3,009			2,824	(3)	185

Income (loss) from continuing operations before allocation of trust account interest	(86)	9,496					9,496					1,172

Net income attributable to noncontrolling interests	-	(1,309)					(1,309)			1,309	(3)	-
Allocation of trust account interest relating to ordinary shares subject to possible redemption	(59)	-			59	(1)	-					-

Net income (loss) from continuing operations attributable to ordinary stockholders	$(145)	$8,187					$8,187					$1,172

Net income (loss) from continuing operations per ordinary share -
Basic	$(0.03)						$0.81					$0.12
Diluted	$(0.03)						$0.65					$0.09

Weighted average ordinary shares outstanding (Note B) -
Basic	5,635,143						10,135,095					10,135,095
Diluted	5,635,143						12,568,825					12,568,825

Pro Forma Adjustments and Eliminations (In thousands of U.S. Dollars, except for share and per share data, unless otherwise noted):
(1)	To eliminate historical operations of the accounting acquiree (a non-operating public shell) as the transaction is being accounted for as a reverse recapitalization.
(2)	To reclassify interest income related to commercial vehicle leasing activities.
(3)	To eliminate the operations of the consumer automotive dealership business as if the sale had occurred on January 1, 2008.

Pro Forma Notes (In thousands of U.S. Dollars, except for share and per share data, unless otherwise noted):
(A)	Pro forma entries are recorded to the extent they are a direct result of the business combination, are factually supportable, and are expected to have a continuing impact on the combined results.
(B)
As the transaction is being accounted for as a reverse recapitalization, the calculation of weighted average shares outstanding for basic and diluted earnings per share assumes that the shares issued in conjunction with the business combination have been outstanding for the entire period. Shares redeemed, repurchased, under obligations to be repurchased, and shares surrendered and cancelled have been excluded from the calculation of earnings per share for the entire period. The impact of warrants repurchased on the calculation of common stock equivalents have been retroactively adjusted to eliminate their effect for the entire period. Basic and diluted weighted average ordinary shares outstanding is calculated as follows:
	Pro Forma Balance Sheet Entry No.	Shares With Actual Stock Redemption
Actual number of ordinary shares outstanding		6,468,750
Pro forma share adjustments:
Shares issued to selling shareholders in share exchange transaction	(5)	8,606,250
Surrender and cancellation of founders shares	(12)	(263,436)
Shares repurchased by the Company	(10)	(3,053,910)
Shares issued to underwriter upon cashless exercise of unit purchase option	(13)	279,000
Shares redeemed by public shareholders	(9)	(1,040,934)
Pro forma weighted average ordinary shares issued		10,995,720
Holdback Consideration Shares in escrow	(5)	(860,625)
Pro forma weighted average ordinary shares outstanding - Basic		10,135,095
Common stock equivalents:
Shares issuable from actual "in the money" warrants outstanding:
From IPO warrants, net of 2,432,892 warrants repurchased by the Company		2,742,108
From Private Placement warrants		1,430,000
Less number of shares available "on the market" pursuant to the treasury stock method		(1,738,378)
Number of "new" shares to be issued pursuant to the treasury stock method		2,433,730
Pro forma weighted average ordinary shares outstanding - Diluted		12,568,825
(C)
The pro forma condensed combined statement of operations does not include the effect of certain Put and Call Agreements that were outstanding from April through October 2009 that were settled at no cost to the Company.

AUTOCHINA INTERNATIONAL LIMITED AND AUTOCHINA GROUP INC.
Unaudited Pro Forma Condensed Combined Balance Sheet
 December 31, 2008
(In thousands of U.S. Dollars, except per share amounts, and U.S. GAAP, unless otherwise noted)

	AutoChina International	AutoChina Group	Pro Forma Adjustments and Eliminations Relating to the Business Combination				Pro Forma Combined Companies (With Actual Stock	Pro Forma Adjustments and Eliminations Relating to the Sale of the Consumer Automotive Dealership Business				Pro Forma Combined Companies after Sale of the Consumer Automotive Dealership
	Limited	Inc.	Debit		Credit		Redemption)	Debit		Credit		Business

Assets
Current assets
Cash and cash equivalents	$77	$17,406	40,855	(1)	1,200	(2)	$22,727	65,609	(16)	13,537	(15)	$74,799
					8,182	(9)
					24,218	(10)
					57	(11)
					928	(8)
					1,026	(14)
Restricted cash	-	40,824					40,824			40,824	(15)	-
Funds held in trust	40,855	-			40,855	(1)	-					-
Accounts receivable	-	4,272					4,272			3,397	(15)	875
Inventories	-	37,463					37,463			36,230	(15)	1,233
Deposits for inventories	-	21,621					21,621			21,193	(15)	428
Prepaid expenses and other current assets	10	5,474					5,484			3,380	(15)	2,104
Due from unconsolidated subsidiary	-	529					529			529	(15)	-
Current maturities of net investment in sales-type leases	-	14,867					14,867					14,867
Deferred income tax assets	-	1,020					1,020			620		400
Assets of the consumer automotive dealership business	-	-					-	145,988	(15)	145,988	(16)	-
Total current assets	40,942	143,476					148,807					94,706
Investment in unconsolidated subsidiaries	-	229					229			229	(15)	-
Property, equipment and leasehold improvements, net	-	26,907					26,907			25,108	(15)	1,799
Net investment in sales-type leases, net of current maturities	-	8,492					8,492					8,492
Goodwill	-	941					941			941	(15)	-
Total assets	$40,942	$180,045					$185,376					$104,997

Liabilities
Current liabilities
Floor plan notes payable - manufacturer affiliated	$-	$12,379					$12,379	12,379	(15)			$-
Notes payable	-	3,921					3,921	3,921	(15)			-
Trade notes payable	-	60,134					60,134	60,134	(15)			-
Note payable to EarlyBird Capital	-	-			249	(2)	429					429
					180	(8)
Accounts payable	19	1,270					1,289					1,289
Other payables and accrued liabilities	-	5,189					5,189	673	(15)			4,516
Accrued acquisition costs	267	-	1,108	(8)	841	(6)	-					-
Due to affiliates	-	8,166					8,166					8,166
Customer deposits	-	3,224					3,224	3,197	(15)			27
Customer deposits, related party	-	16,095					16,095	5,041	(15)			11,054
Income tax payable	-	1,674					1,674	1,479	(15)	3,417	(16)	3,612
Deferred underwriting fees	1,449	-	1,449	(2)			-					-
Deferred interest on funds held in trust	59	-	59	(7)			-					-
Liabilities of the consumer automotive dealership business	-	-					-	94,047	(16)	94,047	(15)	-
Total current liabilities	1,794	112,052					112,500					29,093
Long term debt
Net deferred income tax liabilities	-	405					405	273	(15)			132
Total liabilities	1,794	112,457					112,905					29,225

Ordinary shares, subject to possible redemption	16,270	-	8,088	(4)			-					-
			8,182	(9)
Equity
Preferred shares, $0.001 par value	-	-					-					-
Ordinary shares, $0.001 par value	7	-	1	(9)	9	(5)	11					11
			-	(12)	-	(13)
			3	(10)
Additional paid-in capital	23,040	35,921	9	(5)	8,088	(4)	40,734					40,734
			24,215	(10)
			1,026	(14)	1	(9)
			-	(13)	-	(12)
			1,067	(3)
Statutory reserves	-	741					741					741
Retained earnings (accumulated deficit)	(169)	17,791			59	(7)	17,850			10,251	(16)	28,101
			57	(11)	1,067	(3)
			841	(6)
Accumulated other comprehensive income	-	6,185					6,185					6,185
Total stockholders' equity	22,878	60,638					65,521					75,772
Noncontrolling interests	-	6,950					6,950	6,950	(15)			-
Total equity	22,878	67,588					72,471					75,772
Total liabilities and equity	$40,942	$180,045					$185,376					$104,997

Pro Forma Adjustments and Eliminations (In thousands of U.S. Dollars, except for share and per share data, unless otherwise noted):
(1)	To liquidate investments held in trust.
(2)
To record payment of deferred underwriting fees of $1,449 charged to additional paid-in capital at time of initial public offering but contingently payable until the consumation of a business combination, and investment advisors fee of $180 relating to the business combination, paid in the form of cash of $1,200 and a note payable of $429. The note payable is non-interest bearing and due no later than October 9, 2009. Also placed into escrow as additional security were 446,250 ordinary shares held by the former sole shareholder of AutoChina Group Inc.

(3)	To eliminate historical retained earnings, as adjusted, of accounting acquiree.
(4)	To reclassify ordinary stock subject to possible redemption relating to shares not redeemed to permanent equity.
(5)	To record issuance of Net Upfront Consideration Shares and Holdback Consideration Shares to the selling shareholders in the business combination, calculated as follows:.
Purchase Price	$68,850
Divided by Net Upfront Consideration Average Price	$8.00
Total Net Upfront Consideration Shares and Holdback Consideration Shares	8,606,250
Less Holdback Consideration Shares	(860,625)
Net Upfront Consideration Shares	7,745,625
(6)
To accrue balance of estimated direct costs for the preparation and negotiation of the business combination based upon engagement letters, actual invoices and/or currently updated fee estimates as follows:

Investment banking fees	$180
Financial advisor fees	76
Legal fees	688
Fairness opinion fees	20
Accounting fees	165
Registration and listing costs	75
Printing costs	45
Roadshow, travel and other	84
Total estmated costs	1,333
Less costs incurred to-date	(492)
Balance to accrue	$841

Total estimated costs do not include contingent underwriting fees of $1,449 that are payable upon consumation of the business combination, as these costs were incurred in connection with the Company's IPO and have already been provided for on the Company's books.

(7)	To eliminate deferred interest on funds held in trust as a result of the drawdown of all permitted interest earned for working capital purposes.
(8)	To record payment of costs related to the business combination.
(9)	To record redemption of 1,040,934 ordinary shares issued in the Company's IPO, at December 31, 2008 redemption value of $7.86 per share, for an aggregate of $8,182.
(10)	To record purchase and subsequent cancellation of 3,053,910 ordinary shares for $24,218.
(11)	To record the payment of option fees totalling $57 relating to the Victory Park share repurchase obligation.
(12)
To record forfeiture and cancellation of 263,436 ordinary shares held by the Company's founding stockholders as required in connection with the redemption of 1,040,934 ordinary shares subject to possible redemption.

(13)	To record the issuance of 279,000 ordinary shares of the Company as a result of the cashless exercise of the underwriter's unit purchase option.
(14)	To record the repurchase of warrants to acquire 2,432,892 ordinary shares sold in the Company's IPO at an aggregate price of $1,026.
(15)	To reclassify and combine assets, liabilities and noncontrolling interests of the consumer automotive dealership business to be sold.
(16)	To record the sale of the consumer automotive dealership business as if it had occurred on December 31, 2008 as follows:
Cash received		$63,656
Income tax reimbursement		1,953
Plus liabilities transferred		94,047
Total sales price		159,656
Less assets sold		145,988
Pre-tax gain from sale		13,668
Less tax on gain:
Maximum amount to be absorbed by the Company	$1,464
Income tax reimbursement	1,953
Less tax on gain at the statutory rate of 25%		3,417
After-tax gain from sale		$10,251

Pro Forma Notes (In thousands of U.S. Dollars, except for share and per share data, unless otherwise noted):
(A)	Pro forma entries are recorded to the extent they are a direct result of the business combination and are factually supportable.
(B)
Concurrent with the closing, 10% of the shares to be issued at that time (see entry (5)), defined as Holdback Consideration Shares, shall be delivered into an escrow account and be subject to release to the selling shareholders in two equal installments upon the attainment of certain income thresholds in 2008 and 2009. See "BUSINESS - The Business Combination" elsewhere in this document.

(C)
The selling shareholders will be eligible to earn additional shares, based upon the achievement of certain income targets for the years 2008 through 2013. See "BUSINESS - The Business Combination" elsewhere in this document. Upon issuance, the shares will be recorded as an adjustment to the accounting acquiree's basis in the reverse recapitalization, and will be included in the calculation of earnings per share from such date.

(D)
On April 9, 2009, stockholders of the Company approved the business combination, with holders of 1,040,934 shares voting against the business combination.  Of the stockholders voting against the business combination, holders of 1,040,934 shares properly demanded redemption of their shares and were paid $8,182, or $7.86 per share.

(E)
The pro forma condensed combined balance sheet does not include the effect of certain Put and Call Agreements that were outstanding from April through October 2009 that were settled at no cost to the Company.

AUTOCHINA INTERNATIONAL LIMITED AND SUBSIDIARIES
Capitalization
(In thousands of U.S. Dollars, except per share amounts, and U.S. GAAP, unless otherwise noted)

The following table sets forth the capitalization as of June 30, 2009 as described below:

-	of AutoChina International Limited and Subsidiaries on an actual basis;

-	of AutoChina International Limited and Subsidiaries on an as adjusted basis, giving effect to the following:
-
the reclassification of the assets, liabilities and noncontrolling interests relating to the consumer automotive dealership business as assets of discontinued operations and liabilities of discontinued operations, respectively;

-
the settlement of various Put and Call Agreements in August through October 2009 for the repurchase of 1,004,790 ordinary shares of the Company at no cost to the Company, resulting in a credit to additional paid-in capital of $8,218; and

	-	the issuance of 279,000 ordinary shares in October 2009 as a result of the cashless exercise of the underwriter's unit purchase option.

You should read this capitalization table together with "Management's Discussion and Analysis of Financial Condition and Results of Operations", the financial statements and related notes, and the unaudited pro forma condensed consolidated financial statements and related notes, all appearing elsewhere in this document.

	As of June 30, 2009
	(in thousands)

		As
	Actual	Adjusted

Debt	$-	$-

Equity
Preferred shares, $0.001 par value; 1,000,000 shares authorized - none issued	-	-
Ordinary shares, $0.001 par value, authorized - 50,000,000 shares;
issued - 10,716,720 shares, inclusive of shares in escrow and shares subject to repurchase agreements actual, and 10,995,720 shares, inclusive of shares in escrow, as adjusted outstanding - 8,851,305 shares, exclusive of shares in escrow and shares subject to repurchase agreements actual, and 10,135,095 shares, inclusive of shares in escrow,as adjusted	11	11
Additional paid-in capital	34,625	42,843
Statutory reserves	741	741
Retained earnings	23,284	23,284
Accumulated other comprehensive income	6,228	6,228
Total stockholders' equity	64,889	73,107
Noncontrolling interests	7,871	-
Total equity	72,760	73,107

Total capitalization	$72,760	$73,107

BUSINESS

OVERVIEW

AutoChina International Limited (“AutoChina”) is a holding company whose primary business operations are conducted through its wholly owned subsidiary, Autochina Group Inc. (together with its subsidiaries and affiliated entities, “ACG”).

AutoChina was incorporated in the Cayman Islands on October 16, 2007 under the name “Spring Creek Acquisition Corp.” as a blank check company for the purpose of acquiring, through a stock exchange, asset acquisition or other similar business combination, or controlling, through contractual arrangements, an operating business, that had its principal operations in Greater China (including Hong Kong, Macau and Taiwan).

On April 9, 2009, we acquired all of the outstanding securities of ACG from Honest Best Int’l Ltd., resulting in ACG becoming a wholly owned subsidiary of AutoChina. Promptly after the business combination with ACG, we changed our name to “AutoChina International Limited.”

Prior to the business combination with ACG, AutoChina had no operating business.

ACG was incorporated on July 27, 2007 in the Cayman Islands by Chairman and CEO, Yong Hui Li. Prior to the business combination, ACG operated in two primary business segments: (i) the commercial vehicle sales and leasing segment, which provides financing to customers to purchase commercial vehicles, and (ii) the automotive dealership segment, which sells of branded automobiles through its nationally recognized dealer network.

On June 15, 2009, ACG agreed to sell its automotive dealership business pursuant to the terms of an acquisition agreement entered into between Kaiyuan Real Estate Development Co., Ltd. (“Hebei Kaiyuan”) and Xinjiang Guanghui Industry Investment (Group) Co. (“Xinjiang”). ACG controls Hebei Kaiyuan through certain contractual arrangements. In consideration of the acquisition, Xinjiang will pay Hebei Kaiyuan approximately RMB470 million ($68.8 million). ACG expects the sale to be consummated by the end of December 2009. If the transaction is consummated, then ACG’s business will consist solely of its commercial vehicle sales and leasing business. Although ACG anticipates that the transaction will be consummated, if the transaction is not consummated, ACG will continue to own and operate the automotive dealership business.

AUTOCHINA’S HISTORY

AutoChina is a Cayman Islands exempted company that was incorporated on October 16, 2007, and organized as a blank check company for the purpose of acquiring, through a stock exchange, asset acquisition or other similar business combination, or controlling, through contractual arrangements, an operating business, that has its principal operations in the People’s Republic of China, or PRC, as well as the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan, which is also referred to as Greater China. AutoChina’s Amended and Restated Memorandum and Articles of Association at the time provided that we could not consummate a business combination with a business that had its principal operations outside of Greater China.

The Initial Public Offering and Private Placements

On March 4, 2008, AutoChina consummated its initial public offering of 4,500,000 units. On March 13, 2008, the underwriters of AutoChina’s initial public offering exercised their over-allotment option in full, for a total of an additional 675,000 units (over and above the 4,500,000 units sold in the initial public offering) for an aggregate offering of 5,175,000 units. Each unit in the offering consisted of one ordinary share and one redeemable ordinary share purchase warrant. Each warrant entitles the holder to purchase from AutoChina one ordinary share in AutoChina at an exercise price of $5.00. AutoChina’s ordinary shares and warrants started trading separately as of March 28, 2008.

On February 27, 2008, we completed a private placement of 1,430,000 warrants (the “Private Placement Warrants”) to James Cheng-Jee Sha, AutoChina’s former Chief Executive Officer and Chairman and current director, Diana Chia-Huei Liu, AutoChina’s former President and current director, William Tsu-Cheng Yu, AutoChina’s former Chief Financial Officer and director, Jimmy (Jim) Yee-Ming Wu, AutoChina’s former Chief Operating Officer and Director and Gary Han Ming Chang, AutoChina’s former Special Advisor, collectively referred to as the founding shareholders, as a result of which AutoChina received net proceeds of $1,430,000.

In connection with the initial public offering and the private placement, AutoChina’s officers and directors at the time placed all the shares owned by them before the private placement and the initial public offering into an escrow account. Except (i) to cancel certain shares upon the occurrence of certain evens and (ii) in the event AutoChina engages in a merger, share exchange or sale of all or substantially all its assets, these shares will not be released from escrow until January 9, 2010 (nine months after AutoChina’s consummation of a business combination) with respect to 50% of the shares and April 9, 2010 (one year after AutoChina’s consummation of a business combination) with respect to the remaining 50% of the shares.  The shares were placed in escrow at the request of the underwriters in the initial public offering to prevent such shares from being sold prior to the release date of the escrow agreement.  The officers and directors retained the right to vote and receive dividends on these shares. Please see “Selling Shareholders” for additional information regarding these escrow arrangements.

The Business Combination

On April 9, 2009, pursuant to the terms of a share exchange agreement dated February 4, 2009 and amended March 11, 2009, we acquired all of the outstanding securities of ACG. On that day, we filed Second Amended and Restated Memorandum and Articles of Association that, among other things, changed our name to “AutoChina International Limited” and removed certain provisions that, giving effect to AutoChina’s business combination with ACG, were no longer applicable.

The purchase price of $68,850,000 was the result of an arm’s-length negotiation between the Company and ACG. Pursuant to these negotiations, the parties agreed to a valuation based on the product of (A) ACG’s EBITDA for 12 month period ended September 30, 2008 ($16,393,000) and (2) a multiple of that EBITDA (4.2). Pursuant to these negotiations, the parties agreed in Section 1.02(b)(i) of the share exchange agreement that the purchase price equivalent number of shares would be calculated by dividing the purchase price by $8.00. On February 4, 2009, the date that the share exchange agreement was entered into, the Company’s closing stock price was $7.00 per share, as a result of which the $8.00 per share amount represented an approximately 14% premium to the closing price. The $8.00 per share amount was also the offering price of the units sold in the Company’s February 2008 initial public offering.

Pursuant to the share exchange agreement, upon AutoChina’s business combination with ACG, AutoChina issued 8,606,250 ordinary shares in AutoChina to Honest Best Int’l Ltd., ACG’s prior shareholder, in upfront consideration, of which 10% was held back and placed in escrow. The release of 50% of the holdback consideration is conditioned on AutoChina’s exceeding $22.5 million EBITDA and 30% EBITDA Growth (each as defined in the share exchange agreement) for the 2009 fiscal year, and the remaining 50% of the holdback consideration will be released on the later of 20 days following delivery of the 2009 audited financial statements for AutoChina and one year from the date of the closing of the transactions contemplated in the share exchange agreement, in each case less any damages claimed pursuant to the indemnification provisions of the share exchange agreement at the time of such release. In addition, pursuant to an earn-out provision in the share exchange agreement, AutoChina agreed to issue to Honest Best Int’l Ltd., ACG’s prior shareholder, between 5% and 20% of the number of ordinary shares outstanding as of December 31 of the fiscal year immediately prior to such earn-out issuance for achieving a minimum EBITDA and certain Targeted EBITDA Growth (each as defined in the share exchange agreement) in each of the next five years, through the year ended December 31, 2013.

In connection with the business combination, as of April 9, 2009, after the closing of the business combination, AutoChina closed on its previously announced agreements to purchase 3,053,910 ordinary shares from fourteen shareholders for an aggregate of $24,217,506.30. The agreements provided that the shareholder would sell the applicable shares to AutoChina after the business combination was consummated, but that the shareholder would either vote to approve the business combination or grant AutoChina a proxy to vote to approve the business combination.  Such shares were voted in favor of the business combination and other related proposals either by the shareholders or by the officers of AutoChina through proxies provided in the applicable agreements.  AutoChina entered into these agreements with certain of its shareholders in order to insure that the transaction was consummated because such shareholders would have voted against the transaction if we did not enter into these arrangements with them.  Such transactions were privately negotiated between AutoChina and the individual stockholder.

Also in connection with the business combination, on April 7, 2009, AutoChina entered into certain Put and Call Agreements with four of its shareholders. Pursuant to such agreements, AutoChina agreed to be obligated to purchase (the “put option”) from the shareholders, and the shareholders have agreed to be obligated to sell (the “call option”) to AutoChina, an aggregate of 156,990 ordinary shares at an exercise price of $9.05 per ordinary share, less the per share portion of any cash dividend or other cash distribution paid to AutoChina’s shareholders prior to the exercise of the put option or the call option. The put options are exercisable during the two week period commencing on October 9, 2009. The call options are exercisable until October 9, 2009, subject to certain limitations. In connection with these agreements, AutoChina entered into an Escrow Agreement, dated April 7, 2009, with the shareholders, Honest Best Int’l Ltd., the sole shareholder of ACG prior to the business combination, and Loeb & Loeb LLP, as the escrow agent, pursuant to which the escrow agent held 7,745,625 ordinary shares of AutoChina issued to Honest Best Int’l Ltd. in connection with the business combination, together with $376,776 in cash provided by AutoChina, to secure payment of the exercise price by AutoChina. On August 24, 2009, AutoChina assigned its call options pursuant to these agreements to certain investors and these investors completed the exercise of these options on August 28, 2009, and the escrowed shares were released to Honest Best Int’l Ltd. and the cash was released to AutoChina. AutoChina did not receive any consideration other than being released from its obligations pursuant to these agreements.

On April 7, 2009, AutoChina entered into certain Put and Call Agreements with four of its shareholders. Pursuant to the agreements, AutoChina agreed to be obligated to purchase (the “put option”) from the shareholders, and the shareholders have agreed to be obligated to sell (the “call option”) to AutoChina, an aggregate of 299,000 ordinary shares at an exercise price of $8.50 per share, less the per share portion of any cash dividend or other cash distribution paid to AutoChina’s shareholders prior to the exercise of the put option or the call option. The put options are exercisable during the two week period commencing on October 9, 2009. The call options are exercisable until October 9, 2009, subject to certain limitations. On October 9, 2009, the call options expired without being exercised, and on October 23, 2009, the put options expired without being exercised.

On April 8, 2009, AutoChina entered into a Put and Call Agreement with two of its shareholders. Simultaneously with the execution of the agreement, the shareholders purchased an aggregate of 548,800 ordinary shares of AutoChina at a purchase price of $7.865 per ordinary share. Pursuant to the agreement, AutoChina agreed to be obligated to purchase (the “put option”) from the shareholders, and the shareholders have agreed to be obligated to sell (the “call option”), an aggregate of 548,800 ordinary shares at an exercise price of $8.40 per share, less the per share portion of any cash dividend or other cash distribution paid to AutoChina’s shareholders prior to the exercise of the put option or the call option. AutoChina also paid the shareholders an aggregate of $57,624 in connection with the agreement. The put options are exercisable during the two week period commencing on October 9, 2009. The call options are exercisable until October 9, 2009, subject to certain limitations. In connection with the agreements, AutoChina entered into an Escrow Agreement, dated April 8, 2009 with the shareholders, ACG and Loeb & Loeb LLP, as the escrow agent, pursuant to which the escrow agent held $4,609,920 in cash provided by AutoChina to secure payment of the exercise price by AutoChina. On August 11, 2009, AutoChina assigned its call options pursuant to these agreements to certain investors and these investors completed the exercise of these options on August 14, 2009, and the escrowed cash was released to AutoChina. AutoChina did not receive any consideration other than being released from its obligations pursuant to these agreements.

Each of the Put and Call arrangements described above were entered into to insure that the applicable shareholder would vote in favor of the transaction because the applicable shareholder believed such option was preferable to redeeming such shares.  In addition, as opposed to the agreements to purchase shares described above, the put and call arrangements permitted AutoChina to defer the payment of cash to the applicable stockholders.

AutoChina’s principal place of business is located at No.322, Zhongshan East Road, Shijiazhuang, Hebei, People’s Republic of China, and its telephone number is +86 311 8382 7688.

The Warrant Exchange

On July 28, 2009, the Company and each founding shareholder entered into exchange agreements, pursuant to which each Private Placement Warrant was exchanged for a warrant (each a “New Warrant” and together the “New Warrants”) with the same characteristics as the warrants sold in AutoChina’s initial public offering. The New Warrants and the underlying ordinary shares are restricted securities under Rule 144. Such shares were issued pursuant to the exemption from registration contained in Section 4(2) of the Securities Act as they were sold to accredited investors. See “The Offering–Warrants” for additonal information regarding the terms of the warrants.

On July 28, 2009, Jim Wu, Gary Chang, and William Yu (each a founding shareholder) sold 100,000, 25,000, and 250,000 New Warrants, respectively, to the following persons for $2.75 per warrant:

Name	Relationship to the Company	# of Warrants Purchased
Wei Xing	Chief Operating Officer	75,000
Hui Kai Yan	Director	65,000
Chen Lei	Senior Vice President	17,000
Yong Hong An	Lei Chen’s wife	48,000
Hui Liu	Wife of manager	60,000
Jinyu Peng	Manager	55,000
Ruiqi Li	Manager	55,000

The Company and the founding shareholders agreed to exchange the Private Placement Warrants because the Company believed it was in its best interests to eliminate the separate class of warrants and because the founding shareholders wished to sell their Private Placement Warrants to the purchasers indicated.  The founding shareholders could not have sold the Private Placement Warrants in the public markets since they were not registered for resale.

ACG’S HISTORY AND CURRENT BUSINESS

Introduction

ACG was incorporated in the Cayman Islands on July 26, 2007 and, prior to the business combination, consisted of two primary reportable segments: (i) the commercial vehicle sales and leasing segment, which provides financing to customers to acquire commercial vehicles, and (ii) the automotive dealership segment.

ACG operates commercial vehicle financing centers, which provide financing to customers to acquire commercial vehicles. Each center is approximately 100 square meters, and solely used as a sales office. ACG’s commercial vehicle financing centers are principally located in high traffic areas throughout Hebei, Shanxi, Shandong and Henan provinces, the Inner Mongolia Autonomous Region and Beijing and Tianjin regions of China. Commencing in March 2008 with its first commercial vehicle financing center operated by its subsidiary, Gaocheng Kaiyuan Transportation Service Co., Ltd., ACG has quickly grown its network of commercial vehicle financing centers to include 105 centers as of May 15, 2009. ACG intends to continue to implement its business strategy, reinforce customer loyalty and remain a market leader by continuing to develop its commercial vehicle financing centers as its extends its geographic presence through strategic acquisitions of new locations and expansions of its existing facilities.  Total revenues for the commercial vehicle sales and leasing segment for the year ended December 31, 2008 were $34.1 million.  Prior to March 2008, the Company did not have any operations in this business segment.

On June 15, 2009, ACG agreed to sell its automotive dealership segment pursuant to the terms of an acquisition agreement entered into between Kaiyuan Real Estate Development Co., Ltd. (“Hebei Kaiyuan”) and Xinjiang Guanghui Industry Investment (Group) Co. (“Xinjiang”). ACG controls Hebei Kaiyuan through certain contractual arrangements. In consideration of the acquisition, Xinjiang will pay Hebei Kaiyuan approximately RMB470 million ($68.8 million). ACG expects the sale to be consummated by the end of December 2009.

ACG is a retailer of consumer automobiles and related services and provider of commercial vehicle sales and leasing and related services under the “Kaiyuan Auto” brand name. ACG’s automotive dealerships sell new and used automobiles manufactured by Audi, Toyota, First Auto Works (“FAW”), Hyundai, Buick, Ford, BMW, Chevrolet, ROEWE, Qingling, Cadillac, Peugeot, and Ruida Kia.  The dealership sizes range from 2,000 square meters to 5,000 square meters, and are comprised of a display area, back office, and services and repairing facilities. ACG’s automotive dealerships are principally located in high traffic areas throughout Hebei, Shanxi, Shandong and Henan provinces, the Inner Mongolia Autonomous Region and Beijing and Tianjin regions of China. Since commencing operations in 2005, ACG has grown to operate 25 automotive dealerships and an insurance brokerage center. Total revenues for the automotive dealership segment for the years ended December 31, 2008, 2007 and 2006 where $406.5 million, $294.7 million and $152.7 million, respectively.

The Company considers its properties to be adequate for its operational needs.

If the transaction is consummated, then ACG’s business will consist solely of its commercial vehicle sales and leasing segment. Although ACG anticipates that the transaction will be consummated, if the transaction is not consummated, ACG will continue to own and operate the automotive dealership business. Each segment is discussed under a separate heading below.

ACG’s principal offices are located at 322 Zhongshan East Road, Shijiazhuang, Hebei Province, 050011, People’s Republic of China, and its telephone number is +86 311 8382 7688.

Corporate Development and History

ACG, which was formerly known as “KYF Inc.”, was a holding company incorporated by Mr. Yong Hui Li with 50,000,000 ordinary shares at $0.0001 each. On the date of incorporation, 1,000 ordinary shares at $0.0001 each were issued to Mr. Yong Hui Li. Mr. Yong Hui Li has subsequently transferred all of the issued and outstanding shares to his affiliates. On the date immediately prior to AutoChina’s business combination with ACG, the sole shareholder of ACG was Honest Best Int’l Ltd., a company which is wholly owned by Ms. Yan Wang, Mr. Li’s wife.

ACG was initially engaged solely in the automotive dealership business, which was primarily located in Hebei Province of China. Prior to the incorporation of ACG in 2007, ACG conducted business through its major variable interest entities, Hua An Investment and Huiyin Investment since 2005. ACG (including its subsidiaries and variable interest entities) was an integrated automotive dealership company engaged in sales of automobiles, spare parts and after sales services, consisting of 15 new automobile franchises in 25 automotive dealerships, located primarily in Hebei Province of the PRC. ACG offers an extensive range of automotive products and services, including new automobiles, auto maintenance, replacement parts, collision repair services, financing, and insurance consulting and other aftermarket service contracts.

In April 2008, ACG commenced its full-service commercial vehicle sales and leasing business pursuant to which it provides sales-type leasing services for customers to acquire commercial vehicles in China. On August 8, 2008, ACG changed its name from “KYF Inc.” to “AutoChina Group Inc.”

ACG’s business is mainly operated by the Auto Kaiyuan Companies, which consists primarily of four companies: Hua An Investment, Huiyin Investment, Kaiyuan Logistics and Kaiyuan Auto Trade. Each is a limited liability corporation established under the laws of the PRC. However, if the transaction described under “Introduction” above to sell ACG’s automotive dealership is consummated, Hua Ann Investment and Huiyin Investment will be sold.

On November 26, 2008, through ACG’s wholly owned subsidiary, Hebei Chuanglian Trade Co., Ltd. (“Chuanglian”), ACG executed a series of contractual arrangements with the Auto Kaiyuan Companies and their shareholder (the “Enterprise Agreements”). Pursuant to the Enterprise Agreements, ACG has exclusive rights to obtain the economic benefits and assume the business risks of the Auto Kaiyuan Companies from their shareholder, and generally has control of the Auto Kaiyuan Companies. The Auto Kaiyuan Companies are considered variable interest entities, and ACG is the primary beneficiary of those entities. ACG’s relationships with the Auto Kaiyuan Companies and their shareholder are governed by the Enterprise Agreements between Hebei Chuanglian Trade Co., Ltd. and each of the Auto Kaiyuan Companies, which are the operating companies of ACG in the PRC.

As a result, the Auto Kaiyuan Companies are deemed to be subsidiaries of ACG under FASB Interpretation - FIN 46(R): Consolidation of Variable Interest Entities (as amended). Details of the Enterprise Agreements are as follows:

Assignment of Voting Rights. The shareholder of the Auto Kaiyuan Companies irrevocably agreed to assign all of its voting rights to ACG for all business resolutions. As a result, ACG has direct control of the Board of Directors and has authority to appoint the majority of the Board of Directors which makes it the primary controlling shareholder of the Auto Kaiyuan Companies.

Management and Operating Agreement. ACG was engaged to exclusively manage and operate the sales and service of the 25 automotive dealerships held by the Auto Kaiyuan Companies, including the development of sales and marketing strategy, management of customer services, daily operations, financial management, employment issues and all other related operating and consulting services. Furthermore, the Auto Kaiyuan Companies agree that without the prior consent of ACG, the Auto Kaiyuan Companies will not engage in any transactions that could materially affect their respective assets, liabilities, rights or operations, including, without limitation, incurrence or assumption of any indebtedness, sale or purchase of any assets or rights, incurrence of any encumbrance on any of their assets or intellectual property rights in favor of a third party or transfer of any agreements relating to their business operation to any third party. The management and operating agreement has a term of 10 years and will be extended for another 10 years automatically unless ACG provides a written notice at least 3 months prior to the expiration of this agreement that it wishes to terminate this agreement.

Equity Interest Transfer Agreement. The shareholder of the Auto Kaiyuan Companies agreed to transfer all of its assets to ACG and ACG has an exclusive, irrevocable and unconditional right to purchase, or cause ACG’s designated party to purchase, from such shareholder, at ACG’s sole discretion, part or all of the shareholders’ equity interests in the Auto Kaiyuan Companies when and, to the extent that, applicable PRC Laws permit ACG to own part or all of such equity interests in the Auto Kaiyuan Companies. According to the Exclusive Equity Interest Transfer Agreement, the purchase price to be paid by ACG to the shareholder of the Auto Kaiyuan Companies will be the minimum amount of consideration permitted by applicable PRC Law at the time when such share transfer occurs.

Equity Pledge Agreement. Pursuant to the Equity Pledge Agreement, the Auto Kaiyuan Companies and their shareholder agreed to pledge all of the equity interest and operating profits of the Auto Kaiyuan to guarantee the performance of the Auto Kaiyuan Companies in the obligation under the Equity Interest Transfer Agreement. In the event of the breach of any conditions of the Equity Interest Transfer Agreement, ACG is entitled to enforce its pledge rights over the equity interests of the Auto Kaiyuan Companies for any losses suffered from the breach.

The Company is currently in the process of drafting new enterprise agreements to replace the Enterprise Agreements currently in effect between Chuanglian and Hua An Investment and Chuanglian and Huiyin Investment, which new agreements will take effect if the sale of the Company’s automotive dealership is consummated. The Company will not have an interest in the automotive dealership companies under the new agreements. The Enterprise Agreements between Chuanglian and each of Kaiyuan Logistics and Kaiyuan Auto Trade will not be amended.

The following chart illustrates AutoChina’s corporate structure as of June 30, 2009:

1.	In the above mentioned diagram, solid lines indicate direct shares ownership, and broken lines indicate control through contractual relations.
2.	The companies marked in yellow color illustrate companies controlled by AutoChina.
3.	Based on information provided by the companies registered in China, the 105 Transportation Companies in the above diagram include 105 companies to operate the truck financing centers.
4.
Based on information provided by the companies registered in China, the Auto Service Companies as illustrated in the above diagram include 47 companies formed to manage the operations of the Company’s truck financing business, which business is a part of Kaiyuan Logistics and the transportation companies.

5.	The 4S stores I and 4S stores II as illustrated in the above diagram represent 25 PRC companies which engaged in the auto dealership business.
6.
The 4 Auto Trade companies as illustrated in the above diagram include: Shanxi Chuanglian Auto Trade Co., Ltd., Inner Mongolia Xuwei Auto Trade Co., Ltd., Shandong Kaiyuan Auto Trade Co., Ltd. and Henan Tuowei Auto Trade Co., Ltd.

Commercial Vehicle Financing Business

Introduction

ACG operates commercial vehicle financing centers, which provide financing to customers to acquire commercial vehicles. ACG’s commercial vehicle financing centers are principally located in high traffic areas throughout Hebei, Shanxi, Shandong and Henan provinces, the Inner Mongolia Autonomous Region and Beijing and Tianjin regions of China. Commencing in March 2008 with its first commercial vehicle financing center operated by its subsidiary, Gaocheng Kaiyuan Transportation Service Co., Ltd., ACG has quickly grown its network of commercial vehicle financing centers to include 150 centers as of September 30, 2009. ACG intends to continue to implement its business strategy, reinforce customer loyalty and remain a market leader by continuing to develop its commercial vehicle financing centers as it extends its geographic presence through strategic acquisitions of new locations and expansions of its existing facilities.

ACG employs a “three full/one quick” service concept at all its commercial vehicle financing centers, which refers to its customers’ ability to purchase a commercial vehicle through its full-service commercial vehicle sales and leasing services, administrative services and 365-day vehicle services in a single convenient transaction. Customers wishing to purchase a commercial vehicle can go to any ACG commercial vehicle financing center and select a commercial vehicle from the catalogues and informational literature provided by ACG. The customer then arranges for financing and related services with ACG, which involves a credit check and a down payment of 20-30% of the purchase price. The commercial vehicles are then purchased by ACG from local third-party dealers and provided to ACG’s customers. During the term of the financing, which is typically two years, ACG retains title to the commercial vehicle and in addition provides administrative services for the customers, including all registration and license processing, payment of surcharges, toll pass, transportation fees, licenses and insurance, and monthly renewal of the government-mandated commercial vehicle permits to the customer. Following the end of the financing period, ACG transfers title to the vehicle to the customer and provides the customer the option to continue to use ACG to manage the administrative and vehicle services for a fee. Additionally, ACG sells, as agent, a complete line of property and casualty insurance, including collision and liability insurance on the commercial vehicles.

Commencing in late September 2009 we began to implement a new commercial vehicle financing structure through our new wholly owned subsidiary, Hebei Chuangjie Auto Trade Co., Ltd. (“Chuangjie Auto Trade”).  Under the new commercial vehicle financing structure, Chuangjie Auto Trade has engaged Citic Trust Co. Ltd. (“Trustee”), a division of the Citic Group, to act as trustee for a trust fund set up for the benefit of Chuangjie Auto Trade (the “Trust Fund”).  The Trustee is responsible for the management of the funds invested in the Trust Fund, and the Trust Fund will be used in purchasing commercial vehicles from Kaiyuan Auto Trade (our existing subsidiary).  Pursuant to the Trust Fund documents each use of the Trust Fund (e.g. to purchase of a commercial vehicle) requires a written order to the Trustee from Chuangjie Auto Trade.

Under the existing commercial vehicle financing model, after a customer lessee initiates an application for financing by selecting a vehicle they would like to purchase, our local commercial vehicle financing centers (each a “Local Center”) conducts the relevant credit checks and issues an internal purchase order directly to Kaiyuan Auto Trade (our existing subsidiary).  Under the new commercial vehicle financing structure the commercial vehicle purchase order will be issued (upon completion of credit checks) by a Local Center to Chuangjie Auto Trade who will then instruct the Trustee to place the order for the vehicle with Kaiyuan Auto Trade.  Upon the issuance of a commercial vehicle purchase order, the Trustee, Kaiyuan Auto Trade and the relevant Local Center will enter into a Sale and Management Agreement, and the Trustee, relevant Local Center and customer lessee will enter into a Lease and Management Agreement governing each commercial vehicle purchase.  Under the Sale and Management Agreements and Lease and Management Agreements, the parties agree that: (1) the Trustee will deliver the funds for the purchase of the commercial vehicle and instruct Kaiyuan Auto Trade to have the vehicle delivered directly to the lessee; (2) the Local Center will hold title to the commercial vehicle for the benefit of the Trustee for the term of the lease and will provide services to the lessee including maintaining the vehicle legal records (registration, tax invoices, etc.), assisting the end user in performing annual inspections, renewing the vehicle’s license, purchasing insurance, and making insurance claims; (3) the lessee will be responsible for the costs associated with the lease of the truck and with the maintenance and administrative services contracted out by the Local Center; and (4) upon the completion of the lease and payment in full by the lessee of all fees, the Local Center will transfer title to the vehicle to the lessee upon the lessee’s request.

Our existing financing arrangements with Beiguo are not impacted by the change in the new structure since that financing occurs between Kaiyuan Auto Trade and the third party commercial vehicle dealers.

The new commercial vehicle financing structure allows us to keep costs related to the sale of commercial vehicles down by reducing the amount of VAT tax that we must pay on internal transfers of vehicles.  Kaiyuan Auto Trade currently recognizes income of approximately 5.4% of the retail price of a vehicle as a result of the internal transfer of vehicle title necessary to make a sale through the Local Centers, and it pays a VAT tax of 17% on this revenue.  Under the new structure Kaiyuan Auto Trade will not recognize any income for the transfer of the title to the Trustee, and thus will not be subject to VAT tax.  The increase to retail price is recorded as revenue by Chuangjie Auto Trade (through the Trust Fund), which is taxed at a normal business tax rate of 5.5%.  This new structure therefore allows us to increase our margins and provides us with the ability to continue to provide competitive pricing to our customers.

The following charts illustrate our existing commercial vehicle financing structure and the new commercial vehicle financing structure.  We plan to gradually implement the new structure over the course of the next several months and will continue to use the existing structure until each of our Local Centers has been converted to the new structure.

Control
Flow of purchase order
Flow of funds
Flow of title
Flow of goods and services
Existing Commercial Vehicle Financing Structure
Chuanglian
100% through contractual relations
100% through contractual relations
Kaiyuan Auto Trade
Kaiyuan Logistics
100%
100%
Once credit check is complete order is placed.
Beiguo (short-term financing)
Chuanglian Auto Trade
Local Auto Service Companies
Cash for purchase
Title to truck
Conducts credit check and places truck order for customer. Upon sale, manages registration, insurance, collections, etc.
Truck Dealers
Dealer delivers truck to Customer per Kaiyuan Auto Trade's instructions
Customer/ Lessee
Initial joining fee (10%), lease payments, and monthly service fee of RMB100
Title to truck, upon completion of lease term
Customer selects truck and places order

Control
Flow of purchase order
Flow of funds
Flow of title
Flow of goods and services
New Commercial Vehicle Financing Structure
Chuanglian
100% through contractual relations
100% through contractual relations
100% through contractual relations
Kaiyuan Auto Trade
Chuangjie Auto Trade Beneficiary
Kaiyuan Logistics
Order is passed to beneficiary of the trust
Cash for purchase (plus 2%)
Beneficiary places order
Deposit of trust funds
Profit from trust (less 0.4%)
100%
100%
Once credit check is complete order is placed.
Beiguo (short-term financing)
Chuanglian Auto Trade
Trustee Citic Trust Co. Ltd.
Trust Fund
Title to truck, for benefit of Trustee
Local Auto Service Companies
Conducts credit check and places truck order for customer. Upon sale, manages registration, insurance, collections, etc.
Cash for purchase
Title to truck
Down payment & monthly lease payments, after retail markup
Truck Dealers
Dealer delivers truck to Customer per Kaiyuan Auto Trade's instructions
Customer/ Lessee
Initial joining fee (3%-5%, depending on size of down payment), plus monthly service fee of RMB100
Title to truck, upon completion of lease term
Customer selects truck and places order

The following chart indicates the number of ACG commercial vehicle financing centers in each of the provinces/regions where ACG conducts its business as of September 30, 2009:

Chinese Province / Region	Number of Commercial Vehicle Financing Centers
Hebei:	43
Shanxi:	30
Tianjin:	2
Beijing:	2
Shandong:	30
Henan:	28
Inner Mongolia Autonomous Region:	10
Shaanxi	5
Total:	150

ACG leased most of the properties where the dealership stores and commercial vehicle financing centers are located. ACG expects to continue to lease the majority of the properties where ACG’s stores or centers are located.

ACG expects to use cash to purchase property, equipment and improvement in the next 12 months in connection with adding 60 commercial vehicle financing centers. ACG intends to use cash on hand to finance these purchases. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—ACG’s Financial Condition and Results of Operations—Liquidity and Capital Resources” for further information.

Business Strategy

Operating Strategy

ACG’s strategy is to operate a commercial vehicle financing center network that provides commercial vehicle sales and leasing business and also provide commercial vehicle sales and leasing customers with complementary products and services. ACG’s strategy includes the following key elements:

●
Branding Program. ACG employs a branding program for its commercial vehicle financing centers through distinctive signage and uniform marketing programs to take advantage of its existing name recognition and to communicate the high quality of its products and reliability of its services throughout its commercial vehicle financing center networks.

●
Centralized Management Systems. All sales, and financing materials utilized by the commercial vehicle financing centers are prepared by ACG’s corporate office, which increases efficiency and uniformity among ACG’s commercial vehicle financing centers. In addition, by actively monitoring market conditions, assessing product and expansion strategies and remaining abreast of changes within the market, ACG is able to proactively address changes in customer needs or in the offerings of competitors and adjust its services by, for example, adding product lines and models.

Growth Strategy

ACG’s expansion and acquisition initiatives have enabled it to grow a large, full-service network commercial vehicle financing centers. ACG intends to continue to grow its business internally and through acquisitions by expanding into new geographic areas, expanding its product offerings and opening new one-stop commercial vehicle financing centers in existing markets.

●
Expansion Into New Geographic Areas. ACG plans to continue to expand its commercial vehicle financing center network by developing additional centers in geographic areas contiguous to its current operations. ACG has successfully expanded its network of commercial vehicle financing centers from its first center in March 2008 into a multi-province network of 150 commercial vehicle financing centers. ACG believes the geographic diversity of this network has significantly expanded its customer base while reducing the effects of local economic cycles.

●
Expansion of Product Offerings. ACG intends to continue to expand its product lines within its commercial vehicle financing centers by adding product categories that are both complementary to its existing product lines and well suited to its operating model. ACG believes that there are many additional product and service offerings that would complement its primary product lines. In addition, ACG’s commercial vehicle financing centers entered into a sales agreement with a third-party contractor for multiple commercial construction vehicles and equipment for approximately RMB 11 million in December 2008. ACG expects any other product category expansion that it pursues to satisfy its requirements that:

o	the products serve an existing and expanding customer base;
o	the products provide opportunities for incremental income through related aftermarket sales, service or financing; and
o	ACG operating controls can be implemented to enhance the financial performance of the business.
●
Open New Commercial Vehicle Financing Centers in Existing Areas of Operation. ACG believes that there are opportunities to increase its share of the commercial vehicle sales and leasing market by introducing its centers to underserved markets within its current areas of operation. The introduction of additional centers enables ACG to enhance revenues from its existing customer base as well as increase the awareness of the “Kaiyuan Auto” brand name for new customers.

In identifying new areas for expansion, ACG analyzes the target market’s level of new commercial vehicle registrations, customer buying trends and the existence of competing franchises. ACG also assesses the potential performance of a parts and service center to determine whether a market is suitable for a commercial vehicle financing center. After a market has been strategically reviewed, ACG surveys the region for a well-situated location. Whenever ACG opens a new commercial vehicle financing center, it will introduce its branding program and implement its integrated management system.

Management

ACG’s commercial vehicle financing centers are responsible for financing of sales of new commercial vehicles, as well as related services. Most of the customers of ACG’s commercial vehicle sales and leasing business are independent contractors, who finance one commercial vehicle to engage transportation and logistic business in the PRC. In December 2008, ACG’s commercial vehicle financing centers entered into a sales agreement with a third-party contractor for multiple commercial construction vehicles and equipment for approximately RMB11 million.

ACG manages its commercial vehicle financing centers as described below.

Finance and Sales

Revenues from ACG’s financing operations consist primarily of fees for the arranging financing and purchase of commercial vehicles, administrative services, vehicle service, and acting as an agent for insurance companies in connection with the purchase of new commercial vehicles. ACG’s commercial vehicle finance business accounted for approximately 22.9% of its gross revenues for the six months ended June 30, 2009. Through its commercial vehicle financing centers ACG offers vehicle purchase financings, administrative services and vehicle services in a convenient manner and at competitive prices. To increase transparency to its customers, ACG offers all of its products on menus that display pricing and other information, allowing customers to choose the products that suit their needs.  Once a customer has selected a model to purchase and has qualified for financing, ACG purchases the commercial vehicle from a third-party vendor with which it has a pre-existing relationship at wholesale prices.

Upon receipt of the commercial vehicle, ACG then makes the vehicle available for use to the customer in exchange for 24 monthly payments (each year ACG allows customers to defer payments during Chinese New Year celebrations so the term typically lasts a total of 26 months), during which time  ACG is acting as a primary lender to its customers and assuming the credit risk associated with the potential loan defaults of the customers. At the end of the term of the financing, the vehicle is paid for, and ACG transfers the title of the vehicle to the customer. Additionally, ACG sells, as agent, a complete line of property and casualty insurance, including collision and liability insurance on the commercial vehicles.

ACG has entered into short-term commercial financing arrangements with a PRC commercial bank and Beiguo Commercial Building Limited (“Beiguo”), a PRC-based operator of grocery stores.  Commencing in September 2008, Beiguo began to provide short term financing for ACG's commercial vehicle sales and leasing business. The Beiguo financing arrangements are structured through a two step process involving two separate wholly owned subsidiaries of ACG, Chuanglian Auto Trade and Kaiyuan Auto Trade.  Initially, ACG purchases vehicles through Chuanglian Auto Trade from third party vendors, which vehicles are then sold by Chuanglian Auto Trade to Beiguo.  Beiguo then resells the vehicles to ACG’s second subsidiary, Kaiyuan Auto Trade, pursuant to short term (up to 6 months) financing arrangements.  The result of this structure is that ACG is able to purchase vehicles at volume discounts through Chuanglian Auto Trade and is able get the benefit of the favorable terms of the Beiguo financing through Kaiyuan Auto Trade. This arrangement is necessary because Beiguo is not permitted to directly finance automobile sales, but is permitted to do so indirectly with the described arrangement.

Mr. Yong Hui Li, our Chairman and CEO, is the indirect beneficial owner of approximately 15.28% of the equity interest of Beiguo, and Mr. Thomas Luen-Hung Lau, a director of AutoChina, is the indirect beneficial owner of approximately 15.80% of the equity interest of Beiguo. ACG pays a financing charge of approximately 4% per annum premium to Beiguo for the funds obtained pursuant to this financing arrangement, in part, because the financing is guaranteed by Mr. Li who has a long term business relationship with Beiguo.  Approximately 60-70% of the total commercial vehicle purchases made by ACG are made pursuant to these arrangements with Beiguo.

These financing arrangements help ACG expand its commercial vehicle sales and leasing business while minimizing its upfront cash expenditures. Yong Hui Li involved Beiguo in this purchase and sale of commercial vehicles because Beiguo is able to obtain cost-effective financing from PRC commercial banks. ACG intends to increase its volume of purchases of commercial vehicles directly from third-party vendors, though there can be no assurance that it will continue to have sufficient assets or financing from third-parties to acquire adequate supplies of vehicles to meet its customers’ demands or expand its business.

Commencing in late September 2009 we began to implement a new commercial vehicle financing structure through our new wholly owned subsidiary, Hebei Chuangjie Auto Trade Co., Ltd. (“Chuangjie Auto Trade”).  Under the new commercial vehicle financing structure, Chuangjie Auto Trade has engaged Citic Trust Co. Ltd. (“Trustee”), a division of the Citic Group, to act as trustee for a trust fund set up for the benefit of Chuangjie Auto Trade (the “Trust Fund”).  The Trustee is responsible for the management of the funds invested in the Trust Fund, and the Trust Fund will be used in purchasing commercial vehicles from Kaiyuan Auto Trade (our existing subsidiary).  Pursuant to the Trust Fund documents each use of the Trust Fund (e.g. to purchase of a commercial vehicle) requires a written order to the Trustee from Chuangjie Auto Trade.

Under the existing commercial vehicle financing model, after a customer lessee initiates an application for financing by selecting a vehicle they would like to purchase, our local commercial vehicle financing centers (each a “Local Center”) conducts the relevant credit checks and issues an internal purchase order directly to Kaiyuan Auto Trade (our existing subsidiary).  Under the new commercial vehicle financing structure the commercial vehicle purchase order will be issued (upon completion of credit checks) by a Local Center to Chuangjie Auto Trade who will then instruct the Trustee to place the order for the vehicle with Kaiyuan Auto Trade.  Upon the issuance of a commercial vehicle purchase order, the Trustee, Kaiyuan Auto Trade and the relevant Local Center will enter into a Sale and Management Agreement, and the Trustee, relevant Local Center and customer lessee will enter into a Lease and Management Agreement governing each commercial vehicle purchase.  Under the Sale and Management Agreements and Lease and Management Agreements, the parties agree that: (1) the Trustee will deliver the funds for the purchase of the commercial vehicle and instruct Kaiyuan Auto Trade to have the vehicle delivered directly to the lessee; (2) the Local Center will hold title to the commercial vehicle for the benefit of the Trustee for the term of the lease and will provide services to the lessee including maintaining the vehicle legal records (registration, tax invoices, etc.), assisting the end user in performing annual inspections, renewing the vehicle’s license, purchasing insurance, and making insurance claims; (3) the lessee will be responsible for the costs associated with the lease of the truck and with the maintenance and administrative services contracted out by the Local Center; and (4) upon the completion of the lease and payment in full by the lessee of all fees, the Local Center will transfer title to the vehicle to the lessee upon the lessee’s request.

Administrative and Vehicle Services

At the time a commercial vehicle is purchased and financed through an ACG commercial vehicle financing center, ACG handles all registration and license processing, payment of surcharges, toll pass, transportation fees, licenses and insurance, for which it charges the customer service fees. In addition, during the term of the financing arrangements ACG also charges its customers for administrative services and vehicle services, including the monthly permit renewals required by the Chinese government for each commercial vehicle and providing 365-day vehicle maintenance and roadside assistance services. ACG believes that the requirement that permits for commercial vehicles be renewed on a monthly basis (which is controlled by ACG during the term of the financing), the substantial initial down payments (typically 20-30%) it requires, retaining title to a vehicle during the term of the lease, and the traditionally low level of auto loan default rates in China, results in a relatively low risk of default by customers in this segment.

As part of its 365-day vehicle maintenance and roadside assistance services, ACG customers can stop in or call the nearest commercial vehicle financing center in the event they need emergency or maintenance repair services. ACG believes this service will increase in value to its customers as it continues to expand its network of commercial vehicle financing centers. Following the end of the financing term, ACG continues to offer its administrative and vehicle services to its customers which it believes will provide steady revenue streams in the future. ACG only provides these administrative and vehicle services to those customers who purchase and finance vehicles though it, which ACG believes will serve as an incentive for customers to purchase and finance vehicles though ACG and thus increase customer loyalty.

In order to take advantage of certain tax laws in China, AutoChina is considering entering into certain arrangements pursuant to which a third party trustee will hold cash to purchase vehicles and have legal title to the vehicles leased to customers in AutoChina’s commercial vehicle leasing business.  Although these arrangements may result in tax savings to AutoChina, because the vehicles will not be owned by AutoChina, it will be relying on a third party trustee (which AutoChina will not control) to act in accordance with various agreements between it and AutoChina.  Therefore, if AutoChina enters into such arrangements and the third party trustee does not act in accordance with the terms of the applicable agreements, AutoChina may (a) incur significant legal expenses in enforcing the arrangements or in having the vehicles returned to it or (b) suffer significant losses if funds are misappropriated.

Sales and Marketing

ACG’s expansion and acquisition strategy and history of operations in the consumer automobile business have resulted in a strong customer base. ACG generally promotes its products and related services through direct customer contact by its sales personnel, advertisements in trade magazines and attendance at industry shows.

ACG believes that its reliable service to its customers, its history and its geographic diversity have resulted in increased market recognition of the Kaiyuan Auto brand name and have served to reinforce customer loyalty. In an effort to enhance ACG’s name recognition and to communicate the high level of quality products and services provided at its commercial vehicle financing centers, ACG will continue to implement its Kaiyuan Auto brand name concept at each of its commercial vehicle financing centers. Each of ACG’s automotive dealerships or commercial vehicle financing centers is identified as a Kaiyuan Auto location.

Facility Management

Personnel. Each commercial vehicle financing center is typically managed by a general manager who oversees the operations, personnel and the financial performance of the location, subject to the direction of ACG’s corporate office. The sales staff of each commercial vehicle financing center consists of sales representatives and other service employees.

On an annual basis, general managers prepare detailed monthly profit and loss forecasts by end of prior fiscal year based upon historical information and projected trends. A portion of each general manager’s performance bonus is based upon whether they meet or exceed their operating plans. During the year, general managers regularly review their facility’s progress with senior management and revise bonuses as needed. Most of ACG’s employees receive annual performance evaluations.

Members of senior management regularly travel to each location to provide on-site management and support. Each location is audited regularly for compliance with corporate policies and procedures. These routine unannounced internal audits objectively measure commercial vehicle financing center performance with respect to corporate expectations.

Purchasing and Suppliers. ACG believes that pricing is an important element of its marketing strategy. Because of its size, ACG commercial vehicle financing centers benefit from volume purchases at favorable prices that enable them to achieve a competitive pricing position in the industry. Commercial vehicle purchases financed through a commercial vehicle financing center are purchased through wholesale vendors and retail vendors located nears each commercial vehicle financing center. All purchasing commitments are negotiated by personnel at ACG’s corporate headquarters. ACG believes that it has been able to negotiate favorable pricing levels and terms, which enables it to offer competitive prices for its products.

Capital Expenditures

ACG’s capital expenditures include expenditures to extend the useful life of current facilities and expenditures to start or expand operations. Expenditures relating to the establishment of a new commercial vehicle financing center include leasing of commercial retail space, branding and other fixtures and machinery and equipment. The estimated cost of establishing a commercial vehicle financing center is approximately $33,000.

ACG plans to invest approximately $1.5 million in 2009 to establish approximately 47 new commercial vehicle financing centers, and approximately $2.0 million in 2010 to establish approximately 60 new commercial vehicle financing centers, with the goal of operating a total of 210 commercial vehicle financing centers by the end of 2010. These expansion efforts will generally be funded from borrowings under the Company’s existing credit lines, the Beiguo financing arrangement and by raising capital from third parties.

Competition

The markets for ACG’s services are highly competitive. The most important factors affecting competition for ACG’s business include the following:

●	price;
●	professional and quality of services;
●	capacity;
●	attractiveness and breadth of portfolio of products and services offered;
●	quality of customer services support; and
●	ability to timely source new products and/or provide customized services to meet customers needs.

ACG’s commercial vehicle sales and leasing business in northern regions of China faces relatively low competition as there are not many large-scale operators in the area and the barriers to entry are relatively high as such business requires significant working capital to set up the business network.

Trademarks and Intellectual Property

Kaiyuan Auto is a trademark, service mark and trade name of ACG. ACG does not have any other trademarks, service marks and trade names.

Employees

On December 31, 2008, ACG’s commercial vehicle financing segment had 842 employees, of which 136 employees were members of management (including managers at each facility). ACG has no contracts or collective bargaining agreements with labor unions and has never experienced work stoppages. ACG considers its relations with its employees to be good.

Facilities

As of December 31, 2008, ACG operated 103 commercial vehicle financing centers, which provide financing to customers to acquire commercial vehicles.  As of June 30, 2009, ACG operated 105 commercial vehicle financing centers.  Each center is approximately 100 square meters, and solely used as a sales office. ACG’s commercial vehicle financing centers are principally located in high traffic areas throughout Hebei, Shanxi, Shandong and Henan provinces, the Inner Mongolia Autonomous Region and Beijing and Tianjin regions of China.

AutoChina’s main corporate office is located in Shijiazhuang, China, which is owned by its affiliate, Kaiyuan Real Estate. Management believes that these facilities are adequate for the operational needs of AutoChina.

Seasonality

ACG’s second and third fiscal quarters are expected to be slower for its commercial vehicle financing segment. Conversely, ACG’s first and fourth fiscal quarters  are expected to be the busiest times for the commercial vehicle financing segment.

However, as a result of the financial crisis arisen in late 2008, AGC’s commercial vehicle financing segment was significantly slower in the fourth quarter of 2008 and the first quarter of 2009 than expected. However, this segment has strongly rebounded since the second quarter of 2009 as a result of an increased demand for commercial vehicle financing in the PRC resulting from the 4 trillion RMB financial stimulus plan imposed by the Chinese government.  Therefore, ACG’s commercial vehicle financing segment has recently realized a higher proportion of its revenue and operating profit during the second and third fiscal quarters. ACG expects that this trend is an exception and may not continue in the future.

If conditions arise that impair vehicle financing during the first and fourth quarters, the adverse effect on ACG’s revenues and operating profit for the year could be disproportionately large.

Automotive Dealership Business

On June 15, 2009, ACG agreed to sell its automotive dealership segment pursuant to the terms of an acquisition agreement entered into between Kaiyuan Real Estate Development Co., Ltd. (“Hebei Kaiyuan”) and Xinjiang Guanghui Industry Investment (Group) Co. (“Xinjiang”). ACG controls Hebei Kaiyuan through certain contractual arrangements. In consideration of the acquisition, Xinjiang will pay Hebei Kaiyuan approximately RMB470 million ($68.8 million). ACG expects the sale to be consummated by the end of December 2009.

If the transaction is consummated, then ACG’s business will consist solely of its commercial vehicle sales and leasing segment. Although ACG anticipates that the transaction will be consummated, if the transaction is not consummated, ACG will continue to own and operate the automotive dealership segment.

Introduction

ACG is a retailer of consumer automobiles and related services and provider of commercial vehicle sales and leasing and related services under the “Kaiyuan Auto” brand name. ACG’s automotive dealerships sell new and used automobiles manufactured by Audi, Toyota, First Auto Works (“FAW”), Hyundai, Buick, Ford, BMW, Chevrolet, ROEWE, Qingling, Cadillac, Peugeot, and Ruida Kia.

ACG’s automotive dealerships are principally located in high traffic areas throughout Hebei, Shanxi, Shandong and Henan provinces, the Inner Mongolia Autonomous Region and Beijing and Tianjin regions of China. Since commencing operations in 2005, ACG has grown to operate 25 automotive dealerships and an insurance brokerage center.

All of AutoChina’s retail automotive dealerships are “4S dealerships,” which means that they sell new and used consumer automobiles, repair and service consumer automobiles and sell spare parts. Each automotive dealership is dedicated to and serves only one brand of automobile and is certified by the relevant manufacturer. In addition, each automotive dealership complies with strict technical specifications and facilities requirements, procures vehicles and parts from the manufacturer, and receives training and technical support from the manufacturer. This relationship between each automotive dealership and manufacturer means manufacturers can ensure that genuine spare parts are distributed to end-users directly (circumventing unauthorized dealers and repair shops) and have better control over the aftermarket for their products. Prior to receiving a franchise from an automobile manufacturer, ACG has to satisfy certain qualification criteria from the applicable automobile manufacturer, including having funding available and agreeing to minimum purchase requirements. The franchises granted to ACG are non-exclusive and the terms are ranged from one to three years and subject to extension. Automobile manufacturers provide marketing assistance through incentives and promotional materials. ACG has entered into committed facilities line with several financial institutions affiliated with automobile manufacturers to finance the new automobile inventories at market interest rates.

In connection with the sales of new automobiles, ACG may also act as insurance agent and receive commissions from insurance institutions for the referral of customers that buy auto insurance.

The following chart reflects ACG’s franchise at each of its automotive dealership locations:

Automotive Dealership	Franchise
Baoding Tianhua Auto Trading Co., Ltd.	Hyundai
Cangzhou Deyuan Auto Trading Co., Ltd.	Ford
Cangzhou Hengyuan Auto Sales & Service Co., Ltd.	Hyundai
Cangzhou Yichang Auto Sales & Service Co., Ltd.	Buick
Handan Aohua Auto Sales & Service Co., Ltd.	Audi
Handan Baohe Auto Sales & Service Co., Ltd.	BMW
Handan Defeng Auto Sales & Service Co., Ltd.	Peugeot
Handan Yacheng Auto Sales & Service Co., Ltd.	Ruida Kia
Hebei Anchang Auto Sales & Service Co., Ltd.	ROEWE
Hebei Liantuo Auto Trading Co., Ltd.	Audi
Hebei Meifeng Auto Sales & Service Co., Ltd.	Qingling
Hebei Shengda Auto Trading Co., Ltd.	Ford
Hebei Shengkang Auto Trading Co., Ltd.	Chevrolet
Hebei Shengmei Auto Trading Co., Ltd.	FAW
Hebei Shengwen Auto Trading Co., Ltd.	Hyundai
Hebei Yitong Auto Sales & Service Co., Ltd.	Buick
Hebei Yuanxinghang Auto Sales & Service Co., Ltd.	Cadillac
Hengshui Dechang Auto Trading Co., Ltd.	Hyundai
Hengshui Yuhua Toyota Auto Sales & Service Co., Ltd.	FAW Toyota
Qinhuangdao Jianda Auto Sales & Service Co., Ltd.	Ford
Shijiazhuang Baohe Auto Sales & Service Co., Ltd.	BMW
Shijiazhuang Xinhua Toyota Auto Sales & Service Co., Ltd.	FAW Toyota
Shijiazhuang Yuhua Toyota Auto Sales & Service Co., Ltd.	FAW Toyota
Tangshan Yachang Auto Sales & Service Co., Ltd.	Ruida Kia
Zhangjiakou Meihua Auto Trading Co., Ltd.	Hyundai
Hebei Tianmei Insurance Agents Co., Ltd.	Insurance Services

Business Strategy

Operating Strategy

ACG’s strategy is to operate an automotive dealership network that primarily markets middle-to high-end consumer automobiles from various manufacturers and also provide consumer automobile customers with complementary products and services. ACG’s strategy includes the following key elements:

●
Branding Program. ACG employs a branding program for its automotive dealerships through distinctive signage and uniform marketing programs to take advantage of its existing name recognition and to communicate the high quality of its products and reliability of its services throughout its automotive dealership.

●
Centralized Management Systems. In order to efficiently operate each of the business units within each automotive dealership, ACG relies upon its centralized management systems to determine and monitor appropriate inventory levels and product mix at each automotive dealership. In addition, by actively monitoring market conditions, assessing product and expansion strategies and remaining abreast of changes within the market, ACG is able to proactively address changes in customer needs or in the offerings of competitors and adjust its services by, for example, adding product lines and models.

Management

ACG’s automotive dealerships are responsible for sales of new and used consumer automobiles, as well as related parts and services.

ACG manages its automotive dealerships as described below.

New Vehicle Sales

In 2008, ACG sold 17,313 new vehicles representing 12 brands in retail transactions at its automotive dealerships. ACG retail sales of new vehicles accounted for approximately 57.4% of its gross profit in 2008. In addition to the initial sale of the vehicle, a typical new vehicle sale creates the following additional profit opportunities for an automotive dealership:

●	manufacturer incentives, if any;
●	the resale of any trade-in purchased by the automotive dealership;
●	the sale of insurance contracts in connection with the retail sale; and
●	the service and repair of the vehicle both during and after the warranty period.

Brand diversity is one of ACG’s strengths. The following table sets forth new vehicle sales revenue by brand and the number of new vehicle retail units sold in the year ended, and the number of franchises ACG owned as of December 31, 2008.

	New Vehicle Revenues FY2008	New Vehicle Unit Sales FY 2008	Franchises Owned as of December 31, 2008
	(In thousands)
Audi	$106,365	1,626	2
BMW	28,552	401	2
Buick	34,813	2,266	2
Cadillac	3,678	63	1
Chevrolet	13,234	1,120	1
FAW/Toyota(1)	61,716	3,380	4
Ford	32,682	1,882	3
Hyundai	69,593	5,729	5
Peugeot	1,792	148	1
Qingling	6,285	378	1
Ruida Kia(2)	-	-	2
ROEWE	7,206	320	1
	$365,916	17,313	25

(1) Toyota automotive dealerships are operated out of three of ACG’s FAW automotive dealerships pursuant to a joint venture agreement between FAW and Toyota.

(2) Under construction in 2008.

ACG’s mix of domestic and import sales for the year ended December 31, 2008 (unaudited) is set forth below:

	New Vehicle Revenues	New Vehicle Unit Sales	Percentage of Total Units Sold
	(In thousands)
Import	$29,129	345	2.1%
Domestic	336,787	16,968	97.9%
	$365,916	17,313	100%

Used Vehicle Sales

ACG sells used vehicles at each of its franchised automotive dealerships. In 2008, ACG sold 66 used vehicles at its automotive dealerships representing approximately 0.1% of its gross profit in 2008. Used vehicles sold at retail typically generate higher gross margins on a percentage basis than new vehicles because ACG can acquire these vehicles at favorable prices due to the nature of their valuation, which is dependent on a vehicle’s age, mileage and condition, among other things. Valuations also vary based on supply and demand factors, the level of new vehicle incentives, the availability of retail financing, and general economic conditions.

Profit from the sale of used vehicles depends primarily on an automotive dealership’s ability to obtain a high-quality supply of used vehicles at reasonable prices and to effectively manage that inventory. ACG’s new vehicle operations provide its used vehicle operations with a supply of generally high-quality trade-ins and off-lease vehicles, the best sources of high-quality used vehicles. The sales of the used vehicles is small in comparison with ACG’s overall sales of consumer automobiles because ACG has many first time buyers and the second hand automobile trade-in market in China was not fully developed.

Parts and Service Sales

ACG sells replacement parts and provides maintenance and repair services at each of its franchised automotive dealerships. ACG’s parts and service business accounted for approximately 31.8% of its gross profit in 2008. ACG performs both warranty and non-warranty service work at its automotive dealerships, primarily for the vehicle models sold at a particular automotive dealership. Warranty work accounted for approximately 35.9% of the revenues from its parts and service business in 2008. ACG’s parts and service departments also perform used vehicle reconditioning and new vehicle preparation services for which they realize a profit when such vehicle is sold to a retail customer.

A majority of automobile maintenance and repair is performed by dealerships in China. ACG has made investments in obtaining, training and retaining qualified technicians to work in its service and repair facilities and in state-of-the art diagnostic and repair equipment utilized by these technicians. Additionally, manufacturers permit warranty work to be performed only at franchised automotive dealerships, and there is a trend in the consumer automobile industry towards longer new vehicle warranty periods. As a result, ACG believes that a majority of all maintenance and repair work will continue to be performed at franchised automotive dealerships that have the sophisticated equipment and skilled personnel necessary to perform repairs and warranty work on increasingly complex vehicles.

ACG’s strategy to capture an increasing share of the parts and service work performed by franchised automotive dealerships includes the following elements:

●
Focus on Customer Relationships; Emphasize Preventative Maintenance. ACG’s automotive dealerships seek to convert new and used vehicle customers into customers of its parts and service departments. To accomplish this goal, ACG uses computer systems that track customers’ maintenance records and provide advance notice to owners of vehicles purchased or serviced at its automotive dealerships when their vehicles are due for periodic service. ACG’s use of computer-based customer relationship management tools increases the reach and effectiveness of its marketing efforts, allowing ACG to target its promotional offerings to areas in which service capacity is underutilized or profit margins are greatest. ACG continues to train its service personnel to establish relationships with their service customers to promote a long-term business relationship. ACG believes its parts and service activities are an integral part of the customer service experience, allowing it to create ongoing relationships with its automotive dealerships’ customers thereby deepening customer loyalty to the automotive dealership as a whole.

●
Efficient Management of Parts Inventory. ACG’s automotive dealerships’ parts departments support their sales and service departments through selling factory-approved parts for the vehicle makes and models sold by a particular automotive dealership. Such parts are either used in repairs made in the service department, sold at retail to customers, or sold at wholesale to independent repair shops and other franchised automotive dealerships. ACG’s automotive dealerships employ parts managers who oversee parts inventories and sales and its automotive dealerships also frequently share parts with each other. ACG uses centralized software programs to monitor parts inventory to avoid obsolete and unused parts to maximize sales as well as to take advantage of manufacturer return procedures.

Sales and Marketing

ACG’s expansion and acquisition strategy and history of operations in the consumer automobile business have resulted in a strong customer base. ACG generally promotes its products and related services through direct customer contact by its sales personnel, advertisements in trade magazines and attendance at industry shows. ACG hires approximately 20 to 40 sales and marketing staff in automotive dealerships. The salaries of most of such employees are based on commission.

ACG believes that its reliable service to its customers, its history and its geographic diversity have resulted in increased market recognition of the Kaiyuan Auto brand name and have served to reinforce customer loyalty. In an effort to enhance ACG’s name recognition and to communicate the high level of quality products and services provided at its automotive dealerships, ACG will continue to implement its Kaiyuan Auto brand name concept at each of its automotive dealerships and. Each of ACG’s automotive dealerships is identified as a Kaiyuan Auto location.

Facility Management

Personnel. Each automotive dealership is typically managed by a general manager who oversees the operations, personnel and the financial performance of the location, subject to the direction of ACG’s corporate office. Additionally, each automotive dealership is typically staffed by a sales manager, parts manager, service manager, sales representatives, parts employees, and other service employees, as appropriate, and given the services offered.

On an annual basis, general managers prepare detailed monthly profit and loss forecasts by end of prior fiscal year based upon historical information and projected trends. A portion of each general manager’s performance bonus is based upon whether they meet or exceed their operating plans. During the year, general managers regularly review their facility’s progress with senior management and revise bonuses as needed. Most of ACG’s employees receive annual performance evaluations.

Members of senior management regularly travel to each location to provide on-site management and support. Each location is audited regularly for compliance with corporate policies and procedures. These routine unannounced internal audits objectively measure automotive dealership performance with respect to corporate expectations.

Purchasing and Suppliers. ACG believes that pricing is an important element of its marketing strategy. Because of its size, ACG automotive dealerships benefit from volume purchases at favorable prices that enable them to achieve a competitive pricing position in the industry. ACG automotive dealerships purchase their consumer vehicle inventory and parts and accessories directly from the manufacturers. All purchasing commitments are negotiated by personnel at ACG’s corporate headquarters. ACG believes that it has been able to negotiate favorable pricing levels and terms, which enables it to offer competitive prices for its products.

Capital Expenditures

ACG’s capital expenditures include expenditures to extend the useful life of current facilities and expenditures to start or expand operations. In general, expenditures relating to the construction or expansion of dealership facilities are driven by new franchises being granted to ACG by a manufacturer, significant growth in sales at an existing facility, dealership acquisition activity, or manufacturer marketing campaigns. The estimated cost of establishing a new dealership is approximately RMB10 million.

The amounts of the capital expenditures and incurred during the three years ended December 31, 2008 and June 30, 2009 are as follows:

Period	Amount
Year Ended December 31, 2006	$3,470,000
Year Ended December 31, 2007	$3,766,000
Year Ended December 31, 2008	$11,029,000
Six Months Ended June 30, 2009	$4,597,000

The amounts of the divestitures of property and equipment during the three years ended December 31, 2008 and June 30, 2009 are as follows:

Period	Amount
Year Ended December 31, 2006	-
Year Ended December 31, 2007	-
Year Ended December 31, 2008	$1,699,000
Six Months Ended June 30, 2009	-

The amounts incurred on capital expenditures over the period were primarily used for investment in buildings and leasehold improvements, machinery and equipment, furniture and fixtures for the dealership stores and commercial vehicle financing centers.

Competition

The markets for ACG’s services are highly competitive. The most important factors affecting competition for ACG’s business include the following:

●	price;
●	professional and quality of services;
●	capacity;
●	attractiveness and breadth of portfolio of products and services offered;
●	quality of customer services support; and
●	ability to timely source new products and/or provide customized services to meet customers needs.

ACG is not the exclusive franchise automotive dealers for the brands it sells and it is not the only multi-brands motor group in Hebei and Shanxi provinces of China. Based on the management’s industry knowledge, ACG faces competition from other dealers distributing the same brand as well as other brands within the authorized territory since there are usually multiple dealers for each brand within in each authorized territory. Nonetheless, the barriers to entry into the motor vehicle industry are quite high as a dealership agreement must have been first granted by the automobile manufacturer prior to commencement of sale of such automobiles.

For ACG’s parts and repairing services, levels of competition and the barriers to entry vary from one segment to another. Based on the management’s industry knowledge, ACG faces high competition for the parts and repairing services in China where there are many substitutable products by various brands for the same type of products available on the market. Even though the barriers to entry are high as the trading of genuine parts must be authorized by the automobile manufacturer under a dealership agreement, ACG faces competition from other automotive dealers and distributors located in Hebei and Shanxi provinces of China.

Trademarks and Intellectual Property

Kaiyuan Auto is a trademark, service mark and trade name of ACG. ACG does not have any other trademarks, service marks and trade names.

The Audi, Toyota, FAW, Hyundai, Buick, Ford, BMW, Chevrolet, ROEWE, Qingling, Cadillac, Peugeot and Ruida Kia trademarks and trade names, which are used in connection with ACG’s marketing and sales efforts, are subject to limited licenses included in its dealership agreements with each manufacturer. The licenses are for the same periods as its dealership agreements. These trademarks and trade names are recognized internationally and are important in the marketing of its products. Each licensor engages in a continuous program of trademark and trade name protection.

Employees

On December 31, 2008, ACG’s auto dealership segment had 723 employees, of which 102 employees were members of management (including managers at each facility). ACG has no contracts or collective bargaining agreements with labor unions and has never experienced work stoppages. ACG considers its relations with its employees to be good.

Facilities

As of June 30, 2009, AutoChina operated 25 automotive dealerships and an insurance brokerage center.  ACG’s automotive dealerships sell new and used automobiles manufactured by Audi, Toyota, First Auto Works (“FAW”), Hyundai, Buick, Ford, BMW, Chevrolet, ROEWE, Qingling, Cadillac, Peugeot, and Ruida Kia.  The dealership sizes range from 2,000 square meters to 5,000 square meters, and are comprised of a display area, back office, and services and repairing facilities. ACG’s automotive dealerships are principally located in high traffic areas throughout Hebei, Shanxi, Shandong and Henan provinces, the Inner Mongolia Autonomous Region and Beijing and Tianjin regions of China.

AutoChina’s main corporate office is located in Shijiazhuang, China, which is owned by its affiliate, Kaiyuan Real Estate. Management believes that these facilities are adequate for the operational needs of AutoChina.

Seasonality

ACG’s second and third fiscal quarters (April through September) have historically been slower for dealership sales. Conversely, ACG’s first and fourth fiscal quarters (January through March and October through December) have historically been the busiest times for car sales. Therefore, ACG’s dealership segment generally realizes a higher proportion of its revenue and operating profit during the first and fourth fiscal quarters. ACG expects this trend to continue in future periods. If conditions arise that impair vehicle sales during the first or fourth fiscal quarters, the adverse effect on ACG’s revenues and operating profit for the year could be disproportionately large.

Governmental Regulations

Automotive and Other Laws and Regulations Relating to the Commercial Vehicle Financing Segment

ACG operates in a regulated industry in China. Numerous laws and regulations affect ACG’s businesses. In each province, territory and/or locality which ACG does business, it must obtain various approvals, licenses, authorizations, certificates, filings and permits in order to operate its vehicle sales and commercial truck financing businesses, including road transportation operation permits. Numerous laws and regulations govern ACG’s conduct of its businesses, including those relating to its sales, operations, and financing practices. These laws and regulations include, among others, consumer protection laws, laws and regulations pertaining to road transportation, as well as a variety of other laws and regulations. These laws also include employment practices laws.

Claims arising out of actual or alleged violations of the regulations and laws noted above may be asserted against ACG by government entities and may expose it to significant damages or other penalties, including revocation or suspension of ACG’s licenses, certificates, and/or permits to conduct commercial truck financing operations and fines.

Automotive and Other Laws and Regulations Relating to the Automotive Dealership Business

On June 15, 2009, ACG agreed to sell its automotive dealership segment pursuant to the terms of an acquisition agreement entered into between Kaiyuan Real Estate Development Co., Ltd. (“Hebei Kaiyuan”) and Xinjiang Guanghui Industry Investment (Group) Co. (“Xinjiang”). ACG controls Hebei Kaiyuan through certain contractual arrangements. ACG expects the sale to be consummated by the end of December 2009.  Although ACG anticipates that the transaction will be consummated, if the transaction is not consummated, ACG will continue to own and operate the automotive dealership segment. The following discussion of automotive and other laws and regulations is only relevant if the transaction is not consummated and ACG continues to own and operate the automotive dealership segment.

ACG operates in a regulated industry in China. Numerous laws and regulations affect ACG’s businesses. In each province, territory and/or locality which ACG does business, it must obtain various approvals, licenses, authorizations, certificates, filings and permits in order to operate its vehicle sales and service and maintenance businesses, including 4S qualification, road transportation operation permits and insurance agency permits. Numerous laws and regulations govern ACG’s conduct of its businesses, including those relating to its sales, operations, financing, advertising and insurance practices. These laws and regulations include, among others, consumer protection laws, laws and regulations pertaining to new and used motor vehicle dealers, laws and regulations pertaining to vehicle repair and road transportation, as well as a variety of other laws and regulations. These laws also include employment practices laws.

ACG’s dealership and service and maintenance operations are subject to the National Transportation Laws or other relevant rules and regulations. Pursuant to the National Transportation Laws, a road transportation operation permit is required for the operation of transportation and auto repair businesses. ACG’s dealership and service and maintenance operations are also subject to relevant rules and regulations, including Provisions on the Administration of Motor Vehicle Maintenance, or Maintenance Provisions, and the Regulations on Recall of Defective Automotive Products. See “Risk Factors Risks Relating to the Motor Vehicle Industry in China – Automobile importers, dealers and distributors in the PRC, including ACG, may expend considerable resources in order to comply with the Regulations on Recall of Defective Automotive Products, which took effect in October 2004.” The Maintenance Provisions define the three grades of licenses for motor vehicle repair personnel (i.e. Grade I licensees can conduct major repair, unit repair, small repair, maintenance aids, special repair and the examination work after the completion of maintenance of corresponding vehicle types, Grade II can undertakes major repair, unit repair, small repair, maintenance aids, special repair and the examination work after the completion of maintenance of corresponding vehicle types, etc.) and sets forth the requirements for establishing vehicle repair establishments (such as personnel qualification, equipment requirements and having passed relevant inspection).

ACG’s used vehicle sales operations are subject to the Measures for Administration of the Circulation of Second-Hand Automobiles, or Second- Hand Car Measures and the Specifications for Second-hand Automobile Trade, or Second-Hand Specifications. The Second-Hand Car Measures provides a definition of second-hand automobiles (i.e. automobiles that are traded and whose ownership is transferred in the duration from the completion of the registration formalities to when the state compulsory vehicle discarding standards are satisfied, including three-wheeled automobiles, low-speed motor trucks (i.e. former agricultural transport vehicles), trailers and motorcycles) and sets forth the procedures and requirements for establishing a used automobile market operator, including specific requirements for business scope, license, filings with the provincial commerce authority. The Second-hand Car Measures also define the various types of second-hand automobile activities (i.e. retail sale of second-hand automobiles, auction of second-hand automobiles, brokerage of second-hand automobiles, authentication and evaluation of second-hand automobiles and direct transaction of second-hand automobiles) and sets forth separate and/or additional regulations governing such activities. The Second-Hand Specifications sets forth additional detailed implementing rules and requirements for the above activities, including documentation required for sale and purchase transactions, restrictions on certain unethical broker practices and auction procedures. In addition to the damages and penalties noted below, violators of the Second-Hand Measures shall also be published in a public list circulated by the administrative department for industry and commerce of the PRC State Council. Additionally, the Peoples Republic of China National Road Traffic Safety Laws, or Road Safety Laws imposes fines on sellers (including second-hand dealers) of automobiles that have been determined to require disposal.

ACG’s new vehicle 4S sales operations are subject to the Implementing Measures for the Administration of Automobile Brand Sales, or Brand Sales Measures. Pursuant to the Brand Sales Measures, the establishment of each new 4S store must follow certain registration procedures for establishing a dealership company for the sale of cars of a particular brand, including the following:

●	Obtaining written authorization from the auto supplier (manufacturer or general dealer);
●
Registering the company with the State Administration of Industry and Commerce, or SAIC, as a 4S store by submitting various documents and information, including the company’s business license, written authorization from the auto supplier, a description of after-sale service methods (i.e. the service station, return and refund policy, replacement policy, and repair and maintenance services, etc.), a Brand Car Dealer Registration Form and other information;

●	Presenting the evidence of registration with SAIC to the local branch of SAIC to expand its business scope to include a given brand car sales; and
●	Registering with the local bureau of commerce (local branch of MOFCOM) within two months from obtaining the business license that includes a given brand car sales and providing various documentation.

The Road Safety Laws prohibit the sales of new automobiles that have determined to be subject to disposal (i.e. rejected cars). ACG’s new vehicle sales operations may also be subject to new regulations under consideration for adoption by the PRC Government. In addition, expansion of a 4S store to a second brand may also be subject to applicable rules and regulations.

Claims arising out of actual or alleged violations of the regulations and laws noted above may be asserted against ACG by individuals or government entities and may expose it to significant damages or other penalties, including revocation or suspension of ACG’s licenses, certificates, and/or permits to conduct commercial truck financing operations and fines.

Environmental, Health and Safety Laws and Regulations Relating to the Automotive Dealership Business

ACG’s operations involve the use, handling, storage and contracting for recycling and/or disposal of materials such as motor oil and filters, transmission fluids, antifreeze, refrigerants, paints, thinners, batteries, cleaning products, lubricants, degreasing agents, tires and fuel. Consequently, ACG’s business is subject to a variety of PRC laws and regulations governing management and disposal of materials and wastes, protection of the environment and public health and safety. Failure to comply with these laws and regulations may result in the assessment of penalties and imposition of remedial obligations. ACG may not be able to recover some or any of these costs from insurance.

ACG may be subject to water quality protection programs under the Regulations for on Collecting and Using Pollution Discharge, or Pollution Discharge Regulations. Pursuant to the Pollution Discharge Regulations, in the event that a PRC company fails to pay the pollutant discharge fees in accordance with law, it shall be ordered to pay such fees within a prescribed time limit by the administrative department for environmental protection of the peoples governments of the county level and above within their power and function or else a fine no less than one time but no more than three times of such payable pollutant discharge fees shall be imposed, and such PRC company shall be ordered to stop its business for rectification. Additionally, ACG is subject to the Measures of Hebei Province for Administration of Pollutant Discharge Permits (for Trial Implementation), or the Hebei Measures, pursuant to which each and every entity that may discharge pollutants in Hebei province shall apply to the competent environmental protection administration authority for a permit for the discharge of pollutants, or pollutant discharge permit in accordance with the Hebei Measures, and shall not discharge pollutants before obtaining a pollutant discharge permit. Under the Hebei measures, pollutant-discharging entities in Hebei province shall be punished in accordance with the relevant laws and regulations if such entity has discharged pollutants before obtaining a pollutant discharge permit.

The trend in environmental regulation in China is to place more restrictions and limitations on activities that may affect the environment, and thus any changes in environmental laws and regulations that result in more stringent and costly waste handling, storage, transport, disposal or remediation requirements could have a material adverse effect on ACG’s results of operations or financial condition. For example, the PRC government has approved revised fuel economy requirements and may further revise fuel economy requirements in order to promote the production and sales of more environmentally-friendly and energy-saving automobiles. These requirements may adversely affect demand for the vehicles ACG sells. See “Risk Factors Risks Relating to the Motor Vehicle Industry in China – Imposition of fuel economy standards on PRC automotive manufacturers and the proposed imposition of higher automobile consumption taxes may have a negative effect on the revenues and profits of PRC automobile importers, dealers and distributors, including ACG.”

ACG incurs significant costs to comply with applicable environmental, health and safety laws and regulations in the ordinary course of its business. ACG does not anticipate, however, that the costs of such compliance will have a material adverse effect on its business, results of operations, cash flows or financial condition, although such outcome is possible given the nature of its operations and the extensive environmental, public health and safety regulatory framework.

Government Regulations Relating to Foreign Exchange Controls

The principal regulation governing foreign exchange in the PRC is the Foreign Currency Administration Rules (IPPS), as amended. Under these rules, the Renminbi, the PRC’s currency, is freely convertible for trade and service related foreign exchange transactions (such as normal purchases and sales of goods and services from providers in foreign countries), but not for direct investment, loan or investment in securities outside of China unless the prior approval of the State Administration for Foreign Exchange, or SAFE, of the PRC is obtained. Foreign investment enterprises, or FIEs, are required to apply to the SAFE for Foreign Exchange Registration Certificates for FIEs. AutoChina will be an FIE as a result of the business combination. With such registration certificates, which need to be renewed annually, FIEs are allowed to open foreign currency accounts including a basic account and capital account. Currency translation within the scope of the basic account, such as remittance of foreign currencies for payment of dividends, can be effected without requiring the approval of the SAFE. Such transactions are subject to the consent of investment banks which are authorized by the SAFE to review basic account currency transactions. However, conversion of currency in the capital account, including capital items such as direct investment, loans and securities, still require approval of the SAFE. On November 21, 2005, the SAFE issued Circular No. 75 on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents Corporate Financing and Roundtrip Investment Through Offshore Special Purpose Vehicles. Circular No. 75 confirms that the use of offshore special purpose vehicles as holding companies for PRC investments are permitted, but proper foreign exchange registration applications are required to be reviewed and accepted by the SAFE.

Government Regulations Relating to Taxation

Prior to January 1, 2008, the standard enterprise income tax rate was 33%, which was consisting of a 30% national income tax and a 3% local surcharge, for a company’s domestic and overseas incomes. Certain of ACG’s automotive dealership subsidiaries were granted tax incentives in connection with the compliance with the Employment Promotion Law and the Regulation for the Employment of Disabled Persons whereby these qualified subsidiaries were fully exempted or allowed a 50% reduction from enterprise income tax for a range of two to three years.

On March 16, 2007, the National People’s Congress approved and promulgated the EIT law, which took effect on January 1, 2008. Under the EIT Law, companies are subject to a uniform tax rate of 25%. The EIT Law provides a five-year transition period starting from its effective date for those enterprises which were established before the promulgation date of the EIT Law and which were entitled to a preferential lower tax rate under the then-effective tax laws or regulations. In accordance with regulations issued by the State Council, the tax rate of such enterprises may gradually transition to the uniform tax rate within the transition period. For those enterprises which are enjoying tax holidays, such tax holidays may continue until their expiration in accordance with the regulations issued by the State Council, but where the tax holiday has not yet started because of losses, such tax holiday shall be deemed to commence from the first effective year of the EIT Law. Preferential tax treatment would continue to be given to companies in certain encouraged sectors and to entities classified as high-technology companies supported by the PRC government. According to the EIT Law, entities that qualify as high-technology companies especially supported by the PRC government are expected to benefit from a tax rate of 15% as compared to the uniform tax rate of 25%. Nevertheless, there can be no assurances that any particular company will continue to qualify as a high-technology company supported by the PRC government in the future, and benefit from such preferential tax rate. Following the effectiveness of the EIT law, a company’s effective tax rate may increase, unless it is otherwise eligible for preferential treatment.

Additionally, under the EIT Law, the income tax rate for dividends payable to non-PRC investors and derived from sources within the PRC may be increased to 20%. It is currently unclear in what circumstances a source will be considered as located within the PRC.

The EIT Law provides only a framework of the enterprise tax provisions, leaving many details on the definitions of numerous terms as well as the interpretation and specific applications of various provisions unclear and unspecified. Any increase in AutoChina’s tax rate in the future could have a material adverse effect on its financial conditions and results of operations.

Regulation of Foreign Currency Exchange and Dividend Distribution

Foreign Currency Exchange

Foreign currency exchange in the PRC is governed by a series of regulations, including the Foreign Currency Administrative Rules (1996), as amended, and the Administrative Regulations Regarding Settlement, Sale and Payment of Foreign Exchange (1996), as amended. Under these regulations, the Renminbi is freely convertible for trade and service-related foreign exchange transactions, but not for direct investment, loans or investments in securities outside China without the prior approval of the SAFE. Pursuant to the Administrative Regulations Regarding Settlement, Sale and Payment of Foreign Exchange, foreign-invested enterprises in China may purchase foreign exchange without the approval of the SAFE for trade and service-related foreign exchange transactions by providing commercial documents evidencing these transactions. They may also retain foreign exchange, subject to a cap approved by SAFE, to satisfy foreign exchange liabilities or to pay dividends. However, the relevant Chinese government authorities may limit or eliminate the ability of foreign-invested enterprises to purchase and retain foreign currencies in the future. In addition, foreign exchange transactions for direct investment, loan and investment in securities outside China are still subject to limitations and require approvals from the SAFE.

Dividend Distribution. The principal laws and regulations in China governing distribution of dividends by foreign-invested companies include:

●	The Sino-foreign Equity Joint Venture Law (1979), as amended;
●	The Regulations for the Implementation of the Sino-foreign Equity Joint Venture Law (1983), as amended;
●	The Sino-foreign Cooperative Enterprise Law (1988), as amended;
●	The Detailed Rules for the Implementation of the Sino-foreign Cooperative Enterprise Law (1995), as amended;
●	The Foreign Investment Enterprise Law (1986), as amended; and
●	The Regulations of Implementation of the Foreign Investment Enterprise Law (1990), as amended.

Under these regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, wholly foreign-owned enterprises in China are required to set aside at least 10% of their respective accumulated profits each year, if any, to fund certain reserve funds unless such reserve funds have reached 50% of their respective registered capital. These reserves are not distributable as cash dividends.  While these requirement do not apply to AutoChina, they do apply to our operating subsidiaries in China.

Periodic Reporting and Audited Financial Statements

AutoChina has registered its securities under the Securities Exchange Act of 1934 and has reporting obligations, including the requirement to file annual reports with the SEC. In accordance with the requirements of the Securities Exchange Act of 1934, AutoChina’s annual report contains financial statements audited and reported on by AutoChina’s independent registered public accounting firm.

Legal Proceedings

Neither AutoChina nor ACG is currently a party to any pending material legal proceeding.

DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES

Directors and Senior Management

AutoChina’s current directors, executive officers and key employees are as follows:

Name	Age	Position
Yong Hui Li	47	Chairman, Chief Executive Officer and Director
Chen Lei	43	Senior Vice President
Jason Wang	33	Chief Financial Officer
Wei Xing	48	Chief Operating Officer
Hui Kai Yan	44	Director and Secretary
James Cheng-Jee Sha	57	Director
Diana Chia-Huei Liu	43	Director
Thomas Luen-Hung Lau	55	Director

Yong Hui Li has served as AutoChina’s Chairman and Chief Executive Officer and as a member of AutoChina’s Board of Directors since April 9, 2009. Mr. Li   is the founder, Chairman and Chief Executive Officer of ACG and Kaiyuan Real Estate Development Co., Ltd. which was previously the second largest shareholder of Shijiazhuang International Building, a construction company traded on the Shenzhen Stock Exchange under the ticker symbol CN: 000600. From February 2001 to May 2006, Mr. Li helped oversee Kaiyuan Real Estate Development Co., Ltd’s development of the largest steel-framed construction in Hebei Province, consisting of residential complexes, office towers and an upscale shopping mall, which covered over one million square feet. In 1994, Mr. Li founded Shijiazhuang Hi-tech Zone Kaiyuan Auto Trade Co., which was a pioneer in the commercial vehicle leasing business in Hebei Province. He graduated from Tianjin University in June 1985 with a bachelor degree in Optical Physics.

Chen Lei has served as AutoChina’s Senior Vice President since April 9, 2009. Mr. Lei has served as a Senior Vice President in charge of the finance department and investor relations services for ACG since September 2008. From January 1996 to September 2008, Mr. Lei served as a Senior Vice President in charge of the finance department and investor relations services for Hebei Kaiyuan Auto Trading Co., Ltd., a company affiliated with Yong Hui Li. Mr. Lei received a Bachelor of Economics degree from Hebei Finance and Economics University, China.

Jason Chia-Lun Wang has served as our Chief Financial Officer since July 2009.  From December 2007 until joining AutoChina, Mr. Wang served as Director of Research and Analytics at Private Equity Management Group Inc. where he was responsible for analysis of prospective investments, credit and cash flow analysis, and valuations.  From July 2005 until December 2007, Mr. Wang worked at QUALCOMM Inc., a developer and innovator of advanced wireless technologies, products and services, where his responsibilities included all phases of venture capital investing, from target company identification to portfolio management. From July 2004 until July 2005, Mr. Wang was an investment banking associate at Relational Advisors LLC, where he specialized in mergers and acquisitions and debt and equity fundraising. From March 2000 until July 2002, Mr. Wang was the Director of Corporate Development and Planning at 24/7 Real Media Inc., a global digital marketing company. Prior to that, Mr. Wang was an investment banking analyst in the Global Mergers And Acquisitions Group at Chase Securities Inc. Mr. Wang received his MBA from the UCLA Anderson School of Management in June 2004 and Bachelors degrees from both the Wharton School and the School of Engineering and Applied Science at the University of Pennsylvania in May 1998.

Wei Xing has served as AutoChina’s Chief Operating Officer since April 9, 2009. Mr. Xing has served as Chief Operating Officer of ACG since September 2008. From January 1996 to September 2008, Mr. Xing served as Chief Operating Officer for Hebei Kaiyuan Real Estate Development Co., Ltd., a company affiliated with Yong Hui Li. Mr. Xing received a Bachelor of Engineering degree from Hebei Building Engineering University and a Bachelor of Economics degree from Hebei University.

Hui Kai Yan has served as AutoChina’s Secretary and as a member of AutoChina’s Board of Directors since April 9, 2009. Mr. Yan has been Senior Vice-President of ACG and Kaiyuan Real Estate Development Corp. since August 1997. He is responsible for Finance, Administration and Human Resources at each company. Prior to joining Kaiyuan, from April 1994 to July 1997, Mr. Yan was a member of the Economic and Trade Commission of Hebei provincial government and was responsible for guiding state-owned enterprises through restructuring process and modernization. From March 1989 to April 1994, he was at the Economic Commission of Shijiazhuang city government (Shijiazhuang is the capital of Hebei province). Mr. Yan is certified as a Senior Economist by Hebei provincial government. He graduated from Hebei University of Technology in June 1985 with a bachelor degree in Management Science.

James Cheng-Jee Sha has served as a member of AutoChina’s Board of Directors since its inception. Mr. Sha served as Chairman of AutoChina’s Board of Directors and Chief Executive Officer from its inception to April 9, 2009. Mr. Sha founded and has been a partner of Spring Creek Investments since December 1999. Spring Creek Investments is a private investment firm specializing in principal investments and business consultations with internet and infrastructure companies. Mr. Sha also has served as the Chief Executive Officer of Optoplex Corporation, a communication networks company, since December 2002. From September 2005 to February 2007, Mr. Sha served as Chief Executive Officer of AppStream, a software application virtualization company. From February 1999 to September 1999, Mr. Sha served as the Chief Executive Officer for Sina.com (NASDAQ: SINA), a global Chinese on-line media company and value added information service provider. From July 1996 to August 1998, Mr. Sha served as the Chief Executive Officer of Actra Business Systems, a joint venture between Netscape Communications Corporation and GE Information Services (GEIS), providing next-generation internet commerce application solutions for both business-to-consumer and business-to-business commerce markets. From August 1994 to August 1998, Mr. Sha served as Senior Vice President and General Manager of Netscape Communications Corporation, a computer services company until its merger with AOL. From May 1990 to August 1994, Mr. Sha was a Vice President at Oracle Corporation (NASDAQ:ORCL), a database management and development systems software company. From June 1986 to May 1990, Mr. Sha was a Vice President at Wyse Technology, Inc., a hardware, software and services computing company. Mr. Sha currently serves as a member of the Board of Directors of Tom.com (HK: 8282), a wireless internet company in the PRC providing value-added multimedia products and services. Mr. Sha also serves as a trustee of the University of California at Berkeley Foundation and is a Board member of the Berkeley Chinese Alumni International Association. Mr. Sha graduated from National Taiwan University with a BS in Electrical Engineering, the University of California at Berkeley with an MS in EECS and from Santa Clara University with an MBA.

Diana Chia-Huei Liu has served as a member of AutoChina’s Board of Directors since its inception. Ms. Liu served as President of AutoChina from its inception to April 9, 2009. Ms. Liu has served as the President and Managing Director of Cansbridge Capital, a private investment firm specializing in early stage investments along the west coast of North America (namely U.S. and Canada) and Asia, since August 1998. Prior to Cansbridge, Ms. Liu served as the Executive Vice-President at Polaris Securities Group (TW: 6011), an investment firm in Taiwan, where she founded and managed its North American operations from April 1994 to August 1998. From August 1991 to April 1994, Ms. Liu was an account portfolio manager in global private banking at the Royal Bank of Canada (NYSE:RY), a full-service banking firm. From October 1988 to August 1991, Ms. Liu served as the regional sales manager for the province of British Columbia, Canada, at CIBC Securities, a subsidiary of CIBC (NYSE:CM), a full- service banking firm, where she founded and managed the mutual funds promotion division. Ms. Liu has served since June 2006 as a member of the Executive Committee and the Chair of the Investment Committee at the Asia Pacific Foundation, a Canadian federal government created think tank and policy advisory board where she works closely with the co-CEOs on operational issues and investment of its endowment funds. In addition, she also currently serves as a director of the Vancouver Goh Ballet Society and BaySpec, Inc., a supplier of optical components. Ms. Liu graduated with a BA in economics from the University of British Columbia in Canada. Ms. Liu is the spouse of Mr. William Yu, AutoChina’s prior Chief Financial Officer.

Thomas Luen-Hung Lau has served as a member of AutoChina’s Board of Directors since April 9, 2009. He is the Managing Director and Executive Director of Lifestyle International Holdings Limited (HK: 1212), a company listed on The Stock Exchange of Hong Kong Limited (the “HK Stock Exchange”) involved in department store business in Hong Kong and China. From 1985 to 2006, Mr. Lau was the Chairman of Chinese Estates Holdings Limited (HK: 127) and Chi Cheung Investment Company Limited (HK: 112), both companies listed on the HK Stock Exchange. Mr. Lau was the co-founder of Gemstar-TV Guide International, Inc in the U.S.A. Mr. Lau obtained a Bachelor of Arts Degree from the University of Toronto and a Master Degree of Business Administration from the University of Windsor.

The term of each director is until the next election of directors or their earlier resignation or removal.   The terms of Yong Hui Li as Chief Executive Officer, Chen Lei as Senior Vice President, and Wei Xing as Chief Operating Officer are until April 9, 2012, unless terminated or extended pursuant to such person’s employment contract with AutoChina.  Jason Wang is serving as Chief Financial Officer beginning on July 16, 2009 for an initial term of six months, which will automatically be extended for an additional thirty (30) months unless AutoChina elects not to extend Mr. Wang’s term of employment.

Pursuant to the share exchange agreement entered into on February 4, 2009 and amended on March 11, 2009, James Cheng-Jee Sha and Diana Chia-Huei Liu were nominated as members of AutoChina’s Board of Directors by the SCAC Shareholders’ Representative (as defined in the share exchange agreement) and Yong Hui Li and Hui Kai Yan were nominated as members of AutoChina’s Board of Directors by the AutoChina Shareholders’ Representative (as defined in the share exchange agreement). Thomas Luen-Hung Lau was nominated upon the mutual agreement of the SCAC Shareholders’ Representative and the AutoChina Shareholders’ Representative, pursuant to the share exchange agreement.

None of the officers or directors of AutoChina are related.

The business address of each party described above is No.322, Zhongshan East Road, Shijiazhuang, Hebei, People’s Republic of China.

Compensation

Compensation Committee Interlocks and Insider Participation

During the last fiscal year, no officer and employee of AutoChina, and no former officer of AutoChina participated in deliberations of AutoChina’s Board of Directors concerning executive officer compensation.

AutoChina Director Compensation

To date, AutoChina has not provided any compensation to any of its directors. AutoChina is in the process of formulating policies that will determine compensation of its directors, which it expects to include a per diem for each board meeting attended, an annual fee, reimbursement of expenses incurred in attending meetings and equity awards. The amounts of compensation, numbers of shares subject to awards and other terms of director compensation have not been finally determined.

However, directors were reimbursed for all business-related expenses incurred while helping AutoChina to identify potential target businesses and perform due diligence on suitable business combinations.

Under Yong Hui Li’s employment contract with AutoChina under which he serves as AutoChina’s Chief Executive Officer, (i) if Mr. Li’s employment is terminated by AutoChina without cause, he is entitled to receive 3 months' base salary severance to the extent that he is not otherwise employed during the severance period, and (ii) if Mr. Li terminates his employment for cause, he is entitled to 1 month base salary severance to the extent he is not otherwise employed during the severance period. Mr. Li also serves as a director of AutoChina. No other director of AutoChina is entitled to receive any benefits from either AutoChina, ACG or any of their subsidiaries upon termination of employment.

AutoChina’s Executive Officers and Employees

Executive Officers

Since AutoChina did not have an operating business prior to the business combination on April 9, 2009, its officers did not receive any compensation for their service to AutoChina; and, since it had no other employees, AutoChina did not have any compensation policies, procedures, objectives or programs in place.

Upon consummation of the business combination with ACG, AutoChina entered into employment agreements with certain of its executive officers. In addition on July 16, 2009, AutoChina entered into an employment agreement with Jason Wang to serve as Chief Financial Officer.  The following discussion summarizes the material terms of employment agreements entered into between AutoChina and its executive officers.

The term of the employment agreements is from April 9, 2009 until April 9, 2012 (3 years from the date of the consummation of the business combination) unless earlier terminated as described below (except in the case of Mr. Wang whose initial term is for six months commencing on July 16, 2009 which term is automatically extended for an additional 30 months unless terminated by AutoChina);

●
Yong Hui Li will receive $1 per year as compensation for serving as Chief Executive Officer, Jason Wang will receive $180,000 per year as compensation for serving as Chief Financial Officer, Wei Xing will receive $60,000 per year as compensation for serving as Chief Operating Officer and Chen Lei will receive $50,000 per year as compensation for serving as Senior Vice President. No executive officers is entitled to a bonus, unless otherwise approved by the board of directors;

●
the employment agreements may be terminated by the company (i) upon termination of the executive “for cause”, which is defined as (A) the failure of the executive to properly carry out his duties after notice by the company of the failure to do so and a reasonable opportunity for the executive to correct the same within a reasonable period specified by the company; (B) any breach by the executive of one or more provisions of any written agreement with, or written policies of, the company or his fiduciary duties to the company likely to cause material harm to the company and its affiliates, at the company's reasonable discretion, or (C) any theft, fraud, dishonesty or serious misconduct by the executive involving his duties or the property, business, reputation or affairs of the company and its affiliates, (ii) due to the executives death, (iii) in the event the executive becomes eligible for the company’s long-term disability benefits or if the executive is unable to carry out his responsibilities as a result of a physical or mental impairment for more that 90 consecutive days or for more than 120 days in any 12-month period, subject to applicable laws, and (iv) without cause upon one month written notice, in which case the executive will be entitled to 3 months base salary severance to the extent the executive is not otherwise employed during the severance period, except that the Company may terminate Mr. Wang's employment contract without cause until January 16, 2009 and would not be required to provide notice or severance;

●
the employment agreements may be terminated by the respective executives: (i) for any reason or no reason at all upon 3 months’ advanced notice, or (ii) for “good reason” upon notice of the reason within 3 months of the event causing such reason and subject to a 20-day cure period for the company.  “Good reason” is defined as: a material reduction in the executive's base salary, except for reductions that are comparable to reductions generally applicable to similarly situated executives of AutoChina if (i) such reduction is effected by the company without the consent of the executive and (ii) such event occurs within 3 months after a change in control.  If the agreement is terminated by the executive for “good reason” then 1 month base salary severance to the extent the executive is not otherwise employed during the severance period;

●	each executive is subject to the non-compete, non-solicitation provisions of the agreement for a term of one year following termination of the employment agreement;

●
except for “prior inventions” (which is defined as all inventions, original works of authorship, developments, improvements, and trade secrets which were made by the executive prior to the executive's employment with the company), all inventions and other intellectual property created by the executive during the term of employment are the property of the company, and the executive agrees to assist the company to secure such intellectual property rights; and

●	the employment agreements include other customary terms and conditions, and are governed by the laws of Hong Kong.

Other Employees

AutoChina will adopt appropriate compensation policies, procedures, objectives or programs after AutoChina’s management team has had the opportunity to fully understand the operations of the business. However, it is anticipated that the compensation for senior executives of AutoChina will be comprised of four elements: a base salary, an annual performance bonus, equity and benefits.

In developing salary ranges, potential bonus payouts, equity awards and benefit plans, it is anticipated that the Compensation Committee will take into account: 1) competitive compensation among comparable companies and for similar positions in the market, 2) relevant ways to incentivize and reward senior management for improving shareholder value while building AutoChina into a successful company, 3) individual performance, 4) how best to retain key executives, 5) the overall performance of AutoChina and its various key component entities, 6) AutoChina’s ability to pay and 7) other factors deemed to be relevant at the time.

AutoChina and ACG senior management have discussed AutoChina’s above mentioned planned process for executive compensation and the four compensation components. Specific compensation plans for ACG’s key executives will be negotiated and established by the Compensation Committee. This will include, but may not be limited to, the four ACG executives who currently have employment contracts (which will be modified, if necessary, to reflect any additions to or changes in compensation).

ACG Director and Executive Officer Compensation

Prior to the business combination, ACG did not have employment agreements with any of its officers and directors. ACG’s directors did not receive any compensation prior to the business combination.

The following table shows information concerning the annual compensation for services provided to ACG by its Chief Executive Officer and its Chief Financial Officer.  No person made more than $100,000 in 2008.

Name and Principal Position	Year	Salary ($)	Bonus ($)	All other Compensation ($)	Total Compensation ($)
Yong Hui Li, Chief Executive Officer (1)	2008	1	0	0	1
	2007	1	0	0	1
	2006	1	0	0	1
Johnson Lau, Chief Financial Officer (2)	2008	15,250	0	0	15,250

(1) Mr. Li served as ACG’s sole director from July 2007 until October 2007 and again from June 2008 until the present.  Mr. Li has not received any compensation for service on ACG’s board or directors.

(2) Mr. Lau joined ACG on October 16, 2008. Prior to that time, ACG did not have a Chief Financial Officer.  On July 16, 2009, Mr.  Lau resigned from his position as Chief Financial Officer of AutoChina.  Mr. Lau remains employed by the Company as Director of Finance.

AutoChina International Limited 2009 Equity Incentive Plan

The AutoChina International Limited 2009 Equity Incentive Plan (referred to below as the “incentive plan”) was approved and took effect on April 8, 2009, upon the approval by the shareholders of AutoChina International Limited.

Under the terms of the incentive plan, 1,675,000 AutoChina ordinary shares are reserved for issuance in accordance with its terms (provided, however, that dividend equivalent rights are payable solely in cash and therefore do not reduce the number of shares that may be granted under the incentive plan and that stock appreciation rights only reduce the number of shares available for grant under the plan by the number of shares actually received by the grantee). AutoChina currently anticipates that it will grant awards to acquire up to approximately 70,000 shares pursuant to the incentive plan to Jason Wang, AutoChina’s Chief Financial Officer. Any other awards under the plan will be made by the Board of Directors.

Assuming that the anticipated grants are made, there would be at least approximately 1,645,000 shares remaining for issuance in accordance with the incentive plan’s terms. The purpose of the incentive plan is to assist AutoChina in attracting, retaining and providing incentives to its employees, directors and consultants, or the employees, directors and consultants of its affiliates, whose past, present and/or potential future contributions to AutoChina have been, are or will be important to the success of AutoChina and to align the interests of such persons with AutoChina’s shareholders. It is also designed to motivate employees and to significantly contribute toward growth and profitability, to provide incentives to AutoChina’s directors, employees and consultants who, by their position, ability and diligence are able to make important contributions to AutoChina’s growth and profitability. The various types of incentive awards that may be issued under the incentive plan will enable AutoChina to respond to changes in compensation practices, tax laws, accounting regulations and the size and diversity of its business.

All directors, employees and consultants of the company are eligible to be granted awards under the incentive plan. All awards will be subject to the approval of AutoChina’s Board of Directors or its Compensation Committee.

Description of the Incentive Plan

A summary of the principal features of the incentive plan is provided below, but is qualified in its entirety by reference to the full text of the incentive plan, a copy of which is attached as Exhibit 10.16 to this registration statement.

Awards

The incentive plan provides for the authority to grant any type of arrangement to a qualified person, which involves shares, cash, options or stock appreciation rights, or a similar right with a fixed or variable price related to the fair market value of the ordinary shares and with an exercise or conversion privilege related to the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions. Such awards include, without limitation, incentive stock options, non-qualified stock options, stock appreciation rights, sales or bonuses of restricted shares, restricted share units or dividend equivalent rights, or any two or more of such awards in combination, for an aggregate of not more than 1,675,000 of AutoChina’s ordinary shares, to directors, employees and consultants of AutoChina or its affiliates. If any award expires, is cancelled, or terminates unexercised or is forfeited, the number of shares subject thereto, if any, is again available for grant under the incentive plan. The number of ordinary shares with respect to which stock options or stock appreciation rights may be granted to a grantee under the incentive plan in any calendar year cannot exceed 500,000. The number of ordinary shares with respect to which restricted shares or restricted share units may be granted to a grantee under the incentive plan in any calendar year cannot exceed 500,000.

There are approximately 1,600 employees, directors and consultants who are eligible to receive awards under the incentive plan. New directors, employees and consultants are eligible to participate in the incentive plan as well.

AutoChina does not currently have any outstanding options or any intention, agreement or obligation to issue any options outside the incentive plan.

Administration of the Incentive Plan

The incentive plan will be administered by either AutoChina’s Board of Directors or a committee (referred to as the committee), if the Board of Directors delegates the ability to administrate the plan. Among other things, the Board of Directors or, if the Board of Directors delegates its authority to the committee, the committee, has complete discretion, subject to the express limits of the incentive plan, to determine the employees, directors and consultants to be granted awards, the types of awards to be granted, the number of AutoChina ordinary shares subject to each award, if any, the exercise price under each option, the base price of each stock appreciation right, the term of each award, the vesting schedule and/or performance goals for each award that utilizes such a schedule or provide for performance goals, whether to accelerate vesting, the value of the ordinary shares, and any required withholdings. The Board of Directors or the committee may amend, modify or terminate any outstanding award, provided that the grantee’s consent to such action is required if the action would materially and adversely affect the grantee. The Board of Directors or the committee is also authorized to construe the award agreements and may prescribe rules relating to the incentive plan. The Board of Directors or committee may reduce the exercise price of options or reduce the base appreciation amount of any stock appreciation right without shareholder approval. Except as specified below, no award that was intended to qualify as performance based compensation may have an exercise or purchase price, if any, of less than 100% of the fair market value of AutoChina’s ordinary shares.

Special terms relating to Stock Options

The incentive plan provides for the grant of stock options, which may be either “incentive stock options” (ISOs), which are intended to meet the requirements for special U.S. federal income tax treatment under the Code, or “nonqualified stock options” (NQSOs). Options may be granted on such terms and conditions as the Board of Directors or the committee may determine; provided, however, that the exercise price of an option may not be less than 100% of the fair market value of the underlying stock on the date of grant, and the term of an ISO may not exceed ten years (110% of such value and five years in the case of an ISO granted to an employee who owns (or is deemed to own) more than 10% of the total combined voting power of all classes of capital stock of AutoChina or a parent or subsidiary of AutoChina). ISOs may only be granted to employees. In addition, the aggregate fair market value of ordinary shares underlying one or more ISOs (determined at the time of grant) which are exercisable for the first time by any one employee during any calendar year may not exceed $100,000. The Board of Directors or the committee may permit a cashless “net exercise” of the options (which is attached to the incentive plan attached hereto).

Additional Terms

ISOs may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the grantee, only by the grantee. Other awards are transferable (i) by will and by the laws of descent and distribution and (ii) during the lifetime of the grantee: (a) to a Holding Company (as defined in the incentive plan) of such grantee, or (B) to the extent and in the manner authorized by the Board of Directors or the committee. No shares will be delivered under the incentive plan to any grantee or other person until such grantee or other person has made arrangements acceptable to the Board of Directors or the committee for the satisfaction of any national, provincial or local income and employment tax withholding obligations, including, without limitation, obligations incident to the receipt of Shares. A grantee is not considered a shareholder with respect to the shares underlying an award until the shares are issued to the grantee.

Amendments

AutoChina’s Board of Directors may at any time amend, alter, suspend or terminate the incentive plan; provided, that no amendment requiring shareholder approval will be effective unless such approval has been obtained, and provided further that no amendment of the incentive plan or its termination may be effected if it would materially and adversely affect the rights of a grantee without the grantee’s consent.

Certain U.S. Federal Income Tax Consequences of the Incentive Plan

The following is a general summary of the U.S. federal income tax consequences under current tax law to AutoChina and to individual grantees in the incentive plan who are individual citizens or residents of the United States of ISOs, NQSOs, restricted stock awards, unrestricted stock awards, distribution equivalent right awards and SARs granted pursuant to the incentive plan. It does not purport to cover all of the special rules that may apply, including special rules relating to limitations on the ability of AutoChina to deduct certain compensation, special rules relating to deferred compensation, golden parachutes, grantees subject to Section 16(b) of the Exchange Act and the exercise of an option with previously-acquired shares. In addition, this summary does not address the state or local income or other tax consequences inherent in the acquisition, ownership, vesting, exercise, termination or disposition of an award under the incentive plan or AutoChina ordinary shares issued pursuant thereto.

A grantee generally does not recognize taxable income upon the grant of an NQSO or an ISO. Upon the exercise of an NQSO, the grantee generally recognizes ordinary income in an amount equal to the excess, if any, of the fair market value of the shares acquired on the date of exercise over the exercise price thereunder, and AutoChina will generally be entitled to a deduction for such amount at that time. If the grantee later sells shares acquired pursuant to the exercise of an NQSO, the grantee generally recognizes a long-term or a short-term capital gain or loss, depending on the period for which the shares were held.

A long-term capital gain is generally subject to more favorable tax treatment than ordinary income or a short-term capital gain. The deductibility of capital losses is subject to certain limitations. Upon the exercise of an ISO, the grantee generally does not recognize taxable income. If the grantee disposes of the shares acquired pursuant to the exercise of an ISO more than two years after the date of grant and more than one year after the transfer of the shares to the grantee, the grantee generally recognizes a long-term capital gain or loss, and AutoChina is not entitled to a deduction. However, if the grantee disposes of such shares prior to the end of the required holding period, all or a portion of the gain is treated as ordinary income, and AutoChina is generally entitled to deduct such amount.

In addition to the tax consequences described above, a grantee may be subject to the alternative minimum tax, which is payable to the extent it exceeds the grantee’s regular tax. For this purpose, upon the exercise of an ISO, the excess of the fair market value of the shares over the exercise price thereunder is a preference item for purposes of the alternative minimum tax. In addition, the grantee’s basis in such shares is increased by such excess for purposes of computing the gain or loss on the disposition of the shares for alternative minimum tax purposes. If a grantee is required to pay an alternative minimum tax, the amount of such tax which is attributable to deferral preferences (including any ISO adjustment) generally may be allowed as a credit against the grantee’s regular tax liability (and, in certain cases, may be refunded to the grantee) in subsequent years. To the extent the credit is not used, it is carried forward.

A grantee who receives an unrestricted stock award recognizes ordinary compensation income upon receipt of the award equal to the excess, if any, of the fair market value of the shares over any amount paid by the grantee for the shares, and AutoChina is generally entitled to deduct such payment at such time.

A grantee who receives a restricted stock award that is subject to a substantial risk of forfeiture and certain transfer restrictions generally recognizes ordinary compensation income at the time the restriction lapses in an amount equal to the excess, if any, of the fair market value of the stock at such time over any amount paid by the grantee for the shares. Alternatively, the grantee may elect to be taxed upon receipt of the restricted stock based on the value of the shares at the time of grant. AutoChina is generally entitled to a deduction at the same time as ordinary compensation income is required to be included by the grantee and in the same amount. Dividends received with respect to such restricted stock are generally treated as compensation, unless the grantee elects to be taxed on the receipt (rather than the vestings) of the restricted stock. Other restricted stock awards are taxed in the same manner as an unrestricted stock award. A grantee generally does not recognize income upon the grant of an SAR. The grantee has ordinary compensation income upon exercise of the SAR equal to the increase in the value of the underlying shares, and AutoChina will generally be entitled to a deduction for such amount. A grantee generally does not recognize income for a dividend equivalent right award until payments are received. At such time, the grantee recognizes ordinary compensation income equal to the amount of any cash payments and the fair market value of any AutoChina ordinary shares received, and AutoChina is generally entitled to deduct such amount at such time.

Retirement Benefits

As of December 31, 2008, ACG’s subsidiaries in the PRC have participated the government-mandated employee welfare and retirement benefit contribution and provided pension, retirement or similar benefits to its employees. The PRC regulations require ACG’s PRC subsidiaries to pay the local labor administration bureau a monthly contribution at a stated contribution rate based on the monthly basic compensation of qualified employees.  The local labor administration bureau, which manages various investment funds, will take care of employee retirement, medical and other fringe benefits.  ACG’s subsidiaries have no further commitments beyond its monthly contribution.

 AutoChina does not have employees and is not required to accrue pension, retirement or similar benefits.

Board Committees

AutoChina’s Board of Directors has an audit committee, governance and nominating committee, and compensation committee, and has adopted a charter for each committee. Each committee consists of Thomas Lau, James Sha and Diana Liu, each of whom is an independent director. James Sha has been designated an “Audit Committee Financial Expert” under  SEC rules and the current listing standards of the Nasdaq Marketplace Rules.

Audit Committee

The audit committee, consisting of Messrs. Sha and Lau and Ms. Liu, oversees our financial reporting process on behalf of the board of directors. The audit committee was established in May 2009. The committee’s responsibilities include the following functions:

●	appoint and replace the independent auditors to conduct the annual audit of our books and records;

●	review the proposed scope and results of the audit;

●	review and pre-approve the independent auditors’ audit and non-audited services rendered;

●	approve the audit fees to be paid;

●	review accounting and financial controls with the independent auditors and our internal auditors and financial and accounting staff;

●	review and approve related party transactions;

●	meeting separately and periodically with management and our internal auditor and independent auditors.

Our board of directors has determined that Mr. Sha, the Chair of the Audit Committee, is an “audit committee financial expert” as defined by the SEC’s rules.

Governance and Nominating Committee

The governance and nominating committee, consisting of Messrs. Sha and Lau and Ms. Liu, is responsible for identifying potential candidates to serve on our board and its committees. The governance and nominating committee was established in May 2009.  The committee’s responsibilities include the following functions:

●	developing the criteria and qualifications for membership on the board;

●	recruiting, reviewing and nominating candidates for election to the board or to fill vacancies on the Board;

●	reviewing candidates for election to the board proposed by shareholders, and conducting appropriate inquiries into the background and qualifications of any such candidates;

●	establishing subcommittees for the purpose of evaluating special or unique matters;

●	monitoring and making recommendations regarding board committee functions, contributions and composition; and

●	evaluating, on an annual basis, the governance and nominating committee’s performance.

 The governance and nominating committee will consider director candidates recommended by shareholders. Shareholders who wish to recommend to the governance and nominating committee a candidate for election to the board should send their letters to AutoChina International Limited, No. 322 Zhongshan East Road, Shijiazhuang, Hebei Province, 050011, People’s Republic of China, Attention: Governance and Nominating Committee. The corporate secretary will promptly forward all such letters to the members of the governance and nominating committee. Shareholders must follow certain procedures to recommend to the governance and nominating committee candidates for election as directors. In general, in order to provide sufficient time to enable the governance and nominating committee to evaluate candidates recommended by shareholders in connection with selecting candidates for nomination in connection with AutoChina’s annual meeting of shareholders, the corporate secretary must receive the shareholder’s recommendation no later than thirty (30) days after the end of AutoChina’s fiscal year. For a list of information required to be submitted with a recommendation, please contact AutoChina’s secretary at the address listed above.

Compensation Committee

The compensation committee, consisting of Messrs. Sha and Lau and Ms. Liu, is responsible for making recommendations to the board concerning salaries and incentive compensation for our officers and employees and administers our stock option plans. The compensation committee was established in May 2009.  Its responsibilities include the following functions:

●
at least annually review AutoChina’s corporate goals and objectives relevant to the executives’ compensation; evaluate the executives’ performance in light of such goals and objectives; and, either as a compensation committee or, together with the other independent directors (as directed by the board), determine and approve the executives’ compensation level based on this evaluation.  In determining the long-term incentive component of the executives’ compensation, the compensation committee will consider AutoChina’s performance, the value of similar incentive awards to the executives at comparable companies, the awards given to the executives in past years and any relevant legal requirements and associated guidance of the applicable law;

●
at least annually review and make recommendations to the board with respect to non-executive officer and independent director compensation to assist the board in making the final determination as to non-executive officer and independent director compensation;

●
attempt to ensure that AutoChina’s compensation program is effective in attracting and retaining key employees, reinforce business strategies and objectives for enhanced shareholder value, and administer the compensation program in a fair and equitable manner consistent with established policies and guidelines;

●	administer AutoChina’s incentive-compensation plans and equity-based plans, insofar as provided therein;

●	make recommendations to the board regarding approval, disapproval, modification, or termination of existing or proposed employee benefit plans;

●
approve any stock option award or any other type of award as may be required for complying with any tax, securities, or other regulatory requirement, or otherwise determined to be appropriate or desirable by the compensation committee or board;

●	approve the policy for authorizing claims for expenses from the executives;

●	review and assess the adequacy of this charter annually; and

●
review and approve the compensation disclosure and analysis prepared by AutoChina’s management, as required to be included in AutoChina’s proxy statement or annual report on Form 20-F, or equivalent, filed with the SEC.

Compensation Committee Interlocks And Insider Participation

No member of our compensation committee has at any time been an officer or employee of ours, or our subsidiaries. No interlocking relationship exists between our board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

Director Independence

AutoChina’s Board of Directors has determined that Messrs. Sha and Lau and Ms. Liu qualify as independent directors under the rules of the Nasdaq Stock Market because they do not currently own a large percentage of ACG's capital stock, are not currently employed by ACG, have not been actively involved in the management of ACG and do not fall into any of the enumerated categories of people who cannot be considered independent in the Nasdaq Share Market Rules.

Employees

On December 31, 2008, ACG’s subsidiaries had 1,565 employees, of which 238 employees are members of management (including managers at each facility).

AutoChina has no contracts or collective bargaining agreements with labor unions and has never experienced work stoppages. AutoChina considers its relations with its employees to be good.

Auditors

During the fiscal year ended December 31, 2007, AutoChina’s principal independent registered public accounting firm was UHY LLP, located at 19 West 44th Street, 12th Floor; New York, NY 10036-6101. The firm of UHY LLP acted as AutoChina’s principal independent registered public accounting firm from AutoChina’s inception through September 19, 2008. On September 19, 2008, AutoChina terminated UHY LLP and appointed Grobstein, Horwath & Company LLP, located at 15233 Ventura Boulevard, Ninth Floor; Sherman Oaks, California 91403-2201, as its principal independent registered public accounting firm.

UHY LLP leases all its personnel, who work in the control of UHY LLP partners, from wholly owned subsidiaries of UHY Advisors, Inc. in an alterative practice structure.

On December 8, 2008, Crowe Horwath LLP, 70 West Madison Street, Suite 700, Chicago, Illinois, 60602-4903, acquired certain assets of Grobstein, Horwath & Company LLP and many of the partners of Grobstein, Horwath & Company LLP became partners of Crowe Horwath LLP. On January 12, 2009, AutoChina engaged Crowe Horwath LLP as its principal independent registered public accounting firm and Crowe Horwath LLP conducted the audit of AutoChina’s fiscal year ended December 31, 2008 financial statements. Audit fees pertaining to the year ended December 31, 2008 totaled $260,000.

Legal Advisers

AutoChina’s principal legal adviser in the United States is Loeb & Loeb LLP, located at 345 Park Avenue; New York, NY 10154. AutoChina’s principal legal adviser in the Cayman Islands is Harney Westwood & Riegels, located at 4th Floor, Genesis Building; 13 Genesis Close; PO Box 10240; Grand Cayman; KY1-1002; Cayman Islands. AutoChina’s principal legal adviser in the People’s Republic of China is Zhong Lun Law Firm, located at 36-37/F, SK Tower, 6A Jianguomenwai Avenue, Beijing 100022, People’s Republic of China.

 Indemnification

AutoChina’s Second Amended and Restated Memorandum and Articles of Association provides that members of its board of directors shall be indemnified and secured harmless out of the assets and profits of AutoChina from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their or any of their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, in their respective offices, provided that such indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of said persons.

This provision, however, will not eliminate or limit liability arising under federal securities laws. AutoChina’s Amended and Restated Articles of Association does not eliminate its director’s fiduciary duties. The inclusion of the foregoing provision may, however, discourage or deter shareholders or management from bringing a lawsuit against directors even though such an action, if successful, might otherwise have benefited AutoChina and its shareholders. This provision should not affect the availability of a claim or right of action based upon a director’s fraud or dishonesty.

Cayman Islands law provides that a corporation may indemnify its directors and officers as well as its other employees and agents against judgments, fines, amounts paid in settlement and expenses, including attorneys fees, in connection with various proceedings, except where there has been fraud or dishonesty or willful neglect or willful default. AutoChina’s Amended and Restated Articles of Association provide that AutoChina will indemnify its directors and officers from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their or any of their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, in their respective offices or trusts, provided that such indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of said persons.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of November 6, 2009, certain information regarding beneficial ownership of AutoChina’s ordinary shares by each person who is known by AutoChina to beneficially own more than 5% of AutoChina’s ordinary shares. The table also identifies the stock ownership of each of AutoChina’s directors, each of AutoChina’s named executive officers, and all directors and officers as a group. Except as otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the shares indicated. AutoChina’s major shareholders do not have different voting rights than any other holder of AutoChina’s ordinary shares.

Ordinary shares which an individual or group has a right to acquire within 60 days pursuant to the exercise or conversion of options, warrants or other similar convertible or derivative securities are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership		Approximate Percentage of Outstanding Ordinary Shares (2)

Honest Best Int'l Ltd. (3)	8,606,250		78.27%

Yong Hui Li (4)	8,606,250	(4)	78.27%

James Cheng-Jee Sha	1,295,157	(5)	11.00%

Diana Chia-Huei Liu	668,126	(6)	5.94%

Chen Lei	17,000	(7)	*

Jason Wang	-		*

Wei Xing	75,000	(8)	*

Hui Kai Yan	65,000	(9)	*

Thomas Luen-Hung Lau	-		-

All directors and executive officers as a group (eight individuals)	10,729,533		88.29%

* Less than 1%

(1) Unless indicated otherwise, the business address of each of the individuals is No.322, Zhongshan East Road, Shijiazhuang, Hebei, People’s Republic of China.

(2) Based on 10,995,720 ordinary shares of AutoChina issued and outstanding as of the date of this prospectus.

(3) Yan Wang, Yong Hui Li’s spouse, is the sole shareholder of Honest Best Int’l Ltd. and shares voting and dispositive power over such shares with Yong Hui Li.

(4) Consists of 8,606,250 ordinary shares of AutoChina owned by Honest Best Int’l Ltd., whose sole shareholder is Yan Wang, Mr. Li’s spouse with whom he shares voting and dispositive power over such shares.

(5) Consists of 515,157 ordinary shares of AutoChina and 780,000 ordinary shares of AutoChina issuable upon the exercise of warrants, which became exercisable on October 9, 2009 for $5.00 per share and which expire at 5:00 p.m., New York City time on February 27, 2013.

(6) Consists of (i) 209,063 ordinary shares of AutoChina and 250,000 ordinary shares of AutoChina issuable upon the exercise of warrants, and (ii) 209,063 ordinary shares of AutoChina owned by William Tsu-Cheng Yu, Ms. Liu’s husband. The warrants became exercisable on October 9, 2009 for $5.00 per share and which expire at 5:00 p.m., New York City time on February 27, 2013.

(7) Consists of 17,000 ordinary shares of AutoChina issuable upon the exercise of warrants, which became exercisable on October 9, 2009 for $5.00 per share and which expire at 5:00 p.m., New York City time on February 27, 2013.

(8) Consists of 75,000 ordinary shares of AutoChina issuable upon the exercise of warrants, which became exercisable on October 9, 2009 for $5.00 per share and which expire at 5:00 p.m., New York City time on February 27, 2013.

(9) Consists of 65,000 ordinary shares of AutoChina issuable upon the exercise of warrants, which became exercisable on October 9, 2009 for $5.00 per share and which expire at 5:00 p.m., New York City time on February 27, 2013.

Pursuant to the share exchange agreement, upon AutoChina’s business combination with ACG, AutoChina issued 8,606,250 ordinary shares in AutoChina to Honest Best Int’l Ltd., ACG’s prior shareholder, in upfront consideration, of which 10% was held back and placed in escrow. The release of 50% of the holdback consideration is conditioned on AutoChina’s exceeding $22.5 million EBITDA and 30% EBITDA Growth (each as defined in the share exchange agreement) for the 2009 fiscal year, and the remaining 50% of the holdback consideration will be released on the later of 20 days following delivery of the 2009 audited financial statements for AutoChina and one year from the date of the closing of the transactions contemplated in the share exchange agreement, in each case less any damages claimed pursuant to the indemnification provisions of the share exchange agreement at the time of such release.

As of June 30, 2009, approximately 18.79% of the ordinary shares (including ordinary shares issuable upon the exercise of warrants)  were held by residents of the United States and there were four shareholders of record in the United States.

SHARES ELIGIBLE FOR FUTURE SALE

AutoChina has 10,995,720 ordinary shares outstanding as of November 6, 2009. Of these shares, 1,030,314 shares are held by AutoChina’s initial shareholders and 8,606,250 shares were issued to Honest Best Int’l Ltd., ACG’s prior shareholder, under the share exchange agreement. In addition, pursuant to an earn-out provision in the share exchange agreement, AutoChina has agreed to issue to Honest Best Int’l Ltd., ACG’s prior shareholder, between 5% and 20% of the number of ordinary shares outstanding as of December 31 of the fiscal year immediately prior to such earn-out issuance for achieving a certain minimum EBITDA and certain Targeted EBITDA Growth (each as defined in the share exchange agreement) in each of the next five years, through the year ended December 31, 2013.

There are 2,742,108 outstanding warrants that were issued in AutoChina’s initial public offering, each for the purchase of one share. In addition, in connection with AutoChina’s initial public offering,

On April 22, 2009, AutoChina announced that its Board of Directors had authorized a warrant repurchase program. Pursuant to the authorization of the Board of Directors, AutoChina may repurchase any number of ordinary share purchase warrants (the exercise price of which is $5.00 per ordinary share) on the open market or in negotiated transactions at a price per warrant of no more than $1.00 per warrant.  The timing and the amount of any repurchases will be determined by the AutoChina’s management based on its evaluation of market conditions and other factors. Under the repurchase program, there is no time limit for the warrant repurchases, nor is there a minimum number of warrants that AutoChina intends to repurchase. The repurchase program may be suspended or discontinued at any time without prior notice.   As of May 15, 2009, AutoChina and its affiliates had repurchased   a total of 2,432,892 warrants.

On February 27, 2008, AutoChina completed a private placement of 1,430,000 warrants (the “Private Placement Warrants”) to its founding shareholders, which warrants and the underlying ordinary shares were restricted securities under Rule 144. On July 28, 2009, the Company and each founding shareholder entered into exchange agreements, pursuant to which each Private Placement Warrant was exchange for a warrant (each a “New Warrant” and together the “New Warrants”) with the same characteristics as the warrants sold in AutoChina’s initial public offering. The New Warrants and the underlying ordinary shares are restricted securities under Rule 144. Subsequent to the warrant exchange, certain of AutoChina’s founding shareholders sold an aggregate of 375,000 New Warrants to certain AutoChina insiders, as described further in “Certain Relationships and Related Transactions” in this registration statement.

All of the 1,030,314 founders’ shares have been placed in escrow. These shares will not be released from escrow until January 9, 2010 (nine months after AutoChina’s consummation of a business combination) with respect to 50% of the initial shares and April 9, 2010 (one year after AutoChina’s consummation of a business combination) with respect to the remaining 50% of the initial shares. These shares may only be released earlier if AutoChina engages in a transaction resulting in AutoChina’s shareholders having the right to exchange their shares for cash or other securities.

Therefore, as of May 15, 2009, there are an aggregate of 5,072,108 shares that may be issued in the future upon exercise of outstanding warrants and unit purchase options.

Rule 144. Rule 144 is unavailable for the resale of restricted securities initially issued by a blank-check or shell company, both before and after an initial business combination, despite technical compliance with the requirements of Rule 144. Accordingly, such restricted securities can be resold only through a registered offering or pursuant to another exemption from registration. Notwithstanding the foregoing, a person who beneficially owns restricted securities of a company which:

1.	has ceased to qualify as a blank-check or shell company;

2.	is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

3.
has filed all reports and other materials required to be filed by Section 13 or 15(d), as applicable, during the preceding 12 months (or such shorter period that the company was required to file such reports and materials); and

4.	has filed certain information with the SEC (Form 10 information) reflecting that it is no longer a blank-check or shell company may, after one year has elapsed from the filing of the Form 10 information, sell securities pursuant to Rule 144, subject to the conditions therein.

Sales under Rule 144 are also limited based on the availability of current public information about AutoChina, and, in the case of sales by affiliates, by manner of sale provisions and notice requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

AutoChina

In October 2007, AutoChina issued 1,293,750 ordinary shares to the individuals set forth below for $25,000 in cash, at a purchase price of approximately $0.02 per share, as follows:

Shareholder	Number of Shares
James Cheng-Jee Sha	646,875
Diana Chia-Huei Liu	258,750
William Tsu-Cheng Yu	258,750
Jimmy (Jim) Yee-Ming Wu	90,563
Gary Han Ming Chang	38,812

Such shares were issued pursuant to the exemption from registration contained in Section 4(2) of the Securities Act as they were sold to the founding shareholders of AutoChina. No underwriting discounts or commissions were paid with respect to such sales.

On May 4, 2009, pursuant to the terms of a share escrow agreement dated February 27, 2008 between AutoChina, American Stock Transfer & Trust Company and the founding shareholders, the founding shareholders forfeited and AutoChina cancelled an aggregate of 263,463 ordinary shares of AutoChina as a result of more than 20% of public shareholders of AutoChina voting against the business combination with ACG by AutoChina and exercising their conversion rights, as described further in the share escrow agreement.  The founding shareholders acquired the shares forfeited in connection with the formation of AutoChina in October 2007.  The founding shareholders agreed to forfeit such shares pursuant to the request of the underwriters in AutoChina’s initial public offering since the Company had a redemption threshold of 30%, which was greater than the traditional threshold for SPACs of 20%. The purpose of cancelling a certain number of shares if redemptions were over 20% was to limit the percentage of the Company owned by the founders.

On October 24, 2007, James Sha, Diana Liu and William Wu loaned AutoChina an aggregate of $100,000 to cover expenses related to AutoChina’s initial public offering. The loans were repaid without interest on March 4, 2007 from a portion of the proceeds of AutoChina’s initial public offering and the private placement of the insider warrants not placed in trust.

On February 27, 2008, AutoChina completed a private placement of 1,430,000 warrants to its founding shareholders and received net proceeds of $1,430,000 (the “Private Placement Warrants”). AutoChina refers to the warrants sold in this private placement as the “insider warrants”. The insider warrants are identical to the warrants underlying the units sold in the initial public offering except that if AutoChina called the warrants for redemption, the insider warrants were be exercisable on a cashless basis so long as such warrants are held by AutoChina’s founding shareholders or their affiliates. The securities were sold in reliance on the exemption from registration contained in Section 4(2) of the Securities Act since they were sold to the founding shareholders of AutoChina. No underwriting discounts or commissions were paid with respect to such securities.

On February 27, 2008, AutoChina sold options to purchase up to an aggregate of 450,000 units to the underwriter (and certain of its affiliates) in AutoChina’s initial public offering for an aggregate of $100. The exercise price per unit is $8.80, and each unit consists of one ordinary share and a warrant to purchase one ordinary share, exercisable at $5.00 per share. The securities were sold in reliance on the exemption from registration contained in Section 4(2) of the Securities Act since they were sold to the underwriters in AutoChina’s initial public offering. No underwriting discounts or commissions were paid with respect to such securities.

Commencing on February 27, 2008 through AutoChina’s business combination with ACG on April 9, 2009, AutoChina paid Live ABC Interactive Co., Ltd. Beijing, an affiliate of James Sha, a fee of $7,500 per month for providing AutoChina with office space and certain office and secretarial services. However, this arrangement was solely for AutoChina’s benefit and was not intended to provide AutoChina’s officers and directors compensation in lieu of a salary.

On July 28, 2009, the Company and each founding shareholder entered into exchange agreements, pursuant to which each Private Placement Warrant was exchange for a warrant (each a “New Warrant” and together the “New Warrants”) with the same characteristics as the warrants sold in AutoChina’s initial public offering. Such shares were issued pursuant to the exemption from registration contained in Section 4(2) of the Securities Act as they were sold to accredited investors.

On July 28, 2009, Jim Wu, Gary Chang, and William Yu (each a founding shareholder) sold 100,000, 25,000, and 250,000 New Warrants, respectively, to the following persons for $2.75 per warrant:

Name	Relationship to the Company	# of Warrants Purchased
Wei Xing	Chief Operating Officer	75,000
Hui Kai Yan	Director	65,000
Chen Lei	Senior Vice President	17,000
Yong Hong An	Lei Chen’s wife	48,000
Hui Liu	Wife of manager	60,000
Jinyu Peng	Manager	55,000
Ruiqi Li	Manager	55,000

The securities were sold in reliance on Regulation S since they were sold to Non-U.S. Persons.

On April 8, 2009, AutoChina entered into a Put and Call Agreement with two of its shareholders. Simultaneously with the execution of the agreement, the shareholders purchased an aggregate of 548,800 ordinary shares of AutoChina at a purchase price of $7.865 per ordinary share. Pursuant to the agreement, AutoChina agreed to be obligated to purchase (the “put option”) from the shareholders, and the shareholders have agreed to be obligated to sell (the “call option”), an aggregate of 548,800 ordinary shares at an exercise price of $8.40 per share, less the per share portion of any cash dividend or other cash distribution paid to AutoChina’s shareholders prior to the exercise of the put option or the call option. On August 11, 2009, AutoChina assigned its call options to the following persons pursuant to an exemption from registration and such persons completed the exercise of these call options on August 14, 2009:

Name	Relationship to the Company	# of Shares Purchased
Li Yongqi	None	60,000
Dong Ruige	None	70,000
Li Huixia	None	40,000
Yin Yali	None	33,000
Geng Juncai	Assistant Director, Finance	30,000
Li Yi	None	30,000
Zhang Zhongwen	None	26,800
Li Yongli	None	25,000
Ji Aixi	None	20,000
Yang Guiling	None	20,000
Ma Lixin	None	20,000
Li Mingxia	Assistant Director, Finance	20,000
Hao Ye	None	20,000
Wang Qi	None	19,000
Zhao Hongwu	None	18,000
Su Yuan	Assistant Director, Sales and Marketing	15,000
Chen Chao	None	12,000
Wang Li	None	12,000
Li Shuling	None	12,000
Shi Junguo	None	11,000
Peng Jinyu	Manager	10,000
Li Ruiqi	Manager	10,000
Wang Zhiling	None	10,000
Liu Hui	None	5,000
The call options were assigned in reliance on Regulation S since they were assigned to Non-U.S. Persons.

On April 7, 2009, AutoChina entered into certain Put and Call Agreements with four of its shareholders. Pursuant to such agreements, AutoChina agreed to be obligated to purchase (the “put option”) from the shareholders, and the shareholders have agreed to be obligated to sell (the “call option”) to AutoChina, an aggregate of 156,990 ordinary shares at an exercise price of $9.05 per ordinary share, less the per share portion of any cash dividend or other cash distribution paid to AutoChina’s shareholders prior to the exercise of the put option or the call option. On August 24, 2009, AutoChina assigned its call options to the following persons and such persons completed the exercise of these call options on August 28, 2009:

Name	Relationship to the Company	# of Shares Purchased
Hao Ye	None	24,000
Li Yi	None	23,500
Zhang Zhongwen	None	23,000
Shi Junguo	None	21,800
Miao Fang	None	21,500
Li Yongqi	None	20,000
Su Yuan	Assistant Director, Sales and Marketing	12,500
Ji Aixi	None	10,690

The call options were assigned in reliance on Regulation S since they were assigned to Non-U.S. Persons.

The assignment and exercise of AutoChina’s call rights under the Put and Call Agreements relieved AutoChina of its obligations pursuant to the put rights under the Put and Call Agreements, and allowed the cash held in escrow to be released to AutoChina to use in its operating business. AutoChina expects to account for the assignment and exercise of the Put and Call Agreements as a capital transaction.

In connection with our initial public offering, we granted the representative of the underwriters and its designees unit purchase options to purchase an aggregate of 450,000 units, consisting of one ordinary share and one ordinary share purchase warrant, at an exercise price of $8.80 per unit.  The units to be issued pursuant to the unit purchase options are identical to the units issued in our initial public offering.

On October 5, 2009, the holders of the representative’s unit purchase options sold such unit purchase options to the persons listed below at a price of $6.20 per unit pursuant to the exemption from registration contained in Section 4(2) of the Securities Act as they were sold to accredited investors.  Notwithstanding the definition of “Current Market Value” in Section 2.3.1 of the unit purchase options and that the last sale price of the Units on the OTC Bulleting Board was $7.95, the Company agreed that the “Current Market Value” of the UPO would be $15.00 (with a deemed price of $10.00 for the shares and $5.00 for the warrants).  The Company was willing to grant this accommodation because the last reported unit sale occurred on March 31, 2009 and the combined closing price on the NASD OTC Bulleting Board for the ordinary shares and warrants comprising the units was $16.22 on September 25, 2009.

Subsequently, the transferees then elected to exercise the unit purchase options on a cashless basis pursuant to the terms of the unit purchase options based on the agreed “Current Market Value” of $15.00 with the result that the Company issued an aggregate of 279,000 shares as follows:

Name	Relationship to the Company	# of Shares Issued
Charm Power Holdings Limited	None	172,360
Rainbow Yield Limited	None	58,900
Lu Zhan Qin	None	21,700
Wang Ming Shu	None	13,640
Wang Shao Hua	None	12,400

The unit purchase options were sold in reliance on section 4(2) of the Securities Act of 1933, as amended, as they were sold to five financially sophisticated accredited investors and AutoChina did not engage in any form of general solicitation or advertising.

AutoChina reimbursed its founding shareholders, officers, directors, special advisors or their affiliates for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on its behalf such as identifying and investigating possible target businesses and business combinations. There was no limit on the amount of out-of-pocket expenses reimbursable by AutoChina, which will be reviewed only by its board or a court of competent jurisdiction if such reimbursement is challenged. To the extent that such expenses exceeded the available proceeds not deposited in the trust account and interest income that was released to AutoChina from the trust account, such out-of-pocket expenses are a liability of the post-combination business and will treated in a manner similar to any other account payable of AutoChina. AutoChina’s officers and directors may, as part of any such combination, negotiate the repayment of some or all of any such expenses.

Other than the $7,500 per-month administrative fee payable to Live ABC Interactive Co., Ltd and reimbursable out-of-pocket expenses payable to AutoChina’s officers and directors, no compensation or fees of any kind, including finders fees, consulting fees or other similar compensation, was paid to any of AutoChina’s founding shareholders, officers, directors or special advisors who owned AutoChina’s ordinary shares prior to this offering, or to any of their respective affiliates, prior to or with respect to the business combination.

ACG

Prior to the business combination, the Company's Chairman, Mr. Li, would, from time to time, provide loans to the Company through various companies he controls to fund its working capital needs. During the periods presented, ACG had borrowed from various companies affiliated with Mr. Yong Hui Li, ACG’s Chairman and CEO, and certain affiliates of Mr. Yong Hui Li including certain companies controlled by ACG’s ultimate shareholder prior to AutoChina’s business combination with ACG, Ms. Yan Wang. The amount due to Beiguo Commercial Building Limited from ACG bears interest of 4% per annum. Each of the other loans is non-interest bearing and was entered into to satisfy the ACG’s short term capital needs. In addition, the payable balances of each loan are unsecured and due on demand by the lender. The outstanding amounts due to related parties as of June 30, 2009 (unaudited), December 31, 2008, 2007 and 2006 were as follows:

		June 30,	December 31,
$ in thousands	Notes	2009	2008	2007	2006
		(unaudited)
Due to affiliates:
Mr. Yong Hui Li	(3)	$5,125	$5,125	-	$-
Hebei Shengrong Auto parts Co., Ltd.	(2)	-	-	$1,895	919
Hebei Kaiyuan Real Estate Co., Ltd.	(1)	4,921	769	136	127
Beiguo Commercial Building Limited	(4)	42,457	2,272	-	-
Shijiazhuang Yiyuan Auto Trading Co., Ltd.	(2)	-	-	41	-
Baoding Tianfu Auto Trading Co., Ltd.	(2)	-	-	3	-
Beijing Tonghe Shengyuan Trade Co., Ltd.	(1)	-	-	-	628
Total		$52,503	$8,166	$2,075	$1,674

During the periods presented, the Company obtained the customer deposits for sales of automobiles from loans made by a company affiliated with Mr. Li for working capital purposes. The payable balances of each loan were unsecured non-interest bearing and due on demand by the lender. As of the date of this prospectus there are no outstanding amounts due pursuant to such loans. Although the Company does not anticipate it will need financing pursuant to such loans in the future, Mr. Li has expressed a willingness to provide such financing in the future if the need arises. The outstanding amounts due to related parties as of June 30, 2009 (unaudited), December 31, 2008, 2007 and 2006 were as follows:

		June 30,	December 31,
$ in thousands	Note	2009	2008	2007	2006
		(unaudited)
Customer deposit, related party:

Beiguo Commercial Building Limited	(4)	$-	$16,095	$-	$-

Notes:

(1) Companies controlled by ACG’s ultimate shareholder (prior to AutoChina’s business combination with ACG).

(2) Companies that were formerly owned by ACG.

(3) ACG’s chairman and Chief Executive Officer, and the ultimate shareholder of Hebei Kaiyuan Real Estate Co., Ltd.

(4) Company of which Mr. Yong Hui Li is the indirect beneficial owner of approximately 15.28%, and Mr. Thomas Luen-Hung Lau is the indirect beneficial owner of approximately 15.80%. As of June 30, 2009, there is approximately $42.5 million outstanding due to Beiguo Commercial Building Limited, for the payables to purchase commercial vehicles.

During the periods presented, ACG has paid certain operating expenses on behalf of various companies affiliated with Mr. Yong Hui Li, including certain companies controlled by ACG’s ultimate shareholder prior to AutoChina’s business combination with ACG, Ms. Yan Wang (Mr. Yong Hui Li’s wife), and companies which are formally controlled by ACG. ACG has advanced these funds, to each of these companies on a non-interest bearing and unsecured basis, and such funds are due on demand by ACG. The outstanding amounts due from related parties as of June 30, 2009 (unaudited), December 31, 2008, 2007 and 2006 were as follows:

		June 30,	December 31,
$ in thousands	Notes	2009	2008	2007	2006
		(unaudited)
Due from affiliates:
Shijiazhuang Zhicheng Property Management Co., Ltd.	(1)	$-	$-	2,634	$-
Kinbow Capital & Holding Group Co., Ltd.	(1)	-	-	$1,615	1,076
Beijing Qianbo Auto Trading Co., Ltd.	(1)	-	-	1,033	437
Beijing Tonghe Shengyuan Business & Trading Co., Ltd.	(1)	-	-	205	-
Hebei Kaiyuan Real Estate Co., Ltd.	(1)	-	-	-	2,164
Hebei Beiguo Kaiyuan Shopping Mall Co., Ltd.	(2)	-	-	-	1,836
Shijiazhuang Yiyuan Auto Trading Co., Ltd.	(2)	-	-	-	79
Baoding Tianfu Auto Trading Co., Ltd.	(2)	-	-	-	49
Total		$-	$-	$5,487	$5,641

		June 30,	December 31,
$ in thousands	Notes	2009	2008	2007	2006
		(unaudited)
Due from unconsolidated subsidiary:
Cangzhou Hengyuan Auto Trading Co., Ltd.	(2)	$586	$529	$-	$-

(1) Companies controlled by ACG’s ultimate shareholder (prior to AutoChina’s business combination with ACG).

(2) Companies that were formerly owned by ACG.

As of June 30, 2009, no amounts were due from affiliates under these related party loans. All of the outstanding balances on these loans were repaid upon the consummation of business combination.

During the periods presented, ACG sold and purchased automobiles and spare parts to and from its affiliates. The details of the related party transactions were as follows:

		6 months ended June 30,	Years Ended December 31,
	Notes	2009	2008	2007	2006

Related Parties Transactions

Hebei Kaiyuan Doors & Windows Manufacturing Co., Ltd	(1) (a)	$-	$-	$8,649	$-
Shijiazhuang Zhicheng Property Management Co., Ltd	(1) (b)	-	3,937	2,529	-
Shijiazhuang Zhicheng Property Management Co., Ltd	(1) (a)	-	3,911	-	-
Hebei Beiguo Kaiyuan Shopping Mall Co., Ltd	(2) (b)	-	-	2,058	10,577
Hebei Kaiyuan Real Estate Co., Ltd	(1) (a)	-	39,553	1,958	-
Hebei Kaiyuan Real Estate Co., Ltd	(1) (b)	-	2,770	-	3,853
Hebei Kaiyuan Real Estate Co., Ltd	(1) (e)	-	757	-	1,129
Hebei Kaiyuan Real Estate Co., Ltd	(1) (g)	1,464	-	-	-
Kinbow Capital & Holding Group Co., Ltd	(1) (b)	-	374	973	1,054
Beijing Tonghe Shenyuan Business & Trading Co., Ltd	(1) (a)	-	-	-	615
Beijing Tonghe Shenyuan Business & Trading Co., Ltd	(1) (b)	-	360	460	-
Beijing Qianbo Auto Trading Co., Ltd	(1) (b)	-	3,009	394	571
Beijing Qianbo Auto Trading Co., Ltd	(1) (c)	-	81	183	35
Beijing Qianbo Auto Trading Co., Ltd	(1) (d)	-	271	-	232
Beijing Qianbo Auto Trading Co., Ltd	(1) (e)	-	-	-	176
Baoding Tianfu Auto Trading Co., Ltd	(2) (b)	-	-	-	100
Baoding Tianfu Auto Trading Co., Ltd	(2) (c)	-	-	84	58
Baoding Tianfu Auto Trading Co., Ltd	(2) (d)	-	2	48	9
Shijiazhuang Yiyuan Auto Trading Co., Ltd	(2) (a)	-	420	39	-
Shijiazhuang Yiyuan Auto Trading Co., Ltd	(2) (b)	-	-	-	125
Beijing Kinbow Sunshine Auto Trading Co., Ltd	(1) (a)		144	-	-
Beijing Kinbow Sunshine Auto Trading Co., Ltd	(1) (d)	-	-	-	126
Hebei Xinchang Shengyuan Auto Sales Co., Ltd	(2) (b)	-	576	-	-
Cangzhou Hengyuan Auto Trading Co., Ltd	(2) (b)	-	648	-	-
Cangzhou Hengyuan Auto Trading Co., Ltd	(2) (c)	2,975	1,831	-	-
Cangzhou Hengyuan Auto Trading Co., Ltd	(2) (d)	-	1	-	-
Hebei Xuwei Trading Co., Ltd	(1) (a)	-	2,476	-	-
Hebei Xuwei Trading Co., Ltd	(1) (b)	-	2,476	-	-
Hebei Shengrong Auto parts Co., Ltd	(2) (b)	-	12,369	-	-
Hebei Guangdehang Auto Trading Co., Ltd	(2) (c)	-	2	-	-
Hebei Guangdehang Auto Trading Co., Ltd	(2) (d)	-	4	-	-
Beiguo Commercial Building Limited	(3) (c)	51,721	7,598	-	-
Beiguo Commercial Building Limited	(3) (d)	40,191	-	-	-
Beiguo Commercial Building Limited	(3) (f)	-	16,095	-	-
Notes:

(1) Companies controlled by ACG’s ultimate shareholder (prior to AutoChina’s business combination with ACG).

(2) Companies that were formerly owned by ACG.

(3) Company of which Mr. Yong Hui Li is the indirect beneficial owner of approximately 15.28%.

Nature of transaction:

(a) Loan to ACG during the period. The amounts were interest-free, unsecured and repayable on demand.

(b) Short-term advance from ACG. The amounts were interest-free, unsecured and payable on demand.

(c) Sale of automobiles to ACG during the period.

(d) Purchase of automobiles from ACG during the period.

(e) Sales of investments in subsidiary / affiliates during the period.

(f) Customer deposits received by ACG from affiliates for the purchase of automobiles.

(g) Bank loan guarantee provided to ACG by the affiliate.

ACG’s management believes that these transactions were fair to the company, made at market prices and on terms that are similar as would be available from an unaffiliated third party.

ACG has entered into short-term commercial financing arrangements with and Beiguo Commercial Building Limited (“Beiguo”), a PRC-based operator of grocery stores.  Commencing in September 2008, Beiguo began to provide short term financing for ACG's commercial vehicle sales and leasing business. The Beiguo financing arrangements are structured through a two step process involving two separate wholly owned subsidiaries of ACG, Chuanglian Auto Trade and Kaiyuan Auto Trade.  Initially, ACG purchases vehicles through Chuanglian Auto Trade from third party vendors, which vehicles are then sold by Chuanglian Auto Trade to Beiguo.  Beiguo then resells the vehicles to ACG’s second subsidiary, Kaiyuan Auto Trade, pursuant to short term (up to 6 months) financing arrangements.  The result of this structure is that ACG is able to purchase vehicles at volume discounts through Chuanglian Auto Trade and is able get the benefit of the favorable terms of the Beiguo financing through Kaiyuan Auto Trade.

Mr. Yong Hui Li, our Chairman and CEO, is the indirect beneficial owner of approximately 15.28% the equity interest of Beiguo, and Mr. Thomas Luen-Hung Lau, a director of AutoChina, is the indirect beneficial owner of approximately 15.80% of the equity interest of Beiguo. ACG pays a financing charge of approximately 4% per annum premium to Beiguo for the funds obtained pursuant to this financing arrangement, in part, because the financing is guaranteed by Mr. Li who has a long term business relationship with Beiguo.  Approximately 60-70% of the total commercial vehicle purchases made by ACG are made pursuant to these arrangements with Beiguo.

DESCRIPTION OF SECURITIES

General

AutoChina is authorized to issue 50,000,000 ordinary shares, par value $.001, and 1,000,000 shares of preferred stock, par value $.001. As of the date of this registration statement, 10,995,720 ordinary shares are issued and outstanding, held by 38 holders of record. No shares of preferred stock are currently outstanding.

Ordinary Shares

AutoChina’s shareholders of record are entitled to one vote for each ordinary share held on all matters to be voted on by shareholders.

Members of AutoChina’s Board of Directors serve for indefinite terms. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares eligible to vote for the election of directors can elect all of the directors.

AutoChina’s shareholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the ordinary shares.

Preferred Shares

AutoChina’s Second Amended and Restated Memorandum and Articles of Association authorizes the issuance of 1,000,000 preferred shares with such designation, rights and preferences as may be determined from time to time by its Board of Directors. Accordingly, AutoChina’s Board of Directors is empowered, without shareholder approval, to issue preferred shares with dividend, liquidation, conversion, redemption voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares. The preferred shares could be utilized as a method of discouraging, delaying or preventing a change in control of AutoChina. Although AutoChina does not currently intend to issue any preferred shares, AutoChina cannot assure you that it will not do so in the future.

As of the date of this document, there are no outstanding shares of preferred stock of any series.

Warrants

AutoChina has 4,172,108 warrants outstanding as of June 30, 2009, held by 12 holders of record entitling the registered holder to purchase one ordinary share at $5.00 per share. As of  July 31, 2009, 1,430,000 of such warrants are held by insiders of AutoChina.  The warrants are each subject to adjustment as discussed below, and became exercisable on October 9, 2009, six months after consummation of the business combination. The warrants will expire at 5:00 p.m., New York City time on February 27, 2013.

AutoChina may call the warrants for redemption (including the insider warrants), with the prior consent of EarlyBirdCapital,

●	in whole and not in part,

●
at a price of $0.01 per warrant at any time while the warrants are exercisable (which will only occur if a registration statement relating to the ordinary shares issuable upon exercise of the warrants is effective and current),

●	upon not less than 30 days prior written notice of redemption to each warrant holder, and

●
if, and only if, the reported last sale price of the ordinary shares equals or exceeds $11.50 per share, for any 20 trading days within a 30-trading day period ending on the third business day prior to the notice of redemption to warrant holders.

The redemption criteria for AutoChina’s warrants had been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient degree of liquidity to cushion the market reaction to AutoChina’s redemption call.

Since AutoChina may redeem the warrants only with the prior consent of EarlyBirdCapital and EarlyBirdCapital may hold warrants subject to redemption, EarlyBirdCapital may have a conflict of interest in determining whether or not to consent to such redemption. AutoChina cannot assure you that EarlyBirdCapital will consent to such redemption if it is not in its best interests even if it is in AutoChina’s best interests.

If AutoChina calls the warrants for redemption as described above, its management will have the option to require all holders that wish to exercise AutoChina’s warrants (not including the insider warrants) to do so on a cashless basis, though the public shareholders are not eligible to do so at their own option. In such event, each holder would pay the exercise price by surrendering the warrants for that number of AutoChina’s ordinary shares equal to the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the fair market value of an ordinary share by (y) the fair market value of an ordinary share. The fair market value is the average reported last sale price of the ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If AutoChina’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of ordinary shares to be received upon exercise of the warrants, including the fair market value in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. AutoChina believes that this feature is an attractive option to AutoChina if AutoChina does not need the cash from the exercise of the warrants after a business combination. Regardless of the election of AutoChina’s management, the purchasers of the insider warrants will be entitled to exercise any insider warrants for cash or on a cashless basis using the formula described above. The reason that AutoChina has agreed that these warrants will be exercisable on a cashless basis so long as they are held by AutoChina’s officers, directors, special advisor or their affiliates is because it is not known at this time whether they will be affiliated with AutoChina following a business combination. If they remain an insider, their ability to sell AutoChina’s securities in the open market will be significantly limited. AutoChina expects to have policies in place that prohibit insiders from selling AutoChina’s securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell AutoChina’s securities, an insider cannot trade in AutoChina’s securities if he is in possession of material non-public information. Accordingly, unlike public shareholders who could exercise their warrants and sell the ordinary shares received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, AutoChina believes that allowing the holders to exercise such warrants on a cashless basis is appropriate.

The warrants have been issued in registered form under a warrant agreement between American Stock Transfer & Trust Company, as warrant agent, and AutoChina.

The exercise price and number of ordinary shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or AutoChina’s recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of ordinary shares at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to AutoChina, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive ordinary shares. After the issuance of ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

 No warrants will be exercisable unless at the time of exercise a prospectus relating to ordinary shares issuable upon exercise of the warrants is current and the ordinary shares have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, AutoChina has agreed to meet these conditions and use its best efforts to maintain a current prospectus relating to ordinary shares issuable upon exercise of the warrants until the expiration of the warrants. However, AutoChina cannot assure you that AutoChina will be able to do so, and if it does not maintain a current prospectus related to the ordinary shares issuable upon exercise of the warrants, holders will be unable to exercise their warrants and AutoChina will not be required to net cash settle or cash settle any such warrant exercise. If the prospectus relating to the ordinary shares issuable upon the exercise of the warrants is not current or if the ordinary shares are not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless. If the warrants expire worthless, this would mean that a person who paid $8.00 for a unit in AutoChina’s initial public and who did not sell the warrants included in the unit would have effectively paid $8.00 for one ordinary share. Because the warrants will not be exercisable without an effective registration statement covering the shares underlying the warrants, AutoChina will not call the warrants for redemption unless there is an effective registration statement in place.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, AutoChina will, upon exercise, round up to the nearest whole number the number of ordinary shares to be issued to the warrant holder.

Unissued Shares of Capital Stock

Ordinary shares. AutoChina currently has 10,995,720 ordinary shares outstanding. The remaining authorized and unissued ordinary shares will be available for future issuance without additional shareholder approval. While the additional shares are not designed to deter or prevent a change of control, under some circumstances AutoChina could use them to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control, by, for example, issuing shares in private placements to purchasers who might side with the Board of Directors in opposing a hostile takeover bid.

Under the terms of the AutoChina International Limited 2009 Equity Incentive Plan, 1,675,000 AutoChina ordinary shares are reserved for issuance in accordance with its terms (provided, however, that dividend equivalent rights are payable solely in cash and therefore do not reduce the number of shares that may be granted under the incentive plan and that stock appreciation rights only reduce the number of shares available for grant under the plan by the number of shares actually received by the grantee). AutoChina currently anticipates that it will grant awards to acquire up to approximately 70,000 shares pursuant to the incentive plan to Jason Wang, AutoChina’s Chief Financial Officer. Any other awards under the plan will be made by the Board of Directors. Assuming that the anticipated grants are made, there would be at least approximately 1,645,000 shares remaining for issuance in accordance with the incentive plan’s terms. For more information about the AutoChina International Limited 2009 Equity Incentive Plan, please refer to “Directors, Senior Management and Employees - AutoChina International Limited 2009 Equity Incentive Plan” in this prospectus.

Preferred Stock. AutoChina’s Amended and Restated Memorandum and Articles of Association grants the Board of Directors the authority, without any further vote or action by shareholders, to issue preferred stock in one or more series, fix the number of shares constituting the series and establish the preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, redemption rights and liquidation preferences of the shares of the series. The existence of authorized but unissued preferred stock could reduce the our attractiveness as a target for an unsolicited takeover bid, since the company could, for example, issue preferred stock to parties who might oppose such a takeover bid, or issue shares with terms the potential acquirer may find unattractive. This may have the effect of delaying or preventing a change in control, discourage bids for the ordinary shares at a premium over the market price, and adversely affect the market price, and voting and other rights of holders of ordinary shares.

Markets

AutoChina’s ordinary shares, warrants and units have traded on the NASDAQ Stock Market since October 5, 2009 under the symbols AUTC, AUTCW and AUTCU, respectively. Prior to October 5, 2009, the units had been quoted on the OTC Bulletin Board since February 28, 2008 and the ordinary shares and warrants since March 28, 2008. AutoChina’s securities did not trade on any market or exchange prior to February 28, 2008.

History of Share Capital

For a history of AutoChina’s share capital since it inception, identifying the events during such period which have changed the amount of the issued capital, please refer to “Business – AutoChina’s History” in this prospectus.

Memorandum and Articles of Association

Objects of AutoChina

Under AutoChina’s Second Amended and Restated Memorandum of Association, the objects for which AutoChina is established are unlimited.

Directors

Directors materially interested in a proposal, arrangement or contract may be counted in determining the presence of a quorum and may vote at a meeting of the Board of Directors of AutoChina, so long as (i) the material facts as to the director’s interest are disclosed to the Board of Directors, and the Board authorizes the transaction in good faith by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the transaction is fair to the Company as of the time it is authorized, approved or ratified.

Subject to certain restrictions further described in AutoChina’s Second Amended and Restated Articles of Association, the Board of Directors may exercise all the powers of AutoChina to raise or borrow money and to mortgage or charge all or any part of the undertaking, property and assets (present and future) and uncalled capital of AutoChina and, subject to the law, to issue debentures, bonds and other securities, whether outright or as collateral security for any debt, liability or obligation of AutoChina or of any third party.

There are no age restrictions on AutoChina’s directors. No director is required to hold any shares in AutoChina by way of qualification.

Rights, Preferences and Restrictions of AutoChina’s Securities

Dividends. The Board of Directors of AutoChina may from time to time declare dividends. Except in so far as the rights attaching to, or the terms of issue of, any share otherwise provide at that time, all dividends shall be declared and paid according to the amounts paid up on the shares in respect of which the dividend is paid, and all dividends shall be apportioned and paid pro rata according to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid. No dividend or other moneys payable by AutoChina on or in respect of any share shall bear interest against AutoChina. All dividends unclaimed for one (1) year after having been declared may be invested or otherwise made use of by the Board of Directors of AutoChina for the benefit of AutoChina until claimed. Any dividend unclaimed after a period of six (6) years from the date of declaration shall be forfeited and shall revert to AutoChina.

Voting Rights. Subject to any special rights or restrictions as to voting attached to any shares at the time, each fully paid ordinary share in AutoChina is entitled to one vote. The Board of Directors of AutoChina does not stand for re-election at staggered intervals.

Rights to Share in AutoChina’s Profits or Liquidation Surplus. There are currently no special rights of AutoChina’s shareholders to share in its profits. There are currently no special rights, privileges or restrictions in effect as to the distribution of available surplus assets on liquidation attached to any class or classes of shares. If AutoChina is wound up and the assets available for distribution amongst the shareholders of AutoChina are more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed pari passu amongst such shareholders in proportion to the number of ordinary shares owned. If AutoChina is wound up, the liquidator may, with the authority of a special resolution and any other sanction required by law, divide among the shareholders in specie or kind the whole or any part of the assets of AutoChina as such liquidator sees fit.

Shareholder Rights

Any class of shares of AutoChina may, unless otherwise provided by the terms of issue of the shares of that class, be varied, modified or abrogated with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class.

Annual General Meetings and Extraordinary General Meetings

An annual general meeting and any extraordinary general meeting may be called by not less than ten (10) clear days notice, but a general meeting may be called by shorter notice, subject to the law, if it is so agreed (i) in the case of an annual general meeting, by all members entitled to attend and vote thereat; and (ii) in the case of any other meeting, by a majority in the number of the members having the right to attend and vote at the meeting, being a majority together holding not less than ninety-five percent (95%) in nominal value of the issued shares giving that right.

Transfer Agent and Registrar

The Transfer Agent and Registrar for the shares of AutoChina ordinary shares, warrants and units is American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, NY 10038, (212) 936-5100.

SELLING SHAREHOLDERS

The Selling Shareholders may from time to time offer and sell any or all of AutoChina’s ordinary shares set forth below pursuant to this prospectus. When we refer to ‘‘Selling Shareholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the Selling Shareholders’ interests AutoChina’s ordinary shares other than through a public sale.

The following table sets forth, as of July 15, 2009:

●	the name of the Selling Shareholders for whom we are registering shares for resale to the public,

●	the number of ordinary shares that the Selling Shareholders beneficially owned prior to the offering for resale of the shares under this prospectus,

●	the number of ordinary shares that may be offered for resale for the account of the Selling Shareholders pursuant to this prospectus, and

●
the number and percentage of ordinary shares to be beneficially owned by the Selling Shareholders after the offering of the resale shares (assuming all of the offered resale shares are sold by the Selling Shareholders).

We cannot advise you as to whether the Selling Shareholders will in fact sell any or all of such ordinary shares. In addition, the Selling Shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the ordinary shares in transactions exempt from the registration requirements of the Securities Act after the date on which it provided the information set forth on the table below.

All of the 1,030,314 ordinary shares issued to the founding shareholders have been placed in escrow (see “Shares Eligible for Future Sale” in this Registration Statement on Form F-1 for further details). These shares will not be released from escrow until January 9, 2010 (nine months after AutoChina’s consummation of a business combination) with respect to 50% of the initial shares and April 9, 2010 (one year after AutoChina’s consummation of a business combination) with respect to the remaining 50% of the initial shares. These shares may only be released earlier if AutoChina engages in a transaction resulting in AutoChina’s shareholders having the right to exchange their shares for cash or other securities.

In connection with the business combination, AutoChina issued 8,606,250 ordinary shares in AutoChina to Honest Best Int’l Ltd., ACG’s prior shareholder, in upfront consideration, of which 10% (860,625 ordinary shares) was held back and placed in escrow. The release of 50% of the holdback consideration is conditioned on AutoChina’s exceeding $22.5 million EBITDA and 30% EBITDA Growth (each as defined in the share exchange agreement) for the 2009 fiscal year, and the remaining 50% of the holdback consideration will be released on the later of 20 days following delivery of the 2009 audited financial statements for AutoChina and one year from the date of the closing of the transactions contemplated in the share exchange agreement, in each case less any damages claimed pursuant to the indemnification provisions of the share exchange agreement at the time of such release.

Also in connection with the business combination, on April 7, 2009, AutoChina entered into certain put and call Agreements with four of its shareholders. Pursuant to such agreements, AutoChina agreed to be obligated to purchase (the “put option”) from the shareholders, and the shareholders have agreed to be obligated to sell (the “call option”) to AutoChina, an aggregate of 156,990 ordinary shares at an exercise price of $9.05 per ordinary share, less the per share portion of any cash dividend or other cash distribution paid to AutoChina’s shareholders prior to the exercise of the put option or the call option. The put options are exercisable during the two week period commencing on October 9, 2009. The call options are exercisable until October 9, 2009, subject to certain limitations. In connection with these agreements, AutoChina entered into an Escrow Agreement, dated April 7, 2009, with the four shareholders, Honest Best Int’l Ltd., and Loeb & Loeb LLP, as the escrow agent, pursuant to which the escrow agent held 7,745,625 ordinary shares of AutoChina issued to Honest Best Int’l Ltd. in connection with the business combination, together with $376,776 in cash provided by AutoChina, to secure payment of the exercise price by AutoChina. On August 24, 2009, AutoChina assigned its call options pursuant to these agreements to certain investors and these investors completed the exercise of these options on August 28, 2009, and the escrowed shares were released to Honest Best Int’l Ltd. and the cash was released to AutoChina. AutoChina did not receive any consideration other than being released from its obligations pursuant to these agreements.

On April 8, 2009, AutoChina entered into a Put and Call Agreement with two of its shareholders. Simultaneously with the execution of the agreement, the shareholders purchased an aggregate of 548,800 ordinary shares of AutoChina at a purchase price of $7.865 per ordinary share. Pursuant to the agreement, AutoChina agreed to be obligated to purchase (the “put option”) from the shareholders, and the shareholders have agreed to be obligated to sell (the “call option”), an aggregate of 548,800 ordinary shares at an exercise price of $8.40 per share, less the per share portion of any cash dividend or other cash distribution paid to AutoChina’s shareholders prior to the exercise of the put option or the call option. AutoChina also paid the shareholders an aggregate of $57,624 in connection with the agreement. The put options are exercisable during the two week period commencing on October 9, 2009. The call options are exercisable until October 9, 2009, subject to certain limitations. In connection with the agreements, AutoChina entered into an Escrow Agreement, dated April 8, 2009 with the shareholders, ACG and Loeb & Loeb LLP, as the escrow agent, pursuant to which the escrow agent held $4,609,920 in cash provided by AutoChina to secure payment of the exercise price by AutoChina. On August 11, 2009, AutoChina assigned its call options pursuant to these agreements to certain investors and these investors completed the exercise of these options on August 14, 2009, and the escrowed cash was released to AutoChina. AutoChina did not receive any consideration other than being released from its obligations pursuant to these agreements.

In conjunction with the closing of the business combination, the Company was obligated to pay EarlyBird Capital, Inc. deferred underwriting fees of $1,449,000, which had been previously accrued, and an additional investment advisory fee of $180,000, which was charged to operations at closing, for an aggregate amount of $1,629,000.  The Company paid $1,200,000 of such fees in cash at closing, and issued a short-term promissory note for the remaining $429,000.  The promissory note is non-interest bearing and due on October 9, 2009.  In connection with the promissory note, the Company entered into an Escrow Agreement, dated April 9, 2009, with the shareholders, Honest Best Int’l Limited, and Loeb & Loeb LLP, as the escrow agent, pursuant to which the escrow agent held 446,250 ordinary shares of the Company issued to Honest Best Int’l Ltd. in connection with the Business Combination, to secure payment of the promissory note. On August 14, 2009 AutoChina paid the note in full and the escrowed shares were released to Honest Best Int'l Limited.

This table is prepared solely based on information supplied to us by the listed Selling Shareholders, any Schedules 13D or 13G and Forms 3 and 4, and other public documents filed with the SEC, and assumes the sale of all of the shares offered hereby.

	Ordinary Shares Beneficially Owned Before the Offering (1)			Number of Shares to Be Sold (2)	Number of Warrants to Be Sold	Ordinary Shares Beneficially Owned After the Offering (1)
Name of Selling Shareholder	Number		Percent			Number	Percent
Honest Best Int’l Ltd. (3)	8,606,250		78.27%	3,298,716	0	5,307,534	48.27%
James Cheng-Jee Sha (4)	1,295,157	(5)	11.00%	1,295,157	780,000	0	0%
Diana Chia-Huei Liu (6)	668,126	(7)	5.94%	459,063	250,000	0	0%
William Tsu-Cheng Yu (8)	668,126	(7)	5.94%	209,063	0	0	0%
Charm Power Holdings Limited(9)(10)	172,360		1.57%	172,360	0	0	0%
Jimmy (Jim) Yee-Ming Wu (11)	67,922		0.62%	67,922	0	0	0%
Rainbow Yield Limited (9)(12)	58,900		0.54%	58,900	0	0	0%
Gary Han Ming Chang (13)	54,109	(14)	0.49%	54,109	25,000	0	0%
Xing Wei (15)	75,000		0.68%	75,000	75,000	0	0%
Hui Kai Yan(16)	65,000		0.59%	65,000	65,000	0	0%
Lei Chen (17)	65,000	(18)	0.59%	17,000	17,000	0	0%
YongHong An (17)	65,000	(18)	0.59%	48,000	48,000	0	0%
Hui Liu (19)	60,000		0.54%	60,000	60,000	0	0%
Jinyu Peng (20)	55,000		0.50%	55,000	55,000	0	0%
Ruiqi Li (21)	55,000		0.50%	55,000	55,000	0	0%
Li Yongqi (22)(23)	80,000	(24)	0.73%	80,000	0	0	0%
Dong Ruige (22)	70,000		0.64%	70,000	0	0	0%
Li Yi (22)(23)	53,500	(25)	0.49%	53,500	0	0	0%
Zhang Zhongwen (22)(23)	49,800	(26)	0.45%	49,800	0	0	0%
Hao Ye (22)(23)	44,000	(27)	0.40%	44,000	0	0	0%
Li Huixia (22)	40,000		0.36%	40,000	0	0	0%
Yin Yali (22)	33,000		0.30%	33,000	0	0	0%
Shi Junguo (22)(23)	32,800	(28)	0.30%	32,800	0	0	0%
Ji Aixi (22)(23)	30,690	(29)	0.28%	30,690	0	0	0%
Geng Juncai (22)	30,000		0.27%	30,000	0	0	0%
Su Yuan (22)(23)	27,500	(30)	0.25%	27,500	0	0	0%
Li Yongli (22)	25,000		0.23%	25,000	0	0	0%
Lu Zhan Qin(9)	21,700		0.20%	21,700	0	0	0%
Miao Fang (23)	21,500		0.20%	21,500	0	0	0%
Yang Guiling (22)	20,000		0.18%	20,000	0	0	0%
Ma Lixin (22)	20,000		0.18%	20,000	0	0	0%
Li Mingxia (22)	20,000		0.18%	20,000	0	0	0%
Wang Qi (22)	19,000		0.17%	19,000	0	0	0%
Zhao Hongwu (22)	18,000		0.16%	18,000	0	0	0%
Wang Ming Shu(9)	13,640		0.12%	13,640	0	0	0%
Wang Shao Hua(9)	12,400		0.11%	12,400	0	0	0%
Chen Chao (22)	12,000		0.11%	12,000	0	0	0%
Wang Li (22)	12,000		0.11%	12,000	0	0	0%
Li Shuling (22)	12,000		0.11%	12,000	0	0	0%
Peng Jinyu (22)	10,000		0.09%	10,000	0	0	0%
Li Ruiqi (22)	10,000		0.09%	10,000	0	0	0%
Wang Zhiling (22)	10,000		0.09%	10,000	0	0	0%
Liu Hui (22)	5,000		0.05%	5,000	0	0	0%

(1)
Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to the securities. Based on 10,995,720 ordinary shares of AutoChina issued and outstanding as of the date of this prospectus. For purposes of calculating the percentage ownership, any shares that each selling shareholder has the right to acquire within 60 days under warrants or options have been included in the total number of shares outstanding for that person, in accordance with Rule 13d-3 under the Exchange Act.

(2)	Includes ordinary shares underlying warrants owned by the Selling Shareholders.

(3)
Honest Best Int’l Ltd. was the sole shareholder of ACG immediately prior to AutoChina’s business combination with ACG. A description of the transaction pursuant to which Honest Best Int’l Ltd. acquired its shares is located in the section titled "Business—AutoChina's History—The Business Combination" on pages 71-72. Ms. Wang Yan is the sole shareholder of Honest Best Int’l Ltd. Ms. Wang Yan is the wife of Mr. Yong Hui Li, our Chairman and Chief Executive Officer. Ms. Wang Yan and Mr. Yong Hui Li share voting and dispositive power over such shares.

(4)
James Cheng-Jee Sha was chief executive officer and a director of AutoChina prior to its business combination with ACG, and is currently a director of AutoChina. The selling shareholder acquired such shares prior to AutoChina’s initial public offering in a private placement in connection with the formation of AutoChina’s predecessor, Spring Creek Acquisition Corp.

(5)
Consists of 515,157 ordinary shares of AutoChina and 780,000 ordinary shares of AutoChina issuable upon the exercise of warrants, which became exercisable on October 9, 2009 for $5.00 per share and which expire at 5:00 p.m., New York City time on February 27, 2013.

(6)
Diana Chia-Huei Liu was the president and a director of AutoChina prior to its business combination with ACG, and is currently a director of AutoChina. The selling shareholder acquired such shares prior to AutoChina’s initial public offering in a private placement in connection with the formation of AutoChina’s predecessor, Spring Creek Acquisition Corp.

(7)
Consists of (i) 209,063 ordinary shares of AutoChina and 250,000 ordinary shares of AutoChina issuable upon the exercise of warrants owned by Diana Chia-Huei Liu, and (ii) 209,063 ordinary shares of AutoChina owned by William Tsu-Cheng. Ms. Liu and Mr. Yu are married. The warrants became exercisable on October 9, 2009 for $5.00 per share and expire at 5:00 p.m., New York City time on February 27, 2013.

(8)
William Tsu-Cheng Yu was a director of AutoChina prior to its business combination with ACG. The selling shareholder acquired such shares prior to AutoChina’s initial public offering in a private placement in connection with the formation of AutoChina’s predecessor, Spring Creek Acquisition Corp.

(9)
The selling shareholder acquired such shares pursuant to a transfer and exercise of the representative’s unit purchase option on October 5, 2009 described in more detail the section entitled “Certain Relationships and Related Party Transactions” in this Registration Statement on Form F-1.

(10)	Hao Ye is the sole shareholder of Charm Power Holdings Limited.

(11)
Jimmy (Jim) Yee-Ming Wu was a director of AutoChina prior to its business combination with ACG. The selling shareholder acquired such shares prior to AutoChina’s initial public offering in a private placement in connection with the formation of AutoChina’s predecessor, Spring Creek Acquisition Corp.

(12)	Wang Qi is the sole shareholder of Rainbow Yield Limited.

(13)
Gary Han Ming Chang was chief investment officer and a director of AutoChina prior to its business combination with ACG. The selling shareholder acquired such shares prior to AutoChina’s initial public offering in a private placement in connection with the formation of AutoChina’s predecessor, Spring Creek Acquisition Corp.

(14)
Consists of 29,109 ordinary shares of AutoChina and 25,000 ordinary shares of AutoChina issuable upon the exercise of warrants, which became exercisable on October 9, 2009 for $5.00 per share and which expire at 5:00 p.m., New York City time on February 27, 2013.

(15)
Xing Wei is the current Chief Operating Officer of AutoChina. Mr. Wei purchased warrants to purchase an aggregate of 75,000 ordinary shares in AutoChina from Jimmy Yee-Ming Wu, Gary Han Ming Chan, and William Tsu-Cheng Yu on July 28, 2009 pursuant to a warrant exchange and transfer described in more detail the section entitled “Certain Relationships and Related Party Transactions” in this Registration Statement on Form F-1. The warrants became exercisable on October 9, 2009 for $5.00 per share and expire at 5:00 p.m., New York City time on February 27, 2013.

(16)
Hui Kai Yan is currently a director of AutoChina. Mr. Yan purchased warrants to purchase an aggregate of 65,000 ordinary shares in AutoChina from Jimmy Yee-Ming Wu on July 28, 2009 pursuant to a warrant exchange and transfer described in more detail the section entitled “Certain Relationships and Related Party Transactions” in this Registration Statement on Form F-1. The warrants became exercisable on October 9, 2009 for $5.00 per share and expire at 5:00 p.m., New York City time on February 27, 2013.

(17)
Lei Chen is currently a Senior Vice President of AutoChina. Mr. Chen purchased warrants to purchase an aggregate of 17,000 ordinary shares in AutoChina and Ms. YongHong An, Mr. Chen’s wife, purchased warrants to purchase an aggregate of 48,000 ordinary shares from William Tsu-Cheng Yu in AutoChina from William Tsu-Cheng Yu on July 28, 2009 pursuant to a warrant exchange and transfers described in more detail the section entitled “Certain Relationships and Related Party Transactions” in this Registration Statement on Form F-1.

(18)
Consists of 17,000 ordinary shares in AutoChina issuable upon the exercise of warrants owned by Mr. Chen and 48,000 ordinary shares in AutoChina issuable upon the exercise of warrants owned by Ms. An, Mr. Chen’s wife, which became exercisable on October 9, 2009 for $5.00 per share and which expire at 5:00 p.m., New York City time on February 27, 2013.

(19)
Hui Liu is the wife of Chenguang Bi, a current manager of AutoChina. Ms. Liu purchased warrants to purchase an aggregate of 60,000 ordinary shares in AutoChina from William Tsu-Cheng Yu on July 28, 2009 pursuant to a warrant exchange and transfer described in more detail the section entitled “Certain Relationships and Related Party Transactions” in this Registration Statement on Form F-1. The warrants became exercisable on October 9, 2009 for $5.00 per share and expire at 5:00 p.m., New York City time on February 27, 2013.

(20)
Jinyu Peng is currently a manager of AutoChina. Mr. Peng purchased warrants to purchase an aggregate of 55,000 ordinary shares in AutoChina from William Tsu-Cheng Yu on July 28, 2009 pursuant to a warrant exchange and transfer described in more detail the section entitled “Certain Relationships and Related Party Transactions” in this Registration Statement on Form F-1. The warrants became exercisable on October 9, 2009 for $5.00 per share and expire at 5:00 p.m., New York City time on February 27, 2013.

(21)
Ruiqi Li is currently a manager of AutoChina. Mr. Li purchased warrants to purchase an aggregate of 55,000 ordinary shares in AutoChina from William Tsu-Cheng Yu on July 28, 2009 pursuant to a warrant exchange and transfer described in more detail the section entitled “Certain Relationships and Related Party Transactions” in this Registration Statement on Form F-1. The warrants became exercisable on October 9, 2009 for $5.00 per share and expire at 5:00 p.m., New York City time on February 27, 2013.

(22)
The selling shareholder acquired such shares pursuant to an assignment and exercise of certain put and call options on August 11, 2009 described in more detail the section entitled “Certain Relationships and Related Party Transactions” in this Registration Statement on Form F-1.

(23)
The selling shareholder acquired such shares pursuant to an assignment and exercise of certain put and call options on August 24, 2009 described in more detail the section entitled “Certain Relationships and Related Party Transactions” in this Registration Statement on Form F-1.

(24)
Consists of (i) 60,000 ordinary shares of AutoChina acquired by Li Yongqi pursuant to an assignment and exercise of certain put and call options on August 11, 2009, and (ii) 20,000 ordinary shares of AutoChina acquired by Li Yongqi pursuant to an assignment and exercise of certain put and call options on August 24, 2009.

(25)
Consists of (i) 30,000 ordinary shares of AutoChina acquired by Li Yi pursuant to an assignment and exercise of certain put and call options on August 11, 2009, and (ii) 23,500 ordinary shares of AutoChina acquired by Li Yi pursuant to an assignment and exercise of certain put and call options on August 24, 2009.

(26)
Consists of (i) 26,800 ordinary shares of AutoChina acquired by Zhang Zhongwen pursuant to an assignment and exercise of certain put and call options on August 11, 2009, and (ii) 23,000 ordinary shares of AutoChina acquired by Zhang Zhongwen pursuant to an assignment and exercise of certain put and call options on August 24, 2009.

(27)
Consists of (i) 20,000 ordinary shares of AutoChina acquired by Hao Ye pursuant to an assignment and exercise of certain put and call options on August 11, 2009, and (ii) 24,000 ordinary shares of AutoChina acquired by Hao Ye pursuant to an assignment and exercise of certain put and call options on August 24, 2009.

(28)
Consists of (i) 11,000 ordinary shares of AutoChina acquired by Shi Junguo pursuant to an assignment and exercise of certain put and call options on August 11, 2009, and (ii) 21,800 ordinary shares of AutoChina acquired by Shi Junguo pursuant to an assignment and exercise of certain put and call options on August 24, 2009.

(29)
Consists of (i) 20,000 ordinary shares of AutoChina acquired by Ji Aixi pursuant to an assignment and exercise of certain put and call options on August 11, 2009, and (ii) 10,690 ordinary shares of AutoChina acquired by Ji Aixi pursuant to an assignment and exercise of certain put and call options on August 24, 20.

(30)
Consists of (i) 15,000 ordinary shares of AutoChina acquired by Su Yuan pursuant to an assignment and exercise of certain put and call options on August 11, 2009, and (ii) 12,500 ordinary shares of AutoChina acquired by Su Yuan pursuant to an assignment and exercise of certain put and call options on August 24, 2009.

PLAN OF DISTRIBUTION

The Selling Shareholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their ordinary shares on any stock exchange, market or trading facility on which the ordinary shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholders may use any one or more of the following methods when selling shares:

i.	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

ii.	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

iii.	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

iv.	an exchange distribution in accordance with the rules of the applicable exchange;

v.	privately negotiated transactions;

vi.	short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the SEC;

vii.	broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

viii.	a combination of any such methods of sale; and

ix.	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Shareholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledges or secured parties may offer and sell ordinary shares from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of Selling Shareholders to include the pledge, transferee or other successors in interest as Selling Shareholders under this prospectus.

The Selling Shareholders also may transfer the ordinary shares in other circumstances, in which case the transferees, pledges or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the Selling Shareholder and/or the purchasers. At the time a particular offer of shares is made by the Selling Shareholders, to the extent required, a prospectus will be distributed. Each Selling Shareholder has represented and warranted to AutoChina that it acquired the securities subject to this registration statement in the ordinary course of such Selling Shareholder’s business and, at the time of its purchase of such securities such Selling Shareholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

The Selling Shareholders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the Selling Shareholders or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

We entered into a registration rights agreement for the benefit of the Selling Shareholders to register the ordinary shares under applicable federal and state securities laws. The registration rights agreement provides for cross-indemnification of the Selling Shareholders and us and our respective Directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the ordinary shares, including liabilities under the Securities Act. We will pay substantially all of the expenses incurred by the Selling Shareholders incident to the registration of the offering and sale of the ordinary shares.

We may suspend the use of this prospectus on a limited basis if we learn of any event that causes this prospectus to include an untrue statement of material fact or omit to state a material fact required to be stated in the prospectus or necessary to make the statements in the prospectus not misleading in light of the circumstances then existing. If this type of event occurs, a prospectus supplement or post-effective amendment, if required, will be distributed to each Selling Shareholder.

TAXATION

Cayman Islands Taxation

There are no income, corporation, capital gains, inheritence, gift or withholding taxes in effect in the Cayman Islands on the basis of present legislation.

No Cayman Islands stamp duty is payable in respect of the issue or transfer of the ordinary shares.

We have received an undertaking from the Governor-in-Cabinet of the Cayman Islands that, in accordance with section 6 of the Tax Concessions Law (1999 Revision) of the Cayman Islands, for a period of 20 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to us or our operations.

United States Federal Income Taxation

General

The following is a summary of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our ordinary shares and warrants, which are sometimes referred to collectively as our securities, purchased by an investor pursuant to this offering. The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of our securities that is for U.S. federal income tax purposes:

●	an individual citizen or resident of the United States;

●
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

●
a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a beneficial owner of our securities is not described as a U.S. Holder and is not an entity treated as a partnership or other pass- through entity for U.S. federal income tax purposes, such owner will be considered a “Non-U.S. Holder.” The U.S. federal income tax consequences applicable specifically to Non-U.S. Holders are described below under the heading “Non-U.S. Holders.”

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”) its legislative history, existing and proposed Treasury regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, this discussion considers only holders that own our securities as capital assets within the meaning of Section 1221 of the Code, and does not address the potential application of the alternative minimum tax or the U.S. federal income tax consequences to holders that are subject to special rules, including:

●	financial institutions or financial services entities;

●	broker-dealers;

●	taxpayers who have elected mark-to-market accounting;

●	tax-exempt entities;

●	governments or agencies or instrumentalities thereof;

●	insurance companies;

●	regulated investment companies;

●	real estate investment trusts;

●	certain expatriates or former long-term residents of the United States;

●	persons that actually or constructively own 5% or more of our voting shares;

●	persons that acquired our securities pursuant to an exercise of employee stock options, in connection with employee stock incentive plans or otherwise as compensation;

●	persons that hold our securities as part of a straddle, constructive sale, hedging, conversion or other integrated transaction; or

●	persons whose functional currency is not the U.S. dollar.

This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, or state, local or non-U.S. tax laws. Additionally, the discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our securities, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership.

We have not sought, and will not seek, a ruling from the Internal Revenue Service (“IRS”) or an opinion of counsel as to any U.S. federal income tax consequence described herein. The IRS may disagree with the description herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

BECAUSE OF THE COMPLEXITY OF THE TAX LAWS AND BECAUSE THE TAX CONSEQUENCES TO ANY PARTICULAR HOLDER OF OUR SECURITIES MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN, EACH HOLDER OF OUR SECURITIES IS URGED TO CONSULT WITH ITS TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS.

Tax Consequences to U.S. Holders of Ordinary Shares and Warrants

Taxation of Distributions Paid on Ordinary Shares

Subject to the passive foreign investment company, or “PFIC”, rules discussed below, a U.S. Holder will be required to include in gross income as ordinary income the amount of any dividend paid on our ordinary shares. A distribution on our ordinary shares will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). Such dividend will not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations. Distributions in excess of such earnings and profits will be applied against and reduce the U.S. Holder’s basis in its ordinary shares and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such ordinary shares.

With respect to non-corporate U.S. Holders for taxable years beginning before January 1, 2011, dividends may be taxed at the lower applicable long term capital gains rate (see “— Taxation on the Disposition of Ordinary Shares and Warrants” below) provided that (1) our ordinary shares are readily tradable on an established securities market in the United States, (2) we are not a PFIC, as discussed below, for either the taxable year in which the dividend was paid or the preceding taxable year, and (3) certain holding period requirements are met. Under published IRS authority, shares are considered for purposes of clause (1) above to be readily tradable on an established securities market in the United States only if they are listed on certain exchanges, which include the NASDAQ Stock Market. Although our ordinary shares are currently traded on the NASDAQ Stock Market, U.S. Holders nevertheless should consult their own tax advisors regarding the availability of the lower rate for any dividends paid with respect to our ordinary shares.

If PRC taxes apply to dividends paid to a U.S. Holder on our ordinary shares, such taxes may be treated as foreign taxes eligible for credit against such holder’s U.S. federal income tax liability (subject to certain limitations), and a U.S. Holder may be entitled to certain benefits under the income tax treaty between the United States and the PRC. U.S. Holders should consult their own tax advisors regarding the creditability of any such PRC tax and their eligibility for the benefits of the income tax treaty between the United States and the PRC.

Possible Constructive Dividends

If an adjustment is made to the number of ordinary shares for which a warrant may be exercised or to the exercise price of a warrant, the adjustment may, under certain circumstances, result in a constructive distribution that could be taxable as a dividend to the U.S. Holder of the warrant. Conversely, the absence of an appropriate anti-dilution adjustment may result in a constructive distribution that could be taxable as a dividend to the U.S. Holders of our ordinary shares.

Taxation on the Disposition of Ordinary Shares and Warrants

Upon a sale or other taxable disposition of our ordinary shares or warrants, and subject to the PFIC rules discussed below, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the ordinary shares or warrants.

Capital gains recognized by U.S. Holders generally are subject to U.S. federal income tax at the same rate as ordinary income, except that long-term capital gains recognized by non-corporate U.S. Holders are generally subject to U.S. federal income tax at a maximum rate of 15% for taxable years beginning before January 1, 2011 (and 20% thereafter). Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the ordinary shares or warrants exceeds one year. The deductibility of capital losses is subject to various limitations.

If PRC taxes apply to any gain from the disposition of our ordinary shares or warrants by a U.S. Holder, such taxes may be treated as foreign taxes eligible for credit against such holder’s U.S. federal income tax liability (subject to certain limitations), and a U.S. Holder may be entitled to certain benefits under the income tax treaty between the United States and the PRC. U.S. Holders should consult their own tax advisors regarding the creditability of any such PRC tax and their eligibility for the benefits of the income tax treaty between the United States and the PRC.

Exercise of Warrants

A U.S. Holder generally will not be required to recognize gain or loss by reason of its exercise of warrants for cash. The U.S. Holder’s tax basis in the ordinary shares it receives upon exercise of the warrants for cash generally will be an amount equal to the sum of the U.S. Holder’s initial investment in the warrants and the exercise price of the warrants. The U.S. Holder’s holding period for ordinary shares received upon exercise of the warrants for cash generally will begin on the date following the date of exercise of the warrants and will not include the period(s) during which the U.S. Holder held the warrants. Any U.S. Holder that exercises the warrants other than by paying the exercise price in cash should consult its tax advisor regarding the tax treatment of such an exercise, which may vary from that described above.

Expiration of a Warrant

Upon expiration of a warrant, a U.S. Holder will recognize a loss in an amount equal to the U.S. holder’s tax basis in the warrant. Any such loss would generally be treated as capital loss and will be long-term capital gain or loss if the warrant was held by the U.S. holder for more than one year at the time of such expiration. The deductibility of capital losses is subject to various limitations.

Passive Foreign Investment Company Rules

A foreign corporation will be a passive foreign investment company, or PFIC, if at least 75% of its gross income in a taxable year of the foreign corporation, including its pro rata share of the gross income of any company in which it is considered to own at least 25% of the shares by value, is passive income. Alternatively, a foreign corporation will be a PFIC if at least 50% of its assets in a taxable year of the foreign corporation, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any company in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business), and gains from the disposition of passive assets.

Our actual PFIC status for the 2009 taxable year or any subsequent taxable year will not be determinable until after the end of such taxable year.  Accordingly, there can be no assurance with respect to our status as a PFIC for the 2009 taxable year or any future taxable year.

If we qualified as a PFIC and a U.S. Holder did not make either a timely qualified electing fund (“QEF”) election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) ordinary shares, or a mark-to-market election, as described below, such holder generally will be subject to special rules with respect to:

●	any gain recognized by the U.S. Holder on the sale or other disposition of its ordinary shares or warrants; and

●
any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the ordinary shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the ordinary shares).

Under these rules,

●	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the ordinary shares or warrants;

●
the amount allocated to the taxable year of the U.S. Holder in which the U.S. Holder recognized the gain or received the excess distribution or to the period in the U.S. Holder's holding period before the first day of our first taxable year in which we qualified as a PFIC will be taxed as ordinary income;

●
the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

●	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. Holder.

In addition, if we are a PFIC, a U.S. Holder who acquires our ordinary shares or warrants from a deceased U.S. Holder who dies before January 1, 2010 and who had not made a timely QEF election for the ordinary shares generally will be denied the step-up of U.S. federal income tax basis in such shares or warrants to their fair market value at the date of the deceased holder’s death. Instead, such U.S. Holder would have a tax basis in such shares or warrants equal to the deceased holder’s tax basis, if lower.

In general, a U.S. Holder may avoid the PFIC tax consequences described above in respect to our ordinary shares by making a timely QEF election to include in income its pro rata share of our net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which our taxable year ends. A U.S. Holder may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

A U.S. Holder may not make a QEF election with respect to its warrants. As a result, if a U.S. Holder sells or otherwise disposes of a warrant to purchase our ordinary shares (other than upon exercise of a warrant), any gain recognized generally will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above, if we were a PFIC at any time during the period the U.S. Holder held the warrants. If a U.S. Holder that exercises such warrants properly makes a QEF election with respect to the newly acquired ordinary shares (or has previously made a QEF election with respect to its ordinary shares), the QEF election will apply to the newly acquired ordinary shares, but the adverse tax consequences relating to PFIC shares, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired ordinary shares (which generally will be deemed to have a holding period for the purposes of the PFIC rules that includes the period the U.S. Holder held the warrants), unless the U.S. Holder makes a purging election. The purging election creates a deemed sale of such shares at their fair market value. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will have a new basis and holding period in the ordinary shares acquired upon the exercise of the warrants for purposes of the PFIC rules.

The QEF election is made on a stockholder-by-stockholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive certain information from us. Upon request from a U.S. Holder, we will endeavor to provide to the U.S. Holder no later than 90 days after the request such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a QEF election. However, there is no assurance that we will have timely knowledge of our status as a PFIC in the future or of the required information to be provided.

If a U.S. Holder has elected the application of the QEF rules to our ordinary shares, and the special tax and interest charge rules do not apply to such shares (because of a timely QEF election for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) such shares or a purge of the PFIC taint pursuant to a purging election), any gain recognized on the appreciation of our ordinary shares generally will be taxable as capital gain and no interest charge will be imposed. As discussed above, U.S. Holders of a QEF are currently taxed on their pro rata shares of its earnings and profits, whether or not distributed. In such case, a subsequent distribution of such earnings and profits that were previously included in income generally will not be taxable as a dividend. The tax basis of a U.S. Holder’s shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. Similar basis adjustments apply to property if by reason of holding such property the U.S. Holder is treated under the applicable attribution rules as owning shares in a QEF.

Although a determination as to our PFIC status will be made annually, an initial determination that our company is a PFIC will generally apply for subsequent years to a U.S. Holder who held ordinary shares or warrants while we were a PFIC, whether or not we meet the test for PFIC status in those years. A U.S. Holder who makes the QEF election discussed above for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) ordinary shares, however, will not be subject to the PFIC tax and interest charge rules (or the denial of basis step-up at death) discussed above in respect to such shares. In addition, such U.S. Holder will not be subject to the QEF inclusion regime with respect to such shares for any of our taxable years that ends within or with a taxable year of the U.S. holder and in which we are not a PFIC. On the other hand, if the QEF election is not effective for each of our taxable years in which we are a PFIC and during which the U.S. Holder holds (or is deemed to hold) ordinary shares, the PFIC rules discussed above will continue to apply to such shares unless the holder makes a purging election and pays the tax and interest charge with respect to the gain inherent in such shares attributable to the pre-QEF election period.

Alternatively, if a U.S. Holder, at the close of its taxable year, owns ordinary shares in a PFIC that is treated as marketable stock, the U.S. Holder may make a mark-to-market election with respect to such shares for such taxable year. If the U.S. Holder makes a valid mark-to-market election for the first tax year in which the U.S. Holder holds (or is deemed to hold) our ordinary shares and for which we are determined to be a PFIC, such holder generally will not be subject to the PFIC rules described above in respect to its ordinary shares. Instead, in general, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its ordinary shares at the end of its taxable year over the adjusted basis in its ordinary shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its ordinary shares over the fair market value of its ordinary shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its ordinary shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the ordinary shares will be treated as ordinary income. Currently, a mark-to-market election may not be made with respect to warrants.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including the NASDAQ Stock Market, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. Although our ordinary shares currently trade on the NASDAQ Stock Market, U.S. Holders nevertheless should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to our ordinary shares under their particular circumstances.

If we are a PFIC and, at any time, have a non-U.S. subsidiary that is classified as a PFIC, U.S. Holders generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if we receive a distribution from, or dispose of all or part of our interest in, the lower-tier PFIC. Upon request, we will endeavor to cause any lower-tier PFIC to provide to a U.S. Holder no later than 90 days after the request the information that may be required to make or maintain a QEF election with respect to the lower-tier PFIC. However, there is no assurance that we will be able to cause a lower-tier PFIC to provide such information to a U.S. Holder. U.S. Holders are urged to consult their own tax advisors regarding the tax issues raised by lower-tier PFICs.

If a U.S. Holder owns (or is deemed to own) shares or warrants in a PFIC during any taxable year of the U.S. Holder, such holder may have to file an IRS Form 8621 (whether or not a QEF election or mark-to-market election is made).

The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of our ordinary shares and warrants should consult their own tax advisors concerning the application of the PFIC rules to our ordinary shares and warrants under their particular circumstances.

Tax Consequences to Non-U.S. Holders of Ordinary Shares and Warrants

Dividends paid to a Non-U.S. Holder in respect to its ordinary shares generally will not be subject to U.S. federal income tax, unless the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains in the United States).

In addition, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other disposition of our ordinary shares or warrants unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale or other disposition and certain other conditions are met (in which case, such gain from United States sources generally is subject to tax at a 30% rate or a lower applicable tax treaty rate).

Dividends and gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to tax in the same manner as for a U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

The U.S. federal income tax treatment of a Non-U.S. Holders's exercise of a warrant generally will correspond to the U.S. federal income tax treatment of the exercise of a warrant by a U.S. Holder, as described under "Tax Consequences to U.S. Holders of Ordinary Shares and Warrants—Exercise of Warrants" above.

Backup Withholding and Information Reporting

In general, information reporting for U.S. federal income tax purposes will apply to distributions made on our ordinary shares within the United States to a non-corporate U.S. Holder and to the proceeds from sales and other dispositions of our ordinary shares or warrants by a non-corporate U.S. Holder to or through a U.S. office of a broker. Payments made (and sales and other dispositions effected at an office) outside the United States will be subject to information reporting in limited circumstances.

In addition, backup withholding of United States federal income tax, currently at a rate of 28%, generally will apply to dividends paid on our ordinary shares to a non-corporate U.S. Holder and the proceeds from sales and other dispositions of shares or warrants by a non-corporate U.S. Holder, in each case who:

●	fails to provide an accurate taxpayer identification number;

●	is notified by the IRS that backup withholding is required; or

●	in certain circumstances, fails to comply with applicable certification requirements.

A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS.

LEGAL MATTERS

The validity of the securities offered in this prospectus is being passed upon for us by Harney Westwood & Riegels, Cayman Islands.

EXPERTS

The consolidated balance sheets of ACG and its subsidiaries as of December 31,  2007 and 2006, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the two year period ended December 31, 2007 appearing in this registration statement have been audited by Grobstein, Horwath & Company LLP, an independent registered public accounting firm, to the extent and for the period set forth in their report appearing elsewhere in this prospectus and in the registration statement. On December 8, 2008, Crowe Horwath LLP, an independent registered public accounting firm, acquired certain assets of Grobstein, Horwath & Company LLP and many of the partners of Grobstein, Horwath & Company LLP became partners of Crowe Horwath LLP. On December 22, 2008, ACG engaged Crowe Horwath LLP as its independent registered public accounting firm. Crowe Horwath LLP conducted the audit of ACG’s consolidated balance sheet as of December 31, 2008, and the related consolidated statements of income, stockholders' equity, and cash flows for the year ended December 31, 2008 appearing in this registration statement, to the extent and for the period set forth in their report appearing elsewhere in this prospectus and in the registration statement. The financial statements and the report of Crowe Horwath LLP are included in reliance upon their report given upon the authority of Crowe Horwath LLP as experts in auditing and accounting.

The balance sheet of AutoChina as of December 31, 2007, and the related statements of operations, changes in stockholders equity and cash flows for the period from October 16, 2007 (inception) to December 31, 2007 have been audited by UHY LLP, independent registered public accounting firm, to the extent and for the period set forth in their report appearing elsewhere in this prospectus and in the registration statement. The financial statements and the report of UHY LLP are included in reliance upon their report given upon the authority of UHY LLP as experts in auditing and accounting. On September 19, 2008, AutoChina terminated UHY LLP and appointed Grobstein, Horwath & Company LLP as its independent registered public accounting firm. On December 8, 2008, Crowe Horwath LLP acquired certain assets of Grobstein, Horwath & Company LLP and many of the partners of Grobstein, Horwath & Company LLP became partners of Crowe Horwath LLP. On January 12, 2009, AutoChina engaged Crowe Horwath LLP as its independent registered public accounting firm and Crowe Horwath LLP conducted the audit of AutoChina’s financial statements as of and for the year ended December 31, 2008. The financial statements and the report of Crowe Horwath LLP are included in reliance upon their report given upon the authority of Crowe Horwath LLP as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, which includes exhibits, schedules and amendments, under the Securities Act, with respect to the shares to be sold in this offering. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by rules and regulations of the SEC. We refer you to the registration statement and its exhibits for further information about us, our securities and this offering. The registration statement and its exhibits, as well as our other reports filed with the SEC, can be inspected and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549-1004. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site at http://www.sec.gov which contains the Form F-1 and other reports, proxy and information statements and information regarding issuers that file electronically with the SEC. We are subject to the information reporting requirements of the Securities Exchange Act of 1934, and we will file reports, proxy statements and other information with the SEC.

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AUTOCHINA INTERNATIONAL LIMITED AND SUBSIDIARIES

AUTOCHINA INTERNATIONAL LIMITED AND SUBSIDIARIES

FINANCIAL STATEMENTS

Page

AUTOCHINA INTERNATIONAL LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands except share and per share data)

	June 30,	December 31,
	2009	2008
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$21,404	$17,406
Restricted cash	53,348	40,824
Restricted cash held in escrow	4,987	-
Note receivable	769	-
Accounts receivable	3,238	4,272
Inventories	35,032	37,463
Deposits for inventories	34,640	21,621
Prepaid expenses and other current assets	4,955	5,474
Due from unconsolidated subsidiary	220	529
Current maturities of net investment in sales-type leases	43,907	14,867
Deferred income tax assets	2,066	1,020
Total current assets	204,566	143,476

Investment in unconsolidated subsidiaries	266	229
Property, equipment and leasehold improvements, net	28,541	26,907
Net investment in sales-type leases, net of current maturities	28,730	8,492
Goodwill	941	941

Total assets	$263,044	$180,045

LIABILITIES AND EQUITY
Current liabilities
Floor plan notes payable - manufacturer affiliated	$12,010	$12,379
Notes payable	21,814	3,921
Note payable to EarlyBird Capital	429	-
Trade notes payable	70,368	60,134
Accounts payable	5,364	1,270
Accounts payable, related parties	27,761	2,272
Other payables and accrued liabilities	8,867	5,189
Share repurchase obligations	8,218	-
Due to affiliates	10,592	5,894
Customer deposits	6,269	3,224
Customer deposits, related party	14,696	16,095
Income tax payable	2,923	1,674
Total current liabilities	189,311	112,052

Long term debt
Net deferred income tax liabilities	973	405
Total liabilities	190,284	112,457

AUTOCHINA INTERNATIONAL LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS - Continued
(in thousands except share and per share data)

	June 30,	December 31,
	2009	2008
	(unaudited)
Equity
Preferred shares, $0.001 par value authorized - 1,000,000 shares; issued - none	-	-
Ordinary shares - $0.001 par value authorized - 50,000,000 shares; issued - 10,716,720 shares and 8,606,250 shares at June 30, 2009 and December 31, 2008, respectively; outstanding - 8,851,305 shares and 7,745,625 shares at June 30, 2009 and December 31, 2008, respectively	11	9
Additional paid-in capital	34,625	35,912
Statutory reserves	741	741
Retained earnings	23,284	17,791
Accumulated other comprehensive income	6,228	6,185
Total shareholders’ equity	64,889	60,638
Noncontrolling interest	7,871	6,950
Total equity	72,760	67,588

Total liabilities and equity	$263,044	$180,045

The accompanying notes are an integral part of these condensed consolidated statements.

AUTOCHINA INTERNATIONAL LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in thousands except share and per share data)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
Revenues
New automobiles	$120,189	$85,863	$225,094	$178,337
Commercial vehicles	61,022	20,193	70,958	21,674
Parts and service	12,832	8,773	24,041	16,575
Finance and insurance	2,174	819	3,132	819
Total revenues	196,217	115,648	323,225	217,405

Cost of sales
New automobiles	115,409	83,415	216,439	172,108
Commercial vehicles	58,241	19,275	67,782	20,676
Parts and service	10,332	6,435	18,850	12,376
Total cost of sales	183,982	109,125	303,071	205,160

Gross profit	12,235	6,523	20,154	12,245

Operating expenses
Selling and marketing	2,328	1,984	4,908	3,280
General and administrative	2,404	1,862	4,766	3,198
Other income, net	(309)	(177)	(532)	(237)
Total operating expenses	4,423	3,669	9,142	6,241

Income from operations	7,812	2,854	11,012	6,004

Other income (expense)
Floor plan interest expense	(201)	(209)	(428)	(452)
Other interest expense	(630)	(387)	(923)	(863)
Other interest expense, related parties	(221)	-	(221)	-
Interest income	117	89	219	228
Accretion of share repurchase obligation	(310)	-	(310)	-
Equity in earnings (loss) of unconsolidated subsidiaries	37	(6)	37	(17)
Acquisition-related costs	(287)	-	(295)	-
Other expense, net	(1,495)	(513)	(1,921)	(1,104)

Income from continuing operations before income taxes	6,317	2,341	9,091	4,900

Income tax provision	1,855	261	2,539	1,065
Income from continuing operations	4,462	2,080	6,552	3,835
Income (loss) from discontinued operations, net of taxes	-	16	-	(151)

Net income	4,462	2,096	6,552	3,684
Net income attributable to noncontrolling interests	(670)	(273)	(1,059)	(617)
Net income attributable to shareholders	$3,792	$1,823	$5,493	$3,067

AUTOCHINA INTERNATIONAL LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited) - Continued
(in thousands except share and per share data)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008

Earnings (loss) per share
Basic
Continuing operations	$0.43	$0.24	$0.67	$0.42
Discontinued operations	-	-	-	(0.02)
	$0.43	$0.24	$0.67	$0.40
Diluted
Continuing operations	$0.38	$0.24	$0.62	$0.42
Discontinued operations	-	-	-	(0.02)
	$0.38	$0.24	$0.62	$0.40

Weighted average shares outstanding
Basic	8,741,952	7,745,625	8,246,541	7,745,625
Diluted	9,860,828	7,745,625	8,809,069	7,745,625

Amounts attributable to shareholders
Income from continuing operations, net of taxes	$3,792	$1,807	$5,493	$3,218
Discontinued operations, net of taxes	-	16	-	(151)
Net income	$3,792	$1,823	$5,493	$3,067

The accompanying notes are an integral part of these condensed consolidated statements.

AUTOCHINA INTERNATIONAL LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF EQUITY (Unaudited)
(in thousands except share data)

	Ordinary Shares		Additional Paid-in	Statutory	Retained	Accumulated Other Comprehensive	Non- controlling	Total	Comprehensive
	Shares	Amount	Capital	Reserves	Earnings	Income	Interest	Equity	Income

Balance, December 31, 2008	8,606,250	$9	$35,912	$741	$17,791	$6,185	$6,950	$67,588	$—
Shares issued in connection with reverse merger transaction	2,110,470	2	(2,722)	—	—	—	—	(2,720)	—
Repurchase of 910,000 public warrants for cash	—	—	(449)	—	—	—	—	(449)	—
Net change in noncontrolling interest from the acquisition and disposal of equity in subsidiaries	—	—	—	—	—	—	(141)	(141)	—
Deferred gain from sale of equity in subsidiary	—	—	1,884	—	—	—	—	1,884	—
Other comprehensive income:
Foreign currency translation adjustments	—	—	—	—	—	44	3	47	47
Income tax expense related to items of other comprehensive income	—	—	—	—	—	(1)	—	(1)	(1)
Net income for the six months ended June 30, 2009 (unaudited)	—	—	—	—	5,493	—	1,059	6,552	6,552
Comprehensive income									$6,598
Balance, June 30, 2009 (unaudited)	10,716,720	$11	$34,625	$741	$23,284	$6,228	$7,871	$72,760

The accompanying notes are an integral part of these condensed consolidated statements.

AUTOCHINA INTERNATIONAL LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(in thousands)

	Six Months Ended June 30,
	2009	2008

Cash flow from operating activities:

Net income attributable to shareholders	$5,493	$3,067

Adjustments to reconcile net income attributable to shareholders to net cash provided by (used in) operating activities:
Depreciation and amortization	1,842	1,355
Loss on disposal of property, equipment and leasehold improvements	90	-
Deferred income taxes	(478)	(105)
Equity in earnings of unconsolidated subsidiaries	(37)	(17)
Gain on disposal of equity in subsidiary	-	(2,516)
Accretion of share repurchase obligations	310	-
Noncontrolling interests	1,059	617

Changes in operating assets and liabilities, net of acquisitions and divestitures:
Accounts receivable	1,034	(559)
Net investment in sales-type leases	(49,278)	(19,828)
Inventories	2,431	(26,235)
Deposits for inventories	(13,019)	5,007
Prepaid expense and other current assets	583	427
Floor plan notes payable – manufacturer affiliated	(369)	(189)
Trade notes payable	10,234	17,257
Accounts payable	4,094	9,146
Other payable and accrued liabilities	542	(2,650)
Customers deposits	3,045	(1,488)
Customers deposits, related party	(1,399)	-
Income tax payable	1,249	432
Net cash provided by discontinued operations	-	10,553

Net cash used in operating activities	$(32,574)	$(5,726)

AUTOCHINA INTERNATIONAL LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) - Continued
(in thousands)

	Six Months Ended June 30,
	2009	2008

Cash flow from investing activities:

Business acquisitions, net of cash acquired	$-	$542
Purchase of property, equipment, and leasehold improvements	(2,126)	(6,051)
Proceeds from the sale of property, equipment and leasehold improvements	1,024	68
Cash received from sales of equity in subsidiaries	2,928	-
Cash relinquished upon sale of equity in discontinued subsidiary	-	(5,432)
Increase in note receivable	(769)	-
Increase in restricted cash	(12,524)	(5,361)

Net cash used in investing activities	(11,467)	(16,234)

Cash flow from financing activities:
Floor plan borrowings - non-manufacturer affiliated, net	-	44
Proceeds from borrowings	35,960	2,076
Repayments of borrowings	(18,067)	-
Proceeds from affiliates	4,548	17,801
Proceeds from accounts payable, related party	25,489	-
Notes payable, related parties	-	(12,538)
Capital contributions	-	10,838
Cash acquired in reverse merger	1,697	-
Repurchase of warrants subsequent to closing of reverse merger	(449)	-
Dividends paid to noncontrolling interest	(1,250)	-

Net cash provided by financing activities	47,928	18,221

Effect of foreign currency translation on cash	111	(1)

Net increase (decrease) in cash and cash equivalents	3,998	(3,740)

Cash and cash equivalents, beginning of the period	17,406	12,820

Cash and cash equivalents, end of the period	$21,404	$9,080

Supplemental Disclosure of Cash Flow Information:

Interest paid	$1,572	$1,355
Income taxes paid	$1,617	$1,104

The accompanying notes are an integral part of these condensed consolidated statements.

AUTOCHINA INTERNATIONAL LIMITED AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
Three Months and Six Months Ended June 30, 2009 and 2008
(in thousands except share and per share data)

NOTE 1 - BACKGROUND

AutoChina International Limited (formerly Spring Creek Acquisition Corp.) (the “Company” or “AutoChina”) was incorporated in the Cayman Islands on October 16, 2007 as a “blank check” company formed for the purpose of acquiring, through a merger, stock exchange, asset acquisition or other similar business combination, or control through contractual arrangements, one or more operating business located in the Greater China region, which includes Hong Kong, Macau and Taiwan.

On February 4, 2009, the Company entered into a share exchange agreement with AutoChina Group Inc. (“ACG”) and the selling shareholders party thereto (“Sellers”), which owned 100% of the issued and outstanding equity securities of ACG. On April 9, 2009, the Company acquired all of the outstanding securities of ACG, resulting in AutoChina becoming a wholly-owned subsidiary of the Company (the “Business Combination”). In conjunction with the acquisition, the Company subsequently changed its name to AutoChina International Limited.

AutoChina consists of two primary reportable segments: the commercial vehicle financing segment and the automotive dealership segment. AutoChina is a full-service, integrated retailer of consumer automobiles and related services and provider of commercial vehicle sales and leasing and related services under the “Kaiyuan Auto” brand name. Through its strategically located network of automotive dealerships and commercial vehicle sales and leasing centers located in the People’s Republic of China (the “PRC” or “China”), AutoChina provides one-stop service for the needs of its customers, including retail sales of new and used consumer automobiles, aftermarket parts sales, service and repair facilities, commercial vehicle financing and related administrative services.

The Company’s business is mainly operated by four companies, Hebei Huaan Investment Co., Ltd, Hebei Huiyin Investment Co., Ltd, Hebei Shijie Kaiyuan Logistics Co., Ltd. and Hebei Shijie Kaiyuan Auto Trade Co., Ltd. (collectively referred to as the “Auto Kaiyuan Companies”) which are limited liability corporations established under the laws of the PRC. On November 26, 2008, through the Company’s wholly owned subsidiary, Hebei Chuanglian Trade Co., Ltd., the Company executed a series of contractual arrangements with the Auto Kaiyuan Companies and their shareholder (the “Enterprise Agreements”). Pursuant to the Enterprise Agreements, the Company has exclusive rights to obtain the economic benefits and assume the business risks of the Auto Kaiyuan Companies from their shareholders, and generally has control of the Auto Kaiyuan Companies. The Auto Kaiyuan Companies are considered VIEs and the Company is the primary beneficiary. The Company’s relationships with the Auto Kaiyuan Companies and their shareholder are governed by the Enterprise Agreements between Hebei Chuanglian Trade Co., Ltd. and each of the Auto Kaiyuan Companies, which are the operating companies of the Company in the PRC.

NOTE 2 - BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Financial Statement Preparation and Presentation:

The Business Combination was accounted for as a reverse recapitalization since, immediately following completion of the transaction, the shareholders of ACG immediately prior to the Business Combination had effective control of the Company through (1) their majority shareholder interest in the combined entity, (2) significant representation on the Board of Directors (initially two out of five members), with three other board members being independent of both the Company and ACG, and (3) being named to all of the senior executive positions. For accounting purposes, ACG was deemed to be the accounting acquirer in the transaction and, consequently, the transaction was treated as a recapitalization of ACG (i.e., a capital transaction involving the issuance of stock by the Company for the stock of AutoChina). Accordingly, the combined assets, liabilities and results of operations of ACG became the historical financial statements of the Company at the closing of the transaction, and the Company’s assets (primarily cash and cash equivalents), liabilities and results of operations were consolidated with ACG beginning on the acquisition date. No step-up in basis or intangible assets or goodwill was recorded in this transaction. All direct costs of the transaction were charged to operations in the period that such costs were incurred.

The consolidated financial statements issued following a reverse acquisition are those of the accounting acquirer for all periods required presented, and are retroactively adjusted to reflect the capital structure of the legal parent, the accounting acquiree.  Comparative information presented in those consolidated financial statements is also retroactively adjusted to reflect the capital structure of the legal parent, the accounting acquiree.

Unaudited Interim Financial Information

The accompanying unaudited consolidated financial statements have been prepared by the Company, pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) and generally accepted accounting principles for interim financial reporting. The information furnished herein reflects all adjustments (consisting of normal recurring accruals and adjustments) which are, in the opinion of management, necessary to fairly present the operating results for the respective periods. Certain information and footnote disclosures normally present in annual consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to such rules and regulations. These consolidated financial statements should be read in conjunction with the audited consolidated financial statements and footnotes included in the Company’s filings with the SEC. The results of operations for the three months and six months ended June 30, 2009 are not necessarily indicative of the results to be expected for the full year ending December 31, 2009.

Principles of Consolidation

The condensed consolidated financial statements include the financial statements of the Company, its subsidiaries and variable interest entities (“VIEs”). All significant inter-company balances and transactions have been eliminated in consolidation. All significant inter-company balances and transactions have been eliminated. Investments in non-consolidated subsidiaries, typically representing an ownership interest in the voting stock of the subsidiaries of between 20% and 50%, are stated at cost of acquisition plus the Company’s equity in undistributed net income or proportionate share of net losses since acquisition.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. The most significant estimates and related assumptions include the assessment of the provision for doubtful accounts, the assessment of the impairment of tangible and intangible long-lived assets, the assessment of the valuation allowance on deferred tax assets, and the purchase price allocation on acquisitions. Actual results could differ from these estimates.

Currency Reporting

The Company’s operations in China use the local currency - Renminbi (“RMB”) as its functional currency whereas amounts reported in the accompanying consolidated financial statements and disclosures are stated in U.S. dollars, the reporting currency of the Company, unless stated otherwise. As such, the consolidated balance sheets of the Company have been translated into U.S. dollars at the current rates as of June 30, 2009 and December 31, 2008 and the consolidated statements of operations for the period ended June 30, 2009 and 2008 have been translated into U.S. dollars at the average rates during the periods the transactions were recognized. The resulting translation adjustments are recorded as other comprehensive income in the condensed consolidated statement of equity and comprehensive income and as a separate component of shareholders’ equity.

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, cash equivalents include all highly liquid debt instruments with original maturities of three months or less which are not securing any corporate obligations. As of June 30, 2009 and December 31, 2008, the majority of cash, including restricted cash, was in RMB on deposit in PRC financial institutions under the Company’s PRC subsidiaries. Cash remittance in or out of the PRC are subject to the PRC foreign exchange control regulations pursuant to which PRC government approval is required for the Company to receive funds from or distribute funds outside the PRC.

Cash and cash equivalents as of June 30, 2009 and December 31, 2008 are mainly held by the Company’s VIEs. These cash balances cannot be transferred to the Company by dividend, loan or advance according to existing PRC laws and regulations. However, these cash balances can be utilized by the Company for its normal operations pursuant to the Enterprise Agreements.

Restricted Cash

As of June 30, 2009 and December 31, 2008, the Company was required to maintain a fixed deposit of $53,348 and $40,824, respectively as a condition of borrowing under bank loan agreements.

Accounts Receivable

Accounts receivable, which are unsecured, are stated at the amount the Company expects to collect. The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. The Company evaluates the collectability of its accounts receivable based on a combination of factors, including customer credit-worthiness and historical collection experience. Management reviews the receivable aging and adjusts the allowance based on historical experience, financial condition of the customer and other relevant current economic factors. As of June 30, 2009 and December 31, 2008, a majority of the trade receivable balances were due from governmental agencies which the Company believes are collectible in full and a majority of the accounts receivable related to warranty claims are primarily due from manufacturers. Therefore, management determined no allowance for uncollectible amounts was required.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist principally of accounts receivable from sales of automobiles and investment in sales-type leases. Concentrations of credit risk with respect to accounts receivables are reduced because a large number of diverse customers make up the Company’s customer base, thus spreading the trade credit risk.

Inventories

Inventories are stated at the lower of cost or market. The Company uses the specific identification method to value automobile inventories and the first-in, first-out method (“FIFO”) to account for parts inventories. A reserve of specific inventory units and parts inventories is maintained where the cost exceeds the estimated fair value.

Deposits for Inventories

Deposits for inventories are cash advances made to automobile manufacturers for down payments for automobile purchases.

Investment in Unconsolidated Subsidiaries

Investment in unconsolidated subsidiaries is accounted for under the equity method, under which the amount of the investment is recorded at cost, with adjustments to recognize the Company’s share of the earnings or losses of the unconsolidated subsidiaries from the date of acquisition. The amount recorded in income is adjusted to eliminate intercompany gains and losses, and to amortize, if appropriate, any difference between the Company’s cost and the underlying equity in net assets of the affiliate at the date of investment. The investment amount is also adjusted to reflect the Company's share of changes in the unconsolidated subsidiaries' capital. Dividends received from the unconsolidated subsidiaries reduce the carrying amount of the investment.

Property, Equipment and Leasehold Improvements

Property and equipment are recorded at cost and depreciated using the straight-line method over their estimated useful lives. All depreciation is included in operating expenses on the accompanying consolidated statements of operations. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the useful life of the related asset.

The estimated service lives of property, equipment and leasehold improvements are as follows:

Useful life
Land use rights	50 years
Buildings and improvements	20 years
Machinery and equipment	10 years
Furniture and fixtures	5 - 10 years
Company automobiles	3 - 5 years

Expenditures for major additions or improvements that extend the useful lives of assets are capitalized. Minor replacements, maintenance and repairs that do not improve or extend the lives of such assets are expensed as incurred. The Company determined that there was no impairment of property, equipment and improvements as of June 30, 2009 and December 31, 2008.

Goodwill

Goodwill is the excess of cost over the fair value of tangible and identified intangible assets acquired in business acquisitions.

The following is a summary of the changes in the carrying amount of goodwill during the period ended June 30, 2009 and December 31, 2008:

Balance — January 1, 2008	$170
Additions	780
Dispositions	(22)
Foreign currency translation	13
Balance —December 31, 2008 and June 30, 2009 (unaudited)	$941

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets”, goodwill should be tested for impairment annually or more frequently when events or circumstances indicate that impairment may have occurred. The Company completed an impairment test of goodwill as of December 31, 2008. The goodwill test included determining the fair value of the reporting unit and comparing it to the carrying value of the net assets allocated to the reporting unit. The Company determined that there was no impairment of goodwill as of December 31, 2008.

Vendor Program

Incentive arrangements such as volume incentive rebates or other vendor programs are accounted for in accordance with the Emerging Issues Task Force (“EITF”) Issue No. 02-16, “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor” and EITF Issue No. 03- 10, “Application of Issue No. 02-16 by Resellers to Sales Incentives Offered to Consumers by Manufacturers”. Volume incentive rebates are consideration received from the automotive manufacturers when purchases or sell-through targets are attained or exceeded within a specific time period. The amount of rebates earned in any financial reporting period is recorded as an increase of deposits paid. This same amount is recorded as a reduction of inventory cost or a reduction of cost of sales for those items already sold. Volume rebates to date have been determined based on actual negotiated volume discounts. When there is uncertainty regarding the use of these rebates, the amounts are reserved accordingly. For the six months ended June 30, 2009 and 2008, the incentive rebates totaled approximately $13,659 and $5,672, respectively.

Fair Value of Financial Instruments

Financial instruments consist primarily of cash, accounts receivable, lease receivables, accounts payable, floor plans notes payable, notes payable and trade notes payable. The carrying amounts of these items at June 30, 2009 and December 31, 2008 approximated their fair values because of the short maturity of these instruments or existence of variable interest rates, which reflect current market rates.

Comprehensive Income

SFAS No. 130, “Reporting Comprehensive Income”, establishes standards for the reporting and display of comprehensive income and its components in the financial statements. For all periods presented, other comprehensive income consisted solely of foreign currency translation adjustments.

Commitments and Contingencies

Liabilities for loss contingencies arising from claim assessments and litigation and other sources are recorded when it is probable that a liability has been incurred and the amount of assessment can be determined. In the opinion of management, after consultation with legal counsel, there are no claims assessments or litigation pending against the Company.

Revenue Recognition

Revenues from sale of new automobiles and commercial vehicles are recognized upon delivery, passage of risk and benefit, and signing of the sales contract. Revenue from the sale of parts, service and collision repair is recognized upon delivery of parts to the customer or at the time automobile service or repair work is completed.

Revenue from financing service is recognized as interest income by using the interest method. Certain origination costs on receivables are deferred and amortized, using the interest method, over the term of the related receivable as a reduction in financing revenue. The interest on receivables is discontinued at the time a receivable is determined to be uncollectible.

The Company also receives commissions from insurance institutions for referring its customers to buy auto insurance. Commission income is recorded when the referral transactions are closed. Value Added Taxes represent amounts collected on behalf of specific regulatory agencies that require remittance by a specified date. These amounts are collected at the time of sales and are detailed on invoices provided to customers. In compliance with the Emerging Issues Task Force consensus on EITF Issue No. 06-03, the Company accounts for value added taxes on a net basis.

Cost of Sales

For new automobile and commercial vehicle sales, cost of sales consists primarily of the Company’s actual purchase price, less manufacturer’s incentives. For the sales of parts and accessories, cost of sales consists primarily of the actual purchase price. For service and body shop operations, technician labor cost is the primary component of cost of sales.

Advertising

The Company expenses advertising costs as incurred, net of certain advertising credits and other discounts. Advertising expenses from continuing operations totaled approximately $413, $422, $825 and $843 for the three months and six months ended June 30, 2009 and 2008, respectively, and are included in selling and marketing expense in the accompanying condensed consolidated statements of income.

Income Taxes

The Company adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109” (“FIN 48”), on January 1, 2007. The Company did not have any material unrecognized tax benefits and there was no effect on its financial condition or results of operations as a result of implementing FIN 48.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carry forwards, and liabilities are measured using enacted tax rates in the applicable tax jurisdiction expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period that includes the enactment date. Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics. Realization of the deferred tax asset is dependent on generating sufficient taxable income in future years.

Segment Reporting

SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”, established standards for reporting information about operating segments in financial statements. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and assessing performance. The Company’s total assets and results of operations have been considered to be comprised of two reportable segments: automotive retailing and commercial vehicles sales/leasing. All of the Company’s sales are generated in the PRC and substantially all of the Company’s assets are located in the PRC.

Earnings Per Share

The Company computes earnings per share (“EPS”) in accordance with SFAS No. 128, “Earnings per Share” and SEC Staff Accounting Bulletin No. 98 (“SAB 98”). SFAS No. 128 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as the income available to ordinary shareholders divided by the weighted average ordinary shares outstanding for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential ordinary shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential ordinary shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

The calculation of earnings per share for the three months and six months ended June 30, 2009 and 2008 reflects the retroactive restatement of the Company’s shareholders’ equity to account for the effect of the reverse merger.

At June 30, 2009, potentially dilutive securities consisted of outstanding warrants and options to acquire an aggregate of 5,072,108 ordinary shares, as follows:

Insider warrants	1,430,000
Public warrants	2,742,108
Underwriters’ unit purchase option	900,000
Total	5,072,108

The Insider warrants and Public warrants are included for the computation of diluted EPS for the three months and six months ended June 30, 2009. However, the Underwriters’ unit purchase option is excluded from the computation since the effect of exercising it is anti-dilutive.

Share-Based Payments

The Company accounts for share-based payments pursuant to SFAS No. 123R, “Share-Based Payment”. SFAS No. 123R requires all share-based payments, including grants of employee stock options to employees, to be recognized in the financial statements based on their fair values. The Company adopted SFAS No. 123R on October 16, 2007 (inception). The Company expects that SFAS No. 123R could have a material impact on the Company’s financial statements to the extent that the Company grants stock-based compensation in future periods. As of June 30, 2009, the Company had not granted any stock options.

Put and Call Agreements

In conjunction with the acquisition of ACG by the Company, effective April 9, 2009, the Company entered into price protective agreements with various investors in the form of puts and calls options (the “Put and Call Agreements”).
Pursuant to the agreements, AutoChina agreed to be obligated to purchase (the “Put Option”) from the shareholders, and the shareholders have agreed to be obligated to sell (the “Call Option”) any or all of the shares owned by the shareholder at the option price during the two week period commencing on the six month anniversary of the date of the Put and Call Agreements.

The Put Option provides that the shareholder can require the Company to buy from the shareholder any or all of the shares owned by the shareholder at the option price during the two week period commencing on the six month anniversary of the date of the Put and Call Agreement.  The Call Option provides that the Company can require the shareholder to sell to the Company any or all of the shares owned by the shareholder at the option price until the last date on which the Put Option may be exercised; provided, however, that the Company cannot exercise the Call Option if the market price of the Company’s ordinary shares on the applicable date exceeds the option price.

The Company considered that the Put Option under the Put and Call Agreements causes the related ordinary shares to be considered as “non-permanent” equity, since such shares are mandatorily redeemable equity securities and the redemption of such securities for cash is outside the control of the Company.  It is governed by the guidance contained in SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”, and Securities and Exchange Commission Topic D-98, “Classification and Measurement of Redeemable Securities” (“Topic D-98”).

These securities are required to be recorded initially at fair value at the date of issuance and are recorded outside of shareholders’ equity, generally as liabilities.  Accordingly, such amounts are being recorded as a reduction to additional paid-in capital and as a current liability.

Fair value was determined to be the stock price at the close of business on April 8, 2009 of $7.87 per share.  The difference between the initial fair value of $7.87 per share and the cash redemption value (i.e., the amount of the Option strike prices, which ranges from $8.50 per share to $9.05 per share) is being accreted from the date of each respective agreement to the earliest redemption date, using the interest method, and are being charged to operations as interest expense.

The shares subject to the Put Options are excluded from the calculation of basic and diluted earnings per share.

Acquisition-Related Costs

Acquisition-related costs consist principally of legal fees, accounting fees, consulting and advisory fees, and other outside costs that were incurred by the Company that were related to the business combination. As a result of the adoption of SFAS No. 141(R) effective January 1, 2009, as well as the completion of the reverse acquisition transaction completed on April 9, 2009, such costs were charged to operations as incurred. Acquisition-related costs were $287 and $295 during the three months and six months ended June 30, 2009, respectively.

Contingencies

In the normal course of business, the Company is subject to contingencies, including legal proceedings and claims arising out of the business that relate to a wide range of matters, including among others, product liability. The Company recognizes a liability for such contingency if it determines it is probable that a loss has occurred and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments including past history and the specifics of each matter. As the Company has not become aware of any product liability claim since operations commenced, the Company has not recognized a liability for any product liability claims.

Recently Adopted Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements”, which establishes a framework for measuring fair value in accordance with generally accepted accounting principles, clarifies the definition of fair value within that framework and expands disclosures about fair value measurements. SFAS No. 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value, except for the measurement of share-based payments. The Company adopted SFAS No. 157 on January 1, 2008.  However, since the issuance of SFAS No. 157, the FASB has issued several FASB Staff Positions (FSPs) to clarify the application of SFAS No. 157.  In February 2008, the FASB released FSP No. 157-2, “Effective Date of FASB Statement No. 157”, which delayed the effective date of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually).  In October 2008, the FASB issued FSP No. 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active”, which clarifies the application of SFAS No. 157 in a market that is not active and provides guidance in key considerations in determining the fair value of a financial asset when the market for that financial asset is not active.  FSPs apply to financial assets within the scope of accounting pronouncements that require or permit fair value measurements in accordance with SFAS No. 157.  In April 2009, the FASB issued FSP No. 157-4, “Determining the Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly”, which provides additional guidance for estimating fair value in accordance with SFAS No. 157, when the volume and level of activity for the asset or liability have significantly decreased.  FSP No. 157-4 also provides guidance on identifying circumstances that indicate a transaction is not orderly.  The Company adopted FSP No. 157-4 on June 30, 2009. The adoption of SFAS No. 157 and the related FSPs did not have any impact on the Company’s financial statement presentation or disclosures.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”, which provides companies with an option to report selected financial assets and liabilities at fair value. SFAS No. 159’s objective is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. Generally accepted accounting principles have required different measurement attributes for different assets and liabilities that can create artificial volatility in earnings. SFAS No. 159 helps to mitigate this type of accounting-induced volatility by enabling companies to report related assets and liabilities at fair value, which would likely reduce the need for companies to comply with detailed rules for hedge accounting. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 requires companies to provide additional information that will help investors and other users of financial statements to more easily understand the effect of the Company’s choice to use fair value on its earnings. SFAS No. 159 also requires companies to display the fair value of those assets and liabilities for which the Company has chosen to use fair value on the face of the balance sheet. SFAS No. 159 does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in SFAS No. 157 and SFAS No. 107.  The Company adopted SFAS No. 159 on January 1, 2008, but did not elect the fair value option for any financial assets or liabilities. The adoption of SFAS No. 159 did not have any impact on the Company’s condensed consolidated financial statement presentation or disclosures.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations”, which requires an acquirer to recognize in its financial statements as of the acquisition date (i) the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree, measured at their fair values on the acquisition date, and (ii) goodwill as the excess of the consideration transferred plus the fair value of any non-controlling interest in the acquiree at the acquisition date over the fair values of the identifiable net assets acquired. Acquisition-related costs, which are the costs an acquirer incurs to effect a business combination, are to be accounted for as expenses in the periods in which the costs are incurred and the services are received, except that costs to issue debt or equity securities will be recognized in accordance with other applicable GAAP. SFAS No. 141(R) made significant amendments to other Statement of Financial Accounting Standards and other authoritative guidance to provide additional guidance or to conform the guidance in that literature to that provided in SFAS No. 141(R). SFAS No. 141(R) also provided guidance as to what information is to be disclosed to enable users of financial statements to evaluate the nature and financial effects of a business combination. SFAS No. 141(R) is effective for financial statements issued for fiscal years beginning on or after December 15, 2008. The Company adopted SFAS No. 141(R) on January 1, 2009. The adoption of SFAS No. 141(R) affected how the Company accounted for the acquisition of ACG.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51”, which requires that ownership interests in subsidiaries held by parties other than the parent, and the amount of consolidated net income, be clearly identified, labeled and presented in the consolidated financial statements. SFAS No. 160 also requires that once a subsidiary is deconsolidated, any retained non-controlling equity investment in the former subsidiary be initially measured at fair value. Sufficient disclosures are required to clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. SFAS No. 160 amends FASB No. 128 to provide that the calculation of earnings per share amounts in the consolidated financial statements will continue to be based on the amounts attributable to the parent. This statement also includes expanded disclosure requirements regarding the interests of the parent and its non-controlling interest. SFAS No. 160 is effective for financial statements issued for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008, and requires retrospective adoption of the presentation and disclosure requirements for existing minority interests. All other requirements are applied prospectively. The Company adopted SFAS No. 160 on January 1, 2009. The adoption of SFAS No. 160 affected how the Company accounts for its noncontrolling interests.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133”. SFAS No. 161 amends and expands the disclosure requirements of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”. The objective of SFAS No. 161 is to provide users of financial statements with an enhanced understanding of how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations, and how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS No. 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. SFAS No. 161 applies to all derivative financial instruments, including bifurcated derivative instruments (and non-derivative instruments that are designed and qualify as hedging instruments pursuant to paragraphs 37 and 42 of SFAS No. 133) and related hedged items accounted for under SFAS No. 133 and its related interpretations. SFAS No. 161 also amends certain provisions of SFAS No. 133. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. SFAS No. 161 encourages, but does not require, comparative disclosures for earlier periods at initial adoption. The Company adopted SFAS No. 161 on January 1, 2009. The adoption of SFAS No. 161 did not have any impact on the Company’s condensed consolidated financial statement presentation or disclosures.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events”.  SFAS No. 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued.  SFAS No. 165 also sets forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. SFAS No. 165 is effective for interim or annual financial periods ending after June 15, 2009, and shall be applied prospectively.  The Company adopted SFAS No. 165 on June 30, 2009.  Accordingly, subsequent events have been evaluated through September 29, 2009.

In June 2008, the FASB ratified EITF Issue No. 07-05, “Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock” (“EITF 07-05”). EITF 07-05 mandates a two-step process for evaluating whether an equity-linked financial instrument or embedded feature is indexed to the entity’s own stock. Warrants that a company issues that contain a strike price adjustment feature, upon the adoption of EITF 07-05, results in the   instruments no longer being considered indexed to the company’s own stock. Accordingly, adoption of EITF 07-05 will change the current classification (from equity to liability) and the related accounting for such warrants outstanding at that date. EITF 07-05 is effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The Company adopted EITF 07-05 on January 1, 2009. The adoption of EITF 07-05 did not have any impact on the Company’s condensed consolidated financial statement presentation or disclosures.

In April 2009, the FASB issued FSP 107-1, “Interim Disclosures about Fair Value of Financial Instruments”, which requires disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. FSP 107-1 also amends APB Opinion No. 28, “Interim Financial Reporting”, to require those disclosures in summarized financial information at interim reporting. FSP 107-1 is effective for interim reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The Company adopted FSP 107-1 on June 30, 2009.  The adoption of FSP 107-1 did not have any impact on the Company’s consolidated financial statement presentation or disclosures.

Recently Issued Accounting Pronouncements

In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets – an amendment of FASB Statement No. 140”.  SFAS No. 166 removes the concept of a qualifying special-purpose entity from SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities – a replacement of FASB Statement No. 125” (“SFAS No. 140”).  SFAS No. 166 eliminates (1) the exceptions for qualifying special-purpose entities from the consolidation guidance and (2) the exception that permitted sale accounting for certain mortgage securitizations when a transferor has not surrendered control over the transferred financial assets.  SFAS No. 166 also clarifies the requirements for isolation and limitations on portions of financial assets that are eligible for sale accounting.  SFAS No. 166 requires that enhanced information be provided to financial statement users to provide greater transparency about transfers of financial assets and a transferor’s continuing involvement, if any, with transferred financial assets, and enhanced disclosures about the risks that a transferor continues to be exposed to because of its continuing involvement in transferred financial assets.  SFAS No. 166 also clarifies and improves certain provisions in SFAS No. 140 that have resulted in inconsistencies in the application of the principles on which SFAS No. 140 is based.  SFAS No. 166 is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter.  Earlier application is prohibited.  The Company expects to adopt SFAS No 166 on January 1, 2010.  The Company has not determined the impact, if any, on the Company’s consolidated financial statement presentation or disclosures.

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)”.  SFAS No. 167 amends certain requirements of FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities” (“Interpretation No. 46(R)”).  SFAS No. 167 retains the scope of Interpretation No. 46(R) with the addition of entities previously considered qualifying special-purpose entities, as the concept of these entities was eliminated in SFAS No. 166, “Accounting for Transfers of Financial Assets – an amendment of FASB Statement No. 140”.  SFAS No. 167 amends Interpretation No. 46(R) to replace the quantitative-based risks and rewards calculation for determining which enterprise, if any, has a controlling financial interest in a variable interest entity with an approach focused on identifying which enterprise has the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and (1) the obligation to absorb losses of the entity or (2) the right to receive benefits from the entity.  SFAS No. 167 requires an additional reconsideration event when determining whether an entity is a variable interest entity when any changes in facts and circumstances occur such that the holders of the equity instrument at risk, as a group, lose the power from voting rights or similar rights of those investments to direct the activities of the entity that most significantly impact the entity’s economic performance.  SFAS No. 167 also requires ongoing assessments of whether an enterprise is the primary beneficiary of a variable interest entity.  SFAS No. 167 amends Interpretation No. 46(R) to require additional disclosures about an enterprise’s involvement in variable interest entities.  SFAS No. 167 is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009.  Earlier adoption is prohibited.  The Company expects to adopt SFAS No. 167 on January 1, 2010.  The Company has not determined the impact, if any, on the Company’s consolidated financial statement presentation or disclosures.

In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles – a replacement of FASB Statement No. 162”.  SFAS No.168 establishes the “FASB Accounting Standards Codification” (“Codification”), which will become the source of authoritative generally accepted accounting principles (“GAAP”) to be recognized by the FASB and to be applied by nongovernmental entities.  Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants.  The Codification will supersede all then-existing non-SEC accounting and reporting standards. All other non-SEC accounting literature which is not grandfathered or not included in the Codification will no longer be authoritative. Once the Codification is in effect, all of its content will carry the same level of authority.  SFAS No. 168 is effective for financial statements issued for interim or annual reporting periods ending after September 15, 2009.  The Company expects to adopt SFAS No. 168 on September 30, 2009.

Management does not believe that any other recently issued, but not yet effective, accounting standards or pronouncements, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

NOTE 3 - INVESTMENTS IN UNCONSOLIDATED SUBSIDIARIES

The Company’s investments in the following entities are accounted for on the equity method:

	Percentage owned at
	June 30,	December 31,
	2009	2008
	(unaudited)

Hebei Junda Auto Sales & Service Co., Ltd	<A>	<A>
Tian Mei Insurance Agency Co., Ltd	<B>	<B>
Cangzhou Hengyuan Auto Sales & Service Co., Ltd	30%	30%

<A>	The investment in the company was disposed in June 2008 for a sales price of $432.

<B>
During the periods presented, the Company acquired a majority equity interest in this entity and the incremental acquired ownership has been accounted for using the purchase method of accounting. A summary of acquisitions is listed in Note 4.

All of these operations, except Tian Mei Insurance Agency Co., Ltd., which is an insurance agency, are engaged in the sale and servicing of automobiles. The Company’s investment in unconsolidated subsidiaries accounted for under the equity method and cost method amounted to $266 and $229 as of June 30, 2009 (unaudited) and December 31, 2008, respectively.

NOTE 4 - BUSINESS ACQUISITIONS

During the six months ended June 30, 2009, the Company did not conduct any business acquisitions. It paid cash of approximately $2,992 during the year ended December 31, 2008 to acquire various automotive retail franchises and related assets.  The following is a summary of entities acquired and the respective equity interests acquired during the periods presented:

	Total % of Equity	Six Months ended June 30, 2009		Year ended December 31, 2008		Total % of
	Interest as of June 30, 2009	% of Equity Acquired (Disposed)	Acquisition Price	% of Equity Acquired	Acquisition Price	Equity Interest Prior 2008

Entities
Baoding Tianhua Auto Trade Co., Ltd	100%	-	$-	-	$-	100%
Hebei Meifeng Auto Sales and Service Co., Ltd	100%	-	-	-	-	100%
Hebei Shenkang Auto Trade Co., Ltd	100%	-	-	-	-	100%
Yuhua Fengtian Auto Sales and Service Co., Ltd	70%	(30)%	-	-	-	100%
Hebei Shengmei Auto Trade Co., Ltd	96%	-	-	-	-	96%
Hebei Shenwen Auto Trade Co., Ltd	95%	-	-	-	-	95%
Guangdehang Auto Trade Co., Ltd	<A>	-	-	-	-	88%
Hebei Liantuo Auto Trade Co., Ltd	90%	-	-	10%	834	80%
Xinghua Fengtian Auto Trade Co., Ltd	<B>	-	-	-	-	79%
Cangzhou Yicang Auto Sales and Service Co., Ltd	55%	-	-	-	-	55%
Hebei Junda Auto Trade Co., Ltd	50%	-	-	-	-	50%
Tian Mei Insurance Agency Co., Ltd	100%	-	-	51%	37	49%
Hebei Yitong Auto Trade Co., Ltd	60%	-	-	55%	1,975	5%
Hebei Shengjie Auto Trade Co., Ltd	   	-	-	-	-	100%
Baoding Tianhong Auto Sales & Service Co., Ltd	<D>	-	-	-	-	20%
Shijiazhuang Yiyuan Sales & Service Co., Ltd	<D>	-	-	-	-	25%
Baoding Tianfu Sales & Service Co., Ltd	<D>	-	-	-	-	35%
Hebei Shengda Auto Trading Co., Ltd	80%	-	-	10%	146	70%
Total			$-		$2,992

<A>	All of the acquired equity interest was disposed in March 2008 for an aggregate sales price of $1,267; and the transactions were classified as discontinued operations (see Note 5)

<B>	12% of equity interest was disposed in 2007 for a total consideration of $140.

   	All of the acquired equity interest was disposed in November 2007 for an aggregate sales price of $1,314; and the transactions were classified as discontinued operations.

<D>	All of the acquired equity interest was disposed and the gain (loss) on disposal was recorded as other income (loss) in the consolidated statement of income.

The acquisitions were made to increase the asset portfolio to meet growing market demand. They were accounted for using the purchase method of accounting in the periods when the Company acquired a majority of the voting rights (i.e., over 50% of the equity interest) of the entities whereby the total purchase price was allocated to tangible and intangible assets acquired based on estimated fair market values, with the remainder classified as goodwill. Net tangible assets were valued at their respective fair values. Acquisitions of less than 50% and more than 20% equity interest are accounted for using the equity method (Note 3). The cost method is used for an equity interest of less than 20%.

NOTE 5 - DISCONTINUED OPERATIONS

On March 27, 2008, an 88% interest in Guangdehang Auto Trade Co., Ltd. was sold to an unrelated entity for an aggregate sales price of approximately $1,267. On December 10, 2008, a 100% interest of Tangshan Boan Auto Trade Co., Ltd. was sold to an unrelated entity for an aggregate sales price of approximately $720. Generally, the sale of an automobile dealership is completed within 60 to 90 days after the date a sales agreement is executed. The operations of the disposed automotive dealers has been segregated and reported as discontinued operations for all the periods presented in the Company’s consolidated statement of income presented herein .The results of discontinued operations are as follows:

	Six months ended June 30,
	2009	2008
	(unaudited)	(unaudited)

Revenues	$-	$3,423
Income (loss) from discontinued operations, net of tax	-	(151)
Gain on disposal of discontinued operations	-	52

The assets and liabilities of these businesses have been classified as discontinued operations in the condensed consolidated balance sheets presented herein.  The assets and liabilities associated with discontinued operations were prior to June 30, 2009 (unaudited) and December 31, 2008.

NOTE 6 - ACCOUNTS RECEIVABLE

A summary of accounts receivable is as follows:

	June 30,	December 31,
	2009	2008
	(unaudited)

Trade accounts receivable from sales of automobiles	$3,238	$4,014
Contracts-in-transit	-	43
Warranty receivable	-	215

Total	$3,238	$4,272

Contracts-in-transit represent receivables from unrelated finance companies for the portion of the automobiles purchase price financed by customers. These contracts-in-transit are normally collected within the first week following the sale of the related automobiles but not usually longer than 30 days.

The Company performs warranty service work for automobiles sold under a limited warranty provided by manufacturers. The cost of warranty work is reimbursed by the applicable manufacturer at retail consumer rates.

NOTE 7 - INVENTORIES

A summary of inventories is as follows:
	June 30,	December 31,
	2009	2008
	(unaudited)

New automobiles	$29,604	$31,068
Commercial vehicles	245	1,232
Parts and accessories	3,368	4,839
Others	1,815	324

Total	$35,032	$37,463

NOTE 8 - PREPAID EXPENSES AND OTHER CURRENT ASSETS

A summary of prepaid expenses and other current assets is as follows:
	June 30,	December 31,
	2009	2008
	(unaudited)

Short term advances	$1,531	$525
Temporary advances to staff	248	126
Bid bonds and deposit for new dealership	62	1,259
Prepaid rental for land	574	387
Prepaid other taxes	1,300	2,522
Other	1,240	655

Total	$4,955	$5,474

Short-term advances are advances made to third parties. They are interests-free, unsecured and repayable on demand.

NOTE 9 - NET INVESTMENT IN SALES-TYPE LEASES

The following lists the components of the net investment in sales-type leases:
	June 30,	December 31,
	2009	2008
	(unaudited)

Minimum lease payments receivable	$82,065	$26,409
Less: unearned interest income	(9,428)	(3,050)

Net investment in sales-type leases	72,637	23,359
Less: Current maturities of net investment in
sales-type leases	(43,907)	(14,867)

Net investment in sales-type leases, net
of current maturities	$28,730	$8,492

Net investment in sales-type leases arises from the sales of commercial vehicles, under which the Company has entered into monthly installment arrangements with the customers for approximately 2 years. The legal titles of the commercial vehicles are not transferred to the customer until the outstanding lease payments are fully settled. The operations of this business commenced in March 2008.   The aggregate effective interest rate on sales-type leases is approximately 15.6% per annum.

At June 30, 2009, future minimum lease payments are as follows:

Year Ending December 31,
2009 (six months)	$19,636
2010	37,514
2011	15,487
Total	$72,637

NOTE 10 - PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS, NET

A summary of property, equipment and leasehold improvements is as follows:
	June 30,	December 31,
	2009	2008
	(unaudited)

Land use rights	$3,088	$2,554
Buildings and leasehold improvements	15,579	13,927
Furniture and fixtures	3,376	3,123
Machinery and equipment	4,543	4,448
Company automobiles	7,811	7,579
Construction-in-progress	-	16
Total	34,397	31,647

Less: accumulated depreciation and amortization	5,856	4,740
Property, equipment and leasehold
improvements, net	$28,541	$26,907

Depreciation and amortization expense was approximately $847, $685, $1,842 and $1,355 for the three months and six months ended June 30, 2009 and 2008, respectively. Construction-in-progress represented the cost of construction work of automotive dealerships which had not yet been completed as of the last day of each reporting period. No depreciation expense is recorded for the construction-in-progress until the assets are placed in service.

NOTE 11 - OTHER PAYABLES AND ACCRUED LIABILITIES

Other payables and accrued liabilities consist of the following:
	June 30,	December 31,
	2009	2008
	(unaudited)

Short-term advances	$2,647	$529
Deposits received	1,417	1,430
Amounts due to construction-in-progress contractors	51	368
Accrued expenses	529	186
Salary payable	502	311
Dividend payable	212	292
Other current liabilities	3,509	2,073

Total	$8,867	$5,189

Dividend payable represents the amount due to the minority shareholders of the Company’s VIEs, which is non-interest bearing, unsecured and will be paid in 2009. Deposits received represented security deposits received from staff, retention fee for constructors and customer deposits. Other current liabilities mainly include payables to office equipment suppliers.

NOTE 12 - FLOOR PLAN NOTES PAYABLE

The Company entered into committed facility lines with several financial institutions affiliated with automobile manufacturers to finance substantially all new automobile inventory purchases. As of June 30, 2009 and December 31, 2008, the committed facility lines provided for a maximum borrowing capacity of up to approximately $18,154 and $23,630, respectively, for purchases of new automobiles from the automobile manufacturers. These committed facility lines usually have a term of one year with options of extension.

The Company also has financing under floor plan arrangements for a term in a range of 180 days to one year with various lenders not affiliated with manufacturers.

Both of the committed facility lines and floor plan arrangements are collateralized by the inventory purchased and/or guaranteed by certain assets owned by affiliates and are required to be repaid upon the sale of the automobiles that have been financed when the sale proceeds are collected by the Company. Interest rates under the committed facility lines and the floor plan arrangements are charged at the bank’s prime rate and payable on a monthly basis. The floor plan borrowings bear interest at rates in the range of 6.64% to 9.36% as of June 30, 2009. However, certain floor plan notes payable-manufacturer affiliated were interest free in the event the note is repaid in 60-90 days.

The Company considers committed facility lines to a party that is affiliated with auto manufacturers from which the Company purchased new automobile inventory to be “Floor plan notes payable-manufacturer affiliated” and all other floor plan notes payable to be “Floor plan notes payable - non-manufacturer affiliated”.

NOTE 13 - NOTES PAYABLE

Notes payable represent loans from financial institutions that were used for working capital and capital expenditures purposes. The notes bear interest at rates in the range of 6.64% to 7.97% as of June 30, 2009 and have a term within one year.

	June 30,	December 31,
	2009	2008
	(unaudited)

Note payable - bank	$21,082	$3,628
Note payable - manufacturer affiliated	732	293

Total	$21,814	$3,921

NOTE 14 - NOTE PAYABLE TO EARLYBIRD CAPITAL

In conjunction with the closing of the Business Combination, the Company was obligated to pay EarlyBird Capital, Inc. deferred underwriting fees of $1,449, which had been previously accrued, and an additional investment advisory fee of $180, which was charged to operations at closing, for an aggregate amount of $1,629. The Company paid $1,200 of such fees in cash at closing, and issued a short-term promissory note for the remaining $429. The promissory note is non-interest bearing and due on October 9, 2009. In connection with the promissory note, the Company entered into an escrow agreement, dated April 9, 2009, with the shareholders, Honest Best Int’l Limited, the sole shareholder of ACG prior to the Business Combination, and Loeb & Loeb LLP, as the escrow agent, pursuant to which the escrow agent will hold 446,250 ordinary shares of the Company issued to Honest Best Int’l Ltd. in connection with the Business Combination, to secure payment of the promissory note.  The note was paid in full during August 2009.

NOTE 15 - TRADE NOTES PAYABLE

Trade notes payable are presented to certain automotive manufacturers of the Company as a payment against the outstanding trade payables. These notes payable are bank guarantee promissory notes which are non-interest bearing and generally mature within six months. The outstanding bank guarantee promissory notes are secured by restricted cash deposited in banks and automobile inventories.

NOTE 16 - SALE OF INVESTMENT IN AUTOMOTIVE DEALERS

During 2008 and the six months ended June 30, 2009, the Company sold investments in certain non-consolidated subsidiaries. The results of operations of the non-consolidated subsidiaries have been included in the consolidated financial statements through the date of disposal. The following table summarizes the investment in the non-consolidated subsidiaries as of the date of sale and the gain on disposal:

Hebei Junda Auto Trading Co., Ltd
Disposal Date	June 2008

Current assets	$1,613
Property, equipment and improvement, net	671
Total assets	2,284

Total liabilities	1,518

Net assets	766

% of equity interest disposed	50%
Investment in entities	378
Consideration	430

Gain on sales	$52

NOTE 17 - INCOME TAXES

Cayman Islands:  Under the current tax laws of the Cayman Islands, the Company and its subsidiaries are not subject to tax on their income or capital gains.

Hong Kong :  The Company’s subsidiary in Hong Kong did not have assessable profits that were derived from Hong Kong during the three months and six months ended June 30, 2009 and 2008. Therefore, no Hong Kong profit tax has been provided for in the periods presented.

China:  Effective January 1, 2008, the National People’s Congress of China enacted a new PRC Enterprise Income Tax Law, under which foreign invested enterprises and domestic companies would be subject to enterprise income tax at a uniform rate of 25%.

The income tax provision (benefit) in the consolidated statements of income is as follows:

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Current	$1,529	$427	$1,971	$1,221
Deferred	326	(166)	568	(156)

Total	$1,855	$261	$2,539	$1,065

The tax effects of temporary differences representing deferred income tax assets (liabilities) result principally from the following:

	June 30,	December 31,
	2009	2008
	(unaudited)
Current
Deferred income tax assets:
Deferred expenses	$66	$86
Tax loss carry forward	2,000	934

Total deferred income tax assets - current	$2,066	$1,020

	June 30,	December 31,
	2009	2008
	(unaudited)
Non-current
Deferred income tax assets:
Depreciation	$230	$230
Appraisal of assets acquired	109	112
Total deferred income tax assets – non-current	339	342

Deferred income tax liabilities:
Appraisal of assets acquired	255	273
Deferred income	1,057	474
Total deferred income tax liabilities – non-current	1,312	747

Net deferred income tax (liabilities)
assets – non-current	$(973)	$(405)

At June 30, 2009, the Company had $5,015 of taxable loss carry forwards that expire through December 31, 2013.

The difference between the effective income tax rate and the expected statutory rate was as follows:

	Six months ended June 30,
	2009	2008
	(unaudited)	(unaudited)

Statutory rate	25.0%	25.0%
Non-taxable income	(2.3)	(4.3)
Tax effect of tax losses recognized (utilized)	11.7	3.1
Tax effect of unrecognized temporary differences	(6.5)	(2.1)

Effective tax rate	27.9%	21.7%

On January 1, 2007, the Company adopted the provisions of FIN 48. FIN 48 requires companies to determine whether it is more likely than not that a tax position will be sustained upon examination by the appropriate taxing authorities before any part of the benefit can be recorded in the financial statements.

Management has performed an analysis of its tax positions, in accordance with FIN 48, and has determined that the Company has no material uncertain tax positions that are more-likely than-not of being sustained for the full amount claimed, or to be claimed, on its applicable tax returns for the periods present.

NOTE 18 – ORDINARY SHARES AND PREFERRED SHARES

The Company is authorized to issue 50,000,000 ordinary shares with a par value $0.001 per share.

The Company is authorized to issue 1,000,000 shares of preferred stock with a par value $0.001 per share, with such designations, voting and other rights and preferences, as may be determined from time to time by the Company’s board of directors. As of June 30, 2009, the Company had not issue any preferred shares.

NOTE 19 – PRIVATE PLACEMENT AND INITIAL PUBLIC OFFERING

On October 16, 2007, the Company’s Initial Stockholders subscribed to 1,293,750 shares of ordinary share for a total of $25,000.

On February 27, 2008, the Company completed a private placement of 1,430,000 warrants (the “Private Placement Warrants”) to James Cheng-Jee Sha, AutoChina’s former Chief Executive Officer and Chairman and current director, Diana Chia-Huei Liu, AutoChina’s former President and current director, William Tsu-Cheng Yu, AutoChina’s former Chief Financial Officer and director, Jimmy (Jim) Yee-Ming Wu, AutoChina’s former Chief Operating Officer and Director and Gary Han Ming Chang, AutoChina’s former Special Advisor, collectively referred to as the founding shareholders, as a result of which AutoChina received net proceeds of $1,430.

On March 4, 2008, the Company consummated its initial public offering of 4,500,000 units. On March 13, 2008, the underwriters of AutoChina’s initial public offering exercised their over-allotment option in full, for a total of an additional 675,000 units (over and above the 4,500,000 units sold in the initial public offering) for an aggregate offering of 5,175,000 units. Each unit in the offering consisted of one ordinary share and one redeemable ordinary share purchase warrant. Each warrant entitles the holder to purchase from AutoChina one ordinary share in AutoChina at an exercise price of $5.00. AutoChina’s ordinary shares and warrants started trading separately as of March 28, 2008.

NOTE 20 – ACQUISITION OF AUTOCHINA GROUP INC.

On April 9, 2009, pursuant to the terms of the Share Exchange Agreement entered between the Company and the Sellers, the Company acquired all of the outstanding securities of ACG, resulting in AutoChina becoming a wholly-owned subsidiary of the Company.

Pursuant to the Share Exchange Agreement, at the closing of the Business Combination, the Company issued 8,606,250 ordinary shares in the Company in upfront consideration, of which 10% was held back and placed in escrow. The release of 50% of the holdback consideration is conditioned on the combined company exceeding $22.5 million EBITDA and 30% EBITDA Growth (each as defined in the Share Exchange Agreement) for the 2009 fiscal year, and the remaining 50% of the holdback consideration will be released on the later of 20 days following delivery of the 2009 audited financial statements for the combined company and one year from the date of the closing of the transactions contemplated in the Share Exchange Agreement, in each case less any damages claimed pursuant to the indemnification provisions of the Share Exchange Agreement at the time of such release. In addition, pursuant to an earn-out provision in the Share Exchange Agreement, the Company agreed to issue to AutoChina’s prior shareholder between 5% and 20% of the number of ordinary shares of the Company outstanding as of December 31 of the fiscal year immediately prior to such earn-out issuance for achieving a minimum EBITDA and certain Targeted EBITDA Growth (each as defined in the Share Exchange Agreement) in each of the next five years, through the year ended December 31, 2013.

As used in the Share Exchange Agreement, the terms EBITDA, EBITDA Growth and Targeted EBITDA Growth have the following meanings:

• “EBITDA” means earnings before interest, taxes, depreciation, amortization and any adjustment for minority interests. on a consolidated basis calculated based on the audited financial statements in accordance with US GAAP for any twelve (12) month period ended December 31, but for the purposes of the Share Exchange Agreement excluding from any such calculation of EBITDA, any EBITDA (a) generated by the operations of any entities acquired by or merged with AutoChina following the closing or from one-time gains or one-time losses, including, but not limited to, one-time gains or losses from the divestiture of any assets or entities and (b) any impacts on such financial statements as a result of any change of US GAAP occurring after the date such final statements were prepared. For purposes of the Share Exchange Agreement, EBITDA for FY2009 shall exclude the losses of AutoChina in FY2009 incurred prior to the closing and shall be calculated on the assumption that the ACG companies became subsidiaries of AutoChina as of January 1, 2009.

• “EBITDA Growth” means year-over-year EBITDA growth.

• “Targeted EBITDA Growth” means EBITDA Growth of the percentages set forth in the schedule set forth below.

Earn-Out Consideration Percentage is equivalent to the percentage set forth below for each of the respective thresholds for each of the applicable fiscal years ended December 31. Notwithstanding the foregoing, such Earn-Out Consideration Percentage is only applicable in the event that AutoChina achieves EBITDA of at least the amount set forth in parenthesis immediately following each of the applicable fiscal years ended December 31 set forth below. For purposes of this schedule, “G” means Targeted EBITDA Growth.

Fiscal Year ending December 31	G> 30%	G> 40%	G> 50%	G> 60%	G> 70%	G> 80%	G> 90%

2009 ($22,500)	5.0%	7.5%	10.0%	12.5%	15.0%	17.5%	20.0%
2010 ($29,250)	5.0%	7.5%	10.0%	12.5%	15.0%	17.5%	20.0%
2011 ($38,030)	5.0%	7.5%	10.0%	12.5%	15.0%	17.5%	20.0%
2012 ($49,440)	5.0%	7.5%	10.0%	12.5%	15.0%	17.5%	20.0%
2013 ($64,270)	5.0%	7.5%	10.0%	12.5%	15.0%	17.5%	20.0%

In connection with the approval of the Business Combination at the April 8, 2009 Extraordinary General Meeting of Shareholders of the Company, the Company’s shareholders also approved (i) the election of three (3) directors to the Board of Directors of the Company, each to serve until his or her term has expired and until his or her successor is duly elected and qualified; (ii) the adoption of the AutoChina International Limited 2009 Equity Incentive Plan, which provides for the grant of the right to purchase up to 1,675,000 ordinary shares of the Company, representing up to approximately 10% of the Company’s share capital upon the completion of the acquisition, plus the shares issuable pursuant to the incentive plan, to directors, officers, employees and/or consultants of the Company and its subsidiaries; (iii) an amendment to the Company’s Amended and Restated Memorandum and Articles of Association to change the Company’s corporate name to AutoChina International Limited; and (iv) an amendment to the Company’s Amended and Restated Memorandum and Articles of Association to remove certain provisions containing procedures and approvals applicable to the Company prior to the consummation of a business combination that will no longer be operative upon consummation of the acquisition.

In connection with the acquisition, as of April 9, 2009, after the closing of the acquisition, AutoChina closed on its previously announced agreements to purchase 3,053,910 ordinary shares from fourteen shareholders for an aggregate of $24,218. The agreements provided that the shareholder would sell the applicable shares to AutoChina after the business combination was consummated, but that the shareholder would either vote to approve the Business Combination or grant AutoChina a proxy to vote to approve the business combination. Such shares were voted in favor of the acquisition and other related proposals either by the shareholders or by the officers of AutoChina through proxies provided in the applicable agreements. AutoChina entered into these agreements with certain of its stockholders in order to insure that the transaction was consummated. Such transactions were privately negotiated between AutoChina and the individual stockholder.

Also in connection with the acquisition, on April 7, 2009, AutoChina entered into certain Put and Call Agreements with four of its shareholders. Pursuant to such agreements, AutoChina agreed to be obligated to purchase (the “put option”) from the shareholders, and the shareholders have agreed to be obligated to sell (the “call option”) to AutoChina, an aggregate of 156,990 ordinary shares at an exercise price of $9.05 per ordinary share, less the per share portion of any cash dividend or other cash distribution paid to AutoChina’s shareholders prior to the exercise of the put option or the call option. The put options are exercisable during the two week period commencing on October 9, 2009. The call options are exercisable until October 9, 2009, subject to certain limitations. In connection with these agreements, AutoChina entered into an Escrow Agreement, dated April 7, 2009, with the shareholders, Honest Best Int’l Ltd., the sole shareholder of ACG prior to the acquisition, and Loeb & Loeb LLP, as the escrow agent, pursuant to which the escrow agent will hold 7,745,625 ordinary shares of AutoChina issued to Honest Best Int’l Ltd. in connection with acquisition, together with $377 in cash provided by AutoChina, to secure payment of the exercise price by AutoChina.

On April 7, 2009, AutoChina entered into certain Put and Call Agreements with four of its shareholders. Pursuant to the agreements, AutoChina agreed to be obligated to purchase (the “put option”) from the shareholders, and the shareholders have agreed to be obligated to sell (the “call option”) to AutoChina, an aggregate of 299,000 ordinary shares at an exercise price of $8.50 per share, less the per share portion of any cash dividend or other cash distribution paid to AutoChina’s shareholders prior to the exercise of the put option or the call option. The put options are exercisable during the two week period commencing on October 9, 2009. The call options are exercisable until October 9, 2009, subject to certain limitations.

On April 8, 2009, AutoChina entered into a Put and Call Agreement with two of its shareholders. Simultaneously with the execution of the agreement, the shareholders purchased an aggregate of 548,800 ordinary shares of AutoChina at a purchase price of $7.865 per ordinary share. Pursuant to the agreement, AutoChina agreed to be obligated to purchase (the “put option”) from the shareholders, and the shareholders have agreed to be obligated to sell (the “call option”), an aggregate of 548,800 ordinary shares at an exercise price of $8.40 per share, less the per share portion of any cash dividend or other cash distribution paid to AutoChina’s shareholders prior to the exercise of the put option or the call option. AutoChina also paid the shareholders an aggregate of $58 in connection with the agreement. The put options are exercisable during the two week period commencing on October 9, 2009. The call options are exercisable until October 9, 2009, subject to certain limitations. In connection with the agreements, AutoChina entered into an Escrow Agreement, dated April 8, 2009 with the shareholders, ACG and Loeb & Loeb LLP, as the escrow agent, pursuant to which the escrow agent will hold $4,610 in cash provided by AutoChina to secure payment of the exercise price by AutoChina.

A summary of the Put and Call Agreements is presented below.

Commitment Description	Per Share Amount	Number of Shares	Total Commitment	Funded Commitment	Unfunded Commitment

Fully funded commitment	$8.40	548,800	$4,610	$4,610	$—
Unfunded commitment	$8.50	299,000	2,541	-	2,541
Partially funded commitment	$9.05	156,990	1,421	377	1,044
Total commitment		1,004,790	8,572	$4,987	$3,585
Less market value of shares on commitment dates (April 7-8, 2009)	$7.87		7,908
Accretion to be recorded over the life of the commitment as a charge to operations			$664

As of April 9, 2009, exclusive of the aforementioned Put and Call Agreements, the Company had agreed to purchase 3,053,910 ordinary shares of the Company, after the closing of the transaction with ACG, for an aggregate of $24,218, which agreements were completed after the closing of the Business Combination. Such shares were voted in favor of the Business Combination.

Accordingly, as a result of these transactions, the holders of less than 40% of the ordinary shares issued in the Company’s initial public offering elected to convert such shares into a pro rata portion of the trust account. Pursuant to redemption rights granted to stockholders who owned common stock issued in the Company’s initial public offering, 1,040,934 shares were redeemed. The Company utilized funds totaling $8,182 held in the trust account established in connection with its initial public offering to consummate the redemptions.

In conjunction with the Business Combination, during April 2009, pursuant to the terms of the Company’s initial public offering, certain founding shareholders of the Company delivered an aggregate of 263,436 shares to the Company for cancellation. No consideration was paid for such cancellation.

From March 16, 2009 through April 6, 2009, AutoChina purchased 1,522,892 warrants for the purchase of ordinary shares of the Company for an aggregate cash consideration of $578. An additional 40,000 warrants were purchased on April 13, 2009 for $29.

On April 22, 2009, the Company announced that the Company’s Board of Directors had authorized a warrant repurchase program. Pursuant to the authorization of the Board of Directors, the Company may repurchase any number of ordinary share purchase warrants (the exercise price of which is $5.00 per ordinary share) on the open market or in negotiated transactions at a price per warrant of no more than $1.00 per warrant. The timing and the amount of any repurchases will be determined by the Company’s management based on its evaluation of market conditions and other factors. Under the repurchase program, there is no time limit for the warrant repurchases, nor is there a minimum number of warrants that the Company intends to repurchase. The repurchase program may be suspended or discontinued at any time without prior notice. From April 22, 2009 through May 15, 2009, the Company had repurchased a total of 870,000 warrants for an aggregate cash consideration of $420.

On March 10, 2009, Smart Success Investment Limited (“Smart Success”), a company affiliated with the Company’s Chairman and CEO, Mr. Yong Hui Li, made a short-term advance of $600 to the Company to fund the open-market purchases of the Company’s outstanding warrants.  The Company repaid the $600 advance to Smart Success on August 25, 2009.

In conjunction with the Business Combination, the Company and ACG entered into agreements reflecting immediate or short-term cash commitments as summarized below, which were in excess of the amount in the Company’s trust account at December 31, 2008 ($40,855) and at the closing of the Business Combination. In order to ensure that the Business Combination was approved by the shareholders, the Company, ACG and their respective affiliates entered into various transactions to purchase or facilitate the purchase of ordinary shares of the Company from shareholders who had indicated their intention to vote against the Business Combination and seek redemption of their shares for cash, including price protective agreements with various investors in the form of puts and calls.

Purchase of shares	$24,218
Payment of deferred underwriting and advisory fees -
Cash	1,200
Short-term note payable	429
Short-term put and call agreements -
Fully funded	4,987
Partially funded	1,044
Unfunded	2,541
Redemption of shares	8,182
Repurchase of warrants	1,026
Legal fees and other	410
Total	$44,037

On August 17, 2009 and September 2, 2009, the Company entered into various agreements with certain holders of the Put and Call Agreements and third party transferees (the “Transferees”), pursuant to which the Company agreed to assign and transfer the call options to sell 705,790 ordinary shares to the Transferees.  Subsequently, the Company released part of the commitment on the call option under the Put and Call Agreements.  As a result, during August and September 2009, a total of $4,986,696 of restricted cash held in escrow was released to the Company.

NOTE 21 - DIVIDEND PAYMENT RESTRICTIONS

Substantially all of the Company’s retained earnings as well as net assets are attributable to its VIEs. Pursuant to the relevant accounting principles and financial regulations applicable to companies established in the PRC, a certain percentage of the after-tax net income is restricted and required to be allocated to a general statutory reserve until the balance of the fund has reached 50% of the Company’s registered capital. The statutory reserve fund can be used to increase the registered capital and eliminate future losses of companies, but it cannot be distributed to shareholders except in the event of a solvent liquidation of the companies.

NOTE 22 – COMMITMENTS

Dealership Agreements :  The Company operates dealerships under franchise agreements with a number of automotive manufacturers. These agreements are non-exclusive agreements that allow the Company to stock, sell and service cars, equipment and products of the automotive manufacturers in the Company’s defined market. The agreements allow the Company to use the manufacturers’ names, trade symbols and intellectual property. The manufacturers have the right to approve the changes of ownership of the dealers and the agreements expire as follows:

Distributor	Expiration Date	Percentage of sales for the
		Six months ended June 30,
		2009	2008

Audi	2009	23.4%	25.5%
Toyota	2009	14.4%	17.5%
Beijing Hyundia	2009 - Indefinite	23.0%	17.1%
Buick	2009 - 2010	11.3%	*
BMW	2009	*	*
Ford	2010 - Indefinite	*	*
Chevrolet	2009	*	*
MAZDA	2009	-	*
ROEWE	2010	*	-
ISUZU	Indefinite	*	*
Cadillac	2009	*	-
Peugeot	2009	*	-

* represented less than 10% of sales generated for the periods

Capital Commitments:  From time to time, the Company engages in construction contracts to add new and expanded dealership capacity which typically involve a significant capital commitment. Future minimum payments under the construction contracts as of June 30, 2009 are $9.

Lease Commitments:  The Company leases certain facilities under long-term, non-cancelable leases and month-to- month leases. These leases are accounted for as operating leases. Rent expense amounted to $372, $337, $743 and $674 for the three months and six months ended 2009 and 2008, respectively.

Future minimum payments under long-term, non-cancelable leases as of June 30, 2009, are as follows:

Years Ending December 31,	Future Minimum Payments

2009 (six months)	$719
2010	1,357
2011	1,204
2012	1,087
2013	1,051
2014 and later	14,437

Total	$19,855

NOTE 23 - SEGMENT REPORTING

The Company measures segment profit (loss) as operating profit (loss) less depreciation and amortization.  The reportable segments are components of the Company which offer different products or services and are separately managed, with separate financial information available that is separately evaluated regularly by the chief financial officer in determining the performance of the business.

Information regarding the two operating segments is presented in the following tables:

Six months ended June 30, 2009 (unaudited)

	Dealership	Commercial vehicle	Corporate	Total

Revenue	$249,351	$73,874	$-	$323,225
Interest income	207	5	7	219
Interest expense	1,144	428	-	1,572
Depreciation and amortization	1,558	284	-	1,842
Total profit (loss) from reportable segments	4,647	2,862	(994)	6,515
Equity in earnings (loss) of unconsolidated subsidiaries	37	-	-	37
Non-controlling interest	(1,059)	-	-	(1,059)

Income after income taxes				5,493

Six months ended June 30, 2008 (unaudited)

	Dealership	Commercial vehicle	Corporate	Total

Revenue	$195,209	$22,196	$-	$217,405
Interest income	218	8	2	228
Interest expense	1,271	5	39	1,315
Depreciation and amortization	1,233	122	-	1,355
Total profit (loss) from reportable segments	2,829	923	(51)	3,701
Equity in earnings (loss) of unconsolidated subsidiaries	(17)	-	-	(17)
Non-controlling interest	(617)	-	-	(617)

Income after income taxes				3,067

NOTE 24 - RELATED PARTY BALANCES AND TRANSACTIONS

During the periods presented, the Company paid certain operating expenses on behalf of a company which was formerly controlled by the Company. The Company has advanced these funds to each of this company on a non-interest bearing and unsecured basis.  Such advance is due on demand by the Company.

The outstanding amounts due from related parties as of June 30, 2009 and December 31, 2008 were as follows:

		June 30,	December 31,
	Note	2009	2008
		(unaudited)

Due from unconsolidated subsidiary:
Cangzhou Hengyuan Auto Trading Co., Ltd	(1)	$220	$529

Note:

(1)  Entity formerly owned by the Company.

During the periods presented, the Company has borrowed from various companies affiliated with the Company’s Chairman and CEO, Mr. Yong Hui Li (“Mr. Li”), and companies which are formerly controlled by ACG’s ultimate shareholder prior to the Company’s acquisition of ACG, Ms. Yan Wang (Mr. Yong Hui Li’s wife). Each of these loans was entered into to satisfy the Company’s short-term capital needs and is non-interest bearing. In addition, the payable balances of each loan are unsecured and due on demand by the lender. The outstanding amounts due to related parties as of June 30, 2009 and December 31, 2008 were as follows:

Due to affiliates:
		June 30,	December 31,
		2009	2008
	Notes	(unaudited)

Mr. Li	(2)	$5,226	$5,125
Hebei Kaiyuan Real Estate Co., Ltd	(3)	4,766	769
Smart Success	(3)	600	-

Total		$10,592	$5,894

Notes:

(2)	The Company’s Chairman and CEO, and the ultimate shareholder of Hebei Kaiyuan Real Estate Co., Ltd.

(3)	Entity controlled by ACG’s ultimate shareholder prior to the Business Combination of ACG, Ms. Yan Wang.

During the periods presented, the Company has obtained a short-term trade financing for purchase of commercial vehicles from Beiguo Commercial Building Limited (“Beiguo”), a company affiliated with Mr. Li. Mr. Thomas Luen-Hung Lau, a director of AutoChina, is the indirect beneficial owner of approximately 15.80% of the equity interest of Beiguo. The Company pays a financing charge of approximately 4% per annum in excess of the cost to Beiguo for the funds obtained due to this financing arrangement, in part, because the financing arrangement is guaranteed by Mr. Li, who has a long term business relationship with Beiguo, on behalf of the Company. In addition, the payable balances of each loan are unsecured and due in 180 days. The outstanding amounts due to related parties as of June 30, 2009 and December 31, 2008 were as follows:

		June 30,	December 31,
		2009	2008
	Note	(unaudited)

Accounts payable, related party:

Beiguo	(4)	$27,761	$2,272

Note:

(4)	Entity in which Mr. Li and Mr. Lau are the indirect beneficial owners of approximately 15.28% and 15.80%, respectively.

During the periods presented, the Company has obtained the customer deposits for sales of commercial vehicles from a company affiliated with Mr. Li, and is non-interest bearing. In addition, the payable balances of each loan are unsecured and due on demand by the lender. The outstanding amounts due to related parties as of June 30, 2009 and December 31, 2008 were as follows:
		June 30,	December 31,
		2009	2008
	Note	(unaudited)

Customer deposit, related party:

Beiguo	(4)	$14,696	$16,095

Note:

(4)	Entity in which Mr. Li and Mr. Lau are the indirect beneficial owners of approximately 15.28% and 15.80%, respectively.

During the periods presented, the Company sold and purchased automobiles and spare parts to and from affiliates. The details of the related party transactions were as follows:

	Notes	Six months Ended June 30,
		2009	2008
		(unaudited)	(unaudited)

Related Parties Transactions

Shijiazhuang Zhicheng Property Management Co., Ltd	(1) (a)	$-	$2,727
Hebei Kaiyuan Real Estate Co., Ltd	(1) (a)	1,464	-
Hebei Kaiyuan Real Estate Co., Ltd	(1) (e)	1	-
Hebei Kaiyuan Real Estate Co., Ltd	(1) (g)	-	1,069
Kinbow Capital & Holding Group Co., Ltd	(1) (b)	-	368
Beijing Qianbo Auto Trading Co., Ltd	(1) (b)	-	197
Beijing Qianbo Auto Trading Co., Ltd	(1) (d)	-	815
Shijiazhuang Yiyuan Auto Trading Co., Ltd	(2) (b)	-	414
Hebei Xinchang Shengyuan Auto Sales Co., Ltd	(2) (b)	-	567
Cangzhou Hengyuan Auto Trading Co., Ltd	(2) (c)	2,975	638
Hebei Xuwei Trading Co., Ltd	(1) (b)	-	2,437
Hebei Shengrong Auto Parts Co., Ltd	(2) (b)	-	12,176
Beiguo	(3) (c)	51,721	-
Beiguo	(3) (d)	34,350	-
Beiguo	(3) (f)	$53,437	$-

Notes:

(1)  Entity controlled by the ACG’s ultimate shareholder (prior to the Company’s acquisition of ACG).

(2)  Entity formerly owned by ACG.

(3)  Entity in which Mr. Li and Mr. Lau are the indirect beneficial owners of approximately 15.28% and 15.80%, respectively.

Nature of transaction:

(a) Loan to the Company during the period. The amounts were interest-free, unsecured and repayable on demand.

(b) Short-term advance from the Company. The amounts were interest-free, unsecured and payable on demand

(c) Sale of automobiles to the Company during the period.

(d) Purchase of automobiles from the Company during the period.

(e) Sales of investments in subsidiary / affiliates during the period.

(f)  Customers deposits received by the Company from affiliates for the purchase of automobiles.

(g)  Bank loan guarantee provided to the Company by the affiliate.

During the six months ended June 30, 2009, the Company has purchased commercial vehicles from an affiliate, Beiguo, for the amount of $51,721. According to the financing arrangement with Beiguo, the Company obtained  short-term unsecured loans up to 180 days and pays a financing charge of approximately 4% per annum in excess of the cost to Beiguo for the funds obtained due to this financing arrangement,

On the other hand, the Company assisted Beiguo to source the commercial vehicles from third party vendor for the financing arrangement. During the six months ended June 30, 2009, the Company sold the commercial vehicles amounted of $34,350 to Beiguo for its resale. The sales by the Company to Beiguo were charged at insignificant mark up to cover the operating costs. Under EITF 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent”, the sales transaction by the Company to Beiguo is considered as agency sales and the revenue generated on such transactions are recorded at net basis.

The Company occupied office space in Beijing, China provided by an affiliate of the Company’s director prior to the reverse merger in April 2009. The affiliate had agreed that, until the Company consummated a business combination, it would make such office space, as well as certain office and secretarial services, available to the Company, as may be required by the Company from time to time. The Company agreed to pay the affiliate $7 per month for such services commencing February 27, 2008, the effective date of the Offerings. During the three months and six months ended June 30, 2009, the Company incurred $23 and $23 of costs under this agreement. The costs incurred prior to the Business Combination are not accounted for as the Company’s costs.

NOTE 25 – SUBSEQUENT EVENTS

On July 28, 2009, the Company and each founding shareholder entered into exchange agreements, pursuant to which each Private Placement Warrant was exchange for a warrant (each a “New Warrant” and together the “New Warrants”) with the same characteristics as the warrants sold in AutoChina’s initial public offering. The New Warrants and the underlying ordinary shares are restricted securities under Rule 144.  The warrant exchange agreements had no accounting impact.

On July 28, 2009, Jimmy (Jim) Yee-Ming Wu, Gary Han Ming Chang, and William Yu (each a founding shareholder) sold 100,000, 25,000, and 250,000 New Warrants, respectively, to certain officers, their affiliates and managers of ACG for $2.75 per warrant (market price on that date). The Company did not receive any proceeds from these transactions.

On August 17, 2009 and September 2, 2009, the Company entered into various agreements with certain holders of the Put and Call Agreements and third party transferees (the “Transferees”), pursuant to which the Company agreed to assign and transfer the call options to sell 705,790 ordinary shares to the Transferees.  Subsequently, the Company released part of the commitment on the call option under the Put and Call Agreements.  As a result, during August and September 2009, a total of $4,986,696 of restricted cash held in escrow was released to the Company.

On June 15, 2009, Kaiyuan Real Estate Development Co., Ltd. (“Hebei Kaiyuan”), the registered shareholder of Hebei Huaan Investment Co. and Hebei Huiyin Investment Co. (together the “Dealership Subsidiaries”) entered into an acquisition agreement (the “Agreement”) with Shanghai Dexin Investment and Management Co., Ltd., a subsidiary of Xinjiang Guanghui Industry Investment (Group) Co. (“Xinjiang”). The Company controls the Dealership Subsidiaries through certain contractual arrangements between Hebei Kaiyuan and Hebei Chuanglian Trade Co., Ltd. (“Chuanglian”), a wholly owned subsidiary of the Company.  Pursuant to the Agreement, Xinjiang will acquire all of the outstanding securities of the Dealership Subsidiaries, which together comprise all of the Company’s consumer auto dealership business.

In consideration of the acquisition, Xinjiang will pay Hebei Kaiyuan approximately RMB470 million ($68.8 million). The final purchase price will be the sum of (i) RMB435 million, and (ii) the increase in value of the Dealership Subsidiaries’ net assets from January 1, 2009 to June 30, 2009. The net earnings of the Dealership Subsidiaries subsequent to June 30, 2009 will be allocated to Xinjiang at closing. The valuation shall be based on the New Accounting Standard for Business Enterprises of China. The Company expects to utilize the net proceeds to expand its commercial vehicle sales and leasing business.  Kaiyuan and Xinjiang make customary representations and warranties in the Agreement. The transaction is subject to the satisfaction of customary closing conditions, which include obtaining certain third party consents, and is expected to close during December 2009.

With regard to the pending sale of the Dealership Subsidiaries, the Company had not previously initiated a plan to sell the Dealership Subsidiaries, nor had it implemented a program to locate a buyer for the Dealership Subsidiaries.  Furthermore, the Company had not actively marketed for sale the Dealership Subsidiaries.  If the pending sale of the Dealership Subsidiaries is not completed, the Company intends to retain and operate the Dealership Subsidiaries as part of its continuing operations.  Accordingly, the Company’s Dealership Subsidiaries did not meet the requirements under current accounting and reporting standards to be classified as “held for sale” or to be reported as a discontinued operation at June 30, 2009.

On September 3, 2009, the Company granted 821,040 stock options under the terms of the AutoChina International Limited 2009 Equity Incentive Plan. The exercise price of each option is $9.50, which represents the closing price of the Company's common stock on September 3, 2009. The total vesting period for the options is four years, with 25% of the options vesting one year after the date of grant and the remaining 75% vesting ratably each month for three years thereafter. The options have a total term of 10 years. Management is currently in the process of evaluating the financial effect of the issuance of the options.

AUTOCHINA GROUP INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of AutoChina Group Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of AutoChina Group Inc. and Subsidiaries as of December 31, 2008, and the related consolidated statements of income and other comprehensive income, stockholders' equity, and cash flows for the year then ended.  These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2008 consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2008, and the consolidated results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

Sherman Oaks, California	/s/ Crowe Horwath LLP
April 28, 2009 except for Note 23 for which the date is November 23, 2009.

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Shareholders
AutoChina Group Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of AutoChina Group Inc. and Subsidiaries (the “Company”) as of December 31, 2007, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the two year period ended December 31, 2007.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) and auditing standards generally accepted in the United States of America, as promulgated by the American Institute of Certified Public Accountants.  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company was not required to have, nor were we engaged to perform, an audit of its internal controls over financial reporting.  Our audits included consideration of internal controls over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal controls over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of AutoChina Group Inc. and Subsidiaries as of December 31, 2007, and the consolidated results of their operations and cash flows for each of the years in the two year period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States.

/s/ Grobstein, Horwath & Company LLP

Sherman Oaks, California
November 26, 2008

AUTOCHINA GROUP INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	December 31,
	2008	2007

ASSETS
Current assets
Cash and cash equivalents	$17,406	$12,820
Restricted cash	40,824	24,734
Accounts receivable	4,272	2,104
Inventories	37,463	26,910
Deposits for inventories	21,621	21,524
Prepaid expenses and other current assets	5,474	9,396
Due from affiliates	-	5,487
Due from unconsolidated subsidiary	529	-
Current maturities of net investment in sales-type leases	14,867	-
Deferred income tax assets	1,020	177
Assets of discontinued operations	-	6,755
Total current assets	143,476	109,907

Investment in unconsolidated subsidiaries	229	770
Property, equipment and leasehold improvements, net	26,907	18,030
Net investment in sales-type leases, net of current maturities	8,492	-
Net non-current deferred income tax assets	-	6
Goodwill	941	170

Total assets	$180,045	$128,883

The accompanying notes are an integral part of these consolidated statements.

AUTOCHINA GROUP INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - Continued
(In thousands, except share and per share data)

	December 31,
	2008	2007

LIABILITIES AND EQUITY
Current liabilities
Floor plan notes payable - manufacturer affiliated	$12,379	$10,808
Floor plan notes payable - non-manufacturer affiliated	-	685
Notes payable	3,921	6,725
Trade notes payable	60,134	35,828
Notes payable, related parties	-	12,538
Accounts payable	1,270	1,324
Accounts payable, related parties	2,272	-
Other payables and accrued liabilities	5,189	3,101
Due to affiliates	5,894	2,075
Customer deposits	3,224	5,527
Customer deposits, related party	16,095	-
Income tax payable	1,674	725
Liabilities of discontinued operations	-	5,281
Total current liabilities	112,052	84,617

Long term debt
Net deferred income tax liabilities	405	-
Total liabilities	112,457	84,617

Equity
Preferred shares, $0.001 par value, authorized – 1,000,000 shares; issued – none	-	-
Ordinary shares - $0.001 par value, authorized 50,000,000 shares; issued – 8,606,250 shares; outstanding – 7,745,625 shares	9	9
Additional paid-in capital	35,912	24,470
Statutory reserves	741	62
Retained earnings	17,791	10,427
Accumulated other comprehensive income	6,185	2,837
Total shareholders’ equity	60,638	37,805
Noncontrolling interests	6,950	6,461
Total equity	67,588	44,266

Total liabilities and equity	$180,045	$128,883

The accompanying notes are an integral part of these consolidated statements.

AUTOCHINA GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share data)

	Years Ended December 31,
	2008	2007	2006

Revenues
New automobiles	$365,916	$270,508	$145,960
Commercial vehicles	34,059	-	-
Parts and services	40,218	24,003	6,682
Finance and insurance	2,631	154	54

Total revenues	442,824	294,665	152,696

Cost of sales
New automobiles	351,037	258,610	139,437
Commercial vehicles	31,970	-	-
Parts and services	31,665	18,571	5,209

Total cost of sales	414,672	277,181	144,646

Gross profit	28,152	17,484	8,050

Operating expenses
Selling and marketing	6,692	3,944	2,439
General and administrative	7,506	5,402	2,444
Other income, net	(836)	(355)	(97)

Total operating expenses	13,362	8,991	4,786

Income from operations	14,790	8,493	3,264

Other income (expense)
Floor plan interest expense	(1,020)	(601)	(255)
Other interest expense	(1,785)	(1,510)	(468)
Interest income	560	288	125
Equity in earnings (loss) of unconsolidated subsidiaries	(40)	139	417

Other expense, net	(2,285)	(1,684)	(181)

Income from continuing operations before income taxes	12,505	6,809	3,083

Income tax provision (benefit)	3,009	983	(29)

Income from continuing operations	9,496	5,826	3,112

Income (loss) from discontinued operations, net of taxes	(144)	209	(87)

Net income	9,352	6,035	3,025

Less: Net income attributable to noncontrolling interests	(1,309)	(1,260)	(283)

Net income attributable to shareholders	$8,043	$4,775	$2,742

The accompanying notes are an integral part of these consolidated statements.

AUTOCHINA GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME - Continued
(In thousands, except share and per share data)

	Years Ended December 31,
	2008	2007	2006

Earnings (loss) per share – basic and diluted
Continuing operations	$1.06	$0.59	$0.37
Discontinued operations	(0.02)	0.03	(0.01)
	$1.04	$0.62	$0.36

Weighted average common shares – basic and diluted	7,745,625	7,745,625	7,745,625

Amounts attributable to shareholders
Income from continuing operations, net of taxes	$8,187	$4,566	$2,829
Discontinued operations, net of taxes	(144)	209	(87)
Net income	$8,043	$4,775	$2,742

The accompanying notes are an integral part of these consolidated statements.

AUTOCHINA GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF EQUITY
 (In thousands, except share and per share data)

	Ordinary Shares		Additional Paid-in	Statutory	Retained	Accumulated Other Comprehensive	Non- controlling	Total	Comprehensive
	Shares	Amount	Capital	Reserves	Earnings	Income	Interest	Equity	Income

Balance, December 31, 2006	8,606,250	$9	$16,088	$5	$5,709	$724	$5,978	$28,513	$—
Capital contributions	—	—	8,382	—	—	—	—	8,382	—
Net change in noncontrolling interest from the acquisition and disposal of equity in subsidiaries	—	—	—	—	—	—	(1,035)	(1,035)	—
Other comprehensive income:
Foreign currency translation adjustments	—	—	—	—	—	2,145	267	2,412	2,412
Income tax expense related to items of other comprehensive income	—	—	—	—	—	(32)	(9)	(41)	(41)
Appropriations to statutory reserves	—	—	—	57	(57)	—	—	—	—
Net income for the year ended December 31, 2007	—	—	—	—	4,775	—	1,260	6,035	6,035
Comprehensive income									$8,406
Balance, December 31, 2007	8,606,250	9	24,470	62	10,427	2,837	6,461	44,266
Capital contributions	—	—	11,442	—	—	—	—	11,442	—
Net change in noncontrolling interest from the acquisition and disposal of equity in subsidiaries	—	—	—	—	—	—	(932)	(932)	—
Other comprehensive income:
Foreign currency translation adjustments	—	—	—	—	—	3,401	121	3,522	3,522
Income tax expense related to items of other comprehensive income	—	—	—	—	—	(53)	(9)	(62)	(62)
Appropriations to statutory reserves	—	—	—	679	(679)	—	—	—	—
Net income for the year ended December 31, 2008	—	—	—	—	8,043	—	1,309	9,352	9,352
Comprehensive income									$12,812
Balance, December 31, 2008	8,606,250	$9	$35,912	$741	$17,791	$6,185	$6,950	$67,588

The accompanying notes are an integral part of these consolidated statements.

AUTOCHINA GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Years Ended December 31,
	2008	2007	2006
Cash flow from operating activities
Net income attributable to shareholders	$8,043	$4,775	$2,742
Adjustments to reconcile net income attributable to shareholders to net cash provided by (used in) operating activities:
Depreciation and amortization	3,164	1,707	1,073
Gain on disposal of property, equipment and leasehold improvements	27	-	-
Deferred income taxes	(432)	(129)	(86)
Equity in earnings of unconsolidated subsidiaries	(190)	(139)	(417)
Noncontrolling interests	1,309	1,260	283
Changes in operating assets and liabilities, net of acquisitions and divestitures:
(Increase) decrease in -
Accounts receivable	(606)	(234)	(988)
Net investment in sales-type leases	(23,712)	-	-
Inventories	(6,615)	(2,103)	(10,576)
Deposits for inventories	2,122	(9,016)	5,260
Prepaid expense and other current assets	5,797	(1,310)	(4,610)
Increase (decrease) in -
Floor plan notes payable - manufacturer affiliated	(3,813)	3,569	2,388
Trade notes payable	22,786	3,510	12,083
Accounts payable	(4,633)	373	(4,812)
Other payable and accrued liabilities	2,086	(3,350)	328
Customer deposits	(3,133)	179	654
Customer deposits, related party	16,095	-	-
Income tax payable	758	399	137
Net cash provided by (used in) discontinued operations	-	(223)	39
Net cash provided by (used in) operating activities	19,053	(732)	3,498

Cash flow from investing activities
Business acquisitions, net of cash acquired	(3,638)	(1,848)	4,867
Investment in unconsolidated subsidiaries	-	(205)	(487)
Purchase of property, equipment, and leasehold improvements	(11,029)	(3,766)	(3,470)
Proceeds from the sale of property, equipment and leasehold improvements	1,726	96	64
Cash received from sale of unconsolidated subsidiaries’ equity	432	924	-
Cash received from sales of discontinued subsidiaries’ equity	1,986	332	-
Cash relinquished upon sales of discontinued subsidiaries’ equity	(5,368)	-	-
(Increase) decrease in restricted cash	(10,458)	1,152	(17,399)
Net cash used in investing activities	(26,349)	(3,315)	(16,425)

Cash flow from financing activities
Floor plan borrowings - non-manufacturer affiliated, net	(720)	44	640
Proceeds from borrowings	21,710	2,937	1,563
Repayments of borrowings	(20,458)	-	(9,067)
Proceeds from affiliates	2,272	-	-
Notes payable, related parties	-	(2,404)	12,283
Capital contributions	11,442	8,382	10,002
Dividends paid to minority shareholders	(3,805)	-	-
Others	-	809	711
Net cash provided by financing activities	10,441	9,768	16,132

Effect of foreign currency translation on cash	1,441	(350)	(285)

Net increase in cash and cash equivalents	4,586	5,371	2,920
Cash and cash equivalents, beginning of year	12,820	7,449	4,529
Cash and cash equivalents, end of year	$17,406	$12,820	$7,449
The accompanying notes are an integral part of these consolidated statements.

AUTOCHINA GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOW - Continued
(In thousands)

	Years Ended December 31,
	2008	2007	2006
Supplemental Disclosure of Cash Flow Information:
Interest paid	$406	$1,890	$873
Income taxes paid	$2,856	$873	$37

The accompanying notes are an integral part of these consolidated statements.

AUTOCHINA GROUP INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share data)

(1) DESCRIPTION OF BUSINESS

AutoChina Group Inc. (formerly KYF Inc.) (“AutoChina” or the “Company”) is a holding company incorporated in the Cayman Islands on July 26, 2007. The Company and its subsidiaries and variable interest entities (“VIE”) (collectively referred to as the “Group”) are an integrated automotive dealership engaged in sales of automobiles and spare parts and after sales services consisting of 15 new automobile franchises in 25 auto dealerships, which are located primarily in Hebei Province of the People’s Republic of China (the “PRC” or “China”). The Group offers an extensive range of automotive products and services, including new automobiles, auto maintenance, replacement parts, collision repair services, financing, and insurance consulting and other aftermarket service contracts. In April 2008, the Company commenced the business of commercial vehicle sales and leasing, which provides leasing services for customers to acquire heavy trucks in China, which the leases generally expire over 2 years. On August 8, 2008, the Company changed its name from KYF Inc. to AutoChina Group Inc.

The Company’s business is mainly operated by four companies, Hebei Hua An Investment Co., Ltd, Hebei Huiyin Investment Co., Ltd, Hebei Shijie Kaiyuan Logistics Co., Ltd. and Hebei Shijie Kaiyuan Auto Trade Co., Ltd. (collectively referred to as the “Auto Kaiyuan Companies”) which are limited liability corporations established under the laws of the PRC. On November 26, 2008, through the Company’s wholly owned subsidiary, Hebei Chuanglian Trade Co., Ltd., the Company executed a series of contractual arrangements with the Auto Kaiyuan Companies and their shareholder (the “Enterprise Agreements”). Pursuant to the Enterprise Agreements, the Company has exclusive rights to obtain the economic benefits and assume the business risks of the Auto Kaiyuan Companies from their shareholders, and generally has control of the Auto Kaiyuan Companies. The Auto Kaiyuan Companies are considered VIEs and the Company is the primary beneficiary. The Company’s relationships with the Auto Kaiyuan Companies and their shareholder are governed by the Enterprise Agreements between Hebei Chuanglian Trade Co., Ltd. and each of the Auto Kaiyuan Companies, which are the operating companies of the Company in the PRC.

As a result, the Auto Kaiyuan Companies are deemed to be subsidiaries of the Company under FASB Interpretation - FIN 46(R): Consolidation of Variable Interest Entities (as amended) (“FIN 46 (R)”). Details of the Enterprise Agreements are as follows:

Assignment of Voting Rights

The shareholder of the Auto Kaiyuan Companies irrevocably agreed to assign all of its voting rights to the Company for all business resolutions. As a result, the Company has direct control of the Board of Directors and has authority to appoint the majority of the Board of Directors which makes it the primary controlling shareholder of the Auto Kaiyuan Companies.

Management and Operating Agreement

The Company is engaged to exclusively manage and operate the sales and service of the 25 automotive dealerships held by the Auto Kaiyuan Companies, including the development of sales and marketing strategy, management of customer services, daily operations, financial management, employment issues and all other related operating and consulting services. Furthermore, the Auto Kaiyuan Companies agree that without the prior consent of the Company, the Auto Kaiyuan Companies will not engage in any transactions that could materially affect their respective assets, liabilities, rights or operations, including, without limitation, incurrence or assumption of any indebtedness, sale or purchase of any assets or rights, incurrence of any encumbrance on any of their assets or intellectual property rights in favor of a third party or transfer of any agreements relating to their business operation to any third party. The management and operating agreement was entered on  November 26, 2008, has a term of 10 years and will be extended for another 10 years automatically unless the Company files a written notice at least 3 months prior to the expiration of this agreement.

Equity Interest Transfer Agreement

The shareholder of the Auto Kaiyuan Companies agreed to transfer all of its assets to the Company and the Company has an exclusive, irrevocable and unconditional right to purchase, or cause the Company’s designated party to purchase, from such shareholder, at the Company’s sole discretion, part or all of the shareholders’ equity interests in the Auto Kaiyuan Companies when and, to the extent that, applicable PRC Laws permit the Company to own part or all of such equity interests in the Auto Kaiyuan Companies. According to the Exclusive Equity Interest Transfer Agreement, the purchase price to be paid by the Company to the shareholder of the Auto Kaiyuan Companies will be the minimum amount of consideration permitted by applicable PRC Law at the time when such share transfer occurs.

Equity Pledge Agreement

Pursuant to the Equity Pledge Agreement, the Auto Kaiyuan Companies and their shareholder agreed to pledge all of its equity interest and operating profits to guarantee the performance of the Auto Kaiyuan Companies in the obligation under the Equity Interest Transfer Agreement. In the event of the breach of any conditions of the Equity Interest Transfer Agreement, the Company is entitled to enforce its pledge rights over the equity interests of the Auto Kaiyuan Companies for any losses suffered from the breach.

(2) BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Financial Statement Preparation and Presentation:

On February 4, 2009, the Company and its shareholders entered into a share exchange agreement with AutoChina International Limited (formerly Spring Creek Acquisition Corp.)  (“ACL”). On April 9, 2009, acquired all of the outstanding securities of the Company were acquired by ACL, resulting in the Company becoming a wholly-owned subsidiary of ACL (the “Business Combination”). In conjunction with the acquisition, Spring Creek Acquisition Corp subsequently changed its name to AutoChina International Limited.

The Business Combination was accounted for as a reverse recapitalization since, immediately following completion of the transaction, the shareholders of the Company immediately prior to the Business Combination had effective control of ACL through (1) their majority shareholder interest in the combined entity, (2) significant representation on the Board of Directors (initially two out of five members), with three other board members being independent of both the Company and ACL, and (3) being named to all of the senior executive positions. For accounting purposes, the Company was deemed to be the accounting acquirer in the transaction and, consequently, the transaction was treated as a recapitalization of the Company (i.e., a capital transaction involving the issuance of stock by ACL for the stock of the Company). Accordingly, the combined assets, liabilities and results of operations of the Company became the historical financial statements of ACL at the closing of the transaction, and ACL’s assets (primarily cash and cash equivalents), liabilities and results of operations were consolidated with the Company beginning on the acquisition date. No step-up in basis or intangible assets or goodwill was recorded in this transaction. All direct costs of the transaction were charged to operations in the period that such costs were incurred.

The consolidated financial statements issued following a reverse acquisition are those of the accounting acquirer for all periods required presented, and are retroactively adjusted to reflect the capital structure of the legal parent, the accounting acquiree.  Comparative information presented in those consolidated financial statements is also retroactively adjusted to reflect the capital structure of the legal parent, the accounting acquiree.

Principles of Consolidation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”), and include the financial statements of the Company, its subsidiaries and variable interest entities (“VIEs”). All significant inter-company balances and transactions have been eliminated in consolidation. All significant inter-company balances and transactions have been eliminated. Investments in non-consolidated subsidiaries, typically representing an ownership interest in the voting stock of the subsidiaries of between 20% and 50%, are stated at cost of acquisition plus the Company’s equity in undistributed net income or proportionate share of net losses since acquisition.

The accounts of the Auto Kaiyuan Companies are consolidated in the accompanying financial statements pursuant to FIN 46(R). As a VIE, the Auto Kaiyuan Companies’ sales are included in the Company's total sales, its income from operations is consolidated with the Company’s, the assets and liabilities of the Auto Kaiyuan Companies are consolidated with the Company’s, and the Company’s net income includes all of the Auto Kaiyuan Companies’ net income.

Pursuant to FIN 46 (R), a VIE is required to be consolidated if a party with an ownership, contractual or other financial interest in the VIE, is obligated to absorb a majority of the risk of loss from the VIE’s activities, is entitled to receive a majority of the VIE’s residual returns (if no party absorbs a majority of the VIE’s losses), or both. A variable interest holder that consolidates the VIEs is called the primary beneficiary. Upon consolidation, the primary beneficiary generally must initially record all of the VIE’s assets, liabilities, and non-controlling interests at fair value and subsequently account for the VIE as if it were consolidated based on majority voting interest. FIN 46(R) provides a new framework for identifying VIEs and determining when a company should include the assets, liabilities, non-controlling interests and results of activities of a VIE in its consolidated financial statements.

A VIE is a corporation, partnership, limited liability corporation, trust or any other legal structure used to conduct activities or hold assets that either (1) has an insufficient amount of equity to carry out its principal activities without additional subordinated financial support, (2) has a group of equity owners that are unable to make significant decisions about its activities, or (3) has a group of equity owners that do not have the obligation to absorb losses or the right to receive returns generated by its operations.

The Company consolidated the Auto Kaiyuan Companies as the Auto Kaiyuan Companies were deemed to be the VIEs and the Company the primary beneficiary of the Auto Kaiyuan Companies as a result of the execution of a series of enterprise agreements.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. The most significant estimates and related assumptions include the assessment of the provision for doubtful accounts, the assessment of the impairment of tangible and intangible long-lived assets, the assessment of the valuation allowance on deferred tax assets, and the purchase price allocation on acquisitions. Actual results could differ from these estimates.

Currency Reporting

The Company’s operations in China use the local currency, Renminbi (“RMB”), as its functional currency, whereas amounts reported in the accompanying consolidated financial statements and disclosures are stated in U.S. dollars, the reporting currency of the Company, unless stated otherwise. As such, the consolidated balance sheets of the Company have been translated into U.S. dollars at the current rates as of December 31, 2008 and 2007 and the consolidated statements of income for the years ended December 31, 2008, 2007 and 2006 have been translated into U.S. dollars at the average rates during the periods the transactions were recognized. The resulting translation adjustments are recorded as other comprehensive income in the consolidated statement of equity and as a separate component of shareholders’ equity.

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, cash equivalents include all highly liquid debt instruments with original maturities of three months or less which are not securing any corporate obligations. As of December 31, 2008 and 2007, the majority of cash, including restricted cash, was in RMB on deposit in PRC financial institutions under the Company’s PRC subsidiaries. Cash remittance in or out of the PRC are subject to the PRC foreign exchange control regulations pursuant to which PRC government approval is required for the Company to receive funds from or distribute to outside the PRC.

Cash and cash equivalents as of December 31, 2008 and 2007 are held by the Company’s VIEs. These cash balances cannot be transferred to the Company by dividend, loan or advance according to existing PRC laws and regulations. However, these cash balances can be utilized by the Group for its normal operations pursuant to the Enterprise Agreements.

Restricted Cash

As of December 31, 2008 and 2007, the Company was required to maintain a fixed deposit of $40,824 and $24,734, respectively as a condition to borrow under bank loan agreements.

Accounts Receivable

Accounts receivable, which are unsecured, are stated at the amount the Company expects to collect. The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. The Company evaluates the collectability of its accounts receivable based on a combination of factors, including customer credit-worthiness and historical collection experience. Management reviews the receivable aging and adjusts the allowance based on historical experience, financial condition of the customer and other relevant current economic factors. As of December 31, 2008 and 2007, a majority of the trade receivable balances were due from governmental agencies which the Company believed are collectible in full and a majority of the accounts receivable related to warranty claims are primarily due from manufacturers. Therefore, the management determined no allowance for uncollectible amounts is required.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist principally of accounts receivable from sales of automobiles and investment in sales-type leases. Concentrations of credit risk with respect to accounts receivables are reduced because a large number of diverse customers make up the Company’s customer base, thus spreading the trade credit risk.

Inventories

Inventories are stated at the lower of cost or market. The Company uses the specific identification method to value automobile inventories and the first-in, first-out method (“FIFO”) to account for parts inventories. A reserve of specific inventory units and parts inventories is maintained where the cost exceeds the estimated fair value. It has been determined that no reserve is required as of December 31, 2008, and 2007.

Deposits for Inventories

Deposits for inventories are cash advances made to automobile manufacturers for down payments for automobile purchases.

Investment in Unconsolidated Subsidiaries

Investment in unconsolidated subsidiaries is accounted for under the equity method, under which the amount of the investment is recorded at cost, with adjustments to recognize the Group’s share of the earnings or losses of the unconsolidated subsidiaries from the date of acquisition. The amount recorded in income is adjusted to eliminate intercompany gains and losses, and to amortize, if appropriate, any difference between the Group’s cost and the underlying equity in net assets of the affiliate at the date of investment. The investment amount is also adjusted to reflect the Group's share of changes in the unconsolidated subsidiaries' capital. Dividends received from the unconsolidated subsidiaries reduce the carrying amount of the investment.

Property, Equipment and Leasehold Improvements

Property and equipment are recorded at cost and depreciated using the straight-line method over their estimated useful lives. All depreciation is included in operating expenses on the accompanying consolidated statements of operations. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the useful life of the related asset.

The estimated service lives of property, equipment and leasehold improvements are as follows:

Useful life
Land use rights	50 years
Buildings and leasehold improvements	20 years
Machinery and equipment	10 years
Furniture and fixtures	5-10 years
Company automobiles	3-5 years

Expenditures for major additions or improvements that extend the useful lives of assets are capitalized. Minor replacements, maintenance and repairs that do not improve or extend the lives of such assets are expensed as incurred. The Company determined that there was no impairment of property, equipment and improvements as of December 31, 2008, 2007 and 2006.

Goodwill

Goodwill is the excess of cost over the fair value of tangible and identified intangible assets acquired in business acquisitions. All goodwill on the books of the Company relates to its consumer vehicle dealership segment.

The following is a summary of the changes in the carrying amount of goodwill during the years ended December 31, 2008, 2007 and 2006:

Balance — January 1, 2006	$153
Additions	7
Foreign currency translation	5
Balance — December 31, 2006	165
Dispositions	(7)
Foreign currency translation	12
Balance — December 31, 2007	170
Additions	780
Dispositions	(22)
Foreign currency translation	13
Balance — December 31, 2008	$941

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, goodwill should be tested for impairment annually or more frequently when events or circumstances indicate that impairment may have occurred. The Company completed impairment tests of goodwill as of December 31, 2008 and 2007. The goodwill test includes determining the fair value the reporting unit and comparing it to the carrying value of the net assets allocated to the reporting unit. The Company determined that there was no impairment of goodwill as of December 31, 2008 and 2007.

Vendor Program

Incentive arrangements such as volume incentive rebates or other vendor programs are accounted for in accordance with the Emerging Issues Task Force (“EITF”) Issue No. 02-16, Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor and EITF Issue No. 03-10, Application of Issue No. 02-16 by Resellers to Sales Incentives Offered to Consumers by Manufacturers. Volume incentive rebates are consideration received from the automotive manufacturers when purchases or sell-through targets are attained or exceeded within a specific time period. The amount of rebates earned in any financial reporting period is recorded as an increase of deposits paid. This same amount is recorded as a reduction of inventory cost or a reduction of cost of sales for those items already sold. Volume rebates to date have been determined based on actual negotiated volume discounts. When there is uncertainty regarding the use of these rebates, the amounts are reserved accordingly. For the years ended December 31, 2008, 2007 and 2006, the incentive rebates totaled approximately $16,848, $10,031 and $5,429, respectively.

Fair Value of Financial Instruments

Financial instruments consist primarily of cash, accounts receivable, lease receivables, accounts payable, floor plans notes payable, notes payable and trade notes payable. The carrying amounts of these items at December 31, 2008 and 2007 approximate their fair values because of the short maturity of these instruments or existence of variable interest rates, which reflect current market rates.

Comprehensive Income

SFAS No. 130, Reporting Comprehensive Income, establishes standards for the reporting and display of comprehensive income and its components in the financial statements. For all periods presented, other comprehensive income consisted solely of foreign currency translation adjustments.

Commitments and Contingencies

Liabilities for loss contingencies arising from claim assessments and litigation and other sources are recorded when it is probable that a liability has been incurred and the amount of assessment can be determined. In the opinion of management, after consultation with legal counsel, there are no claims assessments or litigation against the Company.

Revenue Recognition

Revenues from sale of new automobiles and commercial vehicles are recognized upon delivery, passage of risk and benefit, and signing of the sales contract. Revenue from the sale of parts, service and collision repair is recognized upon delivery of parts to the customer or at the time automobile service or repair work is completed.

Revenue from financing service is recognized as interest income by using the interest method. Certain origination costs on receivables are deferred and amortized, using the interest method, over the term of the related receivable as a reduction in financing revenue. The interest on receivables is discontinued at the time a receivable is determined to be uncollectible.

The Company also receives commissions from insurance institutions for referring its customers to buy auto insurance. Commission income is recorded when the referral transactions are closed. Value Added Taxes represent amounts collected on behalf of specific regulatory agencies that require remittance by a specified date. These amounts are collected at the time of sales and are detailed on invoices provided to customers. In compliance with the Emerging Issues Task Force consensus on EITF Issue No. 06-03, the Company accounts for value added taxes on a net basis.

Cost of Sales

For new automobile and commercial vehicle sales, cost of sales consists primarily of the Company’s actual purchase price, less manufacturer’s incentives. For the sales of parts and accessories, cost of sales consists primarily of the actual purchase price. For service and body shop operations, technician labor cost is the primary component of cost of sales.

Advertising

The Company expenses advertising costs as incurred, net of certain advertising credits and other discounts. Advertising expenses from continuing operations totaled approximately $2,013, $2,090 and $988 for the years ended December 31, 2008, 2007 and 2006, respectively, and are included in selling and marketing expense in the accompanying consolidated statements of income.

The Company received certain advertising credits and discounts are the result of automobile manufactures reimbursing or subsidizing the relevant dealership’s promotional costs, which credits and discounts are netted against advertising expenses.  The amount of the advertising credits and other discounts netted against the advertising expenses are as follows:

Period	Amount
Year Ended December 31, 2006	$47,000
Year Ended December 31, 2007	$137,000
Year Ended December 31, 2008	$76,000

Income Taxes

The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109 (“FIN 48”), on January 1, 2007. The Company did not have any material unrecognized tax benefits and there was no effect on its financial condition or results of operations as a result of implementing FIN 48.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carry forwards, and liabilities are measured using enacted tax rates in the applicable tax jurisdiction expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period that includes the enactment date. Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics. Realization of the deferred tax asset is dependent on generating sufficient taxable income in future years.

Segment Reporting

SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, established standards for reporting information about operating segments in financial statements. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and assessing performance. The Company’s total assets and results of operations have been considered to be comprised of two reportable segments: automotive retailing and commercial vehicles sales/leasing. All of the Company’s sales are generated in the PRC and substantially all of the Company’s assets are located in the PRC.

Earnings Per Share

The Company computes earnings per share (“EPS”) in accordance with SFAS No. 128, “Earnings per Share” and SEC Staff Accounting Bulletin No. 98 (“SAB 98”). SFAS No. 128 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as the income available to ordinary shareholders divided by the weighted average ordinary shares outstanding for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential ordinary shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential ordinary shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

The calculation of earnings per share for the years ended December 31, 2008, 2007 and 2006 reflects the retroactive restatement of the Company’s shareholders’ equity to account for the effect of the reverse recapitalization.

As of December 31, 2008, 2007 and 2006, the Company had no potentially dilutive securities.

Recent Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations”, which requires an acquirer to recognize in its financial statements as of the acquisition date (i) the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree, measured at their fair values on the acquisition date, and (ii) goodwill as the excess of the consideration transferred plus the fair value of any non-controlling interest in the acquiree at the acquisition date over the fair values of the identifiable net assets acquired. Acquisition-related costs, which are the costs an acquirer incurs to effect a business combination, are to be accounted for as expenses in the periods in which the costs are incurred and the services are received, except that costs to issue debt or equity securities will be recognized in accordance with other applicable GAAP. SFAS No. 141(R) made significant amendments to other Statement of Financial Accounting Standards and other authoritative guidance to provide additional guidance or to conform the guidance in that literature to that provided in SFAS No. 141(R). SFAS No. 141(R) also provided guidance as to what information is to be disclosed to enable users of financial statements to evaluate the nature and financial effects of a business combination. SFAS No. 141(R) is effective for financial statements issued for fiscal years beginning on or after December 15, 2008. The Company adopted SFAS No. 141(R) on January 1, 2009. The adoption of SFAS No. 141(R) affected how the Company accounted for the Business Combination with ACL.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51”, which requires that ownership interests in subsidiaries held by parties other than the parent, and the amount of consolidated net income, be clearly identified, labeled and presented in the consolidated financial statements. SFAS No. 160 also requires that once a subsidiary is deconsolidated, any retained non-controlling equity investment in the former subsidiary be initially measured at fair value. Sufficient disclosures are required to clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. SFAS No. 160 amends FASB No. 128 to provide that the calculation of earnings per share amounts in the consolidated financial statements will continue to be based on the amounts attributable to the parent. This statement also includes expanded disclosure requirements regarding the interests of the parent and its non-controlling interest. SFAS No. 160 is effective for financial statements issued for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008, and requires retrospective adoption of the presentation and disclosure requirements for existing minority interests. All other requirements are applied prospectively. The Company adopted SFAS No. 160 on January 1, 2009. Financial statements for all periods presented have been adjusted to reflect the retrospective application of SFAS No. 160. The adoption of SFAS No. 160 affected how the Company accounts for its noncontrolling interests.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133”. SFAS No. 161 amends and expands the disclosure requirements of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”. The objective of SFAS No. 161 is to provide users of financial statements with an enhanced understanding of how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations, and how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS No. 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. SFAS No. 161 applies to all derivative financial instruments, including bifurcated derivative instruments (and non-derivative instruments that are designed and qualify as hedging instruments pursuant to paragraphs 37 and 42 of SFAS No. 133) and related hedged items accounted for under SFAS No. 133 and its related interpretations. SFAS No. 161 also amends certain provisions of SFAS No. 133. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. SFAS No. 161 encourages, but does not require, comparative disclosures for earlier periods at initial adoption. The Company adopted SFAS No. 161 on January 1, 2009. The adoption of SFAS No. 161 did not have any impact on the Company’s consolidated financial statement presentation or disclosures.

 (3)  INVESTMENTS IN UNCONSOLIDATED SUBSIDIARIES

The Company’s investments in the following entities are accounted for on the equity method:

	Percentage owned at December 31,
	2008	2007

Hebei Junda Auto Sales & Service Co., Ltd	   	50%
Tian Mei Insurance Agency Co., Ltd	<A>	49%
Cangzhou Hengyuan Auto Sales & Service Co., Ltd	30%	30%
Baoding Tianfu Auto Sales & Service Co., Ltd	<B>	<B>
Shijiazhuang Yiyuan Sales & Service Co., Ltd	<B>	<B>
Baoding Tianhong Auto Sales & Service Co., Ltd	<B>	<B>

<A> During the periods presented, the Company acquired a majority equity interest in this entity and the incremental acquired ownership has been accounted for using the purchase method of accounting. A summary of acquisitions is listed in Note 4.

<B> The investments in the companies were disposed in November 2007 for an aggregate sales price of $887. Details of the gain (loss) on disposition of investments are disclosed in Note 16.

    The investment in the company was disposed in June 2008 for a sales price of $432. Details in gain on disposition of investment are disclosed in Note 16.

Except for Tian Mei Insurance Agency Co., Ltd, which is an insurance agency, all of these entities are engaged in the sale and servicing of automobiles. The Company’s investment in unconsolidated subsidiaries accounted for under the equity method and cost method amounted to $229 and $770 as of December 31, 2008 and 2007, respectively.

The combined results of operations and financial position of the Company’s equity basis investments are summarized as follows:

	Years Ended December 31,
	2008	2007	2006
Revenues	$7,468	$24,957	$98,166
Gross margin	223	1,050	4,754
Net income (loss)	(75)	608	861
Equity in earnings (loss) of unconsolidated subsidiaries	$(40)	$139	$417

	December 31,
	2008	2007
Current assets	$644	$1,475
Non-current assets	446	469
Total assets	1,090	1,944
Current liabilities	327	371
Equity	763	1,573
Total liabilities and equity	$1,090	$1,944

(4)   BUSINESS ACQUISITIONS

The Company acquired various automotive retail franchises and related assets during the years ended December 31, 2008, 2007 and 2006. The Company paid in cash approximately $2,992, $3,265 and $3,018 in 2008, 2007 and 2006, respectively, for automotive retail acquisitions. The following is a summary of entities acquired and the respective equity interests acquired during the periods presented:

	Total %of Equity Interest	2008		2007		2006		Total % of Equity
	as of December 31, 2008	% of Equity Acquired	Acquisition Price	% of Equity Acquired	Acquisition Price	% of Equity Acquired	Acquisition Price	Interest Prior to 2006

Entities
Baoding Tianhua Auto Trade Co., Ltd	100%	-	$-	30%	$82	-	$-	70%
Hebei Meifeng Auto Sales and Service Co., Ltd	100%	-	-	30%	82	-	-	70%
Hebei Shenkang Auto Trade Co., Ltd	100%	-	-	25%	342	-	-	75%
Yuhua Fengtian Auto Sales and Service Co., Ltd	100%	-	-	10%	274	-	-	90%
Hebei Shengmei Auto Trade Co., Ltd	96%	-	-	10%	68	86%	525	-
Hebei Shenwen Auto Trade Co., Ltd	95%	-	-	5%	68	-	-	90%
Guangdehang Auto Trade Co., Ltd	<A>	-	-	88%	1,205	-	-	-
Hebei Liantuo Auto Trade Co., Ltd	90%	10%	834	10%	685	30%	1,537	40%
Xinghua Fengtian Auto Trade Co., Ltd	<B>	-	-	-	-	-	-	79%
Cangzhou Yicang Auto Sales and Service Co., Ltd	55%	-	-	-	-	15%	199	40%
Hebei Junda Auto Trade Co., Ltd	50%	-	-	50%	411		-	-
Tian Mei Insurance Agency Co., Ltd	100%	51%	37	49%	34		-	-
Hebei Yitong Auto Trade Co., Ltd	60%	55%	1,975		-	5%	98	-
Hebei Shengjie Auto Trade Co., Ltd	   	-	-	1%	14	19%	243	80%
Baoding Tianhong Auto Sales & Service Co., Ltd	<D>	-	-	-	-	20%	256	-
Shijiazhuang Yiyuan Sales & Service Co., Ltd	<D>	-	-	-	-	25%	160	-
Baoding Tianfu Sales & Service Co., Ltd	<D>	-	-	-	-	-	-	35%
Hebei Shengda Auto Trading Co., Ltd	80%	10%	146	-	-	-	-	70%
Total			$2,992		$3,265		$3,018

<A> All of the acquired equity interest was disposed in March 2008 for an aggregate sales price of $1,267; and the transactions were classified as discontinued operations. (See Note 5)

<B> 12% of equity interest was disposed in 2007 for a total consideration of $140. (See Note 16)

    All of the acquired equity interest was disposed in November 2007 for an aggregate sales price of $1,314; and the transactions were classified as discontinued operations. (See Note 5)

<D> All of the acquired equity interest was disposed and the gain (loss) on disposal was recorded as other income (expense) in the consolidated statement of income. (See Note 16)

The acquisitions were made to increase the asset portfolio to meet for the growing market demand. They were accounted for using the purchase method of accounting in the periods when the Company acquires a majority of the voting rights (i.e., over 50% of equity interest) of the entities whereby the total purchase price, including transaction expenses, was allocated to tangible and intangible assets acquired based on estimated fair market values, with the remainder classified as goodwill. Net tangible assets were valued at their respective fair values. Acquisitions of less than 50% and more than 20% equity interest are accounted for using the equity method (Note 3). The cost method is used for an equity interest of less than 20%.

Purchase price allocations for business combinations accounted for under the purchase method of accounting for the periods ended were as follows:

	December 31,
	2008	2007
Cash	$731	$3,145
Accounts receivable	24	562
Inventory	2,508	825
Prepayment	2,316	647
Prepaid expenses and current assets	404	145
Property, equipment and leasehold improvements	1,489	522
Goodwill	780	214
Total assets acquired	8,252	6,060

Floor plan notes payable	-	(3,701)
Accounts payable and accrued liabilities	2,090	(1,019)
Notes payable	3,080	-

Net assets acquired	3,082	1,340
Less cash acquired	731	(3,145)
Assets acquired, net of cash	$2,351	$(1,805)

The pro forma consolidated results of continuing operations assuming the 2008, 2007, and 2006 acquisitions had occurred at January 1, 2006, are as follows:

	Years Ended December 31,
	2008	2007	2006

Revenues	$446,844	$324,468	$255,747
Gross profit	25,706	19,653	14,408
Income from operations	12,050	7,271	4,848
Net income	$7,542	$5,385	$4,528

The pro forma information is presented for information purposes and may not necessarily reflect the future results of the Company or the results that would have occurred had the acquisitions occurred as of January 1, 2006.

(5)  DISCONTINUED OPERATIONS

On November 7, 2007, the Company sold its 100% interest of an automotive dealer, Hebei Shengjie Auto Trade Co., Ltd, to an unrelated individual for an aggregate sales price of approximately $1,314. On March 27, 2008, an 88% interest of Guangdehang Auto Trade Co., Ltd was sold to an unrelated entity for an aggregate sales price of approximately $1,267. On December 10, 2008, a 100% interest of Tangshan Boan Auto Trade Co., Ltd. was sold to an unrelated entity for an aggregate sales price of approximately $720. Generally, the sale of an automobile dealership is completed within 60 to 90 days after the date of a sales agreement. The operation of the disposed automotive dealers has been segregated and reported as discontinued operations for all the periods presented in the Company’s consolidated statement of operation presented herein. The results of discontinued operation are as follows:

	Years Ended December 31,
	2008	2007	2006

Revenues	$3,715	$6,195	$3,877
Loss from discontinued operations before income taxes	(327)	(98)	(87)
Gain on disposal of discontinued operations	183	307	-
Income (loss) from discontinued operations, net of taxes	$(144)	$209	$(87)

The assets and liabilities of these businesses have been classified as from discontinued operations for the consolidated balance sheets presented herein.  The assets and liabilities associated with discontinued operations as of December 31, 2008 and 2007 were as follows:

	December 31,
	2008	2007
Cash	$-	$3,519
Inventory	-	923
Accounts receivable	-	629
Other current assets	-	1,100
Property, equipment and leasehold improvements	-	584
Total assets	-	6,755
Floor plan notes payable	-	4,141
Other current liabilities	-	1,140
Total liabilities	$-	$5,281

(6)  ACCOUNTS RECEIVABLE

A summary of accounts receivable is as follows:

	December 31,
	2008	2007
Trade accounts receivable from sales of automobiles	$4,014	$1,489
Contracts-in-transit	43	487
Warranty receivable	215	128
Total	$4,272	$2,104

Contracts-in-transit represent receivables from unrelated finance companies for the portion of the automobiles purchase price financed by customers. These contracts-in-transit are normally collected within the first week following the sale of the related automobiles but not usually longer than 30 days.

The Company performs warranty service work for automobiles sold under a limited warranty provided by manufacturers. The cost of warranty work is reimbursed by the applicable manufacturer at retail consumer rates.

(7)   INVENTORIES

A summary of inventories is as follows:

	December 31,
	2008	2007
New automobiles	$31,068	$23,359
Commercial vehicles	1,232	-
Parts and accessories	4,839	3,440
Others	324	111
Total	$37,463	$26,910

(8)  PREPAID EXPENSES AND OTHER CURRENT ASSETS

A summary of prepaid expenses and other current assets is as follows:

	December 31,
	2008	2007
Short term advances	$525	$7,998
Temporary advance to staff	126	401
Bid bonds and deposit for new dealership	1,259	273
Prepaid rental for land	387	249
Deposits for construction-in-progress	-	232
Prepaid other taxes	2,522	158
Others	655	85

Total	$5,474	$9,396

Short-term advances are advances made to third parties. They are interests-free, unsecured and repayable on demand.

(9)  NET INVESTMENT IN SALES-TYPE LEASES

The following lists the components of the net investment in sales-type leases:
	December 31,
	2008	2007
Minimum lease payments receivable	$26,409	$-
Less: unearned income	(3,050)	-
Net investment in sales-type leases	23,359	-
Less: Current maturities of net investment in sales-type leases	(14,867)	-
Net investment in sales-type leases, net of current maturities	$8,492	$-

Net investment in sales-type leases arises from the sales of commercial vehicles, under which the Company has entered into monthly installment arrangements with the customers for 2 years. The legal titles of the commercial vehicles are not transferred to the customer until the outstanding lease payments are fully settled. Such business segment commenced in April 2008. At December 31, 2008, minimum lease payments for each of the two succeeding fiscal years are $14,867 in 2009 and $8,492 in 2010.

(10)  PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS, NET

A summary of property, equipment and leasehold improvements is as follows:

	December 31,
	2008	2007
Land use rights	$2,554	$264
Buildings and leasehold improvements	13,927	10,057
Furniture and fixtures	3,123	1,371
Machinery and equipment	4,448	3,060
Company automobiles	7,579	5,345
Construction-in-progress	16	301
Others	-	38
Total	31,647	20,436

Less: accumulated depreciation and amortization	4,740	2,406
Property, equipment and leasehold improvements, net	$26,907	$18,030

Depreciation and amortization expense was approximately $3,164, $1,707 and $1,073 for the years ended December 31, 2008, 2007 and 2006, respectively. Construction-in-progress represented the cost of construction work of automotive dealerships which had not yet been completed as of the last day of each reporting period. No depreciation expense is recorded for the construction-in-progress until the assets are placed in service.

(11)  OTHER PAYABLES AND ACCRUED LIABILITES

Other payables and accrued liabilities consist of the following:

	December 31,
	2008	2007

Short-term advances	$529	$935
Deposits received	1,430	831
Amounts due to construction-in-progress contractors	368	327
Accrued expenses	186	138
Salary payable	311	123
Dividend payable	292	44
Other current liabilities	2,073	703

Total	$5,189	$3,101

Dividend payable represents the amount due to the minority shareholders of the Company’s VIEs, which is non-interest bearing, unsecured and will be paid in 2009. Deposits received represented security deposits received from staff, retention fee for constructors and customer deposits. Other current liabilities mainly include payables to office equipment suppliers.

(12)  FLOOR PLAN NOTES PAYABLE

The Company entered into committed facility lines with several financial institutions affiliated with automobile manufacturers to finance substantially all new automobile inventory purchases. As of December 31, 2008 and 2007, the committed facility lines provided for a maximum borrowing capacity of up to approximately $23,630 and $18,769, respectively for purchases of new automobiles from the automobile manufacturers. These committed facility lines usually have a term of one year with options of extension.

The Company also had financing under floor plan arrangements for a term in a range of 180 days to one year with various lenders not affiliated with manufacturers.

Both of the committed facility lines and floor plan arrangements are collateralized by the inventory purchased and/or guaranteed by certain assets owned by affiliates and are required to be repaid upon the sale of the automobiles that have been financed when the sale proceeds are collected by the Company. Interest rates under the committed facility lines and the floor plan arrangements are charged at the bank’s prime rate and payable on a monthly basis. The floor plan borrowings bear interest at rates in the range of 6.64% to 9.36% as of December 31, 2008. However, certain floor plan notes payable-manufacturer affiliated were interest free in the event the note is repaid in 60-90 days.

The Company considered committed facility lines to a party that is affiliated with auto manufacturers from which the Company purchased new automobile inventory to be “Floor plan notes payable-manufacturer affiliated” and all other floor plan notes payable to be “Floor plan notes payable - non - manufacturer affiliated”.

(13)  NOTES PAYABLE

Notes payable represent loans from financial institutions that were used for working capital and capital expenditures purposes. The notes bear interest at rates in the range of 6.24% to7.56% as of December 31, 2008 and have a term within one year.

	December 31,
	2008	2007
Note payable - bank	$3,628	$5,407
Note payable - manufacturer affiliated	293	1,318
Total	$3,921	$6,725

(14)  NOTES PAYABLE, RELATED PARTIES

Historically, the Company has obtained funding from the Company’s executive management and employees to finance the existing operations, including acquisition of new automobiles. The note agreements are repayable on demand or have a term of one year, and bear an interest rate in a range of 5% to 6%. Since 2007, the Company has been gradually repaying the outstanding balances and it was fully repaid in 2008.

(15)  TRADE NOTES PAYABLE

Trade notes payable are presented to certain automotive manufacturers of the Company as a payment against the outstanding trade payables. These notes payable are bank guarantee promissory notes which are non-interest bearing and generally mature within six months. The outstanding bank guarantee promissory notes are secured by restricted cash deposited in banks and automobile inventories.

 (16)  SALE OF INVESTMENT IN AUTOMOTIVE DEALERS

During the years presented, the Company sold investments in certain non-consolidated subsidiaries. The results of operations of the non-consolidated subsidiaries have been included in the consolidated financial statements through the date of disposal. The following table summarizes the investment in the non-consolidated subsidiaries as of the date of sale and the gain on disposal:

	Hebei Junda Auto Trading Co., Ltd	Xinghua Fengtian Auto Trading Co., Ltd	Baoding Tianfu Auto Sales & Service Co., Ltd	Baoding Tian -hong Auto Sales & Service Co., Ltd	Shijia- zhuang Yiyuan Sales & Service Co., Ltd

Disposal Date	June 2008	December 2007	November 2007	November 2007	November 2007
Current assets	$1,615	$4,636	$3,237	$5,138	$2,403
Property, equipment and improvement, net	672	1,104	764	631	196
Total assets	2,287	5,740	4,001	5,769	2,599
Total liabilities	1,520	4,030	2,580	4,310	2,023
Net assets	767	1,710	1,421	1,459	576
% of equity interest disposed	50%	12%	35%	20%	25%
Investment in entities	384	230	470	304	143
Consideration	432	140	460	263	164
Gain (loss) on sales (included in other income)	$48	$(90)	$(10)	$(41)	$21

(17)  INCOME TAXES

Cayman Islands

Under the current tax laws of the Cayman Islands, the Company and its subsidiaries are not subject to tax on their income or capital gains.

Hong Kong

The Company’s subsidiary in Hong Kong did not have assessable profits that were derived from Hong Kong during the years ended December 31, 2008, 2007 and 2006. Therefore, no Hong Kong profit tax has been provided for in the years presented.

China

The regular federal income tax in China is 33%. Certain of the Company’s dealership subsidiaries were granted tax incentives in connection with the compliance with the Employment Promotion Law and the Regulation for the Employment of Disabled Persons whereby the qualified subsidiaries were exempted from paying any income taxes for a period of two to three years or enjoyed a 50% discounted income tax rate. Effective January 1, 2008, the National People’s Congress of China enacted a new PRC Enterprise Income Tax Law, under which foreign invested enterprises and domestic companies would be subject to enterprise income tax at a uniform rate of 25%.

The income tax provision (benefit) in the consolidated statements of income is as follows:

	Years Ended December 31,
	2008	2007	2006

Current	$3,441	$1,112	$57
Deferred	(432)	(129)	(86)

Total	$3,009	$983	$(29)

The tax effects of temporary differences representing deferred income tax assets (liabilities) result principally from the following:

	December 31,
	2008	2007
Current
Deferred income tax assets:
Accrued liabilities	$-	$57
Deferred expenses	86	-
Tax loss carry forward	934	120

Total deferred income tax assets – current	$1,020	$177

	December 31,
	2008	2007
Non-current
Deferred income tax assets
Depreciation	$230	$65
Appraisal of assets acquired	112	98
Total deferred income tax assets – non-current	342	163

Deferred income tax liabilities:
Appraisal of assets acquired	273	157
Deferred income	474	-
Total deferred income tax liabilities – non-current	747	157
Net deferred income tax assets (liabilities) – non-current	$(405)	$6

At December 31, 2008, the Company had $3,298 of taxable loss carry forwards that expire through December 31, 2012.

The difference between the effective income tax rate and the expected statutory rate was as follows:

	Years Ended December 31,
	2008	2007	2006

Statutory rate	25.0%	33.0%	33.0%
Non-taxable income	(2.0)	(14.9)	(38.5)
Tax effect of tax losses recognized (utilized)	7.3	(0.2)	2.7
Tax effect of unrecognized temporary differences	(3.4)	(0.2)	1.8

Effective tax rate	26.9%	17.7%	(1.0)%

On January 1, 2007, the Company adopted the provisions of FIN 48. This interpretation requires companies to determine whether it is more likely than not that a tax position will be sustained upon examination by the appropriate taxing authorities before any part of the benefit can be recorded in the financial statements.

Management has performed an analysis of its tax positions, in accordance with FIN 48, and has determined that the Company has no material uncertain tax positions that are more likely than not of being sustained for the full amount claimed, or to be claimed, on its applicable tax returns for the year ended December 31, 2008.

(18)  DIVIDEND PAYMENT RESTRICTIONS

Substantially all of the Company’s retained earnings as well as net assets are attributable to its VIEs. Pursuant to the relevant accounting principles and financial regulations applicable to companies established in the PRC, certain percentage of the after-tax net income is restricted and required to be allocated to a general statutory reserve until the balance of the fund has reached 50% of the Company’s registered capital. The statutory reserve fund can be used to increase the registered capital and eliminate future losses of the companies; it cannot be distributed to shareholders except in the event of a solvent liquidation of the companies.

(19)  COMMITMENTS

Dealership Agreements

The Company operates dealerships under franchise agreements with a number of automotive manufacturers. These agreements are non-exclusive agreements that allow the Company to stock, sell and service cars, equipment and products of the automotive manufacturers in the Company’s defined market. The agreements allow the Company to use the manufacturers’ names, trade symbols and intellectual property. The manufacturers have the right to approve the changes of ownership of the dealers and the agreements expire as follows:

Distributor	Expiration Date	Percentage of Sales Years Ended December 31,
		2008	2007	2006

Audi	2008 - 2009	26%	29%	*
Toyota	2008 - 2009	17%	17%	25%
Beijing Hyundai	2009 - Indefinite	18%	16%	30%
Buick	2008 - 2010	10%	*	*
BMW	2009	*	11%	13%
Ford	2010 - Indefinite	*	*	15%
Chevrolet	2009	*	*	*
MAZDA	2009	-	*	-
ROEWE	2010	*	*	-
ISUZU	Indefinite	-	*	*
Cadillac	2009	*	*	-
Peugeot	2009	*	*	-

* represented less than 10% of sales generated for the periods.

Capital Commitments

From time to time, the Company engages in construction contracts to add new and expanded dealership capacity which typically involve a significant capital commitment. Future minimum payments under the construction contracts as of December 31, 2008 are $45.

Lease Commitments

The Company leases certain facilities under long-term, non-cancelable leases and month-to- month leases. These leases are accounted for as operating leases. Rent expense amounted to $1,348, $871 and $563 for the years ended 2008, 2007 and 2006, respectively.

Future minimum payments under long-term, non-cancelable leases as of December 31, 2008, are as follows:

Years Ending December 31,	Future Minimum Payments

2009	$1,748
2010	1,659
2011	1,473
2012	1,299
2013	1,328
2014 and later	17,599
Total	$25,106

(20)  SEGMENT REPORTING

The Company measures segment income (loss) as income (loss) from continuing operations less depreciation and amortization.  The reportable segments are components of the Company which offer different products or services and are separately managed, with separate financial information available that is separately evaluated regularly by the chief financial officer in determining the performance of the business.  Prior to January 1, 2008, the Company had operated in a single operating and reporting segment of automotive retail sales and service. During 2008, the Company developed another business segment, commercial vehicles sales/leasing. Information regarding the two operating segments is presented in the following table:

	Year Ended December 31, 2008
	Automotive Retailing	Commercial Vehicles	Total

Revenue	$406,526	$36,298	$442,824
Interest income	549	11	560
Interest expense	2,800	5	2,805
Depreciation and amortization	2,913	251	3,164
Income from reportable segments	11,175	1,370	12,545
Equity in loss of unconsolidated subsidiaries			(40)
Noncontrolling interest			(1,309)

Income from continuing operations before income taxes			$11,196

(21)  RELATED PARTY BALANCES AND TRANSACTIONS

During the years presented, the Company paid certain operating expenses on behalf of various companies affiliated with the Company’s Chairman and CEO, Mr. Yong Hui Li (“Mr. Li”), and companies which were formerly controlled by the Company. The Company has advanced these funds to each of these companies on a non-interest bearing and unsecured basis.  Such advances are due on demand by the Company. The outstanding amounts due from related parties as of December 31, 2008 and 2007 were as follows:

		December 31,
	Notes	2008	2007

Due from affiliates:
Shijazhuang Zhicheng Property Management Co., Ltd.	(1)	$-	$2,634
Kinbow Capital & Holding Group Co., Ltd	(1)	-	1,615
Beijing Qianbo Auto Trading Co., Ltd	(1)	-	1,033
Beijing Tonghe Shenyuan Business & Trading Co., Ltd	(1)	-	205

Total		$-	$5,487
Due from unconsolidated subsidiary:
Cangzhou Hengyuan Auto Trading Co., Ltd.	(2)	$529	$-

Notes:
(1)  Companies controlled by the Company’s ultimate shareholder (Ms. Yan Wang) prior to the transaction with AutoChina International Limited (formerly Spring Creek Acquisition Corp.) (See Note 23).  Ms. Yan Wang was the 100% shareholder of Honest Best International Limited, the holding company for AutoChina Group Inc. prior to the transaction with AutoChina International Limited, and is the wife of Mr. Yong Hui Li.
(2)  Companies that were formerly owned by the Company.

During the years presented, the Company has borrowed from various companies affiliated with Mr. Li, and companies which were formerly controlled by the Company. The amount due to Beiguo Commercial Building Limited from the Company bears interest of 4% per annum. Each of the other loans was entered into to satisfy the Company’s short-term capital needs and is non-interest bearing. In addition, the payable balances of each loan are unsecured and due on demand by the lender. The outstanding amounts due to related parties as of December 31, 2008 and 2007 were as follows:

		December 31,
	Notes	2008	2007

Due to affiliates:
Mr. Li	(3)	$5,125	$-
Beiguo Commercial Building Limited	(4)	2,272	-
Hebei Kaiyuan Real Estate Co., Ltd	(1)	769	136
Hebei Shengrong Auto Parts Co., Ltd	(2)	-	1,895
Shijiazhuang Yiyuan Auto Trading Co., Ltd	(2)	-	41
Baoding Tianfu Auto Trading Co., Ltd		-	3
Total		$8,166	$2,075

Notes:
(1) Companies controlled by the Company’s ultimate shareholder (Ms. Yan Wang) prior to the transaction with AutoChina International Limited (formerly Spring Creek Acquisition Corp.) (See Note 23).  Ms. Yan Wang was the 100% shareholder of Honest Best International Limited, the holding company for AutoChina Group Inc. prior to the transaction with AutoChina International Limited, and is the wife of Mr. Yong Hui Li.
(2) Companies that were formerly owned by the Company.
(3) The Company’s Chairman and CEO.
(4) Company of which Mr. Yong Hui Li is the indirect beneficial owner of approximately 15.28%.

During the years presented, the Company has obtained the customer deposits for sales of automobiles from a company affiliated with Mr. Li, and is non-interest bearing. In addition, the payable balances of each loan are unsecured and due on demand by the lender. The outstanding amounts due to related parties as of December 31, 2008 and 2007 were as follows:

		December 31,
Customer deposit, related party:	Notes:	2008	2007
Beiguo Commercial Building Limited	(1)	$16,095	$-

Note:
(1) Company of which Mr. Yong Hui Li is the indirect beneficial owner of approximately 15.28%.

During the years presented, the Company sold and purchased automobiles and spare parts to and from affiliates. The details of the related party transactions were as follows:

			Years Ended December 31,
	Notes		2008	2007	2006

Related Parties Transactions
Hebei Kaiyuan Doors & Windows Manufacturing Co., Ltd	(1)	(a)	$-	$8,649	$-
Shijiazhuang Zhicheng Property Management Co., Ltd	(1)	(b)	3,937	2,529	-
Shijiazhuang Zhicheng Property Management Co., Ltd	(1)	(a)	3,911	-	-
Hebei Beiguo Kaiyuan Shopping Mall Co., Ltd	(2)	(b)	-	2,058	10,577
Hebei Kaiyuan Real Estate Co., Ltd	(1)	(a)	39,553	1,958	-
Hebei Kaiyuan Real Estate Co., Ltd	(1)	(b)	2,770	-	3,853
Hebei Kaiyuan Real Estate Co., Ltd	(1)	(e)	757	-	1,129
Kinbow Capital & Holding Group Co., Ltd	(1)	(b)	374	973	1,054
Beijing Tonghe Shenyuan Business & Trading Co., Ltd	(1)	(a)	-	-	615
Beijing Tonghe Shenyuan Business & Trading Co., Ltd	(1)	(b)	360	460	-
Beijing Qianbo Auto Trading Co., Ltd	(1)	(b)	3,009	394	571
Beijing Qianbo Auto Trading Co., Ltd	(1)	(c)	81	183	35
Beijing Qianbo Auto Trading Co., Ltd	(1)	(d)	271	-	232
Beijing Qianbo Auto Trading Co., Ltd	(1)	(e)	-	-	176
Baoding Tianfu Auto Trading Co., Ltd	(2)	(b)	-	-	100
Baoding Tianfu Auto Trading Co., Ltd	(2)	(c)	-	84	58
Baoding Tianfu Auto Trading Co., Ltd	(2)	(d)	2	48	9
Shijiazhuang Yiyuan Auto Trading Co., Ltd	(2)	(a)	420	39	-
Shijiazhuang Yiyuan Auto Trading Co., Ltd	(2)	(b)	-	-	125
Beijing Kinbow Sunshine Auto Trading Co., Ltd	(1)	(a)	144	-	-
Beijing Kinbow Sunshine Auto Trading Co., Ltd	(1)	(d)	-	-	126
Hebei Xinchang Shengyuan Auto Sales Co., Ltd	(2)	(b)	576	-	-
Cangzhou Hengyuan Auto Trading Co., Ltd	(2)	(b)	648	-	-
Cangzhou Hengyuan Auto Trading Co., Ltd	(2)	(c)	1,831	-	-
Cangzhou Hengyuan Auto Trading Co., Ltd	(2)	(d)	1	-	-
Hebei Xuwei Trading Co., Ltd	(1)	(a)	2,476	-	-
Hebei Xuwei Trading Co., Ltd	(1)	(b)	2,476	-	-
Hebei Shengrong Auto parts Co., Ltd	(2)	(b)	12,369	-	-
Hebei Guangdehang Auto Trading Co., Ltd	(2)	(c)	2	-	-
Hebei Guangdehang Auto Trading Co., Ltd	(2)	(d)	4	-	-
Beiguo Commercial Building Limited	(3)	(c)	7,598	-	-
Beiguo Commercial Building Limited	(3)	(f)	16,095	-	-

Notes:
(1)  Companies controlled by the Company’s ultimate shareholder (Ms. Yan Wang) prior to the transaction with AutoChina International Limited (formerly Spring Creek Acquisition Corp.) (See Note 23).  Ms. Yan Wang was the 100% shareholder of Honest Best International Limited, the holding company for AutoChina Group Inc. prior to the transaction with AutoChina International Limited, and is the wife of Mr. Yong Hui Li.
(2)  Companies that were formerly owned by the Company.
(3) Company of which Mr. Yong Hui Li is the indirect beneficial owner of approximately 15.28%.

Nature of transaction:
(a) Loan to the Company during the period. The amounts were interest-free, unsecured and repayable on demand.
(b) Short-term advance from the Company. The amounts were interest-free, unsecured and payable on demand.
(c) Sale of automobiles to the Company during the year.
(d) Purchase of automobiles from the Company during the year.

(e) Sales of investments in subsidiary/affiliates during the year.
(f) Customer deposits received by the Company from affiliates for the purpose of automobiles.

Mr. Li, AutoChina’s Chairman and CEO, is the indirect beneficial owner of approximately 15.28% of Beiguo Commercial Building Limited. Commencing in September 2008, Beiguo began to provide short term financing for the Company’s commercial vehicle financing business. The Company pays a financing charge of approximately 4% per annum premium to Beiguo for the funds obtained due to this financing arrangement, in part because the financing arrangement is guaranteed by Mr. Li, who has a long term business relationship with Beiguo, on behalf of the Company.

(22) ORDINARY SHARES AND PREFERRED SHARES

The Company is authorized to issue 50,000,000 ordinary shares with a par value $0.001 per share.

The Company is authorized to issue 1,000,000 shares of preferred stock with a par value $0.001 per share, and with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2008, 2007 and 2006, the Company had not issued any preferred shares.

(23)  SUBSEQUENT EVENTS

On February 4, 2009, the Company entered into a share exchange agreement with AutoChina International Limited (formerly Spring Creek Acquisition Corp.), a public company quoted on the OTC Bulletin Board (“ACL”), whereby ACL agreed to issue 8,606,250 ordinary shares (10% of which are to be retained in an escrow account and subject to future release based on meeting certain earn-out targets for the 2009 fiscal year) in exchange for 100% of the capital stock of the Company, subject to approval by ACL’s shareholders and various other closing conditions.  Upon closing of the transaction on April 9, 2009, and the effect of various equity-based transactions entered into by ACL, the Company and affiliates of the Company during April 2009, the shareholders of the Company owned approximately 87.5% of the issued and outstanding ordinary shares of ACL at such date.  The transaction will be treated as a reverse recapitalization of the Company, i.e., a capital transaction involving the issuance of stock by the Company for the stock of ACL.

On June 15, 2009, Kaiyuan Real Estate Development Co., Ltd. (“Hebei Kaiyuan”), the registered shareholder of Hebei Huaan Investment Co. and Hebei Huiyin Investment Co. (together the “Dealership Subsidiaries”) entered into an acquisition agreement (the “Agreement”) with Shanghai Dexin Investment and Management Co., Ltd., a subsidiary of Xinjiang Guanghui Industry Investment (Group) Co. (“Xinjiang”). The Company controls the Dealership Subsidiaries through certain contractual arrangements between Hebei Kaiyuan and Hebei Chuanglian Trade Co., Ltd. (“Chuanglian”), a wholly owned subsidiary of the Company.  Pursuant to the Agreement, Xinjiang will acquire all of the outstanding securities of the Dealership Subsidiaries, which together comprise all of the Company’s consumer automotive dealership business.

In consideration of the acquisition, Xinjiang will pay Hebei Kaiyuan approximately RMB470 million ($68.8 million). The final purchase price will be the sum of (i) RMB435 million, and (ii) the increase in value of the Dealership Subsidiaries’ net assets from January 1, 2009 to June 30, 2009. The net earnings of the consumer automotive dealership business subsequent to June 30, 2009 will be allocated to Xinjiang at closing.  The valuation shall be based on the New Accounting Standard for Business Enterprises of China. The Company expects to utilize the net proceeds to expand its commercial vehicle sales and leasing business.  Kaiyuan and Xinjiang made customary representations and warranties in the Agreement. The transaction is subject to the satisfaction of customary closing conditions, which include obtaining certain third party consents, and is currently expected to close during December 2009.

AUTOCHINA INTERNATIONAL LIMITED
(FORMERLY SPRING CREEK ACQUISITION CORP.)
(a corporation in the development stage)

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors
AutoChina International Limited

We have audited the accompanying balance sheet of AutoChina International Limited (formerly   Spring Creek Acquisition Corp.) (a development stage company) as of December 31, 2008, and the related statements of operations, stockholders’ equity and cash flows for the periods from January 1, 2008 to December 31, 2008, and October 16, 2007 (date of inception) to December 31, 2008 (cumulative). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AutoChina International Limited as of December 31, 2008, and the results of its operations and its cash flows for the periods from January 1, 2008 to December 31, 2008, and October 16, 2007 (date of inception) to December 31, 2008 (cumulative), in conformity with accounting principles generally accepted in the United States of America.

/s/ Crowe Horwath LLP

Sherman Oaks, California
May 27, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
AutoChina International Limited
Formerly Spring Creek Acquisition Corp.

We have audited the accompanying balance sheet of AutoChina International Limited (formerly Spring Creek Acquisition Corp.) (a corporation in the development stage) as of December 31, 2007, and the related statements of operations, stockholders’ equity and cash flows for the period from October 16, 2007 (inception) to December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AutoChina International Limited (formerly Spring Creek Acquisition Corp.) as of December 31, 2007, and the results of its operations and its cash flows for the period from October 16, 2007 (inception) to December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/ UHY LLP
New York, New York
March 5, 2008

AUTOCHINA INTERNATIONAL LIMITED
(FORMERLY SPRING CREEK ACQUISITION CORP.)
(a corporation in the development stage)

BALANCE SHEETS

	December 31,
	2008	2007

ASSETS
Current assets:
Cash	$77,128	$628
Money market funds - held in trust	40,855,363	—
Prepaid expenses	9,538	—
Deferred offering costs	—	199,957
Total assets (all current)	$40,942,029	$200,585

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$286,306	$99,013
Deferred underwriting fees payable	1,449,000	—
Deferred interest on funds held in trust	58,996	—
Notes payable to stockholders	—	100,000
Total current liabilities	1,794,302	199,013

Ordinary shares subject to possible redemption – 2,069,999 shares at redemption value	16,270,192	—

Commitments and contingencies

Stockholders’ equity:
Preferred shares, $0.001 par value, authorized - 1,000,000 shares issued - none	—	—
Ordinary shares, $0.001 par value authorized - 50,000,000 shares issued and outstanding - 6,468,750 shares (inclusive of 2,069,999 shares subject to possible redemption) at December 31, 2008, and 1,293,750 shares at December 31, 2007	6,469	1,294
Additional paid-in capital	23,040,035	23,706
Deficit accumulated during the development stage	(168,969)	(23,428)
Total stockholders’ equity	22,877,535	1,572
Total liabilities and stockholders’ equity	$40,942,029	$200,585

The accompanying notes are an integral part of these financial statements.

AUTOCHINA INTERNATIONAL LIMITED
(FORMERLY SPRING CREEK ACQUISITION CORP.)
  (a corporation in the development stage)

STATEMENTS OF OPERATIONS

	Year Ended December 31,	Period from October 16, 2007 (Inception) to December 31,	Period from October 16, 2007 (Inception) to December 31, 2008
	2008	2007	(Cumulative)

Revenues	$—	$—	$—
Operating expenses	327,935	23,428	351,363
Operating loss	(327,935)	(23,428)	(351,363)
Interest income	733,745	—	733,745
Acquisition costs	(492,355)	—	(492,355)
Loss before allocation of trust account interest	(86,545)	(23,428)	(109,973)
Trust account interest allocable to shares subject to possible redemption	(58,996)	—	(58,996)
Net loss attributable to ordinary stockholders	$(145,541)	$(23,428)	$(168,969)

Net loss per ordinary share — Basic and diluted	$(0.03)	$(0.02)
Weighted average ordinary shares outstanding — Basic and diluted	5,635,143	1,293,750

The accompanying notes are an integral part of these financial statements.

(FORMERLY SPRING CREEK ACQUISITION CORP.)
  (a corporation in the development stage)

STATEMENT OF STOCKHOLDERS’ EQUITY
FOR THE PERIOD FROM OCTOBER 16, 2007 (INCEPTION) TO DECEMBER 31, 2008

	Ordinary Shares		Additional Paid-in	Deficit Accumulated During the Develop- ment	Total Stockholders’
	Shares	Amount	Capital	Stage	Equity

Balance, October 16, 2007 (inception)	—	$—	$—	$—	$—
Sale of ordinary shares to initial stockholders for cash at $0.02 per share	1,293,750	1,294	23,706	—	25,000
Net loss for the period from October 16, 2007 (inception) to December 31, 2007	—	—	—	(23,428)	(23,428)
Balance, December 31, 2007	1,293,750	1,294	23,706	(23,428)	1,572
Sale of shares and warrants in private placement and public offering, net of offering costs of $3,538,403	5,175,000	5,175	39,286,421	—	39,291,596
Sale of unit purchase option to underwriters	—	—	100	—	100
Shares reclassified to “Ordinary shares subject to possible redemption”	—	—	(16,270,192)	—	(16,270,192)
Net loss attributable to ordinary stockholders for the year ended December 31, 2008	—	—	—	(145,541)	(145,541)
Balance, December 31, 2008	6,468,750	$6,469	$23,040,035	$(168,969)	$22,877,535

The accompanying notes are an integral part of these financial statements.

AUTOCHINA INTERNATIONAL LIMITED
(FORMERLY SPRING CREEK ACQUISITION CORP.)
  (a corporation in the development stage)

STATEMENTS OF CASH FLOWS

	Year Ended December 31,	Period from October 16, 2007 (Inception) to December 31,	Period from October 16, 2007 (Inception) to December 31, 2008
	2008	2007	(Cumulative)

Cash flows from operating activities
Net loss attributable to ordinary stockholders	$(145,541)	$(23,428)	$(168,969)
Adjustments to reconcile net loss attributable to ordinary stockholders to net cash provided by operating activities:
Changes in operating assets and liabilities:
(Increase) decrease in -
Prepaid expenses	(9,538)	—	(9,538)
Increase (decrease) in -
Accounts payable and accrued expenses	187,293	99,013	286,306
Net cash provided by operating activities	32,214	75,585	107,799

Cash flows from investing activities
Funds placed in trust account from offerings	(40,671,000)	—	(40,671,000)
Increase in trust account from interest income earned, net of allocation to shares subject to possible redemption	(674,750)	—	(674,750)
Withdrawals from trust account	549,382	—	549,382
Net cash used in investing activities	(40,796,368)	—	(40,796,368)

Cash flows from financing activities
Proceeds from initial sale of ordinary shares	—	25,000	25,000
Gross proceeds from private placement	1,430,000	—	1,430,000
Gross proceeds from public offering	41,400,000	—	41,400,000
Payments of offering costs	(1,889,446)	(199,957)	(2,089,403)
Proceeds from underwriter’s purchase option	100	—	100
Proceeds from stockholders loan	—	100,000	100,000
Repayment of stockholders loan	(100,000)	—	(100,000)
Net cash provided by (used in) financing activities	40,840,654	(74,957)	40,765,697

Net increase in cash	76,500	628	77,128
Balance at beginning of period	628	—	—
Balance at end of period	$77,128	$628	$77,128

Cash paid for:
Interest	$—	$—	$—
Income taxes	$—	$—	$—

Supplemental schedule of non-cash investing and financing activities:
Increase in deferred underwriting fees payable	$1,449,000	$—	$1,449,000
Ordinary shares subject to possible redemption	$16,270,192	$—	$16,270,192
Allocation of trust account interest relating to ordinary shares subject to possible redemption	$58,996	$—	$58,996

The accompanying notes are an integral part of these financial statements.

AUTOCHINA INTERNATIONAL LIMITED
(FORMERLY SPRING CREEK ACQUISITION CORP.)
 (a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS

Year Ended December 31, 2008, Period from October 16, 2007 (Inception) to December 31, 2007, and Period from October 16, 2007 (Inception) to December 31, 2008 (Cumulative)

1. Organization and Proposed Business Operations

AutoChina International Limited (formerly Spring Creek Acquisition Corp.) (the “Company”) was incorporated in the Cayman Islands on October 16, 2007 as a “blank check” company formed for the purpose of acquiring, through a merger, stock exchange, asset acquisition or other similar business combination, or control through contractual arrangements, one or more operating business located in the Greater China region, which includes Hong Kong, Macau and Taiwan (“Greater China”).

At December 31, 2008, the Company had not yet commenced any business operations and is therefore considered a “corporation in the development stage.”  All activity through December 31, 2008 has been related to the Company’s formation, capital raising efforts (as described below), and efforts to acquire a business. The Company is subject to the risks associated with development stage companies. The Company has selected December 31 as its fiscal year-end.

The Company’s ability to acquire an operating business was contingent upon obtaining adequate financial resources through a private placement in accordance with Regulation D under the Securities Act of 1933, as amended (the “Private Placement”), and an initial public offering (the “Public Offering”, and together with the Private Placement, the “Offerings”), which are discussed in Note 3. The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Offerings, although substantially all of the net proceeds of the Offerings are intended to be generally applied toward consummating a business combination with an operating company located in the Greater China region. As used herein, a “target business” shall include one or more operating business located in the Greater China region, and a “business combination” shall mean the acquisition by the Company of such a target business.

If the Company had been unable to complete a business combination by August 27, 2009, the Company's Amended and Restated Memorandum and Articles of Association provided for mandatory liquidation of the Company, without stockholder approval, unless the Company's existence was extended or made permanent by an amendment to the Articles of Association authorized by the vote of holders of a majority of all outstanding shares entitled to vote.

On February 4, 2009, the Company entered into a share exchange agreement with AutoChina Group Inc. (“AutoChina”) and the selling shareholders party thereto (“Sellers”), which owned 100% of the issued and outstanding equity securities of AutoChina.  On April 9, 2009, the Company completed its definitive share exchange agreement. The acquisition was completed after the Company’s shareholders voted to approve the acquisition at its special meeting of stockholders on April 8, 2009. In conjunction with the acquisition, the Company subsequently changed its name to AutoChina International Limited.  Additional information with regard to this transaction is provided at Note 10.

2. Summary of Significant Accounting Policies

Income Taxes

The Company accounts for income taxes pursuant to Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS No. 109”), which establishes financial accounting and reporting standards for the effects of income taxes that result from an enterprise’s activities during the current and preceding years. SFAS No. 109 requires an asset and liability approach for financial accounting and reporting for income taxes.

Effective October 16, 2007 (inception), the Company adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109, Accounting for Income Taxes” (“FIN 48”). FIN 48 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under FIN 48, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. FIN 48 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures.  The adoption of the provisions of FIN 48 did not have a material effect on the Company’s financial statements. As of December 31, 2008, no liability for unrecognized tax benefits was required to be recorded. The Company’s policy is to record interest and penalties on uncertain tax provisions as income tax expense. As of December 31, 2008, the Company has no accrued interest or penalties related to uncertain tax positions.

Under current Cayman Island laws, the Company is not subject to income taxes in the Cayman Islands. In addition,  the Company is not currently subject to income taxes in any other jurisdiction. Accordingly, no income tax expense (benefit) has been recognized with respect to the Company’s net income (loss) incurred from October 16, 2007 (Inception) through December 31, 2008.

Earnings Per Share

The Company computes earnings (loss) per share (“EPS”) in accordance with Statement of Financial Accounting Standards No. 128, “Earnings per Share” (“SFAS No. 128”) and SEC Staff Accounting Bulletin No. 98 (“SAB 98”).  SFAS No. 128 requires companies with complex capital structures to present basic and diluted EPS.  Basic EPS is measured as the income available to ordinary shareholders divided by the weighted average ordinary shares outstanding for the period.  Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential ordinary shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later.  Potential ordinary shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

Loss per common share is computed by dividing net loss available to ordinary stockholders by the weighted average number of ordinary shares outstanding during the respective periods. Basic and diluted loss per common share are the same for all periods presented because all potentially dilutive securities are anti-dilutive.

At December 31, 2008, potentially dilutive securities consisted of outstanding warrants and options to acquire an aggregate of 7,505,000 ordinary shares, as follows:

Insider warrants	1,430,000
Public warrants	5,175,000
Underwriters’ unit purchase option	900,000
Total	7,505,000

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times exceed the Federal depository insurance coverage of $250,000 through December 31, 2008. The Company has not experienced losses on these accounts to date and management believes the Company is not exposed to significant risks on such accounts.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The carrying amounts of all of the Company’s financial instruments, including cash, prepaid expenses, accounts payable and accrued expenses, deferred underwriting fees payable, and deferred interest on funds held in trust approximate their respective fair values, due to the short-term nature of these items.

Share-Based Payments

The Company accounts for share-based payments pursuant to Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (“SFAS No. 123R”). SFAS No. 123R requires all share-based payments, including grants of employee stock options to employees, to be recognized in the financial statements based on their fair values. The Company adopted SFAS No. 123R on October 16, 2007 (inception). The Company expects that SFAS No. 123R could have a material impact on the Company’s financial statements to the extent that the Company grants stock-based compensation in future periods.  As of December 31, 2008, the Company had not granted any stock options.

Acquisition Costs

Acquisition costs of $492,355 consist principally of legal fees, accounting fees, consulting and advisory fees, and other outside costs that were incurred by the Company during 2008 and are related to the business combination (see Note 10).  As a result of the adoption of SFAS No. 141(R) effective January 1, 2009, as well as the completion of the reverse acquisition transaction completed on April 9, 2009, such costs were charged to operations as incurred during the year ended December 31, 2008.

Ordinary Shares Subject to Possible Redemption

Ordinary shares subject to possible redemption of $16,270,192 is presented outside of stockholders’ equity on the Company’s balance sheet at December 31, 2008, and represents 40% less one share sold in the Company’s initial public offering in February and March 2008 (equivalent to 2,069,999 shares) at $7.86 per share, which is the per share net offering proceeds received by the Company. This represents the maximum amount of shares that the company would have been required to redeem upon consummation of a business combination. The amount not so redeemed will be reclassified to equity.

Deferred Interest on Funds Held in Trust

Deferred interest on funds held in trust consists of the 40% less one share portion of the interest earned on the funds held in trust, reduced by certain permitted withdrawals, including income taxes and up to $1,050,000 of interest earned on the trust account that can be released to the Company to fund the working capital needs of the Company.  This is the maximum amount that the Company would be obligated to pay to stockholders who elect to have their stock redeemed by the Company without resulting in a rejection of a business combination.

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS No. 157”), which establishes a framework for measuring fair value in accordance with generally accepted accounting principles, clarifies the definition of fair value within that framework and expands disclosures about fair value measurements.  SFAS No. 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value, except for the measurement of share-based payments. The Company adopted SFAS No. 157 on January 1, 2008.  Additional disclosure required as a result of the Company’s implementation of SFAS No. 157 in 2008 is presented at Note 4.  However, since the issuance of SFAS No. 157, the FASB has issued several FASB Staff Positions (FSPs) to clarify the application of SFAS No. 157.  FSPs apply to financial assets within the scope of accounting pronouncements that require or permit fair value measurements in accordance with SFAS No. 157.  In February 2008, the FASB released FSP No. 157-2, “Effective Date of FASB Statement No. 157”, which delayed the effective date of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually).  In October 2008, the FASB issued FSP No. 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active”, which clarifies the application of SFAS No. 157 in a market that is not active and provides guidance in key considerations in determining the fair value of a financial asset when the market for that financial asset is not active.  FSP No. 157-3 became effective immediately, and includes prior period financial statements that have not yet been issued.  In April 2009, the FASB issued FSP No. 157-4, “Determining the Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly”, which provides additional guidance for estimating fair value in accordance with SFAS No. 157, when the volume and level of activity for the asset or liability have significantly decreased.  FSP No. 157-4 also provides guidance on identifying circumstances that indicate a transaction is not orderly.  FSP No. 157-4 is effective for interim and periods ending after June 15, 2009, and shall be applied prospectively. The adoption of SFAS No. 157 and the related FSP’s did not have any impact on the Company’s consolidated financial statements, except for additional disclosures as described at Note 4.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”), which provides companies with an option to report selected financial assets and liabilities at fair value. SFAS No. 159’s objective is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. Generally accepted accounting principles have required different measurement attributes for different assets and liabilities that can create artificial volatility in earnings. SFAS No. 159 helps to mitigate this type of accounting-induced volatility by enabling companies to report related assets and liabilities at fair value, which would likely reduce the need for companies to comply with detailed rules for hedge accounting. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 requires companies to provide additional information that will help investors and other users of financial statements to more easily understand the effect of the Company’s choice to use fair value on its earnings. SFAS No. 159 also requires companies to display the fair value of those assets and liabilities for which the Company has chosen to use fair value on the face of the balance sheet. SFAS No. 159 does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in SFAS No. 157 and SFAS No. 107.  The Company adopted SFAS No. 159 on January 1, 2008, but did not elect the fair value option for any financial assets or liabilities. Accordingly, the adoption of SFAS No. 159 did not have any impact on the Company’s consolidated financial statement presentation or disclosures.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141(R), “Business Combinations” (“SFAS No. 141(R)”), which requires an acquirer to recognize in its financial statements as of the acquisition date (i) the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree, measured at their fair values on the acquisition date, and (ii) goodwill as the excess of the consideration transferred plus the fair value of any noncontrolling interest in the acquiree at the acquisition date over the fair values of the identifiable net assets acquired. Acquisition-related costs, which are the costs an acquirer incurs to effect a business combination, will be accounted for as expenses in the periods in which the costs are incurred and the services are received, except that costs to issue debt or equity securities will be recognized in accordance with other applicable GAAP. SFAS No. 141(R) makes significant amendments to other Statement of Financial Accounting Standards and other authoritative guidance to provide additional guidance or to conform the guidance in that literature to that provided in SFAS No. 141(R). SFAS No. 141(R) also provides guidance as to what information is to be disclosed to enable users of financial statements to evaluate the nature and financial effects of a business combination. SFAS No. 141(R) is effective for financial statements issued for fiscal years beginning on or after December 15, 2008. The Company adopted SFAS No. 141(R) on January 1, 2009.  The adoption of SFAS No. 141(R) affected how the Company accounted for the acquisition of AutoChina Group Inc., as described at Note 10.  In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51” (“SFAS No. 160”), which requires that ownership interests in subsidiaries held by parties other than the parent, and the amount of consolidated net income, be clearly identified, labeled and presented in the consolidated financial statements.  SFAS No. 160 also requires that once a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value.  Sufficient disclosures are required to clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners.  SFAS No. 160 amends FASB No. 128 to provide that the calculation of earnings per share amounts in the consolidated financial statements will continue to be based on the amounts attributable to the parent. SFAS No. 160 is effective for financial statements issued for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008, and requires retroactive adoption of the presentation and disclosure requirements for existing minority interests.  All other requirements are applied prospectively.  The Company adopted SFAS No. 160 on January 1, 2009.  The adoption of SFAS No. 160 did not have any impact on the Company’s consolidated financial statement presentation or disclosures.

In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, “Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133” (“SFAS No. 161”).  SFAS No. 161 amends and expands the disclosure requirements of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”). The objective of SFAS No. 161 is to provide users of financial statements with an enhanced understanding of how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations, and how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows.  SFAS No. 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements.  SFAS No. 161 applies to all derivative financial instruments, including bifurcated derivative instruments (and nonderivative instruments that are designed and qualify as hedging instruments pursuant to paragraphs 37 and 42 of SFAS No. 133) and related hedged items accounted for under SFAS No. 133 and its related interpretations.  SFAS No. 161 also amends certain provisions of SFAS No. 133. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged.  SFAS No. 161 encourages, but does not require, comparative disclosures for earlier periods at initial adoption.  The Company adopted SFAS No. 161 on January 1, 2009.  The adoption of SFAS No. 161 did not have any impact on the Company’s consolidated financial statement presentation or disclosures.

In May 2008, the FASB issued Statement of Financial Accounting Standards No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS No. 162”). SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP. SFAS No. 162 became effective on November 15, 2008. The adoption of SFAS No. 162 did not have any impact on the Company’s consolidated financial statement presentation or disclosures.

In June 2008, the FASB ratified Emerging Issues Task Force (“EITF”) Issue No. 07-05, “Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock” (“EITF 07-05”). EITF 07-05 mandates a two-step process for evaluating whether an equity-linked financial instrument or embedded feature is indexed to the entity’s own stock. Warrants that a company issues that contain a strike price adjustment feature, upon the adoption of EITF 07-05, results in the instruments no longer being considered indexed to the company’s own stock. Accordingly, adoption of EITF 07-05 will change the current classification (from equity to liability) and the related accounting for such warrants outstanding at that date. EITF 07-05 is effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The Company adopted EITF 07-05 on January 1, 2009.  The adoption of EITF 07-05 did not have any impact on the Company’s consolidated financial statement presentation or disclosures.

In April 2009, the FASB issued FSP 107-1, “Interim Disclosures about Fair Value of Financial Instruments”, which requires disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements.  FSP 107-1 also amends APB Opinion No. 28, “Interim Financial Reporting”, to require those disclosures in summarized financial information at interim reporting. FSP 107-1 is effective for interim reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009.  The Company is currently evaluating the potential impact of FSP 107-1 on its consolidated financial statement presentation and disclosures.

Management does not believe that any other recently issued, but not yet effective, accounting standards or pronouncements, if currently adopted, would have a material effect on the Company’s consolidated financial statement presentation or disclosures.

Reclassification

Certain reclassifications have been made to prior year balances to conform to the presentation for the year ended December 31, 2008. Such reclassifications did not have any effect on results of operations.

3. Private Placement and Public Offering

On February 27, 2008, the Company completed its Public Offering of 4,500,000 units at a price of $8.00 per unit. Each unit consisted of one share of the Company’s ordinary stock, $0.001 par value, and one redeemable ordinary stock purchase warrant. Each warrant entitles the holder to purchase from the Company one share of ordinary stock at an exercise price of $5.00 per share commencing six months after the completion of a business combination with a target business, and expires on February 26, 2013, or earlier upon redemption. The warrants may be redeemed, with the prior consent of EarlyBirdCapital, Inc. (“EBC”), the representative of the underwriters in the Public Offering, at a price of $0.01 per warrant upon 30 days notice after the warrants become exercisable, only in the event that the last sale price of the ordinary stock is at least $11.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to date on which notice of redemption is given.  If the Company redeems the warrants as described above, management will have the option to require any holder who wishes to exercise his warrant to do so on a “cashless basis.” In such event, the holder would pay the exercise price by surrendering his warrants for the number of ordinary shares equal to the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to holders of warrants.

The Company paid the underwriters in the Public Offering an underwriting discount of 3.5% of the gross proceeds and upon the consummation of a business combination, the underwriters will receive an additional underwriting discount equal to 3.5% of the gross proceeds. The Company also issued a unit purchase option, for $100, upon consummation of the Public Offering, to EBC to purchase up to a total of 450,000 units at $8.80 per unit. The units issuable upon exercise of this option are identical to those sold in the Public Offering. This option is exercisable for cash, or on a cashless basis, at the option of the holder (except in the case of a forced cashless exercise upon the Company’s redemption of the warrants as described above) such that the holder may use the appreciated value of the unit purchase option (the difference between the exercise price of the unit purchase option and the underlying Warrants and the market price of the Units and underlying ordinary shares) to exercise the unit purchase option without the payment of any cash. The Company will have no obligation to net cash settle the exercise of the unit purchase option or the warrants underlying the unit purchase option. The holder of the unit purchase option will not be entitled to exercise the unit purchase option or the Warrants underlying the unit purchase option unless a registration statement covering the securities underlying the unit purchase option is effective or an exemption from registration is available. If the holder is unable to exercise the unit purchase option or underlying Warrants, the unit purchase option or warrants, as applicable, will expire worthless. The estimated fair value of this unit purchase option on the grant date was determined to be approximately $701,005 ($1.56 per unit) using a Black-Scholes option-pricing model with the following assumptions:  (1) expected volatility of 17.5%, (2) risk-free interest rate of 3.7%, (3) expected life of 5 years, and (4) dividend rate of zero. The Company accounted for the fair value of the unit purchase option as a cost of the Public Offering and has included the instrument as equity in its financial statements.  Accordingly, the unit purchase option had no accounting impact on the Company’s financial statements, except for the increase in shareholders’ equity resulting from the cash proceeds of $100 received from the sale of the unit purchase option.

Concurrent with the consummation of the Public Offering, the Company’s initial stockholders purchased from the Company an aggregate of 1,430,000 warrants (the “Insider Warrants”) at $1.00 per warrant in a Private Placement. All Insider Warrants issued in the Private Placement were substantially identical to the warrants in the units sold in the Public Offering, except that if the Company calls the warrants for redemption, the Insider Warrants may be exercisable on a “cashless basis,” at the holder’s option (except in the case of a forced cashless exercise upon the Company’s redemption of the warrants, as described above), so long as such securities are held by such purchasers or their affiliates. Furthermore, the purchasers have agreed that the Insider Warrants will not be sold or transferred by them until after the Company has completed a business combination. The $1,430,000 of proceeds from the sale of the Insider Warrants were added to the portion of the proceeds from the Public Offering held in the Trust Account pending completion of the Company’s initial business combination. The Company determined, based on a review of the trading price of the public warrants of other blank check companies similar to the Company, that the purchase price of $1.00 per Insider Warrant was not less than the approximate fair value of such warrants on the date of issuance. Therefore, the Company did not record compensation expense upon the sale of the Insider Warrants.

On February 27, 2008, the closing date of the Private Placement and Public Offering (the “Offerings”), $35,460,000 of the proceeds of the Offerings ($7.88 per unit sold), including $1,260,000 ($0.28 per unit sold) of contingent underwriting compensation which will be paid in full to the underwriter if a business combination is consummated (without any reduction for payments to redeeming shareholders), but which will be forfeited in full if a business combination is not consummated, was placed in a trust account (the “Trust Account”) at HSBC Bank USA maintained by American Stock Transfer & Trust Company, and invested until the earlier of (i) the consummation of the Company’s first business combination or (ii) the liquidation of the Company. However, up to $1,050,000 of the interest earned on the Trust Account is permitted to be released to the Company to fund working capital requirements as set forth in the Investment Management Trust Agreement. Therefore, unless and until a business combination is consummated, the proceeds held in the Trust Account (other than up to $1,050,000 of the interest earned and amounts necessary to pay taxes) will not be available for the Company’s use for any expenses related to the Offerings or expenses which may be incurred related to the investigation and selection of a target business and the negotiation of an agreement to acquire a target business.

On March 13, 2008, the underwriters of the Public Offering exercised their option to purchase an additional 675,000 units to cover over-allotments. In connection with the exercise of the over-allotment option, the underwriters received an underwriting discount of 3.5% of the gross proceeds and upon the consummation of a business combination the underwriters will receive an additional underwriting discount equal to 3.5% of the gross proceeds. Consequently, on March 13, 2008, the closing date of the overallotment exercise, an additional $5,211,000 ($7.72 per over-allotment unit sold) of the proceeds from the exercise, including $189,000 ($0.28 per over-allotment unit sold) of contingent underwriting compensation which will be paid to the underwriter if a business combination is consummated, but which will be forfeited in full if a business combination is not consummated, was placed in the Trust Account.

As of December 31, 2008, total net Offering proceeds of $40,671,000 ($7.86 per unit sold in the aggregate), including $1,449,000 ($0.28 per unit sold in the aggregate) of contingent underwriting compensation which will be paid in full to the underwriter if a business combination is consummated (without any reduction for payments to redeeming shareholders), but which will be forfeited in full if a business combination is not consummated, was being held in the Trust Account.

The ordinary stock and warrants included in the units began to trade separately on May 22, 2008.

After the Company signs a definitive agreement for the acquisition of a target business, it will submit such transaction for stockholder approval. In the event that holders of the shares sold in the Public Offering (the “Public Stockholders”) owning 40% or more of the outstanding stock sold in the Public Offering vote against the business combination and elect to have the Company redeem their shares for cash, the business combination will not be consummated. All of the Company’s stockholders prior to the Offerings, including the officers and directors of the Company (the “Initial Stockholders”), have agreed to vote their 1,293,750 founding shares of ordinary stock in accordance with the vote of the majority of shares purchased in the Public Offering with respect to any business combination, but not any shares they acquire in the Public Offering, or in the aftermarket. After consummation of the Company’s first business combination, all of these voting safeguards will no longer be applicable (see Note 10).

With respect to the first business combination which is approved and consummated, any Public Stockholders who vote against the business combination may demand that the Company redeem their shares for a pro rata share of the Trust Account. The per share redemption price will equal the amount in the Trust Account, calculated as of two business days prior to the consummation of the proposed business combination , divided by the number of ordinary shares held by Public Stockholders at the consummation of the Offering. Accordingly, Public Stockholders holding up to 2,069,999 shares (one share less than 40% of the aggregate number of shares sold in the offerings) may seek redemption of their shares in the event of a business combination (a greater number would not be able to since the Business Combination would not be able to be consummated with such greater number of shares choosing to redeem). Such Public Stockholders are entitled to receive their per share interest in the Trust Account computed without regard to the shares held by Initial Stockholders (see Note 10).  The payment of a portion of the underwriters’ deferred contingent fee to the redeeming shareholders does not reduce the amount payable to the underwriters if a business combination is consummated.

The Company’s Memorandum and Articles of Association were amended prior to the Offering to provide that the Company will continue in existence only until 18 months from the effective date of the Offering (August 27, 2009) or until 30 months (August 27, 2010) if a letter of intent, agreement in principle or definitive agreement has been executed within 18 months after consummation of the Offering and the business combination has not been consummated within such 18 month period. If the Company has not completed a business combination by such dates, its corporate existence will cease and it will dissolve and liquidate its assets (see Note 10).

4. Money Market Funds — Held In Trust

Money market funds held in trust consisted of an investment in HSBC Investor New York Tax-Free Money Market Funds with a market value of $40,855,363 and a 7-day average yield of 1.14% per annum at December 31, 2008.  The money market fund invests in a portfolio of money market instruments issued by New York State and municipal government and public authorities which are short-term, high quality and tax-exempt. As of April 30, 2009, the 7-day average yield was 0.39% per annum.

The Company adopted SFAS No. 157 on January 1, 2008, delaying, as permitted, application for non-financial assets and non-financial liabilities.  SFAS No. 157 establishes a framework for measuring fair value, and expands disclosures about fair value measurements.  SFAS No. 157 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels, and requires that assets and liabilities carried at fair value are classified and disclosed in one of the following three categories:

Level 1:  quoted prices (unadjusted) in active markets for an identical asset or liability that the Company has the ability to access as of the measurement date.

Level 2:  inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.

Level 3:  unobservable inputs for the asset or liability are only used when there is little, if any, market activity for the asset or liability at the measurement date.

In accordance with SFAS No. 157, the Company determines the level in the fair value hierarchy within which each fair value measurement falls in its entirety, based on the lowest level input that is significant to the fair value measurement in its entirety.  In determining the appropriate levels, the Company performs an analysis of the assets and liabilities that are subject to SFAS No. 157 at each reporting period end.

The money market funds - held in trust, as described above, is the only financial instrument that is measured and recorded at fair value on the Company’s balance sheet on a recurring basis.  The following table presents the money market funds - held in trust at its level within the fair value hierarchy at December 31, 2008.

	Total	Level 1	Level 2	Level 3

Money Market Funds – Held In Trust	$40,855,363	$40,855,363	$—	$—
Total	$40,855,363	$40,855,363	$—	$—

5. Related Party Transactions

Notes Payable to Stockholders

On October 24, 2007, the Company issued unsecured promissory notes of $100,000 to certain officers and Initial Stockholders. The notes were non-interest bearing and were repaid in full from the net proceeds of the Offerings.

Management Fees and Other Costs

The Company occupies office space in Beijing, China provided by an affiliate of the Company’s Chief Executive Officer and director. The affiliate has agreed that, until the Company consummates a business combination, it will make such office space, as well as certain office and secretarial services, available to the Company, as may be required by the Company from time to time. The Company has agreed to pay the affiliate $7,500 per month for such services commencing February 27, 2008, the effective date of the Offerings.  During the year ended December 31, 2008, the Company incurred $75,740 of costs under this agreement.

6. Ordinary Stock

The Company is authorized to issue 50,000,000 shares of its ordinary stock with a par value $0.001 per share.

On October 16, 2007, the Company’s Initial Stockholders subscribed to 1,293,750 shares of ordinary stock for a total of $25,000.

In the event that holders of more than 20% of the ordinary shares sold in the Public Offering elect their right to redeem their shares, the Company’s Initial Stockholders have agreed to forfeit a proportional percentage of the ordinary shares held by them so that the initial shares would never exceed 23.81% of the Company’s outstanding ordinary shares post business combination, up to a maximum of 323,450 shares.

The Company’s Initial Stockholders have placed the ordinary shares owned by them before the Public Offering into an escrow account maintained by American Stock Transfer & Trust Company, acting as escrow agent. Subject to certain limited exceptions, these shares are not transferable during the escrow period. These shares will not be released from escrow until nine months after the Company’s consummation of a business combination with respect to 50% of the initial shares and one year after the Company’s consummation of a business combination with respect to the remaining 50% of the initial shares. These shares may only be released earlier if the Company engages in a subsequent transaction resulting in the Company’s shareholders having the right to exchange their shares for cash or other securities.

7. Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with a par value $0.0001 per share, with such designations, voting and other rights and preferences, as may be determined from time to time by the Company’s board of directors.

The agreement with the underwriters prohibits the Company, prior to a business combination, from issuing preferred stock which participates in the proceeds of the Trust Account or which votes as a class with the ordinary shares on a business combination.

8. Commitments and Contingencies

The Company will not proceed with a business combination if Public Stockholders owning 40% or more of the shares sold in the Public Offering vote against the business combination and exercise their redemption rights. Accordingly, the Company may effect a business combination if Public Stockholders owning up to one share less than 40% of the aggregate shares sold in the Public Offering exercise their redemption rights. If this occurred, the Company would be required to redeem for cash up to one share less than 40% of the 5,175,000 shares of ordinary stock included in the units, or 2,069,999 shares of ordinary stock, at an expected initial per share redemption price of $7.86 (initially $7.88 per share). However, the ability of stockholders to receive $7.86 per unit is subject to any valid claims by the Company’s creditors which are not covered by amounts held in the Trust Account or the indemnities provided by certain of the Company’s officers and directors. The expected redemption price per share is greater than each stockholder’s initial pro rata share of the Trust Account of approximately $7.60 per share. Of the excess redemption price, approximately $0.28 per share represents the underwriters’ deferred contingent fee.  The payment of a portion of the underwriters’ deferred contingent fee to the redeeming shareholders does not reduce the amount payable to the underwriters if a business combination is consummated. Even if less than 40% of the stockholders exercise their redemption rights, the Company may be unable to consummate a business combination if such redemption leaves the Company with funds insufficient to acquire or merge with a business with a fair market value greater than 80% of the Company’s net assets at the time of such acquisition, which would be in violation of a condition to the consummation of the Company’s initial business combination, and as a consequence, the Company may be forced to find additional financing to consummate such a business combination, consummate a different business combination or liquidate (see Note 10).

The Company has engaged the representative of the underwriters, on a non-exclusive basis, as its agent for the solicitation of the exercise of the warrants. To the extent not inconsistent with the guidelines of the NASD and the rules and regulations of the Securities and Exchange Commission, the Company has agreed to pay the representative for bona fide services rendered a cash commission equal to 5% of the exercise price for each warrant exercised more than one year after the effective date of the prospectus if the exercise was solicited by the representative. In addition to soliciting, either orally or in writing, the exercise of the warrants, the representative's services may also include disseminating information, either orally or in writing, to warrant holders about the Company or the market for the Company's securities, and assisting in the processing of the exercise of the warrants. No compensation will be paid to the representative upon the exercise of the warrants if: (i) the market price of the underlying ordinary shares is lower than the exercise price; (ii) the holder of the warrants has not confirmed in writing that the representative solicited the exercise; (iii) the warrants are held in a discretionary account; (iv) the warrants are exercised in an unsolicited transaction; or (v) the arrangement to pay the commission is not disclosed in the prospectus provided to warrant holders at the time of exercise.

9. Registration Rights

Under the terms of the Company's warrant agreement, no public warrants will be exercisable unless at the time of exercise a registration statement relating to ordinary stock issuable upon exercise of the warrants is effective and current, a prospectus is available for use by the public stockholders and those shares of ordinary stock have been registered or been deemed to be exempt from registration under the securities laws of the state of residence of the holder of the warrants.

The Initial Stockholders and the holders of the Insider Warrants (or underlying ordinary shares) received registration rights with respect to their founding shares and Insider Warrants (or underlying ordinary shares). The holders of the founding shares are entitled to demand that the Company register 50% of these shares at any time commencing three months prior to nine months after the consummation of the business combination and the balance of these shares at any time commencing three months prior to the first anniversary of the consummation of a business combination. The holders of the Insider Warrants (or underlying ordinary shares) are entitled to demand that the Company register these securities at any time after the Company consummates a business combination. In addition, the Initial Stockholders and holders of the Insider Warrants (or underlying ordinary shares) have certain “piggy-back” registration rights on registration statements filed after the Company’s consummation of a business combination.

In addition, in no event will the registered holders of the warrants issued in the Public Offering or the Private Placement be entitled to receive a net cash settlement of stock or other consideration in lieu of physical settlement in shares of the Company's ordinary stock.

The Company will use its best efforts to cause a registration statement to become effective on or prior to the commencement of the warrant exercise period and to maintain the effectiveness of such registration statement until the expiration of the warrants. If the Company is unable to maintain the effectiveness of such registration statement until the expiration of the warrants and therefore is unable to deliver registered shares, the warrants may become worthless.

10.  Subsequent Events

On April 9, 2009, pursuant to the terms of a share exchange agreement, dated as of February 4, 2009, as amended (the “Share Exchange Agreement”), by and among Yong Hui Li, Yan Wang, Honest Best Int’l Ltd., AutoChina Group Inc. (together with its subsidiaries and affiliated entities, “AutoChina”), Fancy Think Limited, Hebei Chuanglian Trade Co., Ltd., Hebei Kaiyuan Real Estate Development Co., Ltd., Hebei Huiyin Investment Co., Ltd., Hebei Hua An Investment Co., Ltd., Hebei Tianmei Insurance Agency Co., Ltd., Hebei Shijie Kaiyuan Logistics Co., Ltd., Hebei Shijie Kaiyuan Auto Trade Co., Ltd., Shanxi Chuanglian Auto Trade Co., Ltd., and AutoChina International Limited (formerly Spring Creek Acquisition Corp.) (the “Company”), the Company acquired all of the outstanding securities of AutoChina, resulting in AutoChina becoming a wholly-owned subsidiary of the Company (the “Business Combination”).

AutoChina consists of two primary reportable segments:  the commercial vehicle financing segment and the automotive dealership segment. AutoChina is a full-service, integrated retailer of consumer automobiles and related services and provider of commercial vehicle financing and related services under the “Kaiyuan Auto” brand name. Through its strategically located network of automotive dealerships and commercial vehicle financing centers located in the People’s Republic of China, AutoChina provides one-stop service for the needs of its customers, including retail sales of new and used consumer automobiles, aftermarket parts sales, service and repair facilities, commercial vehicle financing and related administrative services.

Pursuant to the Share Exchange Agreement, at the closing of the Business Combination, the Company issued 8,606,250 ordinary shares in the Company in upfront consideration, of which 10% was held back and placed in escrow. The release of 50% of the holdback consideration is conditioned on the combined company exceeding $22.5 million EBITDA and 30% EBITDA Growth (each as defined in the Share Exchange Agreement) for the 2009 fiscal year, and the remaining 50% of the holdback consideration will be released on the later of 20 days following delivery of the 2009 audited financial statements for the combined company and one year from the date of the closing of the transactions contemplated in the Share Exchange Agreement, in each case less any damages claimed pursuant to the indemnification provisions of the Share Exchange Agreement at the time of such release. In addition, pursuant to an earn-out provision in the Share Exchange Agreement, the Company agreed to issue to AutoChina’s prior shareholder between 5% and 20% of the number of ordinary shares of the Company outstanding as of December 31 of the fiscal year immediately prior to such earn-out issuance for achieving a minimum EBITDA and certain Targeted EBITDA Growth (each as defined in the Share Exchange Agreement) in each of the next five years, through the year ended December 31, 2013.

As used in the Share Exchange Agreement, the terms EBITDA, EBITDA Growth and Targeted EBITDA Growth have the following meanings:

●
“EBITDA” means earnings before interest, taxes, depreciation, amortization and any adjustment for minority interests. on a consolidated basis calculated based on the audited financial statements in accordance with US GAAP for any twelve (12) month period ended December 31, but for the purposes of the Share Exchange Agreement excluding from any such calculation of EBITDA, any EBITDA (a) generated by the operations of any entities acquired by or merged with AutoChina following the closing or from one-time gains or one-time losses, including, but not limited to, one-time gains or losses from the divestiture of any assets or entities and (b) any impacts on such financial statements as a result of any change of US GAAP occurring after the date such final statements were prepared.  For purposes of the Share Exchange Agreement, EBITDA for FY2009 shall exclude the losses of AutoChina in FY2009 incurred prior to the closing and shall be calculated on the assumption that the ACG companies became subsidiaries of AutoChina as of January 1, 2009.

●	“EBITDA Growth” means year-over-year EBITDA growth.

●	“Targeted EBITDA Growth” means EBITDA Growth of the percentages set forth in the schedule set forth below.

Earn-Out Consideration Percentage is equivalent to the percentage set forth below for each of the respective thresholds for each of the applicable fiscal years ended December 31.  Notwithstanding the foregoing, such Earn-Out Consideration Percentage is only applicable in the event that AutoChina achieves EBITDA of at least the amount set forth in parenthesis immediately following each of the applicable fiscal years ended December 31 set forth below.  For purposes of this schedule, “G” means Targeted EBITDA Growth.

FY ending 12/31	G > 30%	G > 40%	G > 50%	G > 60%	G > 70%	G > 80%	G > 90%
2009 (US$22.50MM)	5.0%	7.5%	10.0%	12.5%	15.0%	17.5%	20.0%
2010 (US$29.25MM)	5.0%	7.5%	10.0%	12.5%	15.0%	17.5%	20.0%
2011 (US$38.03MM)	5.0%	7.5%	10.0%	12.5%	15.0%	17.5%	20.0%
2012 (US$49.44MM)	5.0%	7.5%	10.0%	12.5%	15.0%	17.5%	20.0%
2013 (US$64.27MM)	5.0%	7.5%	10.0%	12.5%	15.0%	17.5%	20.0%

In connection with the approval of the Business Combination at the April 8, 2009 Extraordinary General Meeting of Shareholders of the Company, the Company’s shareholders also approved (i) the election of three (3) directors to the Board of Directors of the Company, each to serve until his or her term has expired and until his or her successor is duly elected and qualified; (ii) the adoption of the AutoChina International Limited 2009 Equity Incentive Plan, which provides for the grant of the right to purchase up to 1,675,000 ordinary shares of the Company, representing up to approximately 10% of the Company’s share capital upon the completion of the acquisition, plus the shares issuable pursuant to the incentive plan, to directors, officers, employees and/or consultants of the Company and its subsidiaries; (iii) an amendment to the Company’s Amended and Restated Memorandum and Articles of Association to change the Company’s corporate name to AutoChina International Limited; and (iv) an amendment to the Company’s Amended and Restated Memorandum and Articles of Association to remove certain provisions containing procedures and approvals applicable to the Company prior to the consummation of a business combination that will no longer be operative upon consummation of the acquisition.

On April 7, 2009, the Company entered into certain Put and Call Agreements with four of its shareholders. Pursuant to such agreements, the Company agreed to be obligated to purchase (the “Put Option”) from the shareholders, and the shareholders have agreed to be obligated to sell (the “Call Option”) to the Company, an aggregate of 156,990 ordinary shares at an exercise price of $9.05 per ordinary share, less the per share portion of any cash dividend or other cash distribution paid to the Company’s shareholders prior to the exercise of the Put Option or the Call Option. The Put Options are exercisable during the two week period commencing on October 9, 2009. The Call Options are exercisable until October 9, 2009, subject to certain limitations. In connection with these agreements, the Company entered into an Escrow Agreement, dated April 7, 2009, with the shareholders, Honest Best Int’l Ltd., the sole shareholder of AutoChina prior to the Business Combination, and Loeb & Loeb LLP, as the escrow agent, pursuant to which the escrow agent will hold 7,745,625 ordinary shares of the Company issued to Honest Best Int’l Ltd. in connection with the Business Combination, together with $376,776 in cash provided by the Company, to secure payment of the exercise price by the Company. On August 24, 2009, the Company assigned its call options pursuant to these agreements to certain investors and these investors completed the exercise of these options on August 28, 2009, and the escrowed shares were released to Honest Best Int’l Ltd. and the cash was released to the Company. The Company did not receive any consideration other than being released from its obligations pursuant to these agreements.

On April 7, 2009, the Company entered into certain Put and Call Agreements with four of its shareholders. Pursuant to the agreements, the Company agreed to be obligated to purchase (the “Put Option”) from the shareholders, and the shareholders have agreed to be obligated to sell (the “Call Option”) to the Company, an aggregate of 299,000 ordinary shares at an exercise price of $8.50 per share, less the per share portion of any cash dividend or other cash distribution paid to the Company’s shareholders prior to the exercise of the Put Option or the Call Option. The Put Options are exercisable during the two week period commencing on October 9, 2009. The Call Options are exercisable until October 9, 2009, subject to certain limitations.

On April 8, 2009, the Company entered into a Put and Call Agreement with two of its shareholders. Simultaneously with the execution of the agreement, the shareholders purchased an aggregate of 548,800 ordinary shares of the Company originally issued in the Company’s initial public offering at a purchase price of $7.865 per ordinary share. Pursuant to the agreement, the Company agreed to be obligated to purchase (the “Put Option”) from the shareholders, and the shareholders have agreed to be obligated to sell (the “Call Option”), an aggregate of 548,800 ordinary shares at an exercise price of $8.40 per share, less the per share portion of any cash dividend or other cash distribution paid to the Company’s shareholders prior to the exercise of the Put Option or the Call Option. The Company also paid the shareholders an aggregate of $57,624 in connection with the agreement.  The Put Options are exercisable during the two week period commencing on October 9, 2009. The Call Options are exercisable until October 9, 2009, subject to certain limitations.  In connection with this agreement, the Company entered into an Escrow Agreement, dated April 8, 2009 with the shareholders, AutoChina and Loeb & Loeb LLP, as the escrow agent, pursuant to which the escrow agent will hold $4,609,920 in cash provided by the Company to secure payment of the exercise price by the Company. On August 11, 2009, the Company assigned its call options pursuant to these agreements to certain investors and these investors completed the exercise of these options on August 14, 2009, and the escrowed cash was released to the Company. The Company did not receive any consideration other than being released from its obligations pursuant to these agreements.

The price protective agreements that the Company, AutoChina and their respective affiliates entered into with various shareholders in the form of puts and calls are summarized below.

Commitment Description	Per Share Amount	Number of Shares	Total Commitment	Funded Commitment	Unfunded Commitment

Fully funded commitment	$8.40	548,800	$4,609,920	$4,609,920	$-
Unfunded commitment	$8.50	299,000	2,541,500	-	2,541,500
Partially funded commitment	$9.05	156,990	1,420,760	376,776	1,043,984
Total commitment		1,004,790	8,572,180	$4,986,696	$3,585,484
Less market value of shares on commitment dates (April 7-8, 2009)	$7.87		7,907,697
Accretion to be recorded over the life of the commitment as a charge to operations			$664,483

As of April 9, 2009, exclusive of the aforementioned Put and Call Agreements, the Company had agreed to purchase 3,053,910 ordinary shares of the Company, after the closing of the transaction with AutoChina, for an aggregate of $24,217,506, which agreements were completed after the closing of the Business Combination.  Such shares were voted in favor of the Business Combination.

Accordingly, as a result of these transactions, the holders of less than 40% of the ordinary shares issued in the Company’s initial public offering elected to convert such shares into a pro rata portion of the trust account.  Pursuant to redemption rights granted to stockholders who owned common stock issued in the Company’s initial public offering, 1,040,934 shares were redeemed. The Company utilized funds totaling $8,181,741 held in the trust account established in connection with its initial public offering to consummate the redemptions.

In conjunction with the Business Combination, during April 2009, pursuant to the terms of the Company’s initial public offering, certain founding shareholders of the Company delivered an aggregate of 263,436 shares to the Company for cancellation.  No consideration was paid for such cancellation.

In conjunction with the closing of the Business Combination, the Company was obligated to pay EarlyBird Capital, Inc. deferred underwriting fees of $1,449,000, which had been previously accrued, and an additional investment advisory fee of $180,000, which was charged to operations at closing, for an aggregate amount of $1,629,000.  The Company paid $1,200,000 of such fees in cash at closing, and issued a short-term promissory note for the remaining $429,000.  The promissory note is non-interest bearing and due on October 9, 2009.  In connection with the promissory note, the Company entered into an Escrow Agreement, dated April 9, 2009, with the shareholders, Honest Best Int’l Limited, the sole shareholder of AutoChina prior to the Transaction, and Loeb & Loeb LLP, as the escrow agent, pursuant to which the escrow agent will hold 446,250 ordinary shares of the Company issued to Honest Best Int’l Ltd. in connection with the Business Combination, to secure payment of the promissory note.

From March 16, 2009 through April 6, 2009, AutoChina purchased 1,522,892 warrants for the purchase of ordinary shares of the Company for an aggregate cash consideration of $577,627.  An additional 40,000 warrants were purchased on April 13, 2009 for $29,103.

On April 22, 2009, the Company announced that the Company’s Board of Directors had authorized a warrant repurchase program.  Pursuant to the authorization of the Board of Directors, the Company may repurchase any number of ordinary share purchase warrants (the exercise price of which is $5.00 per ordinary share) on the open market or in negotiated transactions at a price per warrant of no more than $1.00 per warrant.  The timing and the amount of any repurchases will be determined by the Company’s management based on its evaluation of market conditions and other factors. Under the repurchase program, there is no time limit for the warrant repurchases, nor is there a minimum number of warrants that the Company intends to repurchase. The repurchase program may be suspended or discontinued at any time without prior notice.  From April 22, 2009 through May 15, 2009, the Company had repurchased a total of 870,000 warrants for an aggregate cash consideration of $419,695.

In conjunction with the Business Combination, the Company and AutoChina entered into agreements reflecting immediate or short-term cash commitments as summarized below, which were in excess of the amount in the Company’s trust account at December 31, 2008 ($40,855,363) and at the closing of the Business Combination. In order to ensure that the Business Combination was approved by the shareholders, the Company, AutoChina and their respective affiliates entered into various transactions to purchase or facilitate the purchase of ordinary shares of the Company from shareholders who had indicated their intention to vote against the Business Combination and seek redemption of their shares for cash, including price protective agreements with various investors in the form of puts and calls.

Purchase of shares	$24,217,506
Payment of deferred underwriting and advisory fees -
Cash	1,200,000
Short-term note payable	429,000
Short-term put and call agreements -
Fully funded	4,986,696
Partially funded	1,043,984
Unfunded	2,541,500
Redemption of shares	8,181,741
Repurchase of warrants	1,026,425
Legal fees and other	410,124
Total	$44,036,976

The Business Combination will be accounted for as a reverse recapitalization since, immediately following completion of the transaction, the shareholders of AutoChina immediately prior to the Business Combination will have effective control of the Company through (1) their majority shareholder interest in the combined entity, (2) significant representation on the Board of Directors (initially two out of five members), with three other board members being independent of both the Company and AutoChina, and (3) being named to all of the senior executive positions.  For accounting purposes, AutoChina will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of AutoChina (i.e., a capital transaction involving the issuance of stock by the Company for the stock of AutoChina).  Accordingly, the combined assets, liabilities and results of operations of AutoChina will become the historical financial statements of the Company at the closing of the transaction, and the Company’s assets (primarily cash and cash equivalents), liabilities and results of operations will be consolidated with AutoChina beginning on the acquisition date.  No step-up in basis or intangible assets or goodwill will be recorded in this transaction.  All direct costs of the transaction are being charged to operations in the period that such costs are incurred.

AUTOCHINA INTERNATIONAL LIMITED

9,485,928
ORDINARY SHARES

1,430,000
WARRANTS

PROSPECTUS

November [__], 2009

Until ________, 2009, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

PART II-INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

AutoChina’s Second Amended and Restated Memorandum and Articles of Association provides that members of its board of directors shall be indemnified and secured harmless out of the assets and profits of AutoChina from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their or any of their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, in their respective offices, provided that such indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of said persons.

This provision, however, will not eliminate or limit liability arising under federal securities laws. AutoChina’s Amended and Restated Articles of Association does not eliminate its director’s fiduciary duties. The inclusion of the foregoing provision may, however, discourage or deter shareholders or management from bringing a lawsuit against directors even though such an action, if successful, might otherwise have benefited AutoChina and its shareholders. This provision should not affect the availability of a claim or right of action based upon a director’s fraud or dishonesty.

Cayman Islands law provides that a corporation may indemnify its directors and officers as well as its other employees and agents against judgments, fines, amounts paid in settlement and expenses, including attorneys fees, in connection with various proceedings, except where there has been fraud or dishonesty or willful neglect or willful default. AutoChina’s Amended and Restated Articles of Association provide that AutoChina will indemnify its directors and officers from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their or any of their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, in their respective offices or trusts, provided that such indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of said persons.

Item 7. Recent Sales of Unregistered Securities.

In October 2007, AutoChina issued 1,293,750 ordinary shares to the individuals set forth below for $25,000 in cash, at a purchase price of approximately $0.02 per share, as follows:

Shareholder	Number of Shares
James Cheng-Jee Sha	646,875
Diana Chia-Huei Liu	258,750
William Tsu-Cheng Yu	258,750
Jimmy (Jim) Yee-Ming Wu	90,563
Gary Han Ming Chang	38,812

Such shares were issued pursuant to the exemption from registration contained in Section 4(2) of the Securities Act as they were sold to the officers and directors of AutoChina and its Advisor, each of whom was involved in the formation of AutoChina. No underwriting discounts or commissions were paid with respect to such sales. On May 4, 2009, pursuant to the terms of a share escrow agreement dated February 27, 2008 between AutoChina, American Stock Transfer & Trust Company and the founding shareholders, the founding shareholders forfeited and AutoChina cancelled an aggregate of 263,463 ordinary shares of AutoChina as a result of more than 20% of public shareholders of AutoChina voting against the acquisition of ACG by AutoChina and exercising their conversion rights, as described further in the share escrow agreement.

On February 27, 2008, AutoChina completed a private placement of 1,430,000 warrants to each of its founding shareholders and received net proceeds of $1,430,000. AutoChina refers to the warrants sold in this private placement as the insider warrants. The insider warrants are identical to the warrants underlying the units sold in AutoChina’s initial public offering except that if AutoChina call the warrants for redemption, the insider warrants may be exercised on a cashless basis so long as such warrants are held by our founding shareholders or their affiliates. The securities were sold in reliance on the exemption from registration contained in Section 4(2) of the Securities Act since they were sold to officers and directors of AutoChina or their affiliates. No underwriting discounts or commissions were paid with respect to such securities.

On February 27, 2008, AutoChina sold options to purchase up to an aggregate of 450,000 units to the representative of the underwriter (and certain of its affiliates) in its initial public offering for an aggregate of $100. The exercise price per unit is $8.80, and each unit consists of one ordinary share and a warrant to purchase one ordinary share, exercisable at $5.00 per share. The securities were sold in reliance on the exemption from registration contained in Section 4(2) of the Securities Act since they were sold to the underwriters in AutoChina’s initial public offering. No underwriting discounts or commissions were paid with respect to such securities.

On April 9, 2009, pursuant to the terms of a share exchange agreement dated February 4, 2009 and amended March 11, 2009, AutoChina acquired all of the outstanding securities of AutoChina Group Inc. (“ACG”). On that day, we filed our Second Amended and Restated Memorandum and Articles of Association that, among other things, changed our name to “AutoChina International Limited” and removed certain provisions that, giving effect to AutoChina’s acquisition of ACG, were no longer applicable.

Pursuant to the share exchange agreement, upon AutoChina’s acquisition of ACG, AutoChina issued 8,606,250 ordinary shares in AutoChina to Honest Best Int’l Ltd., ACG’s prior shareholder, in upfront consideration, of which 10% was held back and placed in escrow. The release of 50% of the holdback consideration is conditioned on AutoChina’s exceeding $22.5 million EBITDA and 30% EBITDA Growth (each as defined in the share exchange agreement) for the 2009 fiscal year, and the remaining 50% of the holdback consideration will be released on the later of 20 days following delivery of the 2009 audited financial statements for AutoChina and one year from the date of the closing of the transactions contemplated in the share exchange agreement, in each case less any damages claimed pursuant to the indemnification provisions of the share exchange agreement at the time of such release. In addition, pursuant to an earn-out provision in the share exchange agreement, AutoChina agreed to issue to Honest Best Int’l Ltd., ACG’s prior shareholder, between 5% and 20% of the number of ordinary shares outstanding as of December 31 of the fiscal year immediately prior to such earn-out issuance for achieving a minimum EBITDA and certain Targeted EBITDA Growth (each as defined in the Share Exchange Agreement) in each of the next five years, through the year ended December 31, 2013.  Such shares were issued pursuant to the exception from registration contained in Section 4(2) of the Securities Act as they were sold to a single accredited investor.

On July 28, 2009, the Company and each founding shareholder entered into exchange agreements, pursuant to which each Private Placement Warrant was exchanged for a warrant (each a “New Warrant” and together the “New Warrants”) with the same characteristics as the warrants sold in AutoChina’s initial public offering. Such shares were issued pursuant to the exemption from registration contained in Section 4(2) of the Securities Act as they were sold to accredited investors.

On July 28, 2009, Jim Wu, Gary Chang, and William Yu (each a founding shareholder) sold 100,000, 25,000, and 250,000 New Warrants, respectively, to the following persons for $2.75 per warrant:

Name	Relationship to the Company	# of Warrants Purchased
Wei Xing	Chief Operating Officer	75,000
Hui Kai Yan	Director	65,000
Chen Lei	Senior Vice President	17,000
Yong Hong An	Lei Chen’s wife	48,000
Hui Liu	Wife of manager	60,000
Jinyu Peng	Manager	55,000
Ruiqi Li	Manager	55,000

The securities were sold in reliance on Regulation S since they were sold to Non-U.S. Persons.
`

On April 8, 2009, AutoChina entered into a Put and Call Agreement with two of its shareholders. Simultaneously with the execution of the agreement, the shareholders purchased an aggregate of 548,800 ordinary shares of AutoChina at a purchase price of $7.865 per ordinary share. Pursuant to the agreement, AutoChina agreed to be obligated to purchase (the “put option”) from the shareholders, and the shareholders have agreed to be obligated to sell (the “call option”), an aggregate of 548,800 ordinary shares at an exercise price of $8.40 per share, less the per share portion of any cash dividend or other cash distribution paid to AutoChina’s shareholders prior to the exercise of the put option or the call option. On August 11, 2009, AutoChina assigned its call options to the following persons pursuant to an exemption from registration u and such persons completed the exercise of these call options on August 14, 2009:

Name	Relationship to the Company	# of Shares Purchased
Li Yongqi	None	60,000
Dong Ruige	None	70,000
Li Huixia	None	40,000
Yin Yali	None	33,000
Geng Juncai	Assistant Director, Finance	30,000
Li Yi	None	30,000
Zhang Zhongwen	None	26,800
Li Yongli	None	25,000
Ji Aixi	None	20,000
Yang Guiling	None	20,000
Ma Lixin	None	20,000
Li Mingxia	Assistant Director, Finance	20,000
Hao Ye	None	20,000
Wang Qi	None	19,000
Zhao Hongwu	None	18,000
Su Yuan	Assistant Director, Sales and Marketing	15,000
Chen Chao	None	12,000
Wang Li	None	12,000
Li Shuling	None	12,000
Shi Junguo	None	11,000
Peng Jinyu	Manager	10,000
Li Ruiqi	Manager	10,000
Wang Zhiling	None	10,000
Liu Hui	None	5,000

The call options were assigned in reliance on Regulation S since they were assigned to Non-U.S. Persons.

On April 7, 2009, AutoChina entered into certain Put and Call Agreements with four of its shareholders. Pursuant to such agreements, AutoChina agreed to be obligated to purchase (the “put option”) from the shareholders, and the shareholders have agreed to be obligated to sell (the “call option”) to AutoChina, an aggregate of 156,990 ordinary shares at an exercise price of $9.05 per ordinary share, less the per share portion of any cash dividend or other cash distribution paid to AutoChina’s shareholders prior to the exercise of the put option or the call option. On August 24, 2009, AutoChina assigned its call options to the following persons and such persons completed the exercise of these call options on August 28, 2009:

Name	Relationship to the Company	# of Shares Purchased
Hao Ye	None	24,000
Li Yi	None	23,500
Zhang Zhongwen	None	23,000
Shi Junguo	None	21,800
Miao Fang	None	21,500
Li Yongqi	None	20,000
Su Yuan	Assistant Director, Sales and Marketing	12,500
Ji Aixi	None	10,690

The call options were assigned in reliance on Regulation S since they were assigned to Non-U.S. Persons.

In connection with our initial public offering, we granted the representative of the underwriters and its designees unit purchase options to purchase an aggregate of 450,000 units, consisting of one ordinary share and one ordinary share purchase warrant, at an exercise price of $8.80 per unit.  The units to be issued pursuant to the unit purchase options are identical to the units issued in our initial public offering.

On October 5, 2009, the holders of the representative’s unit purchase options sold such unit purchase options to the persons listed below at a price of $6.20 per unit pursuant to the exemption from registration contained in Section 4(2) of the Securities Act as they were sold to accredited investors.  Notwithstanding the definition of “Current Market Value” in Section 2.3.1 of the unit purchase options and that the last sale price of the Units on the OTC Bulleting Board was $7.95, the Company agreed that the “Current Market Value” of the UPO would be $15.00 (with a deemed price of $10.00 for the shares and $5.00 for the warrants).  The Company was willing to grant this accommodation because the last reported unit sale occurred on March 31, 2009 and the combined closing price on the NASD OTC Bulleting Board for the ordinary shares and warrants comprising the units was $16.22 on September 25, 2009.

The transferees then elected to cashlessly exercise the unit purchase options pursuant to the terms of the unit purchase options based on an the agreed “Current Market Value” of $15.00 with the result that the Company issued the following shares:

Name	Relationship to the Company	# of Shares Issued
Charm Power Holdings Limited	None	172,360
Rainbow Yield Limited	None	58,900
Lu Zhan Qin	None	21,700
Wang Ming Shu	None	13,640
Wang Shao Hua	None	12,400

The unit purchase options were sold in reliance on section 4(2) of the Securities Act of 1933, as amended, as they were sold to five financially sophisticated accredited investors and the Company did not engage in any form of general solicitation or advertising.

Item 8. Exhibits.

Exhibit No.	Description
3.1*	Certificate of Incorporation (1)
3.2*	Second Amended and Restated Memorandum and Articles of Association (10)
4.1*	Specimen Ordinary Share Certificate (3)
4.2*	Specimen Unit Certificate (4)
4.3*	Specimen Warrant Certificate (4)
4.4*	Form of Unit Purchase Option Granted to EarlyBird Capital, Inc. (3)
4.5*	Form of Warrant Agreement between American Stock Transfer & Trust Company and the Registrant (4)
5.1	Opinion of Harney Westwood & Riegels
5.2*	Opinion of Loeb & Loeb LLP (13)
10.1*	Letter Agreement among the Registrant, EarlyBirdCapital, Inc. and James Cheng-Jee Sha (3)
10.2*	Letter Agreement among the Registrant, EarlyBirdCapital, Inc. and William Tsu-Cheng Yu (3)
10.3*	Letter Agreement among the Registrant, EarlyBirdCapital, Inc. and Diana Chia-Huei Liu (3)
10.4*	Letter Agreement among the Registrant, EarlyBirdCapital, Inc. and Jimmy (Jim) Yee-Ming Wu (3)
10.5*	Letter Agreement among the Registrant, EarlyBirdCapital, Inc. and Gary Han Ming Chang (3)
10.6*	Form of Investment Management Trust Agreement between American Stock Transfer & Trust Company and the Registrant (3)
10.7*	Form of Share Escrow Agreement between the Registrant, American Stock Transfer & Trust Company and the Founding Shareholders (4)
10.8*	Form of Letter Agreement between Live ABC Interactive Co., Ltd. Beijing and Registrant regarding administrative support (3)
10.9*	Promissory Note, dated as of October 24, 2007, issued to James Sha (1)
10.10*	Promissory Note, dated as of October 24, 2007, issued to Diana Liu (1)
10.11*	Promissory Note, dated as of October 24, 2007, issued to William Yu (1)
10.12*	Share Exchange Agreement (5)
10.13*	Form of Indemnification Agreement (9)
10.14*	Form of Registration Rights Agreement among the Registrant and the Founding Shareholders (3)
10.15*	Form of Placement Warrant Purchase Agreement among the Registrant and the Founding Shareholders (4)
10.16*	List of Guarantee Agreements entered into by Hua An Investment (6)
10.17*	Form of AutoChina International Limited 2009 Equity Incentive Plan (7)
10.18*	Executive Employment Agreement between the Registrant and Yong Hui Li, dated April 9, 2009 (10)
10.19*	Executive Employment Agreement between the Registrant and Johnson Lau, dated April 9, 2009 (10)
10.20*	Executive Employment Agreement between the Registrant and Wei Xing, dated April 9, 2009 (10)
10.21*	Executive Employment Agreement between the Registrant and Chen Lei, dated April 9, 2009 (10)
10.22*	Executive Employment Agreement between the Registrant and Jason Wang, dated July 16, 2009 (11)
10.23*	Business Operation Agreement between Hebei Hua An Investment Co., Ltd. and Hebei Chuang Lian Trade Co., Ltd., dated November 26, 2008 (12)
10.24*	Equity Pledge Agreement between Hebei Hua An Investment Co., Ltd. and Hebei Chuang Lian Trade Co., Ltd., dated November 26, 2008 (12)

10.25*	Option Agreement between Hebei Hua An Investment Co., Ltd. and Hebei Chuang Lian Trade Co., Ltd., dated November 26, 2008 (12)
10.26*	Services Agreement between Hebei Hua An Investment Co., Ltd. and Hebei Chuang Lian Trade Co., Ltd., dated November 26, 2008 (12)
10.27*	Voting Attorney Agreement between Hebei Hua An Investment Co., Ltd. and Hebei Chuang Lian Trade Co., Ltd., dated November 26, 2008 (12)
10.28*	Business Operation Agreement between Hebei Hui Yin Investment Co., Ltd. and Hebei Chuang Lian Trade Co., Ltd., dated November 26, 2008 (12)
10.29*	Equity Pledge Agreement between Hebei Hui Yin Investment Co., Ltd. and Hebei Chuang Lian Trade Co., Ltd., dated November 26, 2008 (12)
10.30*	Option Agreement between Hebei Hui Yin Investment Co., Ltd. and Hebei Chuang Lian Trade Co., Ltd., dated November 26, 2008 (12)
10.31*	Services Agreement between Hebei Hui Yin Investment Co., Ltd. and Hebei Chuang Lian Trade Co., Ltd., dated November 26, 2008 (12)
10.32*	Voting Attorney Agreement between Hebei Hui Yin Investment Co., Ltd. and Hebei Chuang Lian Trade Co., Ltd., dated November 26, 2008 (12)
10.33*	Business Operation Agreement between Hebei Shijie Kaiyuan Auto Trade Co., Ltd. and Hebei Chuang Lian Trade Co., Ltd., dated November 26, 2008 (12)
10.34*	Equity Pledge Agreement between Hebei Shijie Kaiyuan Auto Trade Co., Ltd. and Hebei Chuang Lian Trade Co., Ltd., dated November 26, 2008 (12)
10.35*	Option Agreement between Hebei Shijie Kaiyuan Auto Trade Co., Ltd. and Hebei Chuang Lian Trade Co., Ltd., dated November 26, 2008 (12)
10.36*	Services Agreement between Hebei Shijie Kaiyuan Auto Trade Co., Ltd. and Hebei Chuang Lian Trade Co., Ltd., dated November 26, 2008 (12)
10.37*	Voting Attorney Agreement between Hebei Shijie Kaiyuan Auto Trade Co., Ltd. and Hebei Chuang Lian Trade Co., Ltd., dated November 26, 2008 (12)
10.38*	Business Operation Agreement between Hebei Shijie Kaiyuan Logistics Co., Ltd. and Hebei Chuang Lian Trade Co., Ltd., dated November 26, 2008 (12)
10.39*	Equity Pledge Agreement between Hebei Shijie Kaiyuan Logistics Co., Ltd. and Hebei Chuang Lian Trade Co., Ltd., dated November 26, 2008 (12)
10.40*	Option Agreement between Hebei Shijie Kaiyuan Logistics Co., Ltd. and Hebei Chuang Lian Trade Co., Ltd., dated November 26, 2008 (12)
10.41*	Services Agreement between Hebei Shijie Kaiyuan Logistics Co., Ltd. and Hebei Chuang Lian Trade Co., Ltd., dated November 26, 2008 (12)
10.42*	Voting Attorney Agreement between Hebei Shijie Kaiyuan Logistics Co., Ltd. and Hebei Chuang Lian Trade Co., Ltd., dated November 26, 2008 (12)
10.43*
Put and Call Agreement, by and between the AutoChina International Limited, AutoChina Group Inc., Hammerman Capital Partners, LP and HCP Opportunity Fund, LP, dated April 7, 2009, with respect to 106,990 shares (12)

10.44*	Put and Call Agreement, by and between the AutoChina International Limited, AutoChina Group Inc., and Alder Capital Partners I, L.P., dated April 7, 2009, with respect to 40,000 shares (12)
10.45*	Put and Call Agreement, by and between the AutoChina International Limited, AutoChina Group Inc., and Alder Offshore Master Fund, L.P., dated April 7, 2009, with respect to 10,000 shares (12)
10.46*
Escrow Agreement, by and among the Company, Hammerman Capital Partners, LP, HCP Opportunity Fund, LP, Alder Offshore Master Fund, L.P., Alder Capital Partners I, L.P., AutoChina, Honest Best and Loeb, as escrow agent, dated April 7, 2009 (12)

10.47*
Put and Call Agreement, by and between the AutoChina International Limited, AutoChina Group Inc., Victory Park Special Situations Master Fund, Ltd. and Victory Park Credit Opportunities Master Fund, Ltd., dated April 8, 2009, with respect to 548,800 shares (12)

10.48*
Escrow Agreement, by and among the Company, Victory Park Special Situations Master Fund, Ltd., Victory Park Credit Opportunities Master Fund, Ltd., AutoChina and Loeb, as escrow agent, dated April 8, 2009 (12)

10.49*	Put and Call Agreement, by and between the AutoChina International Limited, AutoChina Group Inc., and Chun-Chi Chen, dated April 7, 2009, with respect to 156,500 shares (12)
10.50*	Put and Call Agreement, by and between the AutoChina International Limited, AutoChina Group Inc., and Josephine Sha, dated April 7, 2009, with respect to 120,000 shares (12)
10.51*	Put and Call Agreement, by and between the AutoChina International Limited, AutoChina Group Inc., and Shung-Chiang Tai, dated April 7, 2009, with respect to 12,500 shares (12)
10.52*	Put and Call Agreement, by and between the AutoChina International Limited, AutoChina Group Inc., and Wei-Jen Lee, dated April 7, 2009, with respect to 10,000 shares (12)
21.1*	Subsidiaries of the Registrant (12)
23.1	Consent of Harney Westwood & Riegels (included in Exhibit 5.1)
23.2	Consent of UHY LLP, independent registered public accounting firm
23.3	Consent of Grobstein, Horwath & Company LLP, independent registered public accounting firm
23.4	Consent of Crowe Horwath LLP, independent registered public accounting firm
23.5	Consent of Crowe Horwath LLP, independent registered public accounting firm for AutoChina Group Inc.
23.6*	Consent of Loeb & Loeb LLP (included in Exhibit 5.2)
24.1*	Power of Attorney (included on signature page)

*Previously filed.

(1) Incorporated by reference to AutoChina’s Registration Statement on Form S-1, filed with the SEC on November 9, 2007.

(2) Incorporated by reference to AutoChina’s Registration Statement on Form S-1/A, filed with the SEC on  December 14, 2007.

(3) Incorporated by reference to AutoChina’s Registration Statement on Form S-1/A, filed with the SEC on January 30, 2008.

(4) Incorporated by reference to AutoChina’s Registration on Form S-1/A, filed with the SEC on February 4, 2008.

(5) Incorporated by reference to Annex C to AutoChina’s Final Proxy Statement, filed as Exhibit 99.1 to AutoChina’s Current Report on Form 6-K filed with the SEC on March 11, 2009.

(6) Incorporated by reference to Schedule R to Annex C to AutoChina’s Final Proxy Statement, filed as Exhibit 99.1 to AutoChina’s Current Report on Form 6-K filed with the SEC on March 11, 2009.

(7) Incorporated by reference to Annex E to AutoChina’s Final Proxy Statement, filed as Exhibit 99.1 to AutoChina’s Current Report on Form 6-K filed with the SEC on March 11, 2009.

(8) Incorporated by reference to Schedule A to Annex C to AutoChina’s Final Proxy Statement, filed as Exhibit 99.1 to AutoChina’s Current Report on Form 6-K filed with the SEC on March 11, 2009.

(9) Incorporated by reference to Schedule N to Annex C to AutoChina’s Final Proxy Statement, filed as Exhibit 99.1 to AutoChina’s Current Report on Form 6-K filed with the SEC on March 11, 2009.

(10) Incorporated by reference to AutoChina's Report of Foreign Private Issuer on Form 6-K, filed with the SEC on May 29, 2009.

(11) Incorporated by reference to AutoChina’s Report of Foreign Private Issuer on Form 6-K, filed with the SEC on July 21, 2009.

(12) Incorporated by reference to AutoChina's Registration Statement on Form F-1/A, filed with the SEC on August 10, 2009.

(13) Incorporated by reference to AutoChina's Registration Statement on Form F-1/A, filed with the SEC on November 9, 2009.

Item 9. Undertakings.

(a)           The undersigned hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)          To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)           If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)          Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)          Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)          The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)          Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shijiazhuang, Country of People’s Republic of China on November 23, 2009.

AUTOCHINA INTERNATIONAL LIMITED

By:	/s/ Yong Hui Li
Yong Hui Li
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Yong Hui Li	Chief Executive Officer, Chairman and Director (principal executive officer)	November 23, 2009
Yong Hui Li

/s/ Jason Wang	Chief Financial Officer
Jason Wang	(principal accounting and financial officer)	November 23, 2009

/s/ Hui Kai Yan*	Secretary and Director	November 23, 2009
Hui Kai Yan

/s/ James Cheng-Jee Sha*	Director	November 23, 2009
James Cheng-Jee Sha

/s/ Diana Chia-Huei Liu*	Director	November 23, 2009
Diana Chia-Huei Liu

/s/ Thomas Luen-Hung Lau *	Director	November 23, 2009
Thomas Luen-Hung Lau

* By Yong Hui Li as attorney in fact.

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of AutoChina International Limited, has signed this registration statement or amendment thereto in San Diego, California on November 23, 2009.

Authorized U.S. Representative

By:	/s/ Jason Wang
Name: Jason Wang